Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect of the Offers, this Composite Document or as to the action to be taken, you should consult a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your securities in Yashili International Holdings Ltd, you should at once hand this Composite Document and the accompanying Forms of Acceptance to the purchaser(s) or transferee(s), licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser(s) or transferee(s).

This Composite Document should be read in conjunction with the accompanying Forms of Acceptance, the contents of which form part of the terms and conditions of the Offers.

The Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and Hong Kong Securities Clearing Company Limited take no responsibility for the contents of this Composite Document and the accompanying Forms of Acceptance, make no representation as to their accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Composite Document and the accompanying Forms of Acceptance.

CHINA MENGNIU DAIRY COMPANY LIMITED	YASHILI INTERNATIONAL HOLDINGS LTD

(Incorporated in the Cayman Islands with limited liability)	(Incorporated in the Cayman Islands with limited liability)
(Stock code: 2319)	(Stock code: 1230)

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED
(Incorporated in the British Virgin Island with limited liability)

COMPOSITE OFFER AND RESPONSE DOCUMENT

VOLUNTARY GENERAL OFFER BY

UBS AG ON BEHALF OF CHINA MENGNIU

INTERNATIONAL COMPANY LIMITED FOR

YASHILI INTERNATIONAL HOLDINGS LTD

Lead Financial Adviser to the Offeror Parent Group

Joint Financial Adviser to the Offeror Parent Group	Joint Financial Adviser to the Offeror Parent Group

Independent Financial Adviser to the Independent Board Committee

Holders of Yashili Shares and Yashili Options should inform themselves of and observe any applicable legal or regulatory requirements. See “Important Notice” beginning on page iv of this Composite Document and “General matters relating to the Offers — Availability of the Offers” of the letter from UBS beginning on page 46 of this Composite Document.

Capitalised terms used in this cover page have the same meaning as those defined in the section headed “Definitions” in this Composite Document. A “Letter from UBS” containing, among other things, the details of the terms and conditions of the Offers are set out on pages 13 to 49 of this Composite Document. A letter from the Yashili Board is set out on pages 50 to 59 of this Composite Document. A letter from the Independent Board Committee containing its recommendation to Yashili Shareholders and Yashili Optionholders in respect of the Offers is set out on pages 60 to 61 of this Composite Document. A letter from the Independent Financial Adviser containing its advice to the Independent Board Committee in respect of the Offers is set out on pages 62 to 100 of this Composite Document.

The procedures for acceptance and settlement of the Offers are set out in Appendix I to this Composite Document and in the accompanying Forms of Acceptance. Acceptances of the Share Offer and the Option Offer contained herein should be received by the Registrar, by no later than 4:00 p.m. on August 13, 2013 or such later time or date as the Offeror may determine and announce, with the consent of the Executive and in accordance with the Takeovers Code.

Any persons including, without limitation, custodians, nominees and trustees, who would, or otherwise intend to, forward this Composite Document and/or the Forms of Acceptance to any jurisdiction outside of Hong Kong should read the details in this regard which are contained in the section headed “General Information — General matters relating to the Offers — Availability of the Offers” of the “Letter from UBS” in this Composite Document before taking any action. It is the responsibility of each overseas Yashili Shareholder and overseas Yashili Optionholder wishing to accept the Offers to satisfy himself, herself or itself as to full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required and the compliance with other necessary formalities or legal requirements. Overseas Yashili Shareholders and overseas Yashili Optionholders are advised to seek professional advice on deciding whether to accept the Offers.

* For identification purposes only	July 23, 2013

– i –

EXPECTED TIMETABLE

The timetable set out below is indicative only and may be subject to changes. Any changes to the timetable will be announced by the Offeror, the Offeror Parent and Yashili as and when appropriate.

Despatch date of the Composite Document	July 23, 2013

Opening date of the Share Offer and the Option Offer	July 23, 2013

First Closing Date (Note 1)	August 13, 2013

Latest time for acceptance of the Share Offer and the Option Offer on the first Closing Date (Note 2)	4:00 p.m. on August 13, 2013

Announcement of the results of the Share Offer and the Option Offer as at the first Closing Date, on the website of the Stock Exchange	7:00 p.m. on August 13, 2013

Latest date for posting of remittances and share certificates to Yashili Shareholders and Yashili Optionholders in respect of valid acceptances received by the first Closing Date, assuming the Share Offer and the Option Offer become, or are declared, unconditional on such date (Note 3)

August 22, 2013

Latest time and date by which the Share Offer can become or be declared unconditional as to acceptances (Note 4)	7:00 p.m. on September 19, 2013

Latest time and date by which the Share Offer and the Option Offer can become or be declared unconditional in all respects (Note 4)	7:00 p.m. on October 10, 2013

Notes:

1.	The Share Offer and the Option Offer will close for acceptances at 4:00 p.m. on August 13, 2013 unless the Offeror revises or extends the Offers in accordance with the Takeovers Code. The Offeror has the right under the Takeovers Code to extend the Offers until such date as it may determine in accordance with the Takeovers Code (or as permitted by the Executive in accordance with the Takeovers Code). The Offeror will issue an announcement in relation to any extension of the Offers, which announcement will state either the next Closing Date or, if the Share Offer is at that time unconditional as to acceptances, a statement that the Offers will remain open until further notice. In the latter case, at least 14 days’ notice in writing must be given before the Share Offer and the Option Offer are closed to those Yashili Shareholders and those Yashili Optionholders who have not accepted the Share Offer and the Option Offer, respectively.

– ii –

EXPECTED TIMETABLE

2.	Beneficial owners of Yashili Shares who hold their Yashili Shares in CCASS directly as an investor participant or indirectly via a broker or custodian participant should note the timing requirements (set out in Appendix I to this Composite Document) for causing instructions to be made to CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures.

Acceptances of the Offers are irrevocable and are not capable of being withdrawn, except in the circumstances as set out in the section headed “Right of Withdrawal” in Appendix I of this Composite Document.

3.	Remittances in respect of the consideration for the Yashili Shares tendered under the Share Offer via the Cash Option or the Cash and Share Option will be posted to those Yashili Shareholders accepting the Share Offer as soon as possible, but in any event within seven Business Days from the later of the date of receipt by the Registrar of all the relevant documents to render the acceptance under the Share Offer complete and valid, and the date on which the Offers become or are declared unconditional in all respects.

Share certificates of the Offeror Shares in respect of the consideration for the Yashili Shares tendered under the Share Offer via the Cash and Share Option will be posted to those Yashili Shareholders accepting the Share Offer via the Cash and Share Option as soon as possible, but in any event within seven Business Days from the later of the date of receipt by the Registrar of all the relevant documents to render the acceptance under the Share Offer complete and valid, and the date on which the Offers become or are declared unconditional in all respects.

Remittances in respect of consideration for the Yashili Options tendered under the Option Offer will be posted to those Yashili Optionholders accepting the Option Offer as soon as possible, but in any event within seven Business Days from the later of the date of receipt by the Registrar of all relevant documents to render the acceptance under the Option Offer complete and valid, and the date on which the Offers become or are declared unconditional in all respects.

4.	In accordance with the Takeovers Code, when the Share Offer and the Option Offer become or are declared unconditional in all respects, at least 14 days’ notice in writing must be given before the Share Offer and the Option Offer are closed to those Yashili Shareholders and Yashili Optionholders who have not accepted the Share Offer and Option Offer, respectively. In accordance with the Takeovers Code, except with the consent of the Executive, the Share Offer may not become or be declared unconditional as to acceptances after 7.00 p.m. on the 60th day after the day this Composite Document is posted. Accordingly, unless the Share Offer has previously become unconditional as to acceptances, the Share Offer and the Option Offer will lapse on September 19, 2013 unless extended with the consent of the Executive. If the Share Offer becomes or is declared unconditional as to acceptances, the Offeror may declare the Share Offer and the Option Offer open for acceptances (i) up to the date that is four (4) months from the day this Composite Document was posted or (ii) if the Offeror has by that time become entitled to exercise compulsory acquisition rights, until any such later date as the Offeror may choose to close the Share Offer and the Option Offer in accordance with the Takeovers Code. The Option Offer is conditional on the Share Offer becoming or being declared unconditional in all respects and will remain open for so long as the Share Offer remains open for acceptance.

All time and date references contained in this Composite Document and accompanying Forms of Acceptance are to Hong Kong times and dates.

– iii –

IMPORTANT NOTICES

NOTICE TO US HOLDERS OF YASHILI SHARES

The Share Offer will be made for the securities of a Cayman Islands company and is subject to Hong Kong disclosure requirements, which are different from those of the United States. In addition, US holders should be aware that this Composite Document has been prepared in accordance with Hong Kong format and style, which differs from United States format and style. The Share Offer will be extended into the United States pursuant to certain exemptions from the requirements of the US tender offer rules and otherwise in accordance with the requirements of the SFO. Accordingly, the Share Offer will comply with the relevant Hong Kong disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, which differ from those applicable under US tender offer procedures and law.

The receipt of cash pursuant to the Share Offer by a US holder of Yashili Shares may be a taxable transaction for US federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each holder of Yashili Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Share Offer.

The financial information of the Offeror Parent Group and the Yashili Group included in this Composite Document has been extracted from the respective audited financial statements for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 which have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board. Such financial information may not be wholly comparable to financial information of US companies or companies whose financial statements are solely prepared in accordance with Generally Accepted Accounting Principles in the United States.

It may be difficult for US holders of Yashili Shares to enforce their rights and claims arising out of the US federal securities laws, since Yashili is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. In addition, most of the assets of the Offeror Parent Group and the Yashili Group are located outside the United States. US holders of Yashili Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the securities laws of the United States. Further, it may be difficult for US holders of Yashili Shares to effect service of process within the United States upon the Offeror Parent, the Offeror or Yashili or their respective officers or directors or to enforce against them a judgment of a US Court predicated upon the securities laws of the United States.

Pursuant to certain exemptions from the requirements of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Yashili Shares outside of the United States, other than pursuant to the Share Offer, before or during the period in which the Share Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

– iv –

IMPORTANT NOTICES

NOTICE TO HOLDERS OUTSIDE OF HONG KONG AND THE UNITED STATES

The making and implementation of the Share Offer to holders of Yashili Shares and the Option Offer to Yashili Optionholders who are not resident in Hong Kong or the United States may be subject to the laws of the relevant jurisdictions in which such holders are located. Such holders should inform themselves about and observe any applicable legal or regulatory requirements.

Please refer to the section headed “General matters relating to the Offers — Availability of the Offers” of the “Letter from UBS” in this Composite Document for further information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Composite Document contains forward-looking statements, which may be identified by words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “seek”, “estimate”, “will”, “would” or words of similar meaning, that involve risks and uncertainties, as well as assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

– v –

DEFINITIONS

In this Composite Document, the following expressions have the meanings set out below unless the context requires otherwise.

“Accepting Yashili Optionholders”	means the Yashili Optionholders who accept the Option Offer;

“Accepting Yashili Shareholders”	means the Yashili Shareholders who accept the Share Offer;

“Affiliates”	means in relation to a party, (i) an entity which is directly or indirectly controlled by, or under common control with, or (whether acting alone or jointly and in concert with another) in control of, such party, and (ii) an individual (whether acting alone or jointly and in concert with another) which directly or indirectly controls such party. For the purpose of this definition, the term “control” means (i) the ownership of more than fifty per cent (50%) of the voting shares or the registered capital of an entity, (ii) being the single largest owner of the voting shares or the registered capital of an entity, or (iii) having the power to appoint or elect a majority of the directors or the power to direct the management of an entity. For the avoidance of doubt, an Affiliate of Zhang International shall include each member of the Zhang’s Family and the entities which are controlled by (whether alone or jointly with another) any member of the Zhang’s Family;

“Announcement”	means the joint announcement issued by the Offeror, the Offeror Parent and Yashili on June 18, 2013 in relation to the Offers;

“associate”	has the meaning ascribed to it in the Takeovers Code;

“Beneficial Owner”	means any beneficial owner of Yashili Shares registered in the name of any nominee, trustee, depositary or any other authorised custodian or third party;

“British Virgin Islands Companies Law”	means the BVI Business Companies Act 2004, as amended from time to time;

“Business Day”	means a full day on which the Stock Exchange is open for business of dealing in securities;

DEFINITIONS

“CA Dairy”	means CA Dairy Holdings, a company incorporated under the laws of the Cayman Islands which is wholly owned by Carlyle Asia Partners III L.P. and CAP III Co-investment L.P.;

“CA Dairy Irrevocable Undertaking”	means the irrevocable undertaking dated June 17, 2013 given by CA Dairy in favour of the Offeror Parent and the Offeror;

“Cash and Share Option”	means the option to accept the Share Offer for consideration partly in cash and partly in Offeror Shares as defined in the section headed “The Share Offer” in the “Letter from UBS” of this Composite Document;

“Cash Option”	means the option to accept the Share Offer for consideration fully in cash as defined in the section headed “The Share Offer” in the “Letter from UBS” of this Composite Document;

“Cayman Islands Companies Law”	means the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“CCASS”	means the Central Clearing and Settlement System established and operated by HKSCC;

“Change of Control”	means, in respect of the Offeror, where the Offeror Parent ceases to have control of the Offeror or, in respect of Yashili, when the Offeror ceases to have control of Yashili. For the purposes of this definition, the term “control” means: (i) the ownership of more than fifty per cent (50%) of the voting shares of the Offeror or Yashili (as the case requires), or (ii) having the power to appoint or elect a majority of the directors or the power to direct the management of the Offeror or of Yashili (as the case requires) and for the avoidance of doubt, such change of control does not include any change in the shareholdings of the Offeror Parent;

“Change of Control Repurchase Option”	has the meaning ascribed to it in the section headed “Information of the Offeror — Lock-Up on the Offeror’s Shares” in the “Letter from UBS” of this Composite Document;

DEFINITIONS

“Closing Date”	means the date stated in this Composite Document as the first closing date of the Share Offer or any subsequent closing date as may be announced by the Offeror and approved by the Executive;

“COFCO Corporation”	means COFCO Corporation, a wholly state-owned company incorporated in the PRC under the purview of the State-owned Assets Supervision and Administrative Commission;

“Competing Business”	means the sourcing, manufacture, sale, distribution and promotion of dairy or dairy-based products, and the sourcing, manufacture, sale, distribution and promotion of soy milk or soy milk-based products in the PRC, Hong Kong, Taiwan, Macau and New Zealand during the Restricted Period;

“Completion”	means the completion of the sale and purchase of the Relevant Yashili Shares held by Zhang International and CA Dairy pursuant to the Share Offer;

“Composite Document”	means this composite document issued jointly by the Offeror Parent, the Offeror and Yashili to all Yashili Shareholders and Yashili Optionholders in connection with the Share Offer and the Option Offer and in accordance with the Takeovers Code which contains, inter alia, details of the Share Offer and the Option Offer, the terms and conditions of the Share Offer and the Option Offer, a letter from the Independent Board Committee and a letter from the Independent Financial Adviser in respect of the Share Offer and the Option Offer;

“Concert Parties”	means parties acting in concert with the person or party as specified as determined in accordance with the Takeovers Code;

“Conditions”	means the conditions of the Share Offer, as set out under the section headed “Conditions to the Share Offer” of the “Letter from UBS” of this Composite Document;

“Connected Transaction”	has the meaning ascribed to it under Chapter 14A of the Listing Rules;

DEFINITIONS

“Consent(s)”	means any consent, approval, authorization, qualification, waiver, permit, grant, franchise, concession, agreement, licence, exemption or order of, registration, certificate, declaration or permission from, or filing with, or report or notice to, any Relevant Authority(ies) or third parties, including those required under or in relation to any concession rights or licences granted by the Relevant Authority(ies) or third parties to Yashili Group to carry out its operations, whether under applicable laws or regulations, any agreement or arrangement with such Relevant Authority(ies) or third parties, or otherwise;

“Despatch Date”	means July 23, 2013, the date of despatch of this Composite Document and the formal document containing details of the Option Offer;

“EGM”	means an extraordinary general meeting of the Offeror Parent convened for the purpose of considering and, if thought fit, approving the making of the Offers, the Irrevocable Undertakings and the transactions contemplated thereunder;

“Enlarged Group”	means the Offeror Parent Group immediately after completion of the Offers;

“Executive”	means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

“Facility”	means the loan facility, pursuant to the Facility Agreement, of an amount up to HK$13,175,000,000 arranged by HSBC and Standard Chartered as mandated lead arrangers and provided by HSBC and Standard Chartered as original lenders to the Offeror Parent in respect of the financing of the Offers;

“Facility Agreement”	means the facility agreement dated June 17, 2013, entered into among the Offeror Parent as borrower, the Offeror, HSBC and Standard Chartered as mandated lead arrangers and original lenders and HSBC as facility agent and security agent;

“First Vesting Date”	means January 1, 2011;

DEFINITIONS

“Forms of Acceptance”	means the WHITE Form of Share Offer Acceptance and the PINK Form of Option Offer Acceptance, and “Form of Acceptance” shall mean any one of them;

“General Repurchase Option”	has the meaning ascribed to it in the section headed “Information of the Offeror — Rights of Offeror Shareholders if Yashili Withdraws Listing” in the “Letter from UBS” of this Composite Document;

“HK$”	means Hong Kong dollar(s), the lawful currency of Hong Kong;

“HKSCC”	means Hong Kong Securities Clearing Company Limited;

“HKSCC Nominees”	means HKSCC Nominees Limited;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“HSBC”	means The Hongkong and Shanghai Banking Corporation Limited, an institution registered under the SFO to conduct type 1 (dealing in securities), type 2 (dealing in futures contracts), type 4 (advising on securities), type 5 (advising on futures contracts) and type 6 (advising on corporate finance) regulated activities as defined under the SFO and a licensed bank under the Banking Ordinance (Chapter 155 of the Laws of Hong Kong), one of the joint financial advisers to the Offeror Parent Group in relation to the Offers;

“Independent Board Committee”	means an independent board committee of Yashili Board comprising all the independent non-executive directors of Yashili, namely, Mr. Yu Shimao, Mr. Chen Yongquan, Mr. Samuel King On Wong and Mr. Liu Jinting;

“Independent Financial Adviser” or “Somerley”	means Somerley Limited, the independent financial adviser to the Independent Board Committee in connection with the Offers. Somerley is a corporation licensed to carry on Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO;

DEFINITIONS

“Independent Yashili Shareholders”	means Yashili Shareholders other than Zhang International and CA Dairy;

“Inner Mongolia Mengniu”	means Inner Mongolia Mengniu Dairy (Group) Company Limited, a subsidiary of the Offeror Parent;

“Investor Participant”	means the person admitted to participate in CCASS as investor participants;

“Irrevocable Undertakings”	means, collectively, the CA Dairy Irrevocable Undertaking and the Zhang Irrevocable Undertaking and “Irrevocable Undertaking” means any one of them;

“Last Trading Date”	means June 11, 2013, being the last full trading day prior to the suspension of trading in the Yashili Shares on the Stock Exchange pending the publication of the Announcement;

“Latest Practicable Date”	means July 19, 2013, being the latest practicable date prior to the printing of this Composite Document for the purpose of ascertaining certain information for inclusion in this Composite Document;

“Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Lock-Up Period”	a period of three (3) years following the Unconditional Date;

“Maximum Interest”	means the maximum interest in the Offeror’s enlarged issued shares that may be held by the Accepting Yashili Shareholders;

“Modern Dairy”	means China Modern Dairy Holdings Ltd., a company incorporated in the Cayman Islands with limited liability, the shares of which are listed on the Main Board of the Stock Exchange (stock code: 1117);

“New Articles”	means the new articles of association of the Offeror to be adopted upon the Offers becoming unconditional which are required to give effect to the rights of the Offeror Shareholders in respect of the Offers;

DEFINITIONS

“New Listco”	has the meaning ascribed to it in the section headed “Information of the Offeror — Lock-Up on the Offeror’s Shares” in the “Letter from UBS” of this Composite Document;

“New Memorandum”	means the new memorandum of association of the Offeror to be adopted upon the Offers becoming unconditional in all respects;

“Offer Period”	has the meaning given to it in the Takeovers Code;

“Offeror”	means China Mengniu International Company Limited;

“Offeror Directors”	means the directors of the Offeror;

“Offeror Parent”	means China Mengniu Dairy Company Limited, a company incorporated in the Cayman Islands with limited liability with its shares listed on the main board of the Stock Exchange (stock code: 2319);

“Offeror Parent Directors”	means the directors of the Offeror Parent;

“Offeror Parent Group”	means the Offeror Parent and its subsidiaries including, in particular, the Offeror;

“Offeror Parent Shareholders”	means the shareholders of the Offeror Parent;

“Offeror Share”	means each ordinary share in the issued share capital of the Offeror, details of which are set out in the section headed “Information on the Offeror — Share Capital” of the “Letter from UBS” of this Composite Document;

“Offeror Shareholder”	means the holder of the Offeror Share(s);

“Offeror Share Pledge”	has the meaning ascribed to it in the section headed “Value of the Offers — Financing for the offers” in the “Letter from UBS” of this Composite Document;

“Offeror Shares Lock-Up Restrictions”	has the meaning ascribed to it in the section headed “Information of the Offeror — Lock-up on the Offeror’s Shares” in the “Letter from UBS” of this Composite Document;

“Offers”	means the Share Offer and the Option Offer;

DEFINITIONS

“Option Offer”	means the proposal to be made by the Offeror in compliance with Rule 13 of the Takeovers Code to cancel all the outstanding Yashili Options in accordance with the terms and conditions set out in this Composite Document;

“PRC”	means the People’s Republic of China (excluding Hong Kong, Macau and Taiwan);

“Pre-IPO Share Option Scheme”	means the share option scheme adopted by Yashili on October 8, 2010, as amended from time to time, which replaces the share options originally granted by Yashili (Guangdong) to the grantees on January 1, 2009 and August 1, 2010;

“Registered Owner”	means any nominee, trustee, depositary or any other authorised custodian or third person who is the registered holder of Yashili Shares;

“Registrar”	means Computershare Hong Kong Investor Services Limited;

“Relevant Authority(ies)”	means any relevant government, governmental, quasi-governmental, statutory or regulatory authority, body, agency, tribunal, court or institution;

“Relevant Offeror Shares”	has the meaning ascribed to it in the section headed “Information of the Offeror — Rights of Offeror Shareholders If Yashili Withdraws Listing” in the “Letter from UBS” of this Composite Document;

“Relevant Period”	means the period from December 18, 2012, being the date six months before the date of the Announcement, up to and including the Latest Practicable Date;

“Relevant Yashili Shares”	means the 1,826,808,760 Yashili Shares held by Zhang International and the 853,631,240 Yashili Shares held by CA Dairy as at the date of the Irrevocable Undertakings, collectively representing approximately 75.3% of the issued share capital of Yashili, as at the Last Trading Date;

“Re-listing Exchange Option”	has the meaning ascribed to it in the section headed “Information of the Offeror — Lock-Up on the Offeror’s Shares” of this Composite Document;

DEFINITIONS

“Restricted Period”	means the period commencing immediately after Completion during which a person who has been proposed by Zhang International and appointed as a director of Yashili remains as a director of Yashili and for two (2) years from the date that such person ceases to be a director of Yashili;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“SFO”	means the Securities and Futures Ordinances (Chapter 571 of the laws of Hong Kong);

“Share Offer”	means the conditional voluntary offer by the Offeror to acquire all of the outstanding Yashili Shares in accordance with the terms and conditions set out in this Composite Document;

“Share Offer Price”	means the price at which the Cash Option of the Share Offer will be made available to Yashili Shareholders as part of the terms of the Share Offer, being HK$3.50 per Yashili Share;

“Share Option Scheme”	means the share option scheme adopted by Yashili on October 8, 2010, as amended from time to time, under which a Yashili Option may be exercised during a period not exceeding ten (10) years from the date of the relevant grant;

“Standard Chartered”	means Standard Chartered Bank (Hong Kong) Limited, one of the joint financial advisers to the Offeror Parent Group in relation to the Offers, a licensed corporation under the Securities and Futures Ordinance, licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Subscriber Share”	means the one (1) share in the Offeror that was subscribed by the Offeror Parent upon the incorporation of the Offeror;

“subsidiaries”	has the meaning ascribed to it in the Listing Rules;

DEFINITIONS

“Tag-Along Rights”	has the meaning ascribed to it in the section headed “Information of the Offeror — Tag-along rights of Offeror Shareholders” in the “Letter from UBS” of this Composite Document;

“Takeovers Code”	means The Codes on Takeovers and Mergers and Share Repurchases published by the SFC;

“UBS”	means UBS AG, acting through its Hong Kong branch, an institution licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (Chapter 571, Laws of Hong Kong), the lead financial adviser to the Offeror Parent Group in relation to the Offers;

“Unconditional Date”	means the date on which the Offers become or are declared unconditional in all respects;

“US”	means United States of America;

“US$”	means United States dollars, the lawful currency of the United States of America;

“US Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Yashili”	means Yashili International Holdings Ltd, a company incorporated in the Cayman Islands with limited liability with its shares listed on the main board of the Stock Exchange (stock code: 1230);

“Yashili Board”	means the board of directors of Yashili;

“Yashili Directors”	means the directors of Yashili;

“Yashili Group”	means Yashili and its subsidiaries from time to time;

“Yashili (Guangdong)”	means (Guangdong Yashili Group Company Limited), a subsidiary of Yashili incorporated in the PRC;

“Yashili Optionholders”	means the holders of the Yashili Options;

DEFINITIONS

“Yashili Options”	means share options granted by Yashili pursuant to the Pre-IPO Share Option Scheme or the Share Option Scheme, whether vested or not;

“Yashili Share Exchange Right”	has the meaning ascribed to it in the section headed “Information of the Offeror — Rights of Offeror Shareholders if Yashili’s listing status is maintained” in the “Letter from UBS” of this Composite Document;

“Yashili Shareholders”	means registered holders for the time being of the Yashili Shares;

“Yashili Shares”	means ordinary shares of HK$0.10 each in the issued share capital of Yashili;

“Yashili Shares Lock-Up Restrictions”	has the meaning ascribed to it in the section headed “Information of the Offeror — Rights of Offeror Shareholders if Yashili’s listing status is maintained” in the “Letter from UBS” of this Composite Document;

“Zhang’s Family”	means, collectively, Mr. Zhang Lihui , Mr. Zhang Likun , Mr. Zhang Liming , Mr. Zhang Lidian , Mr. Zhang Libo , Mr. Zhang Yanpeng and Ms. She Lifang ;

“Zhang International”	means Zhang International Investment Ltd. , a limited liability company incorporated on May 25, 2010 under the laws of the British Virgin Islands, owned as to 18% by Mr. Zhang Lihui, 18% by Mr. Zhang Likun, 18% by Mr. Zhang Liming, 18% by Mr. Zhang Lidian, 18% by Mr. Zhang Libo and 10% by Ms. She Lifang, and engages in investment holding;

“Zhang International Lock-Up”	has the meaning ascribed to it in the section headed “Irrevocable Undertaking — Lock-Up on the Shares of Zhang International” in the “Letter from UBS” of this Composite Document;

“Zhang Irrevocable Undertaking”	means the irrevocable undertaking dated June 17, 2013 given by Zhang International in favour of the Offeror Parent and the Offeror; and

“%”	means per cent.

For the purposes of this Composite Document, the RMB: HK$ rate is 1:1.266.

1.	All time and date references contained in this Composite Document refer to Hong Kong times and dates.

DEFINITIONS

2.	Certain amounts and percentage figures in this Composite Document have been subject to rounding adjustments.

3.	Certain English translations of Chinese names or words or Chinese translations of English names or words in this Composite Document are included for information and identification purposes only and should not be regarded as the official English translation of such Chinese names or words or Chinese translation of such English names or words, respectively.

4.	The singular includes the plural and vice versa, unless the context otherwise requires.

5.	References to any Appendix, paragraph and any sub-paragraphs of them are references to the Appendices to, and paragraphs of, this Composite Document and any sub-paragraphs of them respectively.

6.	References to any statute or statutory provision include a statute or statutory provision which amends, consolidates or replaces the same whether before or after the date of this Composite Document.

7.	Reference to one gender is a reference to all or any genders.

LETTER FROM UBS

UBS AG
Hong Kong Branch
2 International Finance Centre
52/F, 8 Finance Street
Central, Hong Kong
Tel. +852-2971-8888
www.ubs.com

July 23, 2013

To Yashili Shareholders and Yashili Optionholders

Dear Sir or Madam,

1.	INTRODUCTION

Reference is made to the Announcement pursuant to which the Offeror Parent, the Offeror and Yashili jointly announced on June 18, 2013 that UBS would, on behalf of the Offeror, make a voluntary conditional offer: (i) to acquire all of the outstanding Yashili Shares in the issued share capital of Yashili; and (ii) to cancel all the outstanding Yashili Options.

On June 17, 2013, each of Zhang International (being the controlling shareholder of Yashili) and CA Dairy, a company wholly owned by Carlyle Asia Partners III L.P. and CAP III Co-investment L.P., executed an irrevocable undertaking in favour of the Offeror and the Offeror Parent, pursuant to which Zhang International has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 1,826,808,760 Yashili Shares owned by Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 853,631,240 Yashili Shares owned by CA Dairy.

This letter forms part of this Composite Document and sets out, amongst other things, certain background information of the Offeror and the Offeror Parent, details of the Offers, the reasons for making the Offers and the intentions of the Offeror and the Offeror Parent in relation to Yashili Group. Further details on the terms of the Offers are set out in Appendix I – “Further Terms of the Offers” to the Composite Document and in the accompanying Forms of Acceptance.

Your attention is further drawn to the “Letter from the Yashili Board” on pages 50 to 59, the “Letter from the Independent Board Committee” on pages 60 to 61 and the “Letter from the Independent Financial Adviser” on pages 62 to 100 in this Composite Document.

LETTER FROM UBS

2.	THE SHARE OFFER

As at the Latest Practicable Date, there are 3,559,170,222 Yashili Shares in issue and outstanding Yashili Options in respect of 52,519,756 Yashili Shares. The Share Offer will be made by UBS on behalf of the Offeror on the following basis:

Yashili Shareholders accepting the Share Offer will have a choice of either:

(a)	for each Yashili Share, HK$3.50 in cash (the “Cash Option”); or

(b)	for each Yashili Share, HK$2.82 in cash and 0.681 Offeror Share in the Offeror, which is a private company set up by the Offeror Parent for the sole purpose of holding Yashili Shares (the “Cash and Share Option”).

The Yashili Shares to be acquired under the Share Offer shall be fully paid and shall be acquired free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching to them as at the Closing Date or subsequently becoming attached to them, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the Closing Date.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue, voting rights and capital. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

The Share Offer Price of HK$3.50 per Yashili Share under the Cash Option represents a premium of approximately 9.4% over the closing price of HK$3.20 per Yashili Share as quoted on the Stock Exchange on the Last Trading Date.

We estimate the value of each of the Offeror Shares to be within a range of between HK$0.6990 and HK$0.9985. Under the Cash and Share Option, each Yashili Shareholder is entitled to receive cash of HK$2.82 and 0.681 Offeror Shares for each Yashili Share. This implies a value of approximately HK$3.30 to HK$3.50 for each Yashili Share. For more details on the estimates of value of the Offeror Shares, please refer to Appendix VI-“Estimates of Value of Offeror Shares” to this Composite Document.

LETTER FROM UBS

The Cash Option

Comparisons of value

The Share Offer Price under the Cash Option attributable to each Yashili Share represents:

	Share price of Yashili		Premium/ (discount) of the offer price to the share price
	HK$		%

Closing price on the Last Trading Date	3.20		9.4

Average closing price for the last 5 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	3.18	*	10.1

Average closing price for the last 10 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	3.21	*	9.0

Average closing price for the last 20 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	3.14	*	11.6

Average closing price for the last 30 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	2.99	*	17.0

Average closing price for the last 60 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	2.59	*	35.1

Closing price on the Latest Practicable Date	3.48		0.6

*	Adjusted for the final dividend of Yashili of RMB11.31 cents per Yashili Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Yashili Share declared for the year ended December 31, 2012 by Yashili.

LETTER FROM UBS

Highest and Lowest Yashili Share Prices

During the Relevant Period, the highest closing price of the Yashili Shares as quoted on the Stock Exchange was HK$3.52 on July 17, 2013 and the lowest closing price of the Yashili Shares as quoted on the Stock Exchange was HK$1.54 on December 31, 2012, respectively adjusted downwards for the final dividend of Yashili of RMB11.31 cents per Yashili Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Share declared for the year ended December 31, 2012 by Yashili.

Total Consideration

On the basis of the Share Offer Price of HK$3.50 per Yashili Share under the Cash Option, the entire issued share capital of Yashili is valued at approximately HK$12,457,095,777.

The Cash and Share Option

Nature of Offeror Shares

For the Yashili Shareholders who choose the Cash and Share Option, unlike the Yashili Shares, the Offeror Shares which they receive will be subject to the Offeror Shares Lock-Up Restrictions and will be shares of an unlisted company incorporated under the laws of the British Virgin Islands. There is no inherent value in the Offeror Shares prior to the Offeror completing the Offers and acquiring the Yashili Shares. In addition, there may be a limited market for the transfer of the Offeror Shares. The transfer of such Offeror Shares will be strictly regulated pursuant to the New Articles and the rights of shareholders in the Offeror will primarily be governed by the British Virgin Islands Companies Law and British Virgin Islands law. Please refer to the section headed “Information of the Offeror” of this letter for further information on the Offeror.

Comparison of the Cash Option and the Cash and Share Option

Under the Share Offer, a Yashili Shareholder holding one board lot of 1,000 Yashili Shares will be entitled to the following consideration depending on the choice of such Yashili Shareholder:

	Cash Option		Cash and Share Option

Cash	HK$	3,500	HK$	2,820
Offeror Shares		N/A		681

Each Accepting Yashili Shareholder (other than HKSCC Nominees) may choose either the Cash Option or the Cash and Share Option in respect of his entire holding of Yashili Shares. HKSCC Nominees may elect to choose the Cash Option for part of its holding of Yashili Shares and the Cash and Share Option for the remainder of its holding of Yashili Shares.

LETTER FROM UBS

3.	THE OPTION OFFER

The respective exercise prices of the outstanding Yashili Options and the respective periods in which they are exercisable are set out below:

Pre-IPO Share Option Scheme

Exercise price	Number of outstanding Yashili Options as at the Latest Practicable Date
(RMB per Yashili Share)

0.11	26,256,211
1.84	6,308,661

All Yashili Options granted under the Pre-IPO Share Option Scheme were vested or will be vested and may only be exercised in the following manner:

•	one fifth of the Yashili Options were vested on the First Vesting Date;

•	one fifth of the Yashili Options were vested on the first anniversary of the First Vesting Date;

•	one fifth of the Yashili Options were vested on the second anniversary of the First Vesting Date;

•	one fifth of the Yashili Options shall be vested on the third anniversary of the First Vesting Date;

•	one fifth of the Yashili Options shall be vested on the fourth anniversary of the First Vesting Date; and

each Yashili Option granted under the Pre-IPO Share Option Scheme is exercisable within fifteen (15) days from the date on which such Yashili Option becomes vested.

Share Option Scheme

Exercise price	Number of outstanding Yashili Options as at the Latest Practicable Date
(HK$ per Share)

1.50	19,954,884

LETTER FROM UBS

The vesting schedule of the Share Option Scheme is as follows:

Vesting date	Percentage of the share option under the Share Option Scheme to vest

29 August 2011	25% of the share option

29 August 2012	25% of the share option

29 August 2013	25% of the share option

29 August 2014	25% of the share option

A Yashili Option granted under the Share Option Scheme may be exercised in accordance with the terms of the Share Option Scheme at any time during a period as determined by Yashili Board and not exceeding ten (10) years from the date of the grant. There is no minimum period for which a Yashili Option must be held before it can be exercised.

Option Offer

Under the Option Offer, appropriate offers will be made to Yashili Optionholders in accordance with Rule 13 of the Takeovers Code to cancel all outstanding Yashili Options (whether vested or not) in exchange for cash:

(A)	In respect of Yashili Options with an exercise price of RMB0.11:

	For cancellation of each such Yashili Option	HK$	3.361 in cash

(B)	In respect of Yashili Options with an exercise price of HK$1.50:

	For cancellation of each such Yashili Option	HK$	2.00 in cash

(C)	In respect of Yashili Options with an exercise price of RMB1.84:

	For cancellation of each such Yashili Option	HK$	1.171 in cash

The Option Offer will be conditional upon the Share Offer becoming or being declared unconditional in all respects.

Following acceptance of the Option Offer, the relevant Yashili Options together with all rights attaching thereto will be entirely cancelled and renounced on the Closing Date.

LETTER FROM UBS

4.	VALUE OF THE OFFERS

As at the Latest Practicable Date, there are 3,559,170,222 Yashili Shares in issue. On the basis of the Share Offer Price of HK$3.50 per Yashili Share under the Cash Option and assuming that no outstanding Yashili Options are exercised prior to the Closing Date:

(a)	the Share Offer is valued at approximately HK$11,214,865,820 and 1,244,056,766 Offeror Shares assuming all Yashili Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the 1,826,808,760 Yashili Shares held by it); and

(b)	the Share Offer is valued at approximately HK$10,617,329,269 and 1,842,472,047 Offeror Shares assuming all Yashili Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the 853,631,240 Yashili Shares held by it).

As at the Latest Practicable Date, there are a total of 26,256,211, 6,308,661 and 19,954,884 Yashili Options outstanding at exercise price of RMB0.11, RMB1.84 and HK$1.50, respectively, entitling the Yashili Optionholders to subscribe for Yashili Shares pursuant to the Pre-IPO Share Option Scheme or the Share Option Scheme.

Assuming none of the outstanding Yashili Options is exercised prior to the Closing Date, the total amount required to satisfy the cancellation of all the outstanding Yashili Options is HK$135,544,335.

Based on the above paragraphs in the section headed “Value of the Offers” of this letter and assuming that no outstanding Yashili Options are exercised prior to the Closing Date, the Offers are valued at approximately (i) HK$11,350,410,155 and 1,244,056,766 Offeror Shares in aggregate assuming all Yashili Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Yashili Shares held by it) or (ii) HK$10,752,873,604 and 1,842,472,047 Offeror Shares in aggregate assuming all Yashili Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the 853,631,240 Yashili Shares held by it).

In the event all of the outstanding Yashili Options are exercised in full by the Yashili Optionholders prior to the Closing Date, Yashili will have to issue 52,519,756 new Yashili Shares, representing approximately 1.45% of the enlarged issued share capital of Yashili. The maximum value of the Share Offer will be increased to (i) approximately HK$11,398,684,966 and 1,244,056,766 Offeror Shares assuming all Yashili Shareholders

LETTER FROM UBS

accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Yashili Shares held by it) or (ii) approximately HK$10,765,434,981 and 1,878,238,001 Offeror Shares assuming all Yashili Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the 853,631,240 Yashili Shares held by it) on a fully diluted basis.

The ratio of Offeror Share as a percentage of the total consideration is determined to ensure that Zhang International will hold an indirect 10% interest in Yashili. This is calculated by the following formula:

51.3% x (Offeror Share as % of the total consideration) = 10%

Therefore, (Offeror Share as % of the total consideration) = 10%/51.3%

The Offeror Parent believes that, through completion of the Offers, both the Offeror Parent and Yashili will be able to offer more consumers with more choices of dairy products that are safe, healthy and of the highest quality. The consideration in respect of the Offers was determined by the Offeror Parent taking into account factors including the trend of the closing price of the Yashili Shares, the market position, historical financial information of Yashili and the prevailing market conditions and sentiments as well as the business prospects and development potential of the Yashili Group.

Settlement of Consideration

Settlement of consideration in respect of acceptances of the Offers will be made as soon as possible but in any event within seven Business Days of the date of receipt by the Registrar of a complete and valid acceptance in respect of the Offers or of the Unconditional Date, whichever is the later.

No fractions of a cent will be payable and the amount of cash consideration payable to a Yashili Shareholder or Yashili Optionholder (as the case may be) who accepts the Share Offer or the Option Offer (as the case may be) will be rounded up to the nearest cent.

Share certificates of the Offeror Shares in respect of the consideration for the Yashili Shares tendered under the Share Offer via the Cash and Share Option will be posted to those Yashili Shareholders accepting the Share Offer via the Cash and Share Option and the register of members of the Offeror will be updated accordingly as soon as possible, but in any event within seven Business Days of the date of receipt by the Registrar of a complete and valid acceptance in respect of the Offers or of the Unconditional Date, whichever is the later.

LETTER FROM UBS

Financing for the Offers

The Offers will be financed by the Facility, which is a short term financing arrangement. The Offeror Parent will contribute the funds derived from the Facility to the Offeror by way of equity injection pursuant to a subscription agreement entered into between the Offeror and the Offeror Parent.

The Facility is secured by (i) a share pledge granted by the Offeror over Yashili Shares to be acquired by the Offeror pursuant to the Offers which are attributable to the Offeror Parent (the “Offeror Share Pledge”); (ii) an equitable share mortgage granted by the Offeror Parent over the Offeror Shares owned by the Offeror Parent; and (iii) an account charge granted by the Offeror Parent over a debt service reserve account and a mandatory prepayment account held by the Offeror Parent in connection with the Facility.

Following completion of the Offers and over time, it is the intention of the Offeror Parent to replace such external short term financing with a combination of longer term debt financing (whether in the form of loans or issuance of debt securities or a combination thereof) and other internal source of funds.

The Offeror Parent and the Offeror confirm that they do not intend that the payment of interest on, repayment of, or security for any liability (contingent or otherwise) under, the Facility will depend on any significant extent on the business of Yashili Group.

UBS has been appointed as the lead financial adviser to the Offeror Parent Group, and HSBC and Standard Chartered have been appointed as joint financial advisers to the Offeror Parent Group in respect of the Offers. UBS, HSBC and Standard Chartered are satisfied that sufficient financial resources are, and will remain, available to the Offeror to satisfy full acceptance of the Offers.

Others

Save as disclosed in the sections headed “The Share Offer” and “The Option Offer” in this “Letter from UBS”, there are no other outstanding Yashili Shares, Yashili Options, warrants, derivatives or other securities that are convertible or exchangeable into Yashili Shares or other types of securities in Yashili.

5.	CONDITIONS TO THE SHARE OFFER

The Share Offer is subject to the following Conditions:

(a)	valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on the Closing Date (or such later time or date as the Offeror may, subject to the rules of the Takeovers Code, decide) in respect of such number of Yashili Shares which will result in the Offeror and persons acting in concert with it holding at least 75% of the voting rights in Yashili;

LETTER FROM UBS

(b)	the Yashili Shares remaining listed and traded on the Stock Exchange up to the Closing Date (or, if earlier, the Unconditional Date) save for any temporary suspension(s) of trading of the Yashili Shares as a result of the Offers and no indication being received on or before the Closing Date (or, if earlier, the Unconditional Date) from the SFC and/or the Stock Exchange to the effect that the listing of the Yashili Shares on the Stock Exchange is or is likely to be withdrawn, other than as a result of either of the Offers or anything done or caused by or on behalf of the Offeror Parent, the Offeror or their respective Concert Parties;

(c)	(i) all Consents as are necessary for the consummation of the transactions contemplated in the Irrevocable Undertakings and the Offers and in connection with, including, without limitation, any change in the direct or indirect shareholder(s) or ultimate controlling shareholder(s) of any member of Yashili Group that has been granted the Consents to carry out its operations having been obtained and remaining in full force and effect without material variation from all Relevant Authority(ies) and all conditions (if any) to such Consents having been fulfilled; (ii) each member of Yashili Group possessing or having obtained all Consents from the Relevant Authority(ies) that are necessary to carry on its business; and (iii) all mandatory consents from third parties having been obtained for the acquisition of the Yashili Shares under the Offers;

(d)	no event having occurred which would make the Offers or the acquisition of any of the Yashili Shares under the Share Offer void, unenforceable, illegal or prohibit the implementation of the Offers or the transactions contemplated under the Irrevocable Undertakings;

(e)	no Relevant Authority(ies) in the PRC, Hong Kong, the Cayman Islands and the British Virgin Islands having taken or instituted any action, proceeding, suit, investigation or enquiry, or enacted or made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order that would make the Offers or the acquisition of any of the Yashili Shares under the Offers void, unenforceable or illegal or prohibit the implementation of, or which would impose any material conditions, limitations or obligations with respect to, the Offers or the transactions contemplated under the Irrevocable Undertakings (other than such items or events above as would not have a material adverse effect on the legal ability of the Offeror to proceed with or consummate the Offers and the transactions contemplated under the Irrevocable Undertakings);

(f)

since the date of the last audited consolidated financial statements of Yashili, there having been no change, effect, fact, event or circumstance which has had or would reasonably be expected to have a material adverse effect on, or to cause a material adverse change in, the general affairs, management, financial position, business, prospects, conditions (whether financial, operational, legal or otherwise), earnings, solvency, current or future consolidated financial

LETTER FROM UBS

position, shareholders’ equity or results of operations of Yashili or any member of Yashili Group, whether or not arising in the ordinary course of business;

(g)	no changes having been made to any terms of the Pre-IPO Share Option Scheme or the Share Option Scheme (either formally or as a result of the exercise by Yashili’s remuneration committee of its discretion) from the date of the Announcement;

(h)	other than the final dividend of Yashili of RMB11.31 cents per Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Share declared for the year ended December 31, 2012 by Yashili, no dividends having been declared or paid by Yashili and, save in respect of any indebtedness incurred in relation to projects of Yashili Group that have been publicly announced prior to the Latest Practicable Date, no indebtedness being incurred by Yashili other than in the ordinary course of business consistent with Yashili’s past practices; and

(i)	with respect to the Offeror Parent, the obtaining of approval at an EGM of the Offeror Parent in relation to the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules. Condition (i) was satisfied on July 16, 2013.

Waiver of Conditions

The Offeror reserves the right to waive, in whole or in part, all or any of the Conditions set out above in the section headed “Conditions to the Share Offer” of this letter save that (i) Condition (a) may only be waived if the Offeror receives acceptances in respect of the Share Offer which would result in the Offeror Parent, the Offeror and their respective Concert Parties holding more than 50% of the voting rights in Yashili; and (ii) Condition (d) cannot be waived. The Offeror and the Offeror Parent understand that they do not require approval from any Relevant Authority as a condition to the making of the Offers.

Invoking Conditions

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror should not invoke any of the Conditions so as to cause the Offers to lapse unless the circumstances which give rise to the right to invoke any such Condition are of material significance to the Offeror and the Offeror Parent in the context of the Offers.

The Share Offer Becoming Unconditional

In accordance with Rule 15.3 of the Takeovers Code, the Offeror must publish an announcement when the Share Offer becomes or is declared unconditional as to acceptances and when the Share Offer becomes or is declared unconditional in all respects. The Offers must also remain open for acceptance for at least fourteen (14)

LETTER FROM UBS

days after the Offers become unconditional. Yashili Shareholders and Yashili Optionholders are reminded that the Offeror does not have any obligation to keep the Offers open for acceptance beyond this minimum 14-day period.

WARNING: Yashili Shareholders, Yashili Optionholders and potential investors should be aware that the Share Offer is subject to the satisfaction or waiver (where applicable) of the Conditions, and the Option Offer is subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects. Accordingly, the Offers may or may not become unconditional. Yashili Shareholders, Yashili Optionholders and potential investors should therefore exercise caution when dealing in the Yashili Shares, exercising the Yashili Options or other rights in respect of any of them. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

6.	IRREVOCABLE UNDERTAKINGS

Zhang Irrevocable Undertaking

Date:	June 17, 2013

Parties:	Zhang International, Offeror Parent and Offeror

CA Dairy Irrevocable Undertaking

Date:	June 17, 2013

Parties:	CA Dairy, Offeror Parent and Offeror

Undertaking to accept the Share Offer

Zhang International and CA Dairy had each executed an irrevocable undertaking (the Zhang Irrevocable Undertaking and the CA Dairy Irrevocable Undertaking respectively) in favour of the Offeror Parent and the Offeror, pursuant to which each of Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept, or procure the acceptance of, the Share Offer in respect of the Relevant Yashili Shares as soon as possible and in any event by 4:00 p.m. on the Business Day after the Despatch Date.

Zhang International has committed to accept the Cash and Share Option for all of the 1,826,808,760 Yashili Shares held by it as at the date of the Zhang Irrevocable Undertaking. CA Dairy has committed to accept the Cash Option in respect of all of the 853,631,240 Yashili Shares owned by it as at the date of the CA Dairy Irrevocable Undertaking.

Accordingly, pursuant to the Share Offer, the Offeror will acquire from Zhang International 1,826,808,760 Yashili Shares for a total consideration of approximately HK$5,151,600,703 and 1,244,056,766 Offeror Shares, and from CA Dairy 853,631,240 Yashili Shares for a total consideration of approximately HK$2,987,709,340.

LETTER FROM UBS

Prior to the closing, lapsing or withdrawal of the Share Offer, each of Zhang International and CA Dairy has undertaken not to, among other things, (i) sell, transfer, charge, encumber, grant any option over (or cause the same to be done) or otherwise dispose of any interest in the Relevant Yashili Shares (other than to the Offeror); (ii) acquire, directly or indirectly, any additional shares, securities or other interests of Yashili; or (iii) take any action or enter into any agreement or arrangement, including through its representation on Yashili’s board of directors (and whether or not legally binding or subject to any condition or which is to take effect after the Share Offer closes or lapses), or permit any agreement or arrangement to be entered into or authorize or incur any obligation which, in relation to the Relevant Yashili Shares, would or might restrict or impede its accepting the Offers.

No withdrawal

Each of Zhang International and CA Dairy has irrevocably undertaken that it will not withdraw any acceptance of the Share Offer in respect of the Relevant Yashili Shares.

Termination

The Irrevocable Undertakings will be terminated and the respective obligations of Zhang International and CA Dairy under the Irrevocable Undertakings (as applicable) shall lapse and terminate if (i) the Offeror fails to despatch the Composite Document on the date of despatch of the offer document in respect of the Share Offer and the formal document containing the proposal made by the Offeror to the Yashili Optionholders in compliance with Rule 13 of the Takeovers Code; or (ii) the Share Offer lapses.

Each of Zhang International and CA Dairy may, in its sole decision, terminate its Irrevocable Undertaking with immediate effect if (i) the Offeror Parent Shareholders fail to approve the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules; or (ii) the Offers are not declared unconditional in all respects by September 10, 2013.

Non-Competition and Non-Solicitation

Zhang International has undertaken that, save for any shareholding in the Offeror or any Yashili Shares which are swapped in exchange for Offeror Shares, it shall not and shall procure that its Affiliates shall not (whether alone or jointly with another and whether directly or indirectly), during the Restricted Period:

(a)	carry on, operate, develop or be engaged or concerned or interested economically or otherwise in any manner in any Competing Business in the PRC, Hong Kong, Taiwan, Macau and New Zealand; and

LETTER FROM UBS

(b)	use or display any trademark, business name or mark, domain name or any website containing (i) the word(s) “Yashili (in Chinese: )”, “Scient” (in Chinese: )”, other than in respect of the use of such name by the Zhang’s Family in its investment holding ventures.

Notwithstanding paragraphs (a) and (b) above, Zhang International and its Affiliates may be interested in, engaged in, acquire or hold interest in, any Competing Business with the written consent of the Offeror Parent or in cooperation with or in conjunction with the Offeror Parent or any of its Affiliates.

Zhang International has further undertaken that it shall not and shall procure that its Affiliates shall not solicit, hire or encourage or seek to encourage any director, officer, employee or distributor of any member of Yashili Group to leave his/her current employment or consultancy or to breach the terms of their contract for services or distributorship or solicit the business of any client or customer of any member of Yashili Group in relation to the Competing Business. This undertaking does not affect Zhang International’s or its Affiliates’ ability to hire in the aggregate no more than five employees of Yashili Group; provided that only one of such five employees may be a member of the senior management of Yashili Group. Zhang International or its Affiliates may also hire any member(s) of Zhang’s Family or enter into any other arrangements with them. In addition, Mr. Zhang Lidian, the chairman of Yashili, may consider remaining as a member of the senior management of Yashili Group following the Completion.

Lock-Up on the shares of Zhang International

Zhang International has undertaken in the Zhang Irrevocable Undertaking that from the date of the Zhang Irrevocable Undertaking until a period of three (3) years from the date of Completion, it will not register the transfer of any of its issued share capital or otherwise issue, allot or agree to issue or allot any shares, securities or other interests in its share capital or loan capital or otherwise recognize any economic interests in its equity asserted by a person other than any member of the Zhang’s Family (the “Zhang International Lock-Up”).

If the Offeror Shares Lock-Up Restrictions and/or the Yashili Shares Lock-Up Restrictions lapse, then the Zhang International Lock-Up shall also lapse. The Zhang International Lock-Up forms part of the Zhang Irrevocable Undertaking and will terminate in the event that the Zhang Irrevocable Undertaking is terminated in accordance with its terms.

Revised Offers

The Irrevocable Undertakings will extend to any revised or improved offer or offers by or on behalf of the Offeror. In accordance with Rule 16.1 of the Takeovers Code, if the Offeror revises the terms of the Share Offer or the Option Offer, each of Zhang International and CA Dairy, any other Yashili Shareholder or Yashili Optionholder (as the case may be), whether or not it has already accepted the Share Offer or the Option Offer, will be entitled to the revised or improved terms of the Share Offer or the Option Offer (as the case may be).

LETTER FROM UBS

7.	MAINTAINING THE LISTING/PUBLIC FLOAT

It is the Offeror’s preference to maintain the listing of Yashili. Accordingly, if the Offeror does not acquire the requisite percentage of Yashili Shares for the exercise of the right to compulsorily acquire all the issued Yashili Shares under the Cayman Islands Companies Law and the Takeovers Code as detailed in the section headed “Compulsory Acquisition and Withdrawal of Listing” below within four (4) months after posting of the Composite Document, the Offeror will, to the extent necessary, undertake to the Stock Exchange to take appropriate steps following the close of the Offers to ensure that such number of Yashili Shares as may be required by the Stock Exchange are held by the public within the prescribed time frame. Any future transactions between Yashili Group and the Offeror Parent Group will be carried out on an arm’s length basis and in compliance with the Listing Rules.

8.	COMPULSORY ACQUISITION AND WITHDRAWAL OF LISTING

Notwithstanding the Offeror’s preference to maintain the listing of Yashili, the Offeror intends to exercise the right under section 88 of the Cayman Islands Companies Law to compulsorily acquire those Yashili Shares not acquired by the Offeror under the Share Offer if it, within four (4) months of the posting of this Composite Document, acquires not less than 90% of the Yashili Shares. On completion of the compulsory acquisition, if exercised, Yashili will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Yashili Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules. As soon as reasonably practicable after such application for the withdrawal of the listing of the Yashili Shares from the Stock Exchange has been made, Yashili will give Yashili Shareholders notice of the proposed withdrawal of the listing by way of an announcement pursuant to Rule 6.15 of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatize Yashili by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four (4) months after posting of the Composite Document total 90% or more of the disinterested Yashili Shares (meaning Yashili Shares other than those which are owned by the Offeror or its Concert Parties).

The Offeror will comply with Rule 15.6 of the Takeovers Code which requires that the Offers may not remain open for more than four (4) months from the posting of the Composite Document, unless the Offeror has by that time become entitled to exercise the right of compulsory acquisition and in which event it must do so without delay.

LETTER FROM UBS

WARNING: If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law required for compulsory acquisition and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Yashili Shares will be suspended from the Closing Date up to the withdrawal of listing of the Yashili Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

Undertaking to Re-list the Businesses of Yashili Group

The Offeror Parent undertakes (for itself and the Offeror Parent Group) that if the Offeror exercises its right of compulsory acquisition and Yashili withdraws its listing status on the Stock Exchange, the Offeror Parent will use its commercially reasonable efforts to effect a re-listing of the business of Yashili Group within five (5) years from the date on which Yashili withdraws its listing on the Stock Exchange.

WARNING: If the listing status of Yashili on the Stock Exchange is withdrawn, there is no assurance that all or a substantial part of the businesses of Yashili Group will be re-listed on any stock exchange within five (5) years from the date on which Yashili withdraws its listing status on the Stock Exchange or at all. Yashili Shareholders who accept the Share Offer should therefore exercise full care and caution in determining, and should give careful consideration as to, whether the Cash and Share Option is suitable for them.

9.	INFORMATION OF THE OFFEROR PARENT

The Offeror Parent was incorporated in the Cayman Islands and its shares are listed on the Stock Exchange (stock code: 2319). The Offeror Parent Group is a leading dairy product manufacturer in China, principally engaged in manufacturing and distribution of quality dairy products.

The Offeror Parent Group’s diversified products range includes liquid milk products, such as UHT milk, milk beverages and yogurt, ice cream and other dairy products such as milk powder. In December 2012, the Offeror Parent Group’s annual production capacity of dairy products reached 7.58 million tons.

10.	INFORMATION OF THE OFFEROR

Incorporation

The Offeror was incorporated on June 4, 2013 in the British Virgin Islands by the Offeror Parent for the sole purpose of making the Offers and holding Yashili Shares. Assuming the Share Offer becomes unconditional in all respects, the Offeror will be the new holding company of Yashili upon close of the Offers. The Offeror has not conducted any share repurchase since the date of its incorporation.

As of the Latest Practicable Date, there is one (1) Offeror Share in issue, which was the Subscriber Share, and the Offeror is a wholly-owned subsidiary of the Offeror Parent. In order to facilitate acceptance of the Share Offer, the sole shareholder of the Offeror, being the Offeror Parent, has resolved to increase the maximum number of shares the Offeror is authorized to issue to 200,000,000,000 Offeror Shares of HK$1.00 par value each.

LETTER FROM UBS

The Offeror has not carried on any business since incorporation, other than matters in connection with the Offers.

The Offeror will not engage in any business other than holding Yashili Shares.

In the event that there is full acceptance of the Share Offer and Yashili becomes a subsidiary of the Offeror, and because the Offeror does not have any assets or liabilities other than the Yashili Shares, the Offeror’s consolidated assets, liabilities, profits and business will effectively be the same as those of the Yashili Group.

Share Capital

Since June 4, 2013 (being the date of incorporation of the Offeror) and up to and including the Latest Practicable Date, the Offeror has in issue one (1) Offeror Share that was subscribed by the Offeror Parent upon the incorporation of the Offeror. The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue. In order to satisfy the cash portion of the total consideration to be paid for the Share Offer, the Offeror Parent will inject into the Offeror, by way of a share subscription, an amount of cash that is equivalent to the cash payable to the Accepting Yashili Shareholders. The Offeror will issue such number of Offeror Shares to the Offeror Parent so as to ensure that Zhang International will have an indirect 10% interest in the entire issued share capital of Yashili through the Offeror. For those Accepting Yashili Shareholders who opt for the Cash and Share Option, the Offeror will directly issue such number of Offeror Shares that they are entitled to pursuant to the Cash and Share Option.

In order to satisfy the total consideration to be paid by the Offeror to the Accepting Yashili Optionholders, the Offeror Parent will inject into the Offeror, by way of a share subscription, an amount of cash that is equivalent to the cash payable to the Accepting Yashili Optionholders and the Offeror will issue one Offeror Share in consideration.

A Yashili Shareholder who chooses the Cash and Share Option will receive 0.681 Offeror Share in respect of each Yashili Share, which represents an indirect interest in approximately 0.19 Yashili Shares in Yashili held through the Offeror. Zhang International, which pursuant to the Zhang Irrevocable Undertaking will accept the Cash and Share Option, will upon close of the Offers hold 1,244,056,766 Offeror Shares, representing an indirect 10% interest in the entire issued share capital of Yashili held through the Offeror. This percentage of indirect interest in Yashili to be held by Zhang International will, upon completion, be unaffected by the Subscriber Share, the number of Offeror Shares to be issued to the Offeror Parent to finance the Offers as described in this section or the level of elections for the Cash and Share Option by other Yashili Shareholders, as any Yashili Shareholder (including Zhang International) who elects the Cash and Share Option will receive 0.681 Offeror Share and HK$2.82 in cash and the Offeror Share portion represents approximately 19.5% of the aggregate consideration of HK$3.50. Such percentage is determined by Zhang International’s 10% interest in Yashili divided by Zhang International’s current 51.3% total shareholding in Yashili.

LETTER FROM UBS

On the above basis, and assuming that (i) no outstanding Yashili Options are exercised prior to the close of the Offers, and (ii) all Yashili Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the 853,631,240 Yashili Shares held by it), a Maximum Interest of approximately 1,842,472,047 Offeror Shares representing 14.8% of the Offeror’s enlarged issued share capital may be held by the Accepting Yashili Shareholders. The Subscriber Share is excluded for the purpose of that calculation as the intention is for the Subscriber Share to be repurchased by the Offeror at US$1.00 as and when appropriate prior to the Closing Date.

Corporate Structure

A Cash Option and a Cash and Share Option evolved during the negotiations between the Offeror Parent and Zhang International where it was indicated to the Offeror Parent that Zhang International wishes to maintain a stake in Yashili following completion of the Offers. Under Rule 25 of the Takeovers Code, except with the consent of the Executive, no shareholder may be given any favourable conditions in an offer which is not also extended to all other shareholders of Yashili (“special deal arrangement”). Under Practice Note 17 of the Takeovers Code, it is stated that if a special deal arrangement is capable of being extended to all other shareholders, it should be so extended. As such, the Offers were structured to include a Cash Option and a Cash and Share Option to (1) allow Zhang International to maintain an indirect stake in Yashili through holding shares in the Offeror; and (2) extend the arrangement to all other Yashili Shareholders. Pursuant to the Zhang Irrevocable Undertaking, Zhang International has committed to accept the Cash and Share Option for all of the 1,826,808,760 Yashili Shares held by it.

If the Share Offer becomes unconditional in all respects, the Offeror will become the new holding company of Yashili upon close of the Offers. The shareholding interest of the Offeror in Yashili upon close of the Offers will depend on the level of acceptances in respect of the Share Offer and the level of exercise of Yashili Options before the Closing Date.

The corporate chart below indicates the levels of possible shareholding interest in the Offeror and Yashili following the Share Offer if it becomes unconditional in all respects.

LETTER FROM UBS

Post Offers Shareholding Structure

Set out below are charts showing the shareholding structure of Yashili as at the Latest Practicable Date and the Closing Date (all figures are rounded to the nearest one decimal point).

As at the Latest Practicable Date:

As at the Closing Date:

Assuming the listing status of Yashili on the Stock Exchange is maintained and only Zhang International and CA Dairy accept the Share Offer (where Zhang International opts for the Cash and Share Option and CA Dairy opts for the Cash Option)

LETTER FROM UBS

Assuming Yashili does not maintain its listing status on the Stock Exchange and only Zhang International opts for the Cash and Share Option

Assuming Yashili does not maintain its listing status on the Stock Exchange and all Yashili Shareholders (other than CA Dairy) opt for the Cash and Share Option

Note:	The above shareholding structure assumes none of the outstanding Yashili Options is exercised.

Corporate Matters

As the Offeror is incorporated in the British Virgin Islands, its governance will primarily be subject to British Virgin Islands law. The New Articles contain the types of provisions which are generally found in other unlisted exempted companies incorporated under the British Virgin Islands Companies Law as well as the rights given to the Offeror Shareholders in respect of the Offers.

LETTER FROM UBS

A more detailed summary of the major provisions of the New Articles of the Offeror and certain aspects of the British Virgin Islands Companies Law are set out in Appendix V — “Summary of the Constitution of the Offeror and British Virgin Islands Company Laws” to this Composite Document.

Risks Relating to the holding of Offeror Shares

Investors should be aware of, among other things but not limited to, the following risk factors of holding the Offeror Shares:

•	the Offeror Shares are illiquid, there is no ready market in the Offeror Shares and the Offeror Shares are subject to the Offeror Shares Lock-Up Restrictions;

•	the Offeror Shares are not listed on any stock exchange and does not benefit from the protections afforded by the Listing Rules;

•	the Offeror Shares are subject to the rights and restrictions set out in the New Memorandum and the New Articles;

•

in the event that the Offeror does exercise the right of compulsory acquisition and withdraw the listing status of Yashili on the Stock Exchange, there is no assurance that all or a substantial part of the businesses of Yashili will be re-listed on any stock exchange;

•

pursuant to the Facility, the Offeror will pledge the Yashili Shares which are attributable to the Offeror Parent as part of the financing arrangements in respect of the Offers. The Facility is a short term financing arrangement which the Offeror Parent intends to replace with a combination of longer term debt financing (whether in the form of loans or issuance of debt securities or a combination thereof) and other internal source of funds. As such, the ability of the Offeror to repurchase the Offeror Shares from its shareholders for cash consideration will depend on a number of factors, including the Offeror Parent’s financial resources and its ability to raise sufficient funds;

•

the ability of the Offeror to repurchase the Offeror Shares from Offeror Shareholders or exchange Offeror Shares into shares of New Listco will depend on the applicable laws and regulations in force at the relevant time;

•

notwithstanding that the Offeror will adopt a dividend policy pursuant to which it will distribute, on a pro-rata basis and subject to the then applicable laws and regulations, all of its distributable profits (after deducting the administrative expenses incurred and withholding taxes (if required by applicable laws)) as of the end of each financial year, there is no guarantee that any dividend payments will be paid to Offeror Shareholders in respect of the Offeror Shares;

LETTER FROM UBS

•

changes in the business and economic environment could adversely affect operating profits or the value of the Offeror’s assets. For example, financial factors such as currency controls, devaluation or regulatory changes, or stability factors such as mass riots, civil war and other potential events could contribute to the Offeror’s operational risks;

•	currency risks as a result of the Enlarged Group’s assets and business operations being across national borders; and

•	general business risk associated with the dairy industry and changes to laws, regulations and policy relating to food and safety.

Lock-Up on the Offeror’s Shares

During the Lock-Up Period, the Offeror Shareholders may not transfer, dispose of, or enter into any agreement to transfer, dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Offeror Shares issued to it under the Offers or otherwise (together, the “Offeror Shares Lock-up Restrictions”) unless otherwise approved by the board of directors of the Offeror in writing.

The Offeror Share’s Lock-Up Restrictions will not apply prior to expiry to the Lock-Up Period with respect to:

(a)	the exercise of the Offeror Shareholders’ rights to require the Offeror to repurchase Offeror Shares in the case of a Change of Control of the Offeror or Yashili as described in the section headed “Information about the Offeror — Rights of Offeror Shareholders If Yashili Withdraws Listing — A. Right to Require Offeror to Repurchase Offeror Shares — Right of Exit in a Change of Control of the Offeror or Yashili” of this letter (the “Change of Control Repurchase Option”);

(b)	the exercise of the Offeror Shareholders’ rights to require the Offeror to exchange Offeror Shares for shares in the re-listing of the businesses of the Yashili Group (whether alone or together with any other assets or businesses) (the listed vehicle shall be referred to as “New Listco”) as described in the section headed “Information about the Offeror — Rights of Offeror Shareholders If Yashili Withdraws Listing — B. Rights to Exchange Offeror Shares if the Businesses of the Yashili Group are Relisted” of this letter (the “Re-listing Exchange Option”);

(c)	the exercise of the Yashili Share Exchange Right;

(d)	the sale of the Offeror Shares by the Offeror Shareholders to the extent permitted pursuant to the provisions described in the section headed “Tag-along rights of Offeror Shareholders” of this letter; and

(e)	the charging or pledging of shares in the Offeror by the Offeror Parent in connection with the Facility as described in the section headed “The Offers — Financing for the Offers” of this letter.

LETTER FROM UBS

If either (i) the repurchase or exchange (as applicable) of Offeror Shares as set out in the sections headed “Rights of Offeror Shareholders If Yashili Withdraws Listing” and “Rights of Offeror Shareholders if Yashili’s listing status is maintained” of this letter are not permitted by the then applicable laws or regulations at the time of their exercise or (ii) there is a Change of Control of the Offeror, then the Offeror Shares Lock-Up Restrictions shall lapse, and an Offeror Shareholder will be at liberty to sell any of its Offeror Shares to any party or choose to remain as an Offeror Shareholder.

Rights of Offeror Shareholders If Yashili Withdraws Listing

(A)	Right to Require Offeror to Repurchase Offeror Shares

General

If the Offeror exercises its right of compulsory acquisition and Yashili withdraws its listing status on the Stock Exchange, for a period from the expiry of the Lock-Up Period until the earlier of:

(i)	ten (10) years from the date of the expiry of the Lock-up Period; and

(ii)	the date of the listing of New Listco,

each Offeror Shareholder shall have the right to at any time require the Offeror to, and the Offeror shall, repurchase all (but not part only) of the Offeror Shares such shareholder holds (the “Relevant Offeror Shares”) at a price per Offeror Share which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding such shareholder’s exercise of such right (the “General Repurchase Option”).

Right of Exit in a Change of Control of the Offeror or Yashili

In the event of a Change of Control of the Offeror or of Yashili (other than a Change of Control as described under the section headed “Tag-along rights of Offeror Shareholders” of this letter), which shall be notified to the Offeror Shareholders in writing by the Offeror in accordance with the New Articles, the Offeror Shares Lock-Up Restrictions shall immediately lapse and for a period from the Unconditional Date until the earlier of:

(i)	ten (10) years from the date of the expiry of the Lock-up Period; and

(ii)	the date of the listing of New Listco,

LETTER FROM UBS

each Offeror Shareholder (other than the shareholder whose change in shareholding in the Offeror or Yashili leads to the Change in Control) shall have the right to require the Offeror to (by delivering a notice to the Offeror), and the Offeror shall, repurchase all (but not part only) of the Offeror Shares it holds at a price per Offeror Share which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding the relevant shareholder’s exercise of such right.

Calculation of Exit Price

The earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding such shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period, subject to the then applicable laws and regulations in relation to repurchase of its own shares by the Offeror.

The Offeror shall make available to all of its shareholders the audited financial statements of the Offeror in respect of every financial year which ends after the Closing Date (in paper or electronic form at the request of the shareholders) at no charge.

The price per Offeror Share at which the Offeror Shareholders may exercise their repurchase rights was determined through arm’s length negotiations, taking into account factors including, among others, the offer price of the Yashili Shares, the business prospects and development potential of the Yashili Group and the prevailing price-earning ratio of the Yashili Shares.

(B)	Rights to Exchange Offeror Shares if the Businesses of the Yashili Group are Relisted

If Yashili withdraws its listing status on the Stock Exchange and there is to be a re-listing of the New Listco, then prior to the listing of the New Listco, the Offeror shall give the Offeror Shareholders the opportunity to exchange all (but not part only) of the Offeror Shares held by such Offeror Shareholders with such number of shares in New Listco as represent a fair valuation of the Relevant Offeror Shares, subject to the listing rules and guidance in force at that time; provided that, if there is a pre-IPO restructuring in which the Offeror Shares held by the Offeror Parent are exchanged for shares in New Listco, then each of such Offeror Shareholder shall have the right to exchange all (but not part only) of its Relevant Offeror Shares for shares in New Listco at the same exchange ratio as the Offeror Parent and that shall be deemed to be a fair valuation of the Relevant Offeror Shares, subject to the listing rules and guidance in force at that time.

Accordingly, upon expiry of the Lock-Up Period and in the event that there is a re-listing of Yashili Group’s business, an Offeror Shareholder may either:

(i)	require the Offeror to repurchase all (but not part only) of the Offeror Shares held by such Offeror Shareholder at a price per Offeror Share

LETTER FROM UBS

which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding such Offeror Shareholder’s exercise of such right; or

(ii)	exchange all (but not part only) of the Offeror Shares held by such Offeror Shareholder with such number of shares in New Listco.

Rights of Offeror Shareholders if Yashili’s listing status is maintained

In the event that Yashili continues to maintain its listing status on the Stock Exchange following the close of the Offers, in addition to the cash received under the Cash and Share Option for the acceptance of the Share Offer, each Offeror Shareholder (other than the Offeror Parent) may, at any time after the close of the Offers and after Yashili has restored its public float to comply with the requirements of the Listing Rules, require the Offeror to, and the Offeror shall, exchange the Offeror Shares held by such Offeror Shareholder by exchanging all (but not part only) the Offeror Shares held by such Offeror Shareholder with such Offeror Shareholder’s proportionate interest in Yashili held through the Offeror (the “Yashili Share Exchange Right”).

Such exchange of Offeror Shares into Yashili Shares may involve either the issuance of new Yashili Shares or the transfer of Yashili Shares held by the Offeror to such Offeror Shareholder and are subject to the then applicable laws and regulations in relation to (i) the transfer or issuance of Yashili Shares (including listing rules relating to the issuance of new shares and stamp duty requirements relating to the transfer of shares) and (ii) the repurchase of its own shares by the Offeror.

Fractions of Yashili Shares to be exchanged into are to be rounded up to the nearest whole number.

Such Offeror Shareholder’s proportionate interest in Yashili upon exchange will be calculated by multiplying the total number of Yashili Shares held by the Offeror by the percentage of such Offeror Shareholder’s shareholding in the issued share capital of the Offeror. To the extent that the Offeror disposes of any Yashili Shares, the net proceeds of such disposal shall be paid by the Offeror to the Offeror Shareholders according to the Offeror Shareholders’ proportionate interests in the Offeror immediately before the disposal.

Lock-Up Restrictions on the Yashili Shares

During the Lock-Up Period, the Offeror Shareholders who acquired Yashili Shares through exercising the Yashili Share Exchange Right may not dispose of, or enter into any agreement to dispose of or otherwise create options, rights, interests or encumbrances in respect of, any of such Yashili Shares unless otherwise approved by the Yashili Board in writing (the “Yashili Shares Lock-Up Restrictions”).

If either (i) the repurchase or exchange (as applicable) of Offeror Shares as set out in the sections headed “Rights of Offeror Shareholders If Yashili Withdraws Listing” and “Rights of Offeror Shareholders if Yashili’s listing status is maintained” of this letter are not permitted by the then applicable laws or regulations at the time of their exercise or (ii) there is a Change of Control of Yashili, then the Yashili Shares Lock-Up Restrictions shall lapse, and a Yashili Shareholder will be at liberty to sell any of its Yashili Shares to any party or choose to remain as a Yashili Shareholder.

LETTER FROM UBS

Tag-along rights of Offeror Shareholders

General

For a period of ten (10) years from the Unconditional Date, the Offeror Parent may only sell part or all of its Offeror Shares to a third party provided that the other Offeror Shareholders may elect to sell, and the third party acquires from such electing Offeror Shareholders, such amount of Offeror Shares as is pro rata to the proportion of the Offeror Shares being sold by the Offeror Parent. Any such sale by an Offeror Shareholder shall be at the same price and otherwise on no less favourable terms as those proposed between the Offeror Parent and the third party, and the sale by the Offeror Parent shall take place simultaneously as any such sale by the electing Offeror Shareholder.

Change of Control as a result of sale by Offeror Parent

To the extent that any sale of Offeror Shares by the Offeror Parent would result in a Change of Control in the Offeror, the Offeror Parent shall only be permitted to sell such Offeror Shares provided that the other Offeror Shareholders may elect to sell and the third party acquires from the other Offeror Shareholders all of their Offeror Shares at the same price and otherwise on no less favourable terms as those proposed between the Offeror Parent and the third party, and the sale by the Offeror Parent shall take place simultaneously as any such sale by the electing Offeror Shareholder.

If Yashili maintains its listing status following the close of the Offer, any Change of Control in the Offeror may give rise to an obligation for the new controlling shareholder of the Offeror to make an offer for the outstanding shares of Yashili pursuant to Note 8 to Rule 26.1 of the Takeovers Code.

Any sale of the Offeror Shares pursuant to the provisions described in this section headed “Information of the Offeror — Tag-along rights of Offeror Shareholders” of this letter shall not be subject to any lock-up restrictions.

Right to appoint directors

A shareholder of the Offeror who beneficially owns 8% or more of the issued share capital of the Offeror shall be entitled to, from time to time, appoint and maintain one director to the board of directors of the Offeror (“Right of Appointment”). The Offeror shall exercise its rights as a shareholder of Yashili to procure that such director shall also be appointed to the Yashili Board.

The New Articles will include relevant provisions to (1) give effect to such Right of Appointment; and (2) that following the nomination of a director to the board of the Offeror, the Offeror will exercise its voting rights as a shareholder of Yashili to appoint such nominee to Yashili Board.

LETTER FROM UBS

Right to receive dividends and other distributions

The Offeror Shareholders shall be entitled to receive dividends and other distributions (if any) duly declared, made or paid by the Offeror, on a pro-rata basis. The Offeror will, after close of the Offers, adopt a dividend policy pursuant to which it will distribute, on a pro-rata basis and subject to the then applicable laws and regulations, all of its distributable profits (after deducting the administrative expenses incurred and withholding taxes (if required by applicable laws)) as of the end of each financial year.

Reserved matters

After the close of the Offers, the Offeror shall take no action in respect of the following matters unless such matter is resolved to be approved by in excess of 92% of the votes of the Offeror Shares entitled to vote thereon:

(a)	any amendment to the New Articles or New Memorandum;

(b)	any change in the share capital of the Offeror or the creation, allotment or issue of any shares or of any other securities of the Offeror or the grant of any option or rights to subscribe for or to convert or exchange any instrument into such shares or securities;

(c)	any reduction of the share capital or variation of the rights attaching to any class of shares of the Offeror or securities of the Offeror or any redemption, purchase or other acquisition of any shares or securities of the Offeror (including the Offeror Shares and the Subscriber Share other than as disclosed in the Announcement or this Composite Document);

(d)	the filing of a petition for the winding-up of the Offeror or any of its subsidiaries, a resolution being passed for the winding up of the Offeror or any of its subsidiaries, or the appointment of a liquidator, receiver or administrator over any of the Offeror’s assets or undertakings or any of its subsidiaries’ assets or undertakings;

(e)	the incurrence of any indebtedness other than ordinary course expenses, taxes, salaries and bonuses that are incurred solely for the purposes of the Offeror’s holding of Yashili Shares;

(f)	the creation of any charge or other security over any assets of the Offeror, other than in relation to the financing of the Offers but only to the extent that such charge or security is created over such number of Yashili Shares as represents the Offeror Parent’s attributable interest in the issued share capital of Yashili;

(g)

the disposal of any Yashili Shares or other assets of the Offeror, other than for the purposes of (i) giving security permitted under paragraph (f) above or (ii) any disposal by the chargee holding the benefit of the

LETTER FROM UBS

security provided under (i) pursuant to the exercise of its power of sale, provided that such disposal under (ii) shall be deemed to be a Change of Control of Yashili;

(h)	the authorisation or approval of the disposal of all or substantially all of the assets of Yashili or any other member of Yashili Group;

(i)	where Yashili maintains its listing status on the Stock Exchange, the Offeror entering into any transaction with Yashili Group which constitutes a Connected Transaction for Yashili under Chapter 14A of the Listing Rules, except where all the applicable requirements under Chapter 14A of the Listing Rules in respect of such transaction have been complied with;

(j)	where Yashili has withdrawn its listing status from the Stock Exchange, the Offeror entering into any transaction with Yashili Group which would have constituted a Connected Transaction for Yashili under Chapter 14A of the Listing Rules had Yashili been a company listed on the Stock Exchange, except where the transaction had been conducted on “normal commercial terms” in the “ordinary course of business” (as those terms are defined under Chapter 14A of the Listing Rules) of Yashili Group, and such conclusions regarding the transaction have been made by a financial adviser which is independent from both the Offeror Parent Group and Yashili Group;

(k)	the Offeror entering into any transaction with any person (other than a member of Yashili Group) which would have constituted a Connected Transaction for the Offeror under Chapter 14A of the Listing Rules had the Offeror been a company listed on the Stock Exchange, except where the transaction had been conducted on “normal commercial terms” in the “ordinary course of business” (as those terms are defined under Chapter 14A of the Listing Rules) of the Offeror, and such conclusions regarding the transaction have been made by a financial adviser which is independent from the Offeror Parent Group and the party with whom the Offeror has entered into such transaction with; and

(l)	declaring, making or paying any dividends other than dividends payable to all the Offeror’s shareholders on a pro-rata basis provided that any such dividend is agreed to by all Offeror Shareholders of the relevant class of Offeror Shares prior to its declaration or payment, as applicable.

LETTER FROM UBS

Right of access to audited financial statements

The Offeror shall make available to all of its shareholders the audited financial statements of the Offeror in respect of every financial year which ends after the Closing Date (in paper or electronic form at the request of the shareholders) at no charge, subject to compliance with the applicable laws and regulations including the applicable requirements under the Listing Rules in respect of disclosure of inside information by the Offeror Parent and Yashili.

New Articles

For more information on the Offeror and the rights available to the Offeror Shareholders, please see Appendix V — “Summary of the Constitution of the Offeror and British Virgin Islands Company Law” to this Composite Document.

11.	IMPLICATIONS OF THE REPURCHASE AND EXCHANGE RIGHTS UNDER APPLICABLE LAWS, REGULATIONS, LISTING RULES AND GUIDANCE

The Offeror and the Offeror Parent understand that the repurchase of Offeror Shares, the exchange of Offeror Shares for Yashili Shares or shares of New Listco and the other exit rights available to Offeror Shareholders under the sections headed “Rights of Offeror Shareholders If Yashili Withdraws Listing”, “Rights of Offeror Shareholders If Yashili’s Listing is Maintained” and “Tag-along Rights of Offeror Shareholders” are not prohibited under applicable laws of the Cayman Islands and the British Virgin Islands and all other applicable laws and regulations as at the Latest Practicable Date, but may be subject to the applicable laws, regulations and listing rules and guidance in force at the time of their exercise, including among others:

(a)	with respect to the repurchase of Offeror Shares by the Offeror, this may be subject to the directors of the Offeror being satisfied that the applicable statutory solvency test will be met following completion of the repurchase;

(b)	with respect to the re-listing of the businesses of Yashili and New Listco, this may be subject to the relevant rules on spin-off and deemed disposals under Chapter 14 and Practice Note 15 of the Listing Rules; and

(c)	with respect to the potential exchange of shares in the Offeror with shares in New Listco, this may be subject to the Listing Rules and guidance letters published by the Stock Exchange governing pre-IPO investments, including for example, the Interim Guidance on Pre-IPO Investments in “HKEX-GL29-12 (January 2012)” and relevant listing decisions published by the Stock Exchange from time to time.

12.	INFORMATION ON YASHILI GROUP

Yashili is a company incorporated in the Cayman Islands with limited liability, whose Yashili Shares have been listed on the main board of the Stock Exchange since November 1, 2010. Yashili Group is principally engaged in the production and sale of paediatric milk formula products and nutrition food.

LETTER FROM UBS

13.	REASONS FOR THE OFFERS AND THE EXPECTED BENEFITS

The PRC dairy market has continued to grow over the past few years driven by macro factors such as strong economic growth, increasing disposable income and rising rates of urbanization, as well as industry-specific factors including increasing health awareness, consumer preferences and improved dairy product distribution.

As one of the key components of the PRC dairy market, the paediatric milk formula market has been expanding rapidly as well. The increasing trend towards double income families and the related increase in the number of working mothers in the PRC, coupled with the convenience and comprehensive nutritional benefits offered by infant formula products, has resulted in a growing popularity among mothers in the PRC to choose infant formulas for their children. In recent years, paediatric milk formula powder brands with high quality raw milk sourcing from overseas and quality local large-scale farms have secured increasingly large market shares, especially in the high-end paediatric milk formula powder segment. For the dairy industry, the government and society continue to reinforce regulated development through both stringent supervision and increased media coverage.

Establishing a partnership between the Offeror Parent’s Mengniu, a leading dairy brand in the PRC and Yashili’s Yashili, one of the successful paediatric milk powder brands in the PRC, would enable both parties to leverage each other’s capabilities and resources in product offering, product innovation, upstream sourcing, distribution and sales channel development, product quality control and consumer marketing to capture the rapid growth of paediatric milk formula market in the PRC. While the Offeror Parent Group will explore and leverage each other’s strengths in the dairy industry and explore aforementioned areas of cooperation to create synergy, the Offeror Parent Group intends to work with Yashili Group with a view to maintaining Yashili Group’s independent operating platform for the paediatric milk powder business.

The Offeror Parent is one of the best-known dairy companies in China and one of the largest dairy companies engaged in manufacturing and distributing quality dairy products in China. Yashili Group is a renowned domestic brand and a leading domestic paediatric milk powder manufacturer in China. Yashili Group’s business model integrates high brand recognition, imported premium dairy raw materials and a proprietary formula, and commitment to establish a high standard of quality supervision and quality assurance system. The Offeror Parent envisions no change in Yashili Group’s sourcing policy to ensure that consumers continue to enjoy unchanged quality commitment and brand value from Yashili Group’s products. The Offeror Parent believes that, through this cooperation, both companies will be able to offer more consumers with more choices of dairy products that are safe, healthy and of the highest quality.

14.	INTENTIONS OF THE OFFEROR IN RELATION TO THE YASHILI GROUP

The Offeror is set up by the Offeror Parent for the sole purpose of holding Yashili Shares and will not engage in any business other than acting as the holding company of Yashili.

LETTER FROM UBS

After close of the Offers, the Offeror Parent will review the businesses of Yashili Group, including among others, Yashili Group’s relationships with its distributors and suppliers, portfolio of products, assets, corporate and organizational structure, capitalization, operations, policies, management and personnel to consider and determine what changes, if any, would be necessary, appropriate or desirable, long term and short term, in order to best organize and optimize the businesses and operations of Yashili Group and to integrate the same within the Offeror Parent Group. The Offeror Parent intends that Yashili Group will continue to operate its business (including the composition of the senior management of Yashili Group) in substantially its current state. Other than certain changes to the composition of Yashili Board as set out under the section headed “Proposed changes to the composition of Yashili Board and Yashili’s management team post-completion” below, the Offeror Parent Group does not intend to institute any major changes to Yashili’s current business and operation (including redeployment of the fixed assets of Yashili Group and employee changes within Yashili Group). However, the Offeror Parent reserves the right to make any changes that it deems necessary or appropriate to Yashili Group’s businesses and operations (including the composition of the senior management of the Yashili Group) to better integrate, generate maximum synergy and achieve enhanced economies of scale with the other operations of the Offeror Parent Group.

If Yashili continues to maintain its listing status on the Stock Exchange following closing of the Offers, the Offeror Parent expects that the dividend policy of Yashili will be substantially consistent with its past practices since its listing on the Stock Exchange.

15.	PROPOSED CHANGES TO THE COMPOSITION OF YASHILI BOARD AND YASHILI’S MANAGEMENT TEAM POST-COMPLETION

Zhang International has undertaken, upon the Share Offer becoming or being declared unconditional in all respects, to procure that each of Mr. Zhang Lidian, Mr. Zhang Likun, Mr. Zhang Liming and Mr. Zhang Libo shall resign as directors of Yashili and as directors of each relevant member of Yashili Group with effect from the earliest time permitted under the Takeovers Code or by the SFC. However, pursuant to further discussions, Mr. Zhang Lidian shall remain as a director of the Yashili Board and each relevant member of Yashili Group following Completion. Mr. Zhang Yanpeng shall remain as a director of the Yashili Board following Completion.

CA Dairy has undertaken, upon the Share Offer becoming or being declared unconditional in all respects, to procure that Mr. Zhang Chi and Mr. Chang Herman Hsiu-Guo shall each resign as a director of Yashili with effect from the earliest time permitted under the Takeovers Code or by the SFC.

The specific role of Mr. Zhang Lidian in the Yashili Group following Completion remains subject to discussion among the Offeror Parent and Mr. Zhang Lidian, but it is intended that Mr. Zhang Lidian will remain as a director of the Yashili Group to provide assistance as the Offeror Parent may from time to time request following Completion.

The specific role of Mr. Zhang Yanpeng in the Yashili Group following Completion remains subject to discussions among the Offeror Parent and Mr. Zhang Yanpeng, but it is intended that Mr. Zhang Yanpeng will remain as a director of the Yashili Group to assist the Yashili Group’s business development in the milk powder sector and provide such other assistance as the Offeror Parent may from time to time request following Completion.

LETTER FROM UBS

It is intended that Sun Yiping will be appointed as a non-executive director and chairman of Yashili with effect from the Unconditional Date. It is also intended that Ding Sheng and Wu Jingshui will be appointed as non-executive directors of Yashili, and Li Dongming will be appointed as an executive director of Yashili, in each case with effect from the Unconditional Date.

The biographical details of Sun Yiping, Ding Sheng, Li Dongming and Wu Jingshui are set out below.

Sun Yiping

Sun Yiping, aged 46, has been the Chief Executive Officer (“CEO”) of the Offeror Parent Group and an executive director of the Offeror Parent since April 2012.

Ms. Sun joined COFCO Corporation in 1993 and was involved in the management of COFCO Corporation’s investment in Coca-Cola bottling business. She became the deputy general manager of Swire Guangdong Coca-Cola Limited in 1997 and the general manager of Hainan Coca-Cola Beverages Co., Ltd. in 2002. Ms. Sun also concurrently became the general manager of Zhanjiang COFCO Coca-Cola Beverages Ltd. in 2005. Prior to joining the Offeror Parent as CEO, Ms. Sun was the deputy general manager of COFCO Property (Group) Co., Ltd. and the general manager of COFCO Corporation (southwest region). Throughout her nearly 20 years of work experience, Ms. Sun has acquired extensive management experience in sales and marketing of brand food, processing of food and oil, and real estate in addition to which she has over 10 years of extensive management experience in the international fast-moving consumer goods industry.

Ms. Sun graduated from China Agricultural University (formerly known as Beijing Agricultural Engineering University) in 1993 with a Bachelor’s degree, specialising in food engineering and a Master’s degree with specialisation in agricultural products processing engineering. She also holds an Executive Master of Business Administration degree from the Olin School of Business of the University of Washington in the United States.

Ding Sheng

Ding Sheng, aged 45, has been an executive director of the Offeror Parent since March 2010 and is a vice president of Inner Mongolia Mengniu. He has also been a non-executive director of Modern Dairy since June 28, 2013.

Mr. Ding joined Inner Mongolia Mengniu in 2003. He served as a vice president and the general manager of the yogurt division of Inner Mongolia Mengniu and has extensive management experience in the dairy industry. Mr. Ding was elected as a “Labour Model (Advanced Staff) of Inner Mongolia Autonomous Region” in 2010. Mr. Ding currently serves as a member of the Chinese Institute of Food Science and Technology and the vice–chairman of the lactic acid bacteria branch of the Chinese Institute of Food Science and Technology.

Mr. Ding graduated from Inner Mongolia Light Industry Institute majoring in dairy products techniques and is a senior engineer. During his work, he pursued studies in Inner Mongolia University and Nankai University majoring in economics and management and business administration.

LETTER FROM UBS

Li Dongming

Li Dongming, aged 44 has been engaged in investment related work for over 20 years with broad experiences in merger and acquisition, restructuring, consolidation and strategic management.

Mr. Li had worked as the general manager of the Fund Department of Hainan Hong Kong and Macao International Trust and Investment Corporation, the chief economist of Yingda International Trust and Investment Corporation, the deputy general manager of the Investment Banking Department of Industrial Securities Co., Ltd., and the executive deputy general manager of Ningxia Islamic International Trust and Investment Corporation. He joined COFCO Corporation in January, 2006 and has worked as the deputy general manager of COFCO Cereal Way Food Co., Ltd., the director of Mengniu Investment Cooperation Centre. He is now working as the head of the M&A Division of the Strategic Department of COFCO Corporation, where he is responsible for the merger and acquisition, restructuring, transformation and listing work.

Mr. Li holds a Bachelor’s degree in financial engineering from Hunan University and a Master’s degree in economics from Central China Normal University.

Wu Jingshui

Wu Jingshui, aged 47, has held the position of executive director and chief financial officer of the Offeror Parent since March 2010 and is a vice president (Finance) of Inner Mongolia Mengniu.

Before being appointed as the vice president (Finance) of Inner Mongolia Mengniu in April 2008, Mr. Wu served as the financial general manager of the liquid milk division and the chief financial officer of Inner Mongolia Mengniu, and has extensive experience in financial management. In 2010, Mr. Wu was honoured as a “Labour Model (Advanced Staff) of Hohhot”.

Mr. Wu graduated from Inner Mongolia Light Industry Institute majoring in industrial enterprise financial accounting and holds a Master’s degree from Inner Mongolia Agricultural University and a Master of Business Administration degree from China Europe International Business School. He also holds a senior accountant qualification.

In order to achieve the expected benefits of the acquisition of Yashili Group, the Offeror Parent will engage the necessary management expertise, whether sourcing internally within the Enlarged Group and/or externally, to manage the businesses of Yashili Group.

LETTER FROM UBS

16.	GENERAL MATTERS RELATING TO THE OFFERS

Further Terms of the Offers

In addition to the Conditions set out in this letter, the Share Offer is made on the basis that acceptance of the Share Offer by any person will constitute a warranty by such person or persons to the Offeror that the Yashili Shares acquired under the Share Offer are sold by such person or persons free from all third party rights, liens, charges, equities, adverse interests and encumbrances whatsoever and together with all rights attaching thereto as at the Closing Date or subsequently becoming attached to them, including the right to receive all dividends (whether final or interim) and other distributions, if any, declared, made or paid on or after the Closing Date. The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue. Fractions of Offeror Shares are to be rounded up to the nearest whole number. In addition, the Option Offer will be subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects.

The Offers will be made in compliance with the Takeovers Code which is administered by the Executive. Sellers’ ad valorem stamp duty arising in connection with acceptance of the Share Offer will be payable by each Accepting Shareholder at the rate of HK$1.00 for every HK$1,000 or part thereof of the consideration payable by the Offeror for such person’s Yashili Shares and will be deducted from the cash amount due to such Accepting Shareholder. The Offeror will pay the buyer’s ad valorem stamp duty in relation to the Share Offer on its own behalf. No stamp duty is payable in connection with the Option Offer.

Availability of the Offers

The Offeror intends to make the Share Offer and Option Offer available to all Yashili Shareholders and Yashili Optionholders, respectively, including those who are not resident in Hong Kong. The availability of the Share Offer and Option Offer to persons who are not resident in Hong Kong may be affected by the laws of the relevant overseas jurisdictions. Persons who are not resident in Hong Kong should inform themselves about and observe any applicable requirements and restrictions in their own jurisdictions, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with the other necessary formalities and the payment of any issue, transfer or other fares due in such jurisdiction.

The Share Offer will be made for the securities of a Cayman Islands company and is subject to Hong Kong disclosure requirements, which are different from those of the United States. In addition, US holders should be aware that this Composite Document has been prepared in accordance with Hong Kong format and style,

LETTER FROM UBS

which differs from United States format and style. The Share Offer will be extended into the United States pursuant to certain exemptions from the requirements of the US tender offer rules and otherwise in accordance with the requirements of the SFO. Accordingly, the Share Offer will comply with the relevant Hong Kong disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, which differ from those applicable under US tender offer procedures and law.

The receipt of cash pursuant to the Share Offer by a US holder of Yashili Shares may be a taxable transaction for US federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each US holder of Yashili Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Share Offer.

The financial information of the Offeror Parent Group and Yashili included in this Composite Document has been respectively extracted from the audited financial statements for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 which have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board. Such financial information may not be wholly comparable to financial information of US companies or companies whose financial statements are solely prepared in accordance with Generally Accepted Accounting Principles in the United States.

It may be difficult for US holders of Yashili Shares to enforce their rights and claims arising out of the US federal securities laws, since Yashili is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. In addition, most of the assets of the Offeror Parent Group and the Yashili Group are located outside the United States. US holders of Yashili Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the securities laws of the United States. Further, it may be difficult for US holders of Yashili Shares to effect service of process within the United States upon the Offeror Parent, the Offeror or Yashili or their respective officers or directors or to enforce against them a judgment of a US Court predicated upon the federal or state securities laws of the United States.

LETTER FROM UBS

Pursuant to certain exemptions from the requirements of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Yashili Shares outside of the United States, other than pursuant to the Share Offer, before or during the period in which the Share Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

The Offeror will comply with the requirements of the Takeovers Code in respect of overseas Yashili Shareholders and overseas Yashili Optionholders.

Further agreements or arrangements

As at the Latest Practicable Date:

(a)	save as disclosed in the section headed “Irrevocable Undertakings” in this letter, the Offeror Parent, the Offeror and their Concert Parties have not received any other irrevocable commitment to accept the Offers;

(b)	the Offeror Parent, the Offeror and their respective Concert Parties do not hold any Yashili Shares, convertible securities, warrants or options in Yashili;

(c)	there is no outstanding derivative in respect of the securities in Yashili which has been entered into by the Offeror Parent, the Offeror or any of their Concert Parties (excluding exempt principal traders);

(d)	save as disclosed in the section headed “Irrevocable Undertakings” in this letter, there is no arrangement (whether by way of option, indemnity or otherwise) in relation to the shares of the Offeror Parent, the Offeror or Yashili and which might be material to the Offers;

(e)	save as disclosed in the sections headed “Conditions to the Share Offer” and “Irrevocable Undertakings” in this letter, there is no agreement or arrangement to which the Offeror or the Offeror Parent is a party which relates to circumstances in which the Offeror may or may not invoke or seek to invoke a condition to the Offers; and

(f)	there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in Yashili which the Offeror Parent, the Offeror or any of their respective Concert Parties have borrowed or lent.

Close of the Offers

The latest time on which the Offeror can declare the Share Offer unconditional as to acceptances is 7:00 p.m. on the 60th day after the posting of the Composite Document (or such later date to which the Executive may consent).

If all the Conditions are satisfied (or, if permissible, waived), Yashili Shareholders and Yashili Optionholders will be notified by way of an announcement in accordance with the Takeovers Code and the Listing Rules as soon as practicable thereafter.

LETTER FROM UBS

Acceptance of the Offers

Acceptance of the Share Offer or the Option Offer by Yashili Shareholders or Yashili Optionholders, respectively, will be deemed to constitute a warranty by such person(s) to the Offeror that such Yashili Shares acquired under the Share Offer or Yashili Options tendered under the Option Offer (as the case may be) are sold or tendered by Yashili Shareholders or Yashili Optionholders (as the case may be) free from all third party rights, liens, claims, charges, equities and encumbrances and together with all rights accruing or attaching thereto on the Closing Date or subsequently becoming attached to it, including, without limitation, in the case of the Yashili Shares, the rights to receive all future dividends and/or other distributions declared, paid or made, if any, on or after the Closing date.

Additional information

Your attention is drawn to the “Letter from the Yashili Board” on pages 50 to 59 of this Composite Document, the “Letter from the Independent Board Committee” on pages 60 to 61 of this Composite Document and the “Letter from the Independent Financial Adviser” on pages 62 to 100 of this Composite Document in relation to their respective recommendations and advice with respect to the Offers.

Your attention is also drawn to the additional information set out in the Appendices to this Composite Document, all of which form part of this Composite Document.

Yours faithfully,
For and on behalf of
UBS AG
David Chin	Samson Lo
Managing Director	Managing Director

LETTER FROM THE YASHILI BOARD

YASHILI INTERNATIONAL HOLDINGS LTD

(incorporated in the Cayman Islands with limited liability)

(Stock code: 1230)

Executive directors:	Registered office:
Mr. Zhang Lidian (Chairman)	Cricket Square
Mr. Zhang Likun	Hutchins Drive, P.O. Box 2681
Mr. Zhang Liming	Grand Cayman KY1-1111
Mr. Zhang Libo	Cayman Islands
Mr. Zhang Yanpeng

Non-executive directors:	Principal place of business in Hong Kong:
Mr. Chang Herman Hsiu-Guo	Room 1614, 16th Floor
Mr. Zhang Chi	Times Square Tower 2
1 Matheson Street
Independent non-executive directors:	Causeway Bay
Mr. Yu Shimao	Hong Kong
Mr. Chen Yongquan
Mr. Samuel King On Wong
Mr. Liu Jinting

July 23, 2013

To Independent Yashili Shareholders and Yashili Optionholders

Dear Sir or Madam,

VOLUNTARY GENERAL OFFER

BY UBS AG

ON BEHALF OF CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

FOR YASHILI INTERNATIONAL HOLDINGS LTD

1.	INTRODUCTION

Reference is made to the Announcement pursuant to which the Offeror Parent, the Offeror and Yashili jointly announced on June 18, 2013 that UBS would, on behalf of the Offeror, make a voluntary conditional offer: (i) to acquire all of the outstanding Yashili Shares in the issued share capital of Yashili; and (ii) to cancel all the outstanding Yashili Options.

LETTER FROM THE YASHILI BOARD

On June 17, 2013, each of Zhang International (being the controlling shareholder of Yashili) and CA Dairy, a company wholly owned by Carlyle Asia Partners III L.P. and CAP III Co-investment L.P., executed an irrevocable undertaking in favour of the Offeror and the Offeror Parent, pursuant to which Zhang International has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 1,826,808,760 Yashili Shares owned by Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 853,631,240 Yashili Shares owned by CA Dairy.

This letter forms part of this Composite Document and sets out, amongst other things, certain background information of the Offeror and the Offeror Parent and the intentions of the Offeror and the Offeror Parent in relation to Yashili Group. Further details on the terms of the Offers are set out in this letter, Appendix I – “Further Terms of the Offers” to this Composite Document and in the accompanying Forms of Acceptance.

The purpose of this Composite Document is to provide you with, among other things: (i) information relating to Yashili Group, the Offeror Parent, the Offeror and the Offers; (ii) a letter from UBS containing, among other things, details of the Offers; (iii) a letter from the Independent Board Committee containing its recommendation and advice to the Independent Yashili Shareholders in relation to the Offers; and (iv) a letter from the Independent Financial Adviser containing its advice to the Independent Board Committee in relation to the Offers.

2.	INDEPENDENT BOARD COMMITTEE AND INDEPENDENT FINANCIAL ADVISER

An Independent Board Committee of Yashili, which comprises all of the independent non-executive directors of Yashili, has been established by Yashili Board to make a recommendation to the Yashili Shareholders as to whether the Share Offer is, or is not, fair and reasonable and as to acceptance and to the Yashili Optionholders as to its views on the Option Offer. As at the date of this letter, Yashili’s independent non-executive directors of Yashili are Mr. Yu Shimao, Mr. Chen Yongquan, Mr. Samuel King On Wong and Mr. Liu Jinting, the executive directors are Mr. Zhang Lidian, Mr Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Mr. Zhang Yanpeng (the “Executive Directors”) and the non-executive directors are Mr. Chang Herman Hsiu-Guo and Mr. Zhang Chi (the “Non-Executive Directors”). The Executive Directors are shareholders of Zhang International or their associates. The Non-Executive Directors are respectively a senior director of Carlyle Asia Investment Advisor Limited and a director at the Asia Buyout Fund of Carlyle Group, affiliates of CA Dairy. The Independent Board Committee excludes all Yashili Directors who are ordinarily not counted as independent directors of Yashili and are connected to Zhang International or CA Dairy, Yashili Shareholders who are parties to the Irrevocable Undertakings. In forming the Independent Board Committee comprising all of the independent non-executive directors, Yashili wishes to ensure that Yashili Shareholders will be advised by a committee of independent directors.

In addition, as approved by the Independent Board Committee, an independent financial adviser, Somerley Limited, has been appointed to advise the Independent Board Committee in connection with the Share Offer and the Option Offer.

LETTER FROM THE YASHILI BOARD

3.	THE SHARE OFFER

As at the Latest Practicable Date, there are 3,559,170,222 Yashili Shares in issue and outstanding Yashili Options in respect of 52,519,756 Yashili Shares. The Share Offer will be made by UBS on behalf of the Offeror on the following basis:

Yashili Shareholders accepting the Share Offer will have a choice of either:

(a)	for each Yashili Share, HK$3.50 in cash (the “Cash Option”); or

(b)	for each Yashili Share, HK$2.82 in cash and 0.681 Offeror Share in the Offeror, which is a private company set up by the Offeror Parent for the sole purpose of holding Yashili Shares (the “Cash and Share Option”).

The Yashili Shares to be acquired under the Share Offer shall be fully paid and shall be acquired free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching to them as at the Closing Date or subsequently becoming attached to them, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the Closing Date.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue, voting rights and capital. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

The Share Offer Price of HK$3.50 per Yashili Share under the Cash Option represents a premium of approximately 9.4% over the closing price of HK$3.20 per Yashili Share as quoted on the Stock Exchange on the Last Trading Date.

UBS estimates the value of each of the Offeror Shares to be within a range of between HK$0.6990 and HK$0.9985. Under the Cash and Share Option, each Yashili Shareholder is entitled to receive cash of HK$2.82 and 0.681 Offeror Shares for each Yashili Share. This implies a value of approximately HK$3.30 to HK$3.50 for each Yashili Share. For more details on the estimates of value of the Offeror Shares, please refer to Appendix VI-“Estimates of Value of Offeror Shares” to this Composite Document.

LETTER FROM THE YASHILI BOARD

The Cash Option

Comparisons of value

The Share Offer Price under the Cash Option attributable to each Yashili Share represents:

	Share price of Yashili		Premium/ (Discount) of the offer price to the share price
	HK$		%

Closing price on the Last Trading Date	3.20		9.4

Average closing price for the last 5 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	3.18	*	10.1

Average closing price for the last 10 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	3.21	*	9.0

Average closing price for the last 20 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	3.14	*	11.6

Average closing price for the last 30 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	2.99	*	17.0

Average closing price for the last 60 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	2.59	*	35.1

Closing price on the Latest Practicable Date	3.48		0.6

*	Adjusted for the final dividend of Yashili of RMB11.31 cents per Yashili Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Yashili Share declared for the year ended December 31, 2012 by Yashili.

LETTER FROM THE YASHILI BOARD

Highest and Lowest Yashili Share Prices

During the Relevant Period, the highest closing price of the Yashili Shares as quoted on the Stock Exchange was HK$3.52 on July 17, 2013 and the lowest closing price of the Yashili Shares as quoted on the Stock Exchange was HK$1.54 on December 31, 2012, respectively adjusted downwards for the final dividend of Yashili of RMB11.31 cents per Yashili Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Share declared for the year ended December 31, 2012 by Yashili.

Total Consideration

On the basis of the Share Offer Price of HK$3.50 per Yashili Share under the Cash Option, the entire issued share capital of Yashili is valued at approximately HK$12,457,095,777.

The Cash and Share Option

Nature of Offeror Shares

For the Yashili Shareholders who choose the Cash and Share Option, unlike the Yashili Shares, the Offeror Shares which they receive will be subject to the Offeror Shares Lock-Up Restrictions and will be shares of an unlisted company incorporated under the laws of the British Virgin Islands. There is no inherent value in the Offeror Shares prior to the Offeror completing the Offers and acquiring the Yashili Shares. In addition, there may be a limited market for the transfer of the Offeror Shares. The transfer of such Offeror Shares will be strictly regulated pursuant to the New Articles and the rights of shareholders in the Offeror will primarily be governed by the British Virgin Islands Companies Law and British Virgin Islands law. Please refer to the section headed “Information of the Offeror” of this letter for further information on the Offeror.

Comparison of the Cash Option and the Cash and Share Option

Under the Share Offer, a Yashili Shareholder holding one board lot of 1,000 Yashili Shares will be entitled to the following consideration depending on the choice of such Yashili Shareholder:

			Cash and
	Cash Option		Share Option

Cash	HK$	3,500	HK$	2,820
Offeror Shares		N/A		681

LETTER FROM THE YASHILI BOARD

Each Accepting Yashili Shareholder (other than HKSCC Nominees) may choose either the Cash Option or the Cash and Share Option in respect of his entire holding of Yashili Shares. HKSCC Nominees may elect to choose the Cash Option for part of its holding of Yashili Shares and the Cash and Share Option for the remainder of its holding of Yashili Shares.

4.	THE OPTION OFFER

The respective exercise prices of the outstanding Yashili Options and the respective periods in which they are exercisable are set out below:

Pre-IPO Share Option Scheme

Exercise Price	Number of Outstanding Yashili Options as at the Latest Practicable Date
(RMB per Yashili Share)

0.11	26,256,211
1.84	6,308,661

All Yashili Options granted under the Pre-IPO Share Option Scheme were vested or will be vested and may only be exercised in the following manner:

•	one fifth of the Yashili Options were vested on the First Vesting Date;

•	one fifth of the Yashili Options were vested on the first anniversary of the First Vesting Date;

•	one fifth of the Yashili Options were vested on the second anniversary of the First Vesting Date;

•	one fifth of the Yashili Options shall be vested on the third anniversary of the First Vesting Date;

•	one fifth of the Yashili Options shall be vested on the fourth anniversary of the First Vesting Date; and

each Yashili Option granted under the Pre-IPO Share Option Scheme is exercisable within fifteen (15) days from the date on which such Yashili Option becomes vested.

Share Option Scheme

Exercise Price	Number of Outstanding Yashili Options as at the Latest Practicable Date
(HK$ per Share)

1.50	19,954,884

LETTER FROM THE YASHILI BOARD

The vesting schedule of the Share Option Scheme is as follows:

Percentage of the share option under the Share
Vesting date	Option Scheme to vest

29 August 2011	25% of the share option

29 August 2012	25% of the share option

29 August 2013	25% of the share option

29 August 2014	25% of the share option

A Yashili Option granted under the Share Option Scheme may be exercised in accordance with the terms of the Share Option Scheme at any time during a period as determined by Yashili Board and not exceeding ten (10) years from the date of the grant. There is no minimum period for which a Yashili Option must be held before it can be exercised.

Option Offer

Under the Option Offer, appropriate offers will be made to Yashili Optionholders in accordance with Rule 13 of the Takeovers Code to cancel all outstanding Yashili Options (whether vested or not) in exchange for cash:

(A)	In respect of Yashili Options with an exercise price of RMB0.11:

	For cancellation of each such Yashili Option	HK$	3.361 in cash

(B)	In respect of Yashili Options with an exercise price of HK$1.50:

	For cancellation of each such Yashili Option	HK$	2.00 in cash

(C)	In respect of Yashili Options with an exercise price of RMB1.84:

	For cancellation of each such Yashili Option	HK$	1.171 in cash

The Option Offer will be conditional upon the Share Offer becoming or being declared unconditional in all respects.

Following acceptance of the Option Offer, the relevant Yashili Options together with all rights attaching thereto will be entirely cancelled and renounced on the Closing Date.

LETTER FROM THE YASHILI BOARD

5.	VALUE OF THE OFFERS

Your attention is drawn to the sections headed the “Share Offer”, the “Option Offer” and “Value of the Offers” in the “Letter from UBS” in this Composite Document which sets out the value of the Offers.

6.	CONDITIONS TO THE SHARE OFFER

Your attention is drawn to the section headed “Conditions to the Share Offer” in the “Letter from UBS” in this Composite Document which sets out the conditions to the Share Offer.

The Yashili Board notes that other than certain changes to the composition of Yashili Board as set out under the section headed “Proposed Changes to the Composition of Yashili Board and Yashili’s Management Team Post-Completion” in the “Letter from UBS” in this Composite Document, the Offeror Parent Group does not intend to institute any major changes to Yashili’s current business and operation (including redeployment of the fixed assets of the Yashili Group and employee changes within the Yashili Group).

7.	IRREVOCABLE UNDERTAKINGS

Your attention is drawn to the section headed “Irrevocable Undertakings” in the “Letter from UBS” in this Composite Document which sets out the details of the Zhang Irrevocable Undertaking and CA Dairy Irrevocable Undertaking given by Zhang International and CA Dairy, respectively, on June 17, 2013 in favour of the Offeror Parent and the Offeror to accept, or procure the acceptance of, the Share Offer in respect of the Relevant Yashili Shares as soon as possible and in any event by 4:00 p.m. on the Business Day after the Despatch Date.

8.	INFORMATION ON AND INTENTION OF THE OFFEROR PARENT GROUP

Your attention is drawn to the sections headed “Information of the Offeror Parent”, “Information of the Offeror” and “Intentions of the Offeror in relation to the Yashili Group” in the “Letter from UBS” in this Composite Document.

9.	INFORMATION ON THE YASHILI GROUP

Yashili is a company incorporated in the Cayman Islands with limited liability, whose Yashili Shares have been listed on the main board of the Stock Exchange since November 1, 2010. Yashili Group is principally engaged in the production and sale of paediatric milk formula products and nutrition food.

10.	COMPULSORY ACQUISITION AND WITHDRAWAL OF LISTING

The Yashili Board notes that, notwithstanding the Offeror’s preference to maintain the listing of Yashili, the Offeror intends to exercise the right under section 88 of the Cayman Islands Companies Law to compulsorily acquire those Yashili Shares not

LETTER FROM THE YASHILI BOARD

acquired by the Offeror under the Share Offer if it, within four (4) months of the posting of this Composite Document, acquires not less than 90% of the Yashili Shares. On completion of the compulsory acquisition, if exercised, Yashili will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Yashili Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules. As soon as reasonably practicable after such application for the withdrawal of the listing of the Yashili Shares from the Stock Exchange has been made, Yashili will give Yashili Shareholders notice of the proposed withdrawal of the listing by way of an announcement pursuant to Rule 6.15 of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatize Yashili by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four (4) months after posting of the Composite Document total 90% or more of the disinterested Yashili Shares (meaning Yashili Shares other than those which are owned by the Offeror or its Concert Parties).

The Offeror will comply with Rule 15.6 of the Takeovers Code which requires that the Offers may not remain open for more than four (4) months from the posting of the Composite Document, unless the Offeror has by that time become entitled to exercise the right of compulsory acquisition and in which event, it must do so without delay.

WARNING: If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law required for compulsory acquisition and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Yashili Shares will be suspended from the Closing Date up to the withdrawal of listing of the Yashili Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

Undertaking to Re-list the Businesses of Yashili Group

The Offeror Parent undertakes (for itself and the Offeror Parent Group) that if the Offeror exercises its right of compulsory acquisition and Yashili withdraws its listing status on the Stock Exchange, the Offeror Parent will use its commercially reasonable efforts to effect a re-listing of the business of Yashili Group within five years from the date on which Yashili withdraws its listing on the Stock Exchange.

WARNING: If the listing status of Yashili on the Stock Exchange is withdrawn, there is no assurance that all or a substantial part of the businesses of Yashili Group will be re-listed on any stock exchange within five years from the date on which Yashili withdraws its listing status on the Stock Exchange or at all. Yashili Shareholders who accept the Share Offer should therefore exercise full care and caution in determining, and should give careful consideration as to, whether the Cash and Share Option is suitable for them.

LETTER FROM THE YASHILI BOARD

11.	RECOMMENDATION AND ADDITIONAL INFORMATION

Your attention is drawn to (i) the “Letter from the Independent Board Committee” on pages 60 to 61 of this Composite Document, which sets out its recommendations to the Independent Yashili Shareholders in relation to the Offers and (ii) the “Letter from the Independent Financial Adviser” on pages 62 to 100 of this Composite Document, which sets out its advice to the Independent Board Committee in relation to the Offers and the principal factors considered by it in arriving at its recommendations.

You are also advised to read the “Letter from UBS”, the Appendices to this Composite Document and the Forms of Acceptances in respect of the terms and acceptance and settlement procedures of the Offers.

Independent Yashili Shareholders and Yashili Optionholders are recommended to consult their own professional advisers as to the tax implications that may arise from accepting the Offers.

Yours faithfully,
By order of the board of
YASHILI INTERNATIONAL HOLDINGS LTD

Zhang Lidian
Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

YASHILI INTERNATIONAL HOLDINGS LTD

(incorporated in the Cayman Islands with limited liability)

(Stock code: 1230)

July 23, 2013

To the Independent Yashili Shareholders and Yashili Optionholders

Dear Sir or Madam,

VOLUNTARY GENERAL OFFER

BY UBS AG

ON BEHALF OF CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

FOR YASHILI INTERNATIONAL HOLDINGS LTD

We refer to this Composite Document dated July 23, 2013 issued jointly by Offeror Parent, Offeror and Yashili of which this letter forms part. Terms used in this letter shall have the same meaning as those defined in this Composite Document.

We have been appointed by the Yashili Board to: (i) consider the terms of the Offers and to advise you as to whether, in our opinion, the terms of the Share Offer are fair and reasonable so far as the Independent Yashili Shareholders are concerned and to make a recommendation as to acceptance; and (ii) express our views on the Option Offer. We have declared that we are independent and do not have any conflict of interest in respect of the Offers and are therefore able to consider the terms of the Share Offer and to make recommendations to the Independent Yashili Shareholders and to express our views on the Option Offer to the Yashili Optionholders.

Somerley has been appointed as the Independent Financial Adviser to advise us in respect of the terms of the Offers.

We draw your attention to the “Letter from UBS” set out on pages 13 to 49 of this Composite Document which contains, inter alia, information about the Offers, and the “Letter from the Independent Financial Adviser” set out on pages 62 to 100 of this Composite Document which contains the details of its advice and the principal factors taken into consideration in arriving at its recommendations in respect of the Offers.

We also draw your attention to the “Letter from the Yashili Board” set out on pages 50 to 59 of this Composite Document and the additional information set out in this Composite Document, including the appendices to this Composite Document and the accompanying Forms of Acceptance in respect of the terms of the Offers and acceptance and settlement procedures for the Yashili Shares and the Yashili Options.

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

Having taken into account the advice of the Independent Financial Adviser:

(a)	we consider that the terms of the Share Offer are fair and reasonable so far as the Independent Yashili Shareholders are concerned, and recommend the Independent Yashili Shareholders to accept the Cash Option of the Share Offer but not the Cash and Share Option of the Share Offer; and

(b)	we consider that the terms of the Option Offer are fair and reasonable so far as the Yashili Optionholders are concerned, and recommend the Yashili Optionholders to accept the Option Offer.

Notwithstanding our recommendations, the Independent Yashili Shareholders and the Yashili Optionholders should consider carefully the terms and conditions of the Offers.

Yours faithfully,

The Independent Board Committee

YASHILI INTERNATIONAL HOLDINGS LTD

Mr. Yu Shimao    Mr. Chen Yongquan    Mr. Samuel King On Wong    Mr. Liu Jinting

Independent Non-executive Directors

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

The following is the text of a letter of advice from Somerley Limited to the Independent Board Committee, which has been prepared for the purpose of inclusion in the Composite Document.

SOMERLEY LIMITED
20th Floor
Aon China Building
29 Queen’s Road Central
Hong Kong

July 23, 2013

To:	the Independent Board Committee of
Yashili International Holdings Ltd

Dear Sirs,

VOLUNTARY GENERAL OFFER BY

UBS AG ON BEHALF OF

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED FOR

YASHILI INTERNATIONAL HOLDINGS LTD

INTRODUCTION

We refer to our appointment as independent financial adviser to advise the Independent Board Committee in connection with the Offers. Details of the Offers are contained in the Composite Document dated July 23, 2013, of which this letter forms part. Capitalised terms used in this letter shall have the same meanings as those defined in the Composite Document unless the context otherwise requires.

As set out in the Announcement, UBS will, on behalf of the Offeror, make a voluntary conditional offer (i) to acquire all of the outstanding Yashili Shares; and (ii) to cancel all of the outstanding Yashili Options.

The Yashili Board currently consists of five executive directors, two non-executive directors and four independent non-executive directors. In accordance with Rule 2.8 of the Takeovers Code, members of the Independent Board Committee should comprise all non-executive directors who have no direct or indirect interest in the Offers. Mr. Chang Herman Hsiu-Guo and Mr. Zhang Chi, both non-executive directors of Yashili, are respectively a senior director of Carlyle Asia Investment Advisor Limited and a director of the Asia Buyout Fund of Carlyle Group, affiliates of CA Dairy, and are not considered independent in the context of the Offers. The Independent Board Committee, comprising all of the independent non-executive directors of Yashili, namely Mr. Yu Shimao, Mr. Chen Yongquan, Mr. Samuel King On Wong and Mr. Liu Jinting, has been established to make recommendations to (i) the Independent Yashili Shareholders as to whether the terms of the Share Offer are fair and reasonable so far as the Independent Yashili Shareholders are concerned and make a recommendation as to acceptance; and (ii) express their views on the Option Offer to the Yashili Optionholders. The Independent Board Committee has approved our appointment as the Independent Financial Adviser to advise the Independent Board Committee in this regard.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

We are not associated or connected with Yashili or the Offeror, their respective substantial shareholders or any party acting, or presumed to be acting, in concert with any of them and, accordingly, are considered eligible to give independent advice on the Offers. Apart from normal professional fees payable to us in connection with this appointment, no arrangement exists whereby we will receive any fees or benefits from Yashili or the Offeror, their respective substantial shareholders or any party acting, or presumed to be acting, in concert with any of them.

In formulating our opinion, we have reviewed, among other things, (i) the Announcement; and (ii) the annual reports of Yashili for the two years ended December 31, 2011 and 2012 and we have discussed with the Yashili Directors their statement set out in Appendix II to the Composite Document that save as disclosed therein, there has been no material change since the date of the last published audited accounts of the Yashili Group up to and including the Latest Practicable Date. We have also relied on the information and facts supplied, and the opinions expressed, by the Yashili Directors, and have assumed that the information and facts provided and opinions expressed to us are true, accurate and complete in all material aspects at the time they were made and up to the date of the Composite Document. We have further assumed that all representations contained or referred to in the Composite Document are true, accurate and complete at the time they were made and at the date of the Composite Document. Independent Yashili Shareholders will be informed as soon as practicable if we become aware of any material change to such information. We have also sought and received confirmation from the Yashili Directors that no material facts have been omitted from the information supplied and opinions expressed to us. We consider that the information we have received is sufficient for us to reach our opinion and give the advice set out in this letter. We have no reason to believe that any material information has been omitted or withheld, or doubt the truth or accuracy of the information provided. We have, however, not conducted any independent investigation into the business and affairs of the Yashili Group, nor have we carried out any independent verification of the information supplied.

We have not considered the tax implications on the Independent Yashili Shareholders and the Yashili Optionholders of acceptance of the Offers since these depend on their individual circumstances. In particular, Independent Yashili Shareholders and Yashili Optionholders who are residents overseas or subject to overseas taxes or Hong Kong taxation on securities dealings should consider their own tax positions and, if in any doubt, should consult their own professional advisers.

PRINCIPAL TERMS OF THE OFFERS

The terms set out below are summarised from the “Letter from UBS” and “Letter from the Yashili Board” contained in the Composite Document, and Appendix I to the Composite Document. Independent Yashili Shareholders and Yashili Optionholders are encouraged to read the relevant letters and appendix in full. Independent Yashili Shareholders should note that the terms of the Cash and Share Option are unusual in Hong Kong and somewhat complex. Independent Yashili Shareholders who consider accepting the Cash and Share Option should therefore take care to read all the terms of this option carefully.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(a)	Share Offer Price and Option cancellation price

On behalf of the Offeror, the Offers will be made by UBS on the following basis:

The Share Offer:

Under the Share Offer, Yashili Shareholders accepting the Share Offer will have a choice of either:

(a)	for each Yashili Share, HK$3.50 in cash (the “Cash Option”); or

(b)	for each Yashili Share, HK$2.82 in cash and 0.681 Offeror Share (the “Cash and Share Option”).

The Offeror is a private company set up by the Offeror Parent for the sole purpose of making the Offers and holding Yashili Shares. There is no inherent value in the Offeror Shares prior to the Offeror completing the Offers and acquiring the Yashili Shares. In addition, there may be a limited market for the transfer of the Offeror Shares.

Each Accepting Yashili Shareholder (other than HKSCC Nominees) may choose either the Cash Option or the Cash and Share Option in respect of his entire holding of Yashili Shares. HKSCC Nominees may elect to choose the Cash Option for part of its holding of Yashili Shares and the Cash and Share Option for the remainder of its holding of Yashili Shares.

The Yashili Shares to be acquired under the Share Offer shall be fully paid and shall be acquired free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching to them as at the Closing Date or subsequently becoming attached to them, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the Closing Date, the earliest date for which is August 13, 2013. In particular, two significant dividends, a final dividend of Yashili of RMB11.31 cents per Yashili Share declared for the year ended December 31, 2012 and a special dividend of RMB28.25 cents per Yashili Share declared for the year ended December 31, 2012 by Yashili, have recently been paid to Yashili Shareholders. The Yashili Shares are being acquired under the terms of the Share Offer “ex” such dividends, i.e. the consideration receivable by the Yashili Shareholders under the Share Offer is in addition to those dividends.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue, voting rights and capital. Fractions of the Offeror Shares are to be rounded up to the nearest whole number.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

The Option Offer:

(A)	In respect of Yashili Options with an exercise price of RMB0.11:

	For cancellation of each such Yashili Option	HK$	3.361 in cash

(B)	In respect of Yashili Options with an exercise price of HK$1.50:

	For cancellation of each such Yashili Option	HK$	2.00 in cash

(C)	In respect of Yashili Options with an exercise price of RMB1.84:

	For cancellation of each such Yashili Option	HK$	1.171 in cash

Under Rule 13 of the Takeovers Code, where an offer is made for shares, and options are also outstanding, the offeror must make an appropriate offer or proposal to the holders of the options to ensure that their interests are safeguarded. Equality of treatment is required. The cancellation prices under the Option Offer set out above, which are the respective “see through” prices, i.e. the Share Offer Price less the relevant exercise price in respect of the outstanding Yashili Options, reflect the normal basis adopted.

By accepting the Option Offer, Yashili Optionholders will renounce and agree to the cancellation of relevant outstanding Yashili Options, whereafter all rights under those outstanding Yashili Options shall lapse and be fully discharged and of no further effect.

Pursuant to the terms of the Pre-IPO Share Option Scheme and the Share Option Scheme, in the event that a general offer is made to all Yashili Shareholders and such offer becomes or is declared unconditional prior to the expiry date of the relevant Yashili Options, Yashili Optionholders are entitled to exercise the Yashili Options (to the extent not already exercised) at any time within one month after the date on which the offer becomes or is declared unconditional. The Yashili Options will lapse after such one-month period. Accordingly, the exercise periods for the relevant outstanding Yashili Options are accelerated.

Yashili Optionholders should therefore monitor the situation closely and, if the Share Offer becomes unconditional, and should ensure that they either accept the Option Offer or exercise their Yashili Options before the close of the one-month period for exercise as they will lose substantial value of their Yashili Options if they simply allow their Yashili Options to lapse. In the event that any of the Yashili Options are exercised before the close of the Offers in accordance with the provisions of the Pre-IPO Share Option Scheme or the Share Option Scheme, the Yashili Shares issued as a result thereof will be subject to the Share Offer.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(b)	Conditions of the Share Offer

The Share Offer is subject to the Conditions, which include, among other things, valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on the Closing Date (or such later time or date as the Offeror may, subject to the rules of the Takeovers Code, decide) in respect of such number of Yashili Shares which will result in the Offeror and persons acting in concert with it holding at least 75% of the voting rights in Yashili. This Condition can be waived if the Offeror receives acceptances in respect of the Share Offer which would result in the Offeror Parent, the Offeror and their respective Concert Parties holding more than 50% of the voting rights in Yashili. Certain Conditions can be waived in whole or in part by the Offeror while certain Conditions cannot be waived (such as the obtaining of approval at an EGM of the Offeror Parent in relation to the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a ‘major transaction’ pursuant to the Listing Rules). The Offeror Parent has obtained approval from its shareholders at an EGM in this regard pursuant to the Listing Rules.

Further details of the Conditions are set out in the “Letter from UBS” contained in the Composite Document.

(c)	The Irrevocable Undertakings

On June 17, 2013, Zhang International and CA Dairy each executed an irrevocable undertaking (the Zhang Irrevocable Undertaking and the CA Dairy Irrevocable Undertaking respectively) in favour of the Offeror Parent and the Offeror, pursuant to which each of Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept, or procure the acceptance of, the Share Offer with respect to the Relevant Yashili Shares as soon as possible and in any event by 4:00 p.m. on the Business Day after the Despatch Date. Zhang International has committed to accept the Cash and Share Option for all of the Yashili Shares held by it as at the date of the Zhang Irrevocable Undertaking. CA Dairy has committed to accept the Cash Option in respect of all the Yashili Shares owned by it as at the date of the CA Dairy Irrevocable Undertaking.

Each of Zhang International and CA Dairy has irrevocably undertaken, among other things, that it will not withdraw any acceptance of the Share Offer in respect of the Relevant Yashili Shares. Zhang International has also undertaken in the Zhang Irrevocable Undertaking that from the date of the Zhang Irrevocable Undertaking until a period of three years from the date of Completion, it will not register the transfer of any of its issued share capital or otherwise issue, allot or agree to issue or allot any shares, securities or other interests in its share capital or loan capital or otherwise recognise any economic interests in its equity asserted by a person other than any member of the Zhang’s Family. Such provisions form part of the Zhang Irrevocable Undertaking and will terminate in the event that the Zhang Irrevocable Undertaking is terminated in accordance with its terms. If the Offeror Shares Lock-Up Restrictions and/or the Yashili Shares Lock-Up Restrictions as detailed in the “Letter from UBS” lapse, this lock up restriction for Zhang International shall also lapse. Non-competition and non-solicitation undertakings were also provided by Zhang International.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Further details of the Irrevocable Undertakings, non-competition and non-solicitation undertakings, and lock-up restrictions are contained in the “Letter from UBS” in the Composite Document.

(d)	Conditions of the Option Offer

The Option Offer will be conditional upon the Share Offer becoming or being declared unconditional in all respects. Following acceptance of the Option Offer, the relevant Yashili Options together with all rights attaching thereto will be entirely cancelled and renounced on the Closing Date.

PRINCIPAL FACTORS AND REASONS CONSIDERED

In formulating our opinion and recommendation with regard to the Offers, we have taken into account the following principal factors and reasons:

1.	Background to and reasons for the Offers

The Yashili Shares have been listed on the Main Board of the Stock Exchange since November 1, 2010. The Yashili Group is principally engaged in the production and sale of paediatric milk formula products and nutrition food. In the 2012 annual report of Yashili, Yashili Group’s products are categorised into four reportable segments (i) production and sale of Yashily paediatric milk formula products; (ii) production and sale of Scient paediatric milk formula products; (iii) production and sale of nutrition products; and (iv) others, including the production and sale of packing materials mainly for Yashili Group’s internal use, and sale of surplus raw materials. Yashili Group’s core brand Yashily is primarily targeted at mid/high-end consumer groups and Scient is a premium brand which targets high-end consumers, with products that compete with major international infant formula brands.

It is stated in the “Letter from UBS” contained in the Composite Document that the Offeror, a wholly-owned subsidiary of the Offeror Parent, was incorporated in the British Virgin Islands by the Offeror Parent on June 4, 2013 for the sole purpose of making the Offers and holding Yashili Shares. If the Share Offer becomes unconditional in all respects, the Offeror will be the new holding company of Yashili upon the close of the Offers. The Offeror has not carried on any business since incorporation, other than matters in connection with the Offers. The Offeror will not engage in any business other than holding Yashili Shares. The principal activity of the Offeror Parent (a listed company on the Stock Exchange) is investment holding and the Offeror Parent Group is principally engaged in manufacturing and distribution of quality dairy products mainly in the PRC. The Offeror Parent Group’s products range includes liquid milk products, such as UHT milk, milk beverages and yogurt, ice-cream and other dairy products such as milk powder. In December 2012, the Offeror Parent Group’s annual production capacity of dairy products reached 7.58 million tonnes. As disclosed in the Offeror Parent’s 2012 annual report, the audited revenue of the Offeror Parent for the year ended December 31, 2012 and December 31, 2011 amounted to approximately RMB36.1 billion and RMB37.4 billion respectively. For the year ended December 31, 2012 and December 31, 2011, the Offeror Parent’s profit for the year attributable to its equity owners amounted to approximately RMB1.3 billion and RMB1.6 billion respectively.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

The PRC dairy market has continued to grow over the past few years and the paediatric milk formula market, one of the key components of the PRC dairy market, has been expanding rapidly as well. The Offeror Parent considers that establishing a partnership between the Offeror Parent’s leading dairy brand in the PRC, Mengniu, and Yashili’s brand, Yashili (being one of the successful paediatric milk powder brands in the PRC), would enable both parties to leverage each other’s capabilities and resources in product offering, product innovation, upstream sourcing, distribution and sales channel development, product quality control and consumer marketing to capture the rapid growth of paediatric milk formula market in the PRC. Yashili Group’s business model integrates high brand recognition, imported premium dairy raw materials and a proprietary formula, and commitment to establish a high standard of quality supervision and quality assurance system. The Offeror Parent Group intends to work with Yashili Group with a view to maintaining Yashili Group’s independent operating platform for the paediatric milk powder business and the Offeror Parent envisions no change in Yashili Group’s sourcing policy to ensure that consumers continue to enjoy unchanged quality commitment and brand value from Yashili Group’s products. The Offeror Parent believes that, through this co-operation, both companies will be able to offer more consumers a wider range of safe, healthy dairy products of the highest quality.

2.	Financial information and prospects of Yashili Group

(a)	Financial performance

The following is a summary of the audited consolidated results of Yashili Group for the three years ended December 31, 2010, 2011 and 2012, as extracted from the relevant annual reports of Yashili Group. Further details of the results and other financial information of Yashili Group are set out in Appendix II to the Composite Document. The consolidated results are presented in Renminbi (“RMB”).

	Year ended December 31,
	2012	2011	2010
	RMB’000	RMB’000	RMB’000
	(Audited)	(Audited)	(Audited)

Turnover	3,655,143	2,957,818	2,954,370
Cost of sales	(1,693,452)	(1,419,512)	(1,272,624)

Gross profit	1,961,691	1,538,306	1,681,746
Other revenue	37,631	28,714	61,234
Other net loss	(392)	(252)	(585)
Selling and distribution expenses	(1,222,745)	(1,061,861)	(957,468)
Administrative expenses	(202,104)	(185,454)	(182,823)
Other expenses	(14,702)	(6,457)	(11,536)

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

	Year ended December 31,
	2012	2011	2010
	RMB’000	RMB’000	RMB’000
	(Audited)	(Audited)	(Audited)

Profit from operations	559,379	312,996	590,568
Finance income	89,749	65,123	11,909
Finance costs	(2,804)	(2,730)	(13,024)

Net finance income / (costs)	86,945	62,393	(1,115)

Profit before taxation	646,324	375,389	589,453
Income tax expenses	(175,856)	(66,964)	(86,312)

Profit for the year	470,468	308,425	503,141

Attributable to:
Equity shareholders of Yashili	468,482	306,258	502,354
Non-controlling interests	1,986	2,167	787

Profit for the year	470,468	308,425	503,141

	RMB Cents	RMB Cents	RMB Cents

Earnings per Yashili Share
Basic	13.3	8.7	16.6
Diluted	13.2	8.6	16.3

Dividend per Yashili Share*
Final dividend	11.31	5.68	7.00
Special dividend	28.25	—	—

*	Represents dividend declared per Yashili Share in respect of the respective financial year

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(i)	Revenue

The following table sets out Yashili Group’s revenue by reportable segments for the three years ended December 31, 2010, 2011 and 2012:

	Year ended December 31,
	2012	2011	2010
	RMB’000	RMB’000	RMB’000
	(Audited)	(Audited)	(Audited)

Yashily paediatric milk formula products	2,478,269	1,825,525	1,816,133
Scient paediatric milk formula products	653,426	608,627	624,344
Nutrition products	489,445	473,312	466,719
Others	34,003	50,354	47,174

Total	3,655,143	2,957,818	2,954,370

As illustrated in the summary above, the principal products of Yashili Group are Yashily paediatric milk formula products which contributed more than 60% of total revenue of Yashili Group for each of 2010, 2011 and 2012. Revenue for the year ended December 31, 2011 was very similar to that of 2010. Selling prices of Yashili Group’s products increased and product mix improved, but this was partially offset by the increase in sales discount granted to distributors.

For the year ended December 31, 2012, revenue from Yashily paediatric milk formula products increased by approximately 35.8% as compared to that of 2011, which was mainly attributable to overall growth of sales volume boosted by successful sales strategies. During the year of 2012, Yashili Group strengthened its channels in second- and third-tier cities as well as rural areas. Sales in these areas surged by approximately RMB602.4 million in 2012 as compared to 2011.

As a result of fierce market competition and decrease in sales volume, revenue from Scient paediatric milk formula products decreased by approximately 2.5% in 2011 from that of 2010. For the year ended December 31, 2012, revenue increased by approximately 7.4% as compared to that of 2011 mainly due to the launch of Merla series under the Scient brand in mid 2012.

There has been an increasing trend for the sale of nutrition products for the past three years ended December 31, 2010, 2011 and 2012 primarily due to growth in market demand. Revenue from other products increased by approximately 6.7% in 2011 as compared to that of 2010 mainly due to the increase in the sales of surplus raw material, whereas revenue from other products dropped in 2012 mainly due to a decrease in such sales.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(ii)	Gross profit

For the year ended December 31, 2011, Yashili Group’s gross profit decreased by approximately 8.5% as compared to that of 2010 mainly due to the significant surge in price of both raw milk powder and its supplements. The surge of raw milk powder price in New Zealand was under the influence of drought and earthquake. Also, more sales discounts and sample gifts were given out to customers. As a result, the gross profit margin decreased from approximately 56.9% in 2010 to approximately 52.0% in 2011.

Gross profit of Yashili Group increased by approximately 27.5% in 2012 as compared to that of 2011. More sales discounts were granted by Yashili Group to encourage further development of the market, but on the other hand, the product mix was improved and average cost of raw milk powder decreased during the year which contributed to slightly improved gross profit margin of approximately 53.7% in 2012.

(iii)	Other revenue

Other revenue included primarily government grants, compensation income, rental income and others. For the year ended December 31, 2010, other revenue included a reversal of input value-added tax transferred-out of approximately RMB22.8 million incurred during the melamine incident as approved by local tax bureau. As there was no such reversal in 2011 and there was a drop of government grant, other revenue decreased to approximately RMB28.7 million in 2011.

(iv)	Expenses and profits attributable to equity shareholders of Yashili

Selling and distribution expenses consisted primarily of advertising expenses, promotional expenses, transportation expenses, salaries and employee benefits for sales personnel and other related expenses. For the year ended December 31, 2012, Yashili Group’s selling and distribution expenses amounted to approximately RMB1,222.7 million, representing an increase of approximately 15.2% from 2011. The increase was mainly due to increase in salary and other expenses relating to sales promoters and promotion expenses. Advertisement expenses incurred in 2012 were lower than that of 2011. In the first half of 2011, Yashili Group increased its prime time television advertisements to raise the awareness and reputation of its products. The commercial finished broadcasting in the first half of 2011.

Administrative expenses consisted primarily of salaries and employee benefits of administrative and management staff, depreciation and amortization expenses, travel and entertainment expenses, audit fees, research and development expenses, provisions for doubtful receivables, office rental expenses and other related expenses. Administrative expenses have increased by approximately 1.4% from 2010 to 2011, and approximately 9.0% from 2011 to 2012 mainly due to increase in staff cost, office expenses and related expenses.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

For the year ended December 31, 2011, Yashili Group’s finance costs decreased by approximately 79.1% as compared to the preceding year, primarily due to the decrease in the weighted average balance of Yashili Group’s bank borrowings. Net finance income amounted to approximately RMB62.4 million in 2011. For the year ended December 31, 2012, net finance income amounted to approximately RMB86.9 million. Such growth was mainly due to the increase in investment income during 2012 and gain from fair value changes from the wealth management products with capital preservation as at December 31, 2012.

Yashili Group’s income tax expenses amounted to approximately RMB67.0 million in 2011, with a higher effective income tax rate as compared to that in 2010. Such higher tax rate was mainly due to expiry of the preferential taxation period for a major subsidiary of Yashili. The impact resulted from such increment in the tax rate has been partially offset by deferred tax asset on the deductible tax loss brought forward recognised by another subsidiary. For the year ended December 31, 2012, Yashili Group’s income tax expense amounted to RMB175.9 million. Such increase was mainly due to the surge in total profit before tax and increase in the effective income tax rate as compared that in 2011, as detailed in Yashili Group’s 2012 annual report.

Yashili Group’s profit attributable to equity shareholders amounted to RMB306.3 million in 2011, representing an approximate decrease of 39.0% as compared to that of 2010. This was mainly due to the impact of decrease in gross profit margin and increase in selling and distribution expenses noted above.

For the year ended December 31, 2012, profit attributable to equity shareholders of Yashili increased by approximately 53.0% as compared to that of 2011 mainly contributed by various factors including growth in profit margin, and decrease in the ratio of selling and distribution expenses over Yashili Group’s revenue but partially offset by the increase of income tax expenses.

(v)	Earnings per Yashili Share and dividends

The basic earnings per Yashili Share for the three years ended December 31, 2010, 2011 and 2012 were approximately RMB16.6 cents, RMB8.7 cents and RMB13.3 cents respectively and the diluted earnings per Yashili Share for the three years ended December 31, 2010, 2011 and 2012 were approximately RMB16.3 cents, RMB8.6 cents and RMB13.2 cents respectively. The movements in the earnings per Yashili Share followed that of the net profits of the Yashili Group.

Yashili declared a final dividend of RMB11.31 cents per Yashili Share for the year ended December 31, 2012 (which was paid in early July 2013), totalling approximately RMB400.3 million. This represents approximately

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

85% of the profit attributable to equity shareholders of Yashili for the year ended December 31, 2012, which we consider a high pay-out ratio. In addition, Yashili also declared a special dividend of RMB28.25 cents per Yashili Share in respect of the year ended December 31, 2012 (which was also paid in early July 2013). Consequently, the total dividends paid in respect of 2012 substantially exceeded the earnings for that year.

For the year ended December 31, 2011, a final dividend of RMB5.68 cents per Yashili Share was declared, totalling approximately RMB200.1 million. This represented approximately 65% of the profit attributable to equity shareholders of Yashili for the year ended December 31, 2011. For the year ended December 31, 2010, it is stated in the 2010 annual report of Yashili that a final dividend of RMB7 cents per Yashili Share was declared totalling approximately RMB246 million and representing approximately 49% of the profit attributable to equity shareholders of Yashili for the year ended December 31, 2010. However, Yashili only became a listed company in November 2010. No interim dividend was declared in respect of 2011 or 2012.

(b)	Financial position

Set out below are the summarised consolidated balance sheets of Yashili as at December 31, 2010, December 31, 2011 and December 31, 2012. Further details of the financial position of Yashili Group as at those dates and other financial information of Yashili Group, including the indebtedness statement, are set out in Appendix II to the Composite Document.

	As at	As at	As at
	December 31,	December 31,	December 31,
	2012	2011	2010
	RMB’000	RMB’000	RMB’000
	(Audited)	(Audited)	(Audited)

NON-CURRENT ASSETS
Property, plant and equipment	743,863	729,525	706,550
Investment properties	112,004	76,334	71,752
Lease prepayments	130,432	133,367	136,302
Intangible assets	3,937	5,346	7,278
Deferred tax assets	80,015	77,048	50,780
Prepayments and other receivables	184,170	11,016	16,525
Long-term bank deposits	306,142	—	—
Other non-current assets	8,285	6,875	3,342

	1,568,848	1,039,511	992,529

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

	As at December 31, 2012	As at December 31, 2011	As at December 31, 2010
	RMB’000 (Audited)	RMB’000 (Audited)	RMB’000 (Audited)

CURRENT ASSETS
Inventories	652,922	577,731	390,815
Trade and bills receivables	26,779	52,344	192,312
Prepayments and other receivables	135,667	138,148	102,000
Amounts due from related parties	911	1,816	1,456
Restricted bank deposits	299,609	72,456	42,310
Cash and cash equivalents	2,073,161	2,581,563	2,759,273
Short-term bank deposits	611,972	—	—
Other investments	200,000	180,000	—

	4,001,021	3,604,058	3,488,166

CURRENT LIABILITIES
Trade and other payables	1,028,573	720,118	499,948
Loans and borrowings	330,912	31,359	158,440
Amounts due to related parties	2,188	1,722	4,566
Income tax payables	89,223	53,102	33,200

	1,450,896	806,301	696,154

Net current assets	2,550,125	2,797,757	2,792,012

Total assets less current liabilities	4,118,973	3,837,268	3,784,541

NON-CURRENT LIABILITIES
Deferred income	18,627	30,669	42,928
Deferred tax liabilities	18,000	2,600	11,664

	36,627	33,269	54,592

Net assets	4,082,346	3,803,999	3,729,949

CAPITAL AND RESERVES
Capital	302,601	301,463	300,685
Reserves	3,776,458	3,501,235	3,430,130

Total equity attributable to equity shareholders of Yashili	4,079,059	3,802,698	3,730,815
Non-controlling interests	3,287	1,301	(866)

TOTAL EQUITY	4,082,346	3,803,999	3,729,949

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(i)	Property, plant and equipment, investment properties and lease prepayments

Property, plant and equipment of Yashili Group include principally plant and buildings located in the PRC, as well as machinery and equipment used in the business of Yashili Group. The respective net book value was approximately RMB468.2 million and RMB366.0 million as at December 31, 2012. The investment properties of Yashili Group primarily consisted of properties in the PRC under a medium-term lease. Building ownership certificates of investment properties with carrying amount of approximately RMB37.3 million had not yet been issued as at December 31, 2012, but Yashili does not foresee any substantial obstacle in obtaining this building ownership certificate. The lease prepayments represent the value attributable to land use rights premium paid to authorities in the PRC.

(ii)	Inventories

The inventories of Yashili Group represented approximately 11.7% of Yashili Group’s total assets as at December 31, 2012. Such balance consisted primarily of raw materials, work-in-progress and finished goods. As at December 31, 2012, Yashili Group’s inventory balance amounted approximately RMB652.9 million, with increase of approximately RMB75.2 million as compared to 2011, of which, balance for raw materials and finished goods increased by RMB46.8 million and RMB48.0 million respectively. Yashili Group had stockpiled more raw materials and finished goods to satisfy stronger market demand for its products in 2013.

(iii)	Prepayments and other receivables, and trade and bills receivables

Prepayments and other receivables of Yashili Group represented approximately 5.7% of Yashili Group’s total assets as at December 31, 2012. The balance of non-current prepayments and other receivables amounted to approximately RMB184.2 million as compared to approximately RMB11.0 million in 2011. Such increase mainly represented deposit for acquisition of land use right for the new headquarters in the PRC and food research institute, and prepayments for purchase of equipment for production and liquid drink in the Zhengzhou plant of Yashili Group.

Trade and bills receivables comprised mainly trade receivables. The net trade and bills receivable after doubtful debt allowance amounted to approximately RMB26.8 million as at December 31, 2012. As at December 31, 2012, Yashili Group had trade and bills receivables of approximately RMB19.9 million which were within agreed credit periods, and approximately RMB4.4 million which were overdue for not more than 3 months, which respectively represented approximately 74.3% and 16.5% of the trade and bills receivables balance.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(iv)	Trade and other payables

Trade and other payables comprised mainly trade payables and advances from customers. Trade and other payables amounted to approximately RMB1,028.6 million as at December 31, 2012. As stated in Yashili Group’s 2012 annual report, the credit period granted to Yashili Group by the suppliers ranges from 30 days to 90 days. As at December 31, 2012, Yashili Group’s trade and other payables amounted to RMB1,028.6 million, as compared to RMB720.1 million in 2011. The increase was mainly due to (i) increase in amount payable for raw material by RMB110.4 million as Yashili Group procured more raw material to satisfy strong market demand in the fourth quarter of 2012; and (ii) the balance of customers’ prepayments received by Yashili Group increased by RMB142.7 million due to strong market demand in January 2013.

(v)	Cash and indebtedness position

Cash and cash equivalents dropped from approximately RMB2,581.6 million as at December 31, 2011 to approximately RMB2,073.2 million as at December 31, 2012 mainly due to net cash generated from operating activities of approximately RMB772.0 million offset primarily by net cash used in investing activities of approximately RMB1,144.9 million and net cash used in financing activities of approximately RMB130.4 million. As at December 31, 2012, other bank deposits include short-tem bank deposits amounted to approximately RMB612.0 million which will mature in one year and long-term bank deposits amounted to approximately RMB306.1 million which will mature in 2 to 3 years.

Yashili Group recorded short-term loans and borrowings of approximately RMB330.9 million as at December 31, 2012, which are mainly denominated in RMB.

(vi)	Net asset value per Yashili Share and gearing ratio

As at December 31, 2012, the audited consolidated net asset value attributable to equity shareholder of Yashili per Yashili Share was approximately RMB1.16 per Yashili Share, calculated by dividing the audited net asset value of Yashili Group attributable to equity shareholders of approximately RMB4,079.1 million by the 3,522,946,000 Yashili Shares in issue as at December 31, 2012. Yashili announced a final dividend of RMB11.31 cents per Yashili Share and a special dividend of RMB28.25 cents per Yashili Share, both for the year ended December 31, 2012, on March 25, 2013 and May 5, 2013 respectively. Based on the number of Yashili Shares in issue as at December 31, 2012, the final dividend and special dividend would total to approximately RMB1,393.7 million. The adjusted net asset value per Yashili Share would decrease by approximately 34.1% to approximately RMB0.7644 per Yashili Share after deducting the final and special dividends. The final and special dividends have been paid in early July 2013.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

The gearing ratio of Yashili Group was approximately 4.9% based on the bank borrowings of RMB200,148,000 set out in the “Indebtedness statement” as set out in Appendix II to the Composite Document divided by the net assets as at December 31, 2012. Although dividends totalling approximately RMB1.4 billion have been paid since that date, we understand from Yashili the payment was made out of cash in hand.

(c)	Prospects of Yashili Group

As stated in Yashili’s 2012 annual report, owing to, among other factors, expected increase in per capita income of urban and rural residents, the paediatric milk powder market has scope for expansion. Consumption and investment in second and third-tier cities has significantly increased, and therefore Yashili Group expect that the growth of the paediatric food market in second and third-tier cities would exceed that in first-tier cities in 2013. Yashili anticipates that the birth rate will remain at a relatively stable level, which provides a wider platform and market for Yashili Group to maintain its growth.

In recent years, a series of policies and systems in respect of the paediatric milk powder market was promulgated by the PRC government authorities to establish and improve the national standard for safety of dairy products, and eliminate substandard small and medium sized enterprises. Due to the high standards and rigorous requirements of the paediatric milk powder industry, large scale dairy enterprises will enjoy competitive strength in terms of the number of brands as a corollary of industrial modernisation facilitated by the government. In order to capture further business opportunities, Yashili Group will continue to focus on tasks such as expanding marketing channels, enhancing brand building, increasing research and development, implementing strict control over product quality and carrying forward overseas projects. Yashili announced in January 2013 its plan to establish a manufacturing facility for production of finished products and semi-finished products, including base milk powder, in New Zealand. It was further announced by Yashili in March 2013 that consent from New Zealand government in respect of investment in this project had been obtained. The manufacturing facilities are expected to be put into operation in second half of 2014.

Yashili Group faces a number of challenges in expanding its business. Competition is intense in the PRC infant formula industry. Foreign brand companies are devoting greater resources to develop the business in the PRC because the PRC is experiencing high infant formula market growth. Food safety is one of the critical risks for the food and beverage industry in the PRC, especially for the infant formula sector. Accordingly, the business of Yashili Group is highly sensitive to consumers’ perception of the safety, quality and health benefits of its products. Any real or perceived product contamination, spoilage or adulteration could adversely affect the business of Yashili Group. Moreover, the fluctuation of raw milk powder price poses a risk to the gross profit margin of Yashili Group. The significant surge of raw milk powder in New Zealand resulted in a squeeze of gross profit margin by 4.9 percentage points to approximately 52% in 2011. This contributed primarily to the drop of the profit attributable to equity shareholders of Yashili from approximately RMB502.4 million in 2010 to approximately RMB306.3 million in 2011.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

According to press reports, the PRC government has recently investigated a number of foreign makers of infant formula for possible price fixing and anticompetitive activity. In response to the investigation, Wyeth Nutrition, now owned by Nestle SA, announced price reductions for its major products by up to 20% with an average reduction of 11%. Danone SA also announced that it planned to cut prices for its infant formula products in the PRC by up to 20%. On July 9, 2013, Biostime International Holdings Limited (“Biostime”) (stock code: 1112) announced a series of consumer rewards activities and that customers will enjoy a discount of around 11% off the suggested retail prices of infant formula products. Mead Johnson Nutrition Company announced that it will reduce prices of its infant milk formula products in the PRC by 7% to 15%, and also launch new promotional campaigns aimed at reinforcing the trust and support of PRC consumers. The price reductions by Wyeth Nutrition, Danone SA, Biostime and Mead Johnson Nutrition Company may exert pricing pressure on other industry players, including Yashili Group.

3.	Analysis of the price performance and trading liquidity of Yashili Shares

(a)	Short-term price performance (since March 26, 2013)

On March 25, 2013, after trading hours of the Yashili Shares on the Stock Exchange, Yashili announced the preliminary annual results for the year ended December 31, 2012 and a final dividend of RMB11.31 cents per Yashili Share for the year ended December 31, 2012. On Sunday, May 5, 2013, Yashili announced a special dividend of RMB28.25 cents per Yashili Share for the year ended December 31, 2012 in addition to the final dividend of RMB11.31 cents per Yashili Share. The ex-entitlement date in respect of both the final dividend and special dividend was June 11, 2013 which is also the “Last Trading Date” as defined in the Composite Document. The prices of the Yashili Shares during the period between the respective announcements of the final dividend and special dividend and up to June 10, 2013, as quoted on the Stock Exchange, represented the “cum dividend” prices of the Yashili Shares.

Since the Yashili Shares are being acquired “ex dividend” under the Share Offer and the amount of final and special dividends is substantial, for the purposes of comparing “like with like”, we have compared the Share Offer Price with the prices of the Yashili Shares on an “ex dividend” basis in respect of the final and special dividends by deducting (a) the final dividend of RMB0.1131 per Yashili Share (equivalent to HK$0.1421 per Yashili Share as extracted from the website of the Stock Exchange) from the closing Yashili Share price as quoted on the Stock Exchange for the period from March 26, 2013 (the first trading day after the announcement of the final dividend by Yashili) and (b) the special dividend of RMB0.2825 per Yashili Share (equivalent to HK$0.355 per Yashili Share as extracted from the website of the Stock Exchange) from the closing Yashili Share price as quoted on the Stock Exchange for the period from May 6, 2013 (the first trading day

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

after the announcement of the special dividend by Yashili), both to June 10, 2013 (the last trading day of the Yashili Shares on a “cum dividend” basis). On this basis, the Share Offer Price of HK$3.50 represents:

(i)	a premium of approximately 9.4% over the closing price of HK$3.20 per Yashili Share, which is the “ex dividend” price quoted on the Stock Exchange, on the Last Trading Date (i.e. June 11, 2013), being the last full trading day prior to the suspension of trading in the Yashili Shares on the Stock Exchange before the announcement of the Share Offer;

(ii)	a premium of approximately 10.1% over the average closing price of approximately HK$3.18 per Yashili Share for the last 5 trading days on an ex dividend basis immediately prior to and including the Last Trading Date;

(iii)	a premium of approximately 9.0% over the average closing price of approximately HK$3.21 per Yashili Share for the last 10 trading days on an ex dividend basis immediately prior to and including the Last Trading Date;

(iv)	a premium of approximately 11.6% over the average closing price of approximately HK$3.14 per Yashili Share for the last 20 trading days on an ex dividend basis immediately prior to and including the Last Trading Date;

(v)	a premium of approximately 14.0% over the average closing price of approximately HK$3.07 per Yashili Share on an ex dividend basis for the period from May 6, 2013 (the first trading day after the announcement of the special dividend by Yashili) and up to and including the Last Trading Date;

(vi)	a premium of approximately 20.3% over the average closing price of approximately HK$2.91 per Yashili Share on an ex dividend basis for the period from March 26, 2013 (the first trading day after the announcement of the final dividend by Yashili) and up to and including the Last Trading Date; and

(vii)	a premium of approximately 0.6% over the closing price of HK$3.48 per Yashili Share as quoted on the Stock Exchange as at the Last Practicable Date.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(b)	Share price performance since listing

Chart 1 below illustrates the daily closing price per Yashili Share from November 1, 2010, being the first day of trading of the Yashili Shares on the Stock Exchange, up to and including the Latest Practicable Date, and Chart 2 below compares the Yashili Share price performance with certain indices.

Note:	Chart 1 above has been prepared based on figures from Bloomberg where the Yashili Share prices were not stated on the same “ex dividend” basis as mentioned in sub-section (a) above.

Note:	Chart 2 above has been prepared based on figures from Bloomberg where the Yashili Share prices were not stated on the same “ex dividend” basis as mentioned in sub-section (a) above.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Yashili went public in November 2010 at a price of HK$4.20 per Yashili Share, but the price sank after the initial public offering and was generally in a downward trend until September 2011, bottoming at HK$1.03 per Yashili Share on September 26, 2011, being the lowest closing price of the Yashili Share during the period.

The Yashili Share price was relatively stable during the period from October 2011 to August 16, 2012, with the closing price fluctuating between HK$1.13 and HK$1.53.

The Yashili Share price saw an increasing trend after August 16, 2012, when Yashili announced its 2012 interim results. For the six months ended June 30, 2012, the unaudited profit attributable to the equity holders of Yashili increased by approximately 45.8% as compared to that of 2011. This may have contributed to the increase in Yashili Share price. The momentum continued and on January 10, 2013, Yashili announced the establishment of manufacturing facility for production of finished products and semi-finished products, including base milk powder, in New Zealand, with an annual production capacity expected to be about 52,000 tonnes. On January 21, 2013, Yashili published a positive profit alert and on May 5, 2013, Yashili announced a special dividend of RMB28.25 cents per Yashili Share for the year ended December 31, 2012 in addition to the final dividend.

On the first day of dealings in the Yashili Shares on an “ex dividend” basis in respect of both 2012 final and special dividends (i.e. June 11, 2013), the Yashili Share price dropped from HK$3.69 on June 10, 2013 to HK$3.20. This drop of HK$0.49 per Yashili Share is approximately equal to the sum of final dividends for the year of 2012 of RMB0.1131 per Yashili Share (equivalent to HK$0.1421 per Yashili Share as extracted from the website of the Stock Exchange) and special dividend of RMB0.2825 per Yashili Share (equivalent to HK$0.355 per Yashili Share as extracted from the website of the Stock Exchange). The Yashili Shares closed at HK$3.33 on June 13, 2013, the day when the trading of the Yashili Shares was suspended before the Announcement. The price of the Yashili Shares increased and closed at HK$3.43 per Yashili Share on June 19, 2013, the first trading day after the Announcement.

On July 16, 2013, the Offeror Parent announced that it had obtained the approval at an EGM in relation to the making of the Offers. On the following day (i.e. July 17, 2013), Yashili Shares closed at HK$3.52, representing a slight premium of approximately 0.57% over the Share Offer Price. Since then, Yashili Shares were closed at a price equivalent to or close to the Share Offer Price for the period from July 18, 2013 to the Latest Practicable Date. The Yashili Shares closed at HK$3.48 per Yashili Share as at the Latest Practicable Date.

Chart 2 above illustrates the performance of the Yashili Shares compared to that of the Hang Seng Index and the Hang Seng Composite SmallCap Index. During the review period (i.e. since the date of listing of the Yashili Shares on the Stock Exchange and up to the Latest Practicable Date), the Yashili Shares generally under-performed both the Hang Seng Index and the Hang Seng Composite SmallCap Index for most of the time, improving from August 2012. The improvement in the performance of the Yashili Shares may have been supported by announcements of improved 2012 interim results, the New Zealand manufacturing facility, the positive profit alert for 2012 results and the special dividend.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(c)	Short term and longer term share price comparisons

We note that in the short term, as set out in sub-section (a) above, the premium of the Share Offer Price over the market price (other than the market price as at the Latest Practicable Date) has ranged from approximately 9-20%. While 2013 has seen positive announcements, profitability has only returned to 2010 levels, and the announcement of the 2011 results coincided with a period of price weakness.

As discussed in sub-section (b) above, since its listing in late 2010, the Yashili Share price has fluctuated quite widely and not corresponded closely to index movements. The strong short term share price of Yashili before the Announcement may have been influenced by a series of positive announcements from Yashili, including an over 50% improvement in 2012 profits, the New Zealand project and the special dividend. Such a favourable combination of factors over a short period of time, in particular, the special dividend and the New Zealand project, may occur only occasionally. In these circumstances, we consider a comparison of the Share Offer Price with longer term average market prices is also relevant to Independent Yashili Shareholders and we set out below three longer term bases. Based on the average Yashili Share closing prices (i) from listing of the Yashili Shares to the Last Trading Date; (ii) the twelve months prior to the Last Trading Date; and (iii) the six months prior to the Last Trading Date, the results are:

Basis	Average Yashili Share closing price	Share Offer Price	Premium
	(Approximate HK$) (Note 1)	(HK$)	(Approximate) (Note 2)

Since listing of the Yashili Shares and up to the Last Trading Date	1.99	3.50	75.9%

Last twelve months prior to the Last Trading Date	2.16	3.50	62.0%

Last six months prior to the Last Trading Date	2.83	3.50	23.7%

Notes:

1.	Based on the average closing price of the Yashili Shares in the relevant periods as sourced from Bloomberg where the Yashili Share prices were not stated on the same “ex dividend” basis as mentioned in sub-section (a) above.
2.	Calculated by dividing the Share Offer Price by the average Yashili Share price.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

These premia are higher than the shorter term figures in (a) above and, in our opinion, Independent Yashili Shareholders should also bear them in mind when assessing the level of premium of the Share Offer.

(d)	Trading liquidity

Set out in the table below are the monthly total trading volumes of the Yashili Shares and the percentages of such monthly total trading volumes to the total issued share capital and the public float of Yashili from January 1, 2012 up to and including the Latest Practicable Date:

	Monthly total trading volume of the Yashili Shares	Percentage of the monthly total trading volume of the Yashili Shares to the total issued Yashili Shares	Percentage of the monthly total trading volume of the Yashili Shares to the public float
	(Note 1)	(Note 2)	(Notes 2 & 3)

2012
January	27,575,000	0.78%	3.27%
February	72,154,430	2.05%	8.56%
March	51,591,177	1.46%	6.12%
April	23,347,614	0.66%	2.77%
May	34,356,349	0.98%	4.08%
June	27,645,000	0.78%	3.28%
July	43,392,006	1.23%	5.15%
August	103,000,010	2.92%	12.23%
September	103,233,885	2.93%	12.25%
October	94,139,431	2.67%	11.17%
November	164,196,009	4.66%	19.49%
December	77,347,308	2.20%	9.18%

2013
January	259,808,648	7.34%	30.25%
February	81,364,186	2.30%	9.47%
March	168,552,040	4.76%	19.63%
April	150,053,421	4.24%	17.47%
May	267,973,454	7.57%	31.20%
June	330,856,856	9.30%	37.65%
From July 1, 2013 to the Latest Practicable Date	184,204,006	5.18%	20.96%

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Notes:

1.	Source: Bloomberg
2.	The calculation is based on the monthly total trading volume of the Yashili Shares divided by the total issued share capital of Yashili or total number of Yashili Shares in public float at the end of each month (or at the Latest Practicable Date for July 2013).
3.	The total number of Yashili Shares in public float is calculated based on the number of total issued Yashili Shares excluding the Yashili Shares held by Zhang International and CA Dairy at the end of each month (or at the Latest Practicable Date for July 2013).

As illustrated in the above table, during the period from January 2012 to July 2012, the monthly trading volume ranged between approximately 27.6 million Yashili Shares and 72.2 million Yashili Shares. On August 16, 2012, Yashili announced strong 2012 interim results which may have stimulated the trading in the Yashili Shares in August and September 2012. Since then and up to the Latest Practicable Date, the trading volume of the Yashili Shares was below 20% of the total issued Yashili Shares in public float except for January, May and June 2013, and from July 1, 2013 to the Latest Practicable Date. On January 10, 2013, Yashili published an announcement in relation to the establishment of a New Zealand manufacturing facility. On January 21, 2013, Yashili published a positive profit alert announcement and Yashili Group expects that the profit for the year ended December 31, 2012 would record a substantial increase as compared to the profit for the year ended December 31, 2011. On May 5, 2013, Yashili announced a special dividend of RMB28.25 cents per Yashili Share for the year ended December 31, 2012 in addition to the final dividend. On June 18, 2013, the Offers were announced. The announcements of the establishment of manufacturing facility in New Zealand, the profit alert for 2012 results, the special dividend and the Share Offer may have stimulated the trading volume of the Yashili Shares in January, May and June 2013, and from July 1, 2013 to the Latest Practicable Date.

Yashili Shares are relatively recently listed and as such trading volume (compared to the public float) has been reasonable. As explained above, the relatively high trading volume (with monthly trading volume exceeding 20% of the public float in January, May and June 2013, and from July 1, 2013 to the Latest Practicable Date) might have been promoted by certain positive news of Yashili (i.e. the New Zealand project, the profit alert for 2012 results, the special dividend and the Offers). In our opinion, it is not likely that the monthly trading volume can reach such high level if the Offers lapse or close unless there is a series of other positive news of Yashili. In the absence of the Offers, Yashili Shareholders who wish to sell a significant number of their Yashili Shares within a short period in the market may exert downward pressure on the market price of the Yashili Shares. Therefore, the Share Offer represents an opportunity for Yashili Shareholders to dispose of their entire holdings at the Share Offer Price without disturbing the market price if they so wish.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

4.	Peer comparison

Comparable Company

Yashili Group is principally engaged in production and sales of paediatric milk formula products and nutrition food. There are other listed companies in Hong Kong principally engaged in manufacturing and distribution of dairy products such as liquid milk. However, we consider that dealing with liquid milk is substantially different from the production and sales of paediatric milk formula products in terms of business model and customer base. For comparison purpose, we have conducted a search on Bloomberg on a best efforts basis for companies listed on the Stock Exchange which are principally engaged in production and sale of paediatric milk formula products. We have identified three such comparable companies, Biostime (stock code: 1112), Daqing Dairy Holdings Limited (stock code: 1007) and Ausnutria Dairy Corporation Ltd (stock code: 1717). To the best of our knowledge, these three companies represent all the companies comparable to Yashili based on the above criteria for selecting the comparable companies. However, trading of the shares of Daqing Dairy Holdings Limited and Ausnutria Dairy Corporation Ltd has been suspended since March 22, 2012 and March 29, 2012 respectively and therefore we have not included these companies. We therefore consider Biostime is the only comparable company (the “Comparable Company”). As stated in the 2012 annual report of Biostime, the Biostime group is principally engaged in the manufacture and sale of premium paediatric nutritional and baby care products.

As set out the sub-setion headed “Prospects of Yashili Group” above, the PRC government has recently investigated a number of foreign makers of infant formula for possible price fixing and anticompetitive activity and Wyeth Nutrition announced price reduction for its major products. After trading hour on June 27, 2013, Biostime announced that one of its subsidiaries was currently under an investigation conducted by National Development and Reform Commission of the PRC. The main purpose of the investigation was in relation to an alleged violation of Article 14 of Anti-Monopoly Law of the PRC by the subsidiary in managing the market sales prices at which the distributors and retail sales organizations sell its products. Following the release of announcement regarding the investigation, closing price of share of Biostime dropped by approximately 7.5% from HK$47.05 per share on June 27, 2013 to HK$43.5 per share on June 28, 2013. The share price of Biostime continued to weaken and closed at HK$31.0 on July 4, 2013, representing a decrease of approximately 34.1% as compared to the closing price of Biostime of HK$47.05 per share on June 27, 2013. Since then, the share price of Biostime has recovered partially and closed at HK$38.65 as at the Latest Practicable Date, representing a decrease of approximately 17.9% as compared to the closing price of share of Biostime of HK$47.05 per share on June 27, 2013.

On the other hand, the closing price of Yashili Share remained stable during the period from June 27, 2013 to the Latest Practicable Date. We consider that the stable performance of share price of Yashili as compared to that of Biostime is likely to be due to the opportunity Independent Yashili Shareholders have to sell their Yashili Shares on a fixed basis under the Share Offer.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

The table below sets out the comparison of historical price-earnings multiples (“PE(s)”) of Yashili and the Comparable Company:

Company	Market capitalisation as at the Latest Practicable Date	Audited consolidated profits attributable to equity holders	Historical PE
	(Approx. HK$’million) (Note 1)	(Approx. HK$’million) (Note 2)	(Approx. times) (Note 3)

Biostime	23,278.7	940.8	24.7

The Share Offer (the Cash Option)	12,457.2 (Note 4)	593.1	21.0 (Note 5)

Notes:

1.	Market capitalisation figure of the Comparable Company is sourced from Bloomberg.
2.	Figures are extracted from latest published annual reports of the Comparable Company and Yashili available as at the day before the Latest Practicable Date, where the figures in RMB are translated at the exchange rate of RMB1=HK$1.266.
3.	The historical PE of the Comparable Company is calculated based on its latest audited consolidated profits attributable to its equity holders and its closing market capitalisation as at the Latest Practicable Date.
4.	The market capitalisation is computed based on the Share Offer Price of HK$3.50 per Yashili Share and total number of issued Yashili Shares of 3,559.2 million as at the Latest Practicable Date.
5.	The historical PE of the Share Offer is calculated based on the market capitalisation and the audited consolidated profits attributable to the Yashili Shareholders.

Since there is only one Comparable Company, we consider that the analysis is of limited value and is included in this letter for illustration purpose only. As set out in the table above, the historical PE represented by the Share Offer of approximately 21.0 times is somewhat lower than the historical PE of the Comparable Company of approximately 24.7 times. Based on the 2012 and 2011 annual reports of Biostime, the net profits attributable to its equity holders for the three years ended December 31, 2010, 2011 and 2012 amounted to approximately RMB265.7 million, RMB527.4 million and RMB743.1 million respectively, representing annual increases of approximately 98.5% in 2011 and 40.9% in 2012. On the other hand, as mentioned in the sub-section headed “Financial information and prospects of Yashili Group” above, the net profits attributable to the equity holders of Yashili decreased by approximately 39.0% in 2011 and then increased by approximately 53.0% in 2012. The market may award a higher rating to Biostime because of its steadier growth record.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

The Share Offer Price of HK$3.50 represents a price earnings ratio of approximately 21.0 times the 2012 earnings of Yashili. We do not consider this price earnings ratio can be usefully compared with any other company in this sector listed in Hong Kong, but in absolute terms it is higher than, for example, the price earnings ratio of Hang Seng Index of approximately 9.88 times (as sourced from Bloomberg) as at the Latest Practicable Date.

5.	Intentions of the Offeror regarding the Yashili Group

As stated in the “Letter from UBS” contained in the Composite Document, following completion of the Offers, the Offeror Parent will review the businesses of Yashili Group, including among other things, Yashili Group’s relationships with its distributors and suppliers, portfolio of products, assets, corporate and organizational structure, capitalization, operations, policies, management and personnel to consider and determine what changes, if any, would be necessary, appropriate or desirable, long term and short term, in order to best organize and optimize the businesses and operations of Yashili Group and to integrate the same within the Offeror Parent Group. The Offeror Parent intends that Yashili Group will continue to operate its business (including the composition of the senior management of Yashili Group) in substantially its current state. Other than certain changes to the composition of Yashili Board as set out in the section headed “Proposed changes to the composition of Yashili Board and Yashili’s management team post-completion” in the “Letter from UBS” in the Composite Document, the Offeror Parent Group does not intend to institute any major changes to Yashili’s current businesses and operation (including redeployment of the fixed assets of Yashili Group and employee changes within Yashili Group).

However, the Offeror Parent reserves the right to make any changes that it deems necessary or appropriate to Yashili Group’s businesses and operations (including the composition of the senior management of the Yashili Group) to better integrate, generate maximum synergy and achieve enhanced economies of scale with the other operations of the Offeror Parent Group. Accordingly, there may be material changes in the financial or operational policies of Yashili Group which could affect its prospects after completion of the Offers.

If Yashili remains as a listed company on the Stock Exchange following closing of the Offers, the Offeror Parent expects that the dividend policy of Yashili will be substantially consistent with its past practices since its listing on the Stock Exchange. However, we note that special dividends, such as the one Yashili declared in respect of 2012, may by their nature not occur regularly and the dividend pay-out ratio for the final dividend in respect of 2012, at approximately 85%, is higher than the previous two years.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

6.	Factors Independent Yashili Shareholders should bear in mind in evaluating the Cash and Share Option

(i)	Introduction

The structure of the Share Offer is unusual in that Yashili Shareholders, as well as being able to accept an all-cash offer under the Cash Option, can also consider an offer which is approximately 80.6% by value in cash and the remainder in the Offeror Shares under the Cash and Share Option. Details of the valuation of the Offeror Share by UBS are set out in the “Letter from UBS” and in Appendix VI to the Composite Document. Zhang International has undertaken to accept the Cash and Share Option in full, whereas CA Dairy has undertaken to accept the Cash Option.

As stated in the “Letter from UBS”, the concept of a Cash and Share Option evolved during negotiations between the Offeror Parent and Zhang International, as it was indicated to the Offeror Parent that Zhang International wished to maintain a stake in Yashili following completion of the Offers. Consequently, the Offers were structured to achieve this. Zhang International has committed to accept the Cash and Share Option in respect of its entire holding of approximately 1,826.8 million Yashili Shares (approximately 51.3%). It is stated in the “Letter from UBS” in the Composite Document that the Offeror will issue such number of Offeror Shares to the Offeror Parent so as to ensure that Zhang International will have an indirect 10% interest in the entire issued share capital of Yashili through the Offeror. This 10% indirect interest in Yashili will remain constant even if the other Yashili Shareholders elect for the Cash and Share Option.

Under the provisions of the Takeovers Code, as the Cash and Share Option is being provided to Zhang International, it must be extended to all other Yashili Shareholders; however, as explained above, it has been specifically tailored to the requirements of Zhang International, a large investor which is very knowledgeable about Yashili. Although the Cash and Share Option has some potentially attractive features as mentioned in sub-sections (ii)(c), (d) and (e) below, it is not, in our view, suitable for small Yashili Shareholders, as discussed in the “Discussion and Analysis” section below.

(ii)	Implications of Cash and Share Option

(a)	Consideration

Accepting Yashili Shareholders electing the Cash and Share Option will receive, instead of HK$3.50 in cash, (i) HK$2.82 (approximately 80.6% of HK$3.50) in cash and (ii) 0.681 Offeror Share.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(b)	Lock-up Period (3 years) and tag-along rights

Except in certain specified circumstances, shareholders of the Offeror may not dispose of any interest in their Offeror Shares for a period of 3 years from the date on which the Offers become or are declared unconditional in all respects. Further details are set out in the sub-section headed “Lock-Up on the Offeror’s Shares” under the section headed “Information of the Offeror” in the “Letter from UBS” contained in the Composite Document.

It is stated in the sub-section headed “Tag-along rights of Offeror Shareholders” under the section headed “Information of the Offeror” in the “Letter from UBS” contained in the Composite Document that Offeror Shareholders are entitled to tag-along rights under certain circumstances. Any sale of the Offeror Shares pursuant to the tag-along rights shall not be subject to any lock-up restrictions. If Yashili continues to be a listed company after the close of the Offers, any Change of Control in the Offeror may trigger an obligation for the new controlling shareholder of the Offeror to make an offer for then outstanding shares and convertible securities of Yashili pursuant to Note 8 to Rule 26.1 of the Takeovers Code. Further details in respect of the tag-along rights are set out in the sub-section headed “Tag-along rights of Offeror Shareholders” under the section headed “Information of the Offeror” in the “Letter from UBS” contained in the Composite Document.

(c)	If Yashili continues to be listed

Each shareholder of the Offeror (other than the Offeror Parent) will have the right to exchange all of their Offeror Shares for a proportionate interest in Yashili Shares. However, such Yashili Shares would be subject to the same lock-up restrictions as summarised in (b) above. Further details are set out in the sub-section headed “Rights of Offeror Shareholders if Yashili’s listing status is maintained” under the section headed “Information of the Offeror” in the “Letter from UBS” contained in and Appendix V to the Composite Document. Independent Yashili Shareholders are advised to study the implications of the exchange right by referring to the section headed “Implications of the repurchase and exchange rights under applicable laws, regulations, Listing Rules and guidance” in the “Letter from UBS” contained in the Composite Document.

(d)	If Yashili is delisted

The Offeror Parent has undertaken (for itself and the Offeror Parent Group) to use its commercially reasonable best efforts to effect a re-listing of the business of Yashili Group within 5 years of such delisting.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

For a period from the expiry of the Lock-up Period until the earlier of the re-listing mentioned above and 10 years from the expiry of the Lock-up Period, each shareholder of the Offeror shall have the right to require the Offeror to repurchase all his Offeror Shares at a price equivalent to 20 times of the earnings per share of the Offeror for the previous financial year. This is similar to the present Share Offer Price, which is approximately 21.0 times Yashili’s 2012 earnings.

However, as stated in the sub-section headed “Risks relating to the holding of Offeror Shares” in the section headed “Information of the Offeror” in the “Letter from UBS” in the Composite Document, the ability of the Offeror to repurchase the Offeror Shares from its shareholders for cash consideration will depend on a number of factors, including the Offeror Parent’s financial resources and its ability to raise sufficient funds. As such, there is no guarantee that the Offeror would be able to effect such repurchase. Moreover, such repurchase cannot offer any guaranteed downside capital protection because the amount to be received under the repurchase of the Offeror Shares together with the cash component to be received under the Cash and Share Option may be lower than the amount to be available under the Cash Option.

In the event that there is a re-listing of Yashili Group’s business, an Offeror Shareholders may exchange all (but not part only) of the Offeror Shares held by such Offeror Shareholder with such number of shares in New Listco prior to the listing of the New Listco but subject to the listing rules and guidance in force at that time. Yashili Shareholders should note that there is no assurance that all or a substantial part of the businesses of Yashili Group will be re-listed on any stock exchange within five years from the date of withdrawal of listing or at all.

Further details are set out in the sub-section headed “Rights of Offeror Shareholders if Yashili withdraws listing” under the section headed “Information of the Offeror” in the “Letter from UBS” contained in the Composite Document. Independent Yashili Shareholders are advised to study the implications of the repurchase and exchange rights by referring to the section headed “Implications of the repurchase and exchange rights under applicable laws, regulations, Listing Rules and guidance” in the “Letter from UBS” contained in the Composite Document.

Before considering accepting the Cash and Share Option, Independent Yashili Shareholders are strongly advised to take into account the aforesaid risks that (1) the Offeror might not be able to effect the repurchase of Offeror Shares; and (2) all or a substantial part of the businesses of the then Yashili Group might not be re-listed on any stock exchange within five years from the date of withdrawal of listing.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(e)	Dividends

The Offeror will adopt a dividend policy to distribute as dividends, on a pro-rata basis and subject to the then applicable laws and regulations, all of its distributable profits (after deducting the administrative expenses incurred and withholding taxes (if required by applicable laws)) as of the end of each financial year. The declaring, making or paying dividends not on a pro-rata basis to all Offeror’s shareholders is a reserved matter. The Offeror will derive its income solely from the distributions by Yashili (if any). Accordingly, the ability of the Offeror to declare and pay dividend is heavily dependent on, among other things, the amount of distributions received from Yashili and expenses incurred by the Offeror.

(f)	Reduced protections

The Offeror, as an unlisted company, will be governed by the Listing Rules as a subsidiary of the Offeror Parent. However, the Listing Rules are primarily concerned with the interests of the Offeror Parent’s shareholders, not the minority shareholders of the subsidiary of the Offeror Parent. Accordingly, the Offeror will not be subject to the same degree of corporate governance and minority protection requirements as set out in the Listing Rules. In particular, all existing protections regarding notifiable transactions and connected transactions that currently apply to Yashili as a listed company will not apply to the Offeror so far as the minority shareholders of the Offeror are concerned.

Connected transactions and certain changes in share capital are reserved matters (i.e. reserved matters listed in items (b), (c), (i), (j) and (k)) as set out in the sub-section headed “Reserved matters” in the section headed “Information of the Offeror” in the “Letter from UBS” in the Composite Document, and are subject to approval by more than 92% of votes of the Offeror Shares entitled to vote thereon unless exception conditions are met. It is further stated in the sub-section headed “Post Offers shareholding structure” in the section headed “Information of the Offeror” in the “Letter from UBS” in the Composite Document that assuming Yashili does not maintain its listing status on the Stock Exchange and all Yashili Shareholders (other than CA Dairy) opt for the Cash and Share Option (being the situation with other Yashili Shareholders holding the maximum interest in the Offeror), the Offeror would be held as to approximately 85.2%, 10.0% and 4.8% by the Offeror Parent, Zhang International and other Offeror Shareholders respectively. Accordingly, while Zhang International has the power to veto matters which are connected transactions and other reserved matters, other Offeror Shareholders, holding a maximum of 4.8% of the Offerror Shares, may not be able to do so.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Furthermore, a shareholder of the Offeror who beneficially owns 8% or more of the issued share capital of the Offeror shall be entitled to, from time to time, appoint and maintain one director to the board of directors of the Offeror. The Offeror shall exercise its right as a shareholder of Yashili to procure that such director shall also be appointed to the Yashili Board. Accordingly, Zhang International will be able to nominate such director but other Offeror Shareholders will not have such right of director appointment.

Requirements for appointing independent non-executive directors under the Listing Rules will not apply to the Offeror.

It is uncertain whether the Offeror is or will be determined by the Executive to be a “public company in Hong Kong” (as defined in the Takeovers Code) after the close of the Offers. If the Offeror is determined by the Executive to be a “public company in Hong Kong”, the Offeror will be subject to the Takeovers Code. In the event that the Offeror is not determined to be a “public company in Hong Kong”, it will no longer be subject to the Takeovers Code. In that case, the interests of the Offeror Shareholders will be safeguarded primarily by the New Memorandum and New Articles, and provisions regarding minority shareholders’ interest protection under the British Virgin Islands Companies Law.

(g)	Estimates of value of Offeror Shares

As set out in Appendix VI to the Composite Document headed “Estimates of value of Offeror Shares” prepared by UBS, an estimate of the value of an Offeror Share would have been within a range of approximately HK$0.6990 to HK$0.9985. Based on the Cash and Share Option, whereby each Yashili Shareholder is entitled to receive HK$2.82 in cash and 0.681 Offeror Share for every Yashili Share, this implies a consideration of approximately HK$3.30 to HK$3.50 for every Yashili Share.

We have reviewed and discussed with UBS the methodology used, and the bases and assumptions adopted, for the estimates of value of the Offeror Shares as set out in the Appendix VI to the Composite Document. The value of the Offeror Shares are based on the value of the Yashili Shares which the Offeror will own. Immediately following the closing of the Offer, the Offeror will not own any other assets except for Yashili Shares. As a result, the value of the Offeror Shares issued in connection with the Offers is estimated to be equal to the total estimated value of Yashili Shares that are the subject of the Share Offer (i.e. the value per Yashili Share under the Cash Option of HK$3.50), prior to any costs and expenses incurred by the Offeror in connection with the Offers. Due to, among other things, the Offeror being an unlisted company, the lack of marketability, the limited rights of the Offeror Shares and the Offeror Shares Lock-Up Restrictions, UBS considers that discounts in a range of between 0% and 30% have to be taken into account in estimating the value of the Offeror Shares. UBS believes that the assumed discounts in a range of between 0% and 30% are appropriate based on UBS’s

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

own experience and academic studies. Taking into account such discounts, the estimates of the values of the Offeror Shares are in the range of between HK$0.6990 (being 0.9985x70%) and HK$0.9985. The estimate of the value of an Offeror Share will remain unchanged for (1) all Yashili Shareholders (other than Zhang International who opts for the Cash and Share Option) opt for the Cash Option; (2) all Yashili Shareholders (other than CA Dairy) opt for the Cash and Share Option; and (3) all scenarios in between these two. The methodologies are, in our opinion, a reasonable approach in establishing the estimates of the value of Offeror Shares. As unlisted shares with limited shareholders’ rights, it is conventional to allow a discount on the estimates of value of the Offeror Shares to reflect, among other things, their lack of marketability and limited rights of the Offeror Shares. We are of the view that it is not practicable to accurately estimate such discount and it depends on circumstances. Still, we consider the discounts in a range of between 0% and 30% adopted by UBS in its estimates to be acceptable. More importantly, as mentioned in the section headed “Discussion and analysis” below, there are various limitations on the rights and returns to the holders of the Offeror Shares. We recommend Independent Yashili Shareholders to accept the Cash Option of HK$3.50 per Yashili Share in cash, and not to take the Cash and Share Option, which we consider has been tailored for a large sophisticated investor. Accordingly, the accuracy of the estimates of the value of Offeror Shares, particularly the aforesaid discounts in a range of between 0% and 30% adopted by UBS, are not a key consideration for our opinion and recommendation.

For further details of methodology, basis, assumptions and computations of the estimates of the value of the Offeror Shares, please refer to the Appendix VI to the Composite Document.

7.	Compulsory acquisition and status

One of the Conditions of the Share Offer is the receipt of valid acceptances of the Share Offer resulting in the Offeror and persons acting in concert with it holding at least 75% of the voting rights in Yashili. This Condition may be waived by the Offeror if the Offeror receives acceptances in respect of the Share Offer which would result in the Offeror Parent, the Offeror and their respective Concert Parties holding more than 50% of the voting rights in Yashili. However, owing to the terms of the Irrevocable Undertakings, covering committed acceptances in respect of approximately 75.3% of Yashili Shares, we consider that it is almost certain that this Condition will be fulfilled.

Notwithstanding the Offeror’s preference to maintain the listing of Yashili, it is the intention of the Offeror to exercise the right under section 88 of the Cayman Islands Companies Law to compulsorily acquire those Yashili Shares not acquired by the Offeror under the Share Offer if it, within four months of the posting of the Composite Document, acquires not less than 90% of Yahsili Shares. On completion of the compulsory acquisition, if exercised, Yashili will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of Yashili Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules. As soon as reasonably practicable

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

after such application for the withdrawal of the listing of the Yashili Shares from the Stock Exchange has been made, Yashili will give Yashili Shareholders notice of the proposed withdrawal of the listing by way of an announcement pursuant to Rule 6.15 of the Listing Rules.

If the right of the compulsory acquisition is exercised and requirements of Rule 2.11 of the Takeovers Code can be met, dealings in Yashili Shares will be suspended from the Closing Date up to the withdrawal of the listing of Yashili Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

Accordingly, Yashili Shareholders should note the possibility that the listing of Yashili Shares may in due course be withdrawn from the Stock Exchange.

Independent Yashili Shareholders should be aware that, if (1) the Offeror does not acquire the requisite percentage for the compulsory acquisition pursuant to the Cayman Islands Companies Law and the Takeovers Code; and (2) the number of Yashili Shares held by the public, as defined in the Listing Rules, comprises less than 25% of the issued Yashili Shares at the close of the Offers, trading in Yashili Shares may be suspended. It is stated in the “Letter from UBS” contained in the Composite Document that the Offeror will, to the extent necessary, undertake to the Stock Exchange, following the closing of the Offers, to take appropriate steps to ensure that such number of Yashili Shares as may be required by the Stock Exchange are held by the public within the prescribed time frame. If Yashili remains as a listed company after the close of the Offers, pursuant to the Listing Rules, any future transactions between Yashili Group and the Offeror Parent Group will be carried out on an arm’s length basis and in compliance with the Listing Rules.

8.	The Option Offer

The Option Offer involves a cancellation price of (i) HK$3.361 in cash per Yashili Option in respect of Yashili Options with an exercise price of RMB0.11 under the Pre-IPO Share Option Scheme; (ii) HK$2.00 in cash per Yashili Option in respect of Yashili Options with an exercise price of HK$1.50 under the Share Option Scheme; and (iii) HK$1.171 in cash per Yashili Option in respect of Yashili Options with an exercise price of RMB1.84 under the Pre-IPO Share Option Scheme. These prices are based on the “see-through” principle and the Share Offer Price of HK$3.50. The “see-through” principle is normally adopted in Hong Kong for privatisation proposals and general offers of a similar nature.

All the outstanding Yashili Options are in-the-money (i.e. exercise prices being below the Share Offer Price) and the cancellation prices of the Yashili Options are based on the “see-through” principle. In particular, the Yashili Optionholders should note that in accordance with the terms of the Pre-IPO Share Option Scheme and/or the Share Option Scheme, any Yashili Options which remain unexercised will lapse automatically and not be exercisable on the expiry of the one-month period after the date on which the offer becomes or is declared unconditional regardless of whether Yashili will remain listed or not after the Offers.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

DISCUSSION AND ANALYSIS

A.	SHARE OFFER

(i)	Share price performance

Yashili went public in 2010 at a price of HK$4.20 per Yashili Share.

The share price performance since the listing is set out in Chart 1 under the sub-section headed “Analysis of the price performance and trading liquidity of Yashili Shares” under the section headed “Principal factors and reasons considered” above. Since the date of listing of Yashili Shares on the Stock Exchange and up to the Latest Practicable Date, the Yashili Shares have generally under-performed both the Hang Seng Index and the Hang Seng Composite SmallCap Index for most of the time. However, the performance of the Yashili Shares strengthened from August 2012, possibly due to the announcements of (a) improvement of 2012 interim results; (b) the establishment of the New Zealand manufacturing facility; (c) the positive profit alert for 2012 results; and (d) the special dividend of RMB28.25 cents per Yashili Share for the year ended December 31, 2012 in addition to the final dividend. Further details are set out in the sub-section headed “Analysis of the price performance and trading liquidity of Yashili Shares” under the section headed “Principal factors and reasons considered” above.

(ii)	Offer premium

The Yashili Share price was slightly above HK$2 at the start of 2013. Yashili announced its expansion plans in New Zealand in January 2013, after which the Yashili Share price improved to about HK$2.6. In addition, the Yashili Share price for the period from the respective announcements of the final dividend and special dividend, and up to June 10, 2013 was “cum” the 2012 final dividend and a special dividend totaling about the equivalent of HK$0.4971 (as extracted from the website of the Stock Exchange) per Yashili Share. On this basis, the premium of the Share Offer Price over the closing share price over the relatively short term (other than the closing price as at the Latest Practicable Date) is in a range of between approximately 9.0% and 20.3% as set out in part (a) Short-term price performance (since March 26, 2013) in the sub-section headed “Analysis of the price performance and trading liquidity of Yashili Shares” under the section headed “Principal factors and reasons considered” above.

As discussed, we consider certain non-recurring factors may have affected the short term premium of the Share Offer Price. We therefore consider a longer term comparison is also relevant in this case. In respect of the three periods (i) from listing of the Yashili Shares to the Last Trading Date; (ii) the twelve months prior to the Last Trading Date; and (iii) the six months prior to the Last Trading Date, the premia were approximately 75.9%, 62.0% and 23.7% respectively. Taking into account both the short term and long term ranges of approximately 9% to 20% and 24% to 76% respectively, we consider the premia of the Share Offer Price over the relevant market prices to be reasonable.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(iii)	Price earnings ratio/dividend yield/premium over net asset value

The Share Offer Price of HK$3.50 represents a price earnings ratio of approximately 21.0 times the 2012 earnings of Yashili. We do not consider this price earnings ratio can be usefully compared with any other company listed in Hong Kong in this sector because there is only one Comparable Company, but in absolute terms it is higher than, for example, the price earnings ratio of Hang Seng Index of approximately 9.88 times (as sourced from Bloomberg) as at the Latest Practicable Date.

Excluding the special dividend, the dividend yield at HK$3.50 based on 2012 dividends is 4.06%, which is higher than the dividend yield of Hang Seng Index of approximately 3.52% (as sourced from Bloomberg) as at the Latest Practicable Date. The Offeror has stated that if Yashili remains listed, its dividend policy will be substantially consistent with its past practice since its listing. However, no profit or dividend forecast is available for 2013. Also, we note that special dividends, such as the one Yashili paid in 2013, may by their nature not occur regularly and the dividend pay-out ratio for the final dividend in respect of 2012, at approximately 85%, is higher than average of 2010 and 2011.

Hang Seng Index is a major index in the Hong Kong stock market and is widely quoted to indicate the performance of the Hong Kong stock market. The comparison of price earnings ratio and dividend yield against those of Hang Seng Index can provide an overall market proxy assessment. On this basis and due to there being only one Comparable Company for Yashili, we consider that Hang Seng Index can serve as a useful comparable in these circumstances. In addition, the Share Offer Price of HK$3.50 represented a premium of approximately 138.1% over the audited consolidated net asset value per Yashili Share as at December 31, 2012 of approximately RMB1.16 (equivalent to approximately HK$1.47 with an exchange rate of RMB1 = HK$1.266), where the net asset value per Yashili Share is derived by dividing the audited net asset value of Yashili Group attributable to equity holders by the number of issued Yashili Shares as at December 31, 2012. If, based on the adjusted net asset value per Yashili Share as at December 31, 2012 of approximately RMB0.7644 (equivalent to approximately HK$0.97 with an exchange rate of RMB1 = HK$1.266) per Yashili Share after deducting the final and special dividends, the Share Offer Price of HK$3.50 would represent a premium of approximately 260.8%.

(iv)	Controlling shareholder and major private equity firm have irrevocably agreed to accept the Share Offer

The controlling shareholder of Yashili, Zhang International, has irrevocably agreed to accept the Share Offer in respect of all the approximately 1,827 million Yashili Shares (approximately 51.3% of total issued shares of Yashili) held by Zhang International. In addition, CA Dairy has similarly undertaken in respect of all its approximately 854 million Yashili Shares (approximately 24.0% of total issued shares of Yashili), meaning that over 75% of Yashili Shares will in accordance with the terms of the Irrevocable Undertakings be assented to the Share Offer. On this

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

basis, the condition to the Share Offer relating to the level of acceptances will very likely be fulfilled. Both Zhang International and CA Dairy are very familiar with Yashili’s business and prospects, and have undertaken to accept the Share Offer. We would advise the Independent Yashili Shareholders to take this factor into consideration before concluding whether to accept the Offers or not.

(v)	Should I remain a shareholder in Yashili?

One reason not to accept the Share Offer would be if Independent Yashili Shareholders consider the future of Yashili will be promising under the control of the Offeror Parent. As explained in the “Letter from UBS” in the Composite Document, there is a good fit between the Offeror Parent and Yashili in terms of vertical integration, in that the Offeror Parent is a major dairy products producer in the PRC but a relatively small portion of its turnover is derived from milk powder products whereas Yashili buys its raw milk powder from New Zealand and concentrates on “downstream” infant formula products. There would seem to be potential synergistic benefits in aligning the operation of the two groups but, having said that, such alignment would be more easily achieved if Yashili became 100% owned subsidiary of the Offeror Parent Group. Moreover, it is uncertain when such potential synergistic benefits can be crystallized and how much synergy can really be achieved.

(vi)	Possible lack of public float

Independent Yashili Shareholders who consider retaining their Yashili Shares should be aware that the public float of Yashili Shares may come under pressure after the close of the Offers, as holders of more than 75% of Yashili Shares have irrevocably committed to accept the Share Offer. A high level of acceptance, even if it fails to reach the level required for compulsory acquisitions, may lead to a temporary suspension of trading in Yashili Shares while the Offeror implements measures to restore the public float of Yashili to the Stock Exchange requirements.

(vii)	Cash and Share option

As discussed below, the controlling Yashili Shareholder, Zhang International, has irrevocably undertaken to accept the Cash and Share Option where it will receive approximately 80.6% of the consideration in cash and the remainder in the form of Offeror Shares. This alternative has been negotiated between the Offeror Parent and Zhang International as Zhang International wishes to maintain a stake in Yashili following completion of the Offers.

Independent Yashili Shareholders who accept the Offeror Shares under the Cash and Share Option under the Share Offer will have options, among other things, to (1) exit upon expiry of the Lock-Up Period, such as requiring repurchase by the Offeror (subject to the Offeror’s financial resources and ability to raise sufficient funds) or upon Change of Control of the Offeror or Yashili or (2) exchange for shares in New Listco in the event that there is a re-listing of Yashili Group’s business as set out in the section headed “Information of the Offeror” in the “Letter from UBS” in

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

the Composite Document. However, those exit opportunities are not guaranteed. Further details are set out in the sub-sections headed “Rights of Offeror Shareholders if Yashili withdraws listing”, “Rights of Offeror Shareholders if Yashili’s listing status is maintained” and “Tag-along rights of Offeror Shareholders” under the section headed “Information of the Offeror” in the “Letter from UBS” contained in the Composite Document.

These arrangements may be advantageous for the Offeror and Zhang International, but we do not think the Cash and Share Option is suitable for Independent Yashili Shareholders who will have a decreased level of liquidity and shareholder protection and will not be large enough, even taken together, to enjoy the terms relating to the appointment of a director and may not be large enough, even taken together, to be able to veto reserved matters disclosed above. Independent Yashili Shareholders are advised to study associated risks in holding of Offeror Shares by referring to (a) the sub-sections above headed “Factors Independent Yashili Shareholders should bear in mind in evaluating the Cash and Share Option” and “Compulsory acquisition and status” under the section headed “Principal factors and reasons considered” above; and (b) the sub-section headed “Risks relating to the holding of Offeror Shares” in the section headed “Information of the Offeror” in the “Letter from UBS” in the Composite Document before determining whether to accept the Cash and Share Option.

B.	OPTION OFFER

The cancellation prices for the Yashili Options are determined by reference to the Share Offer Price of HK$3.50 and the respective exercise prices of the Yashili Options of RMB0.11, RMB1.84 and HK$1.50. This is the “see-through” principle which is normally adopted in Hong Kong in such circumstances. In accordance with the terms of the Pre-IPO Share Option Scheme and/or the Share Option Scheme, any Yashili Options which remain unexercised will lapse automatically and not be exercisable on the expiry of the one-month period after the date on which the Share Offer becomes or is declared unconditional regardless of whether Yashili will remain listed or not after the Offers.

OPINION AND RECOMMENDATION

(i)	The Share Offer

Based on the above principal factors and reasons, we consider the terms of the Share Offer fair and reasonable so far as the Independent Yashili Shareholders are concerned and advise the Independent Board Committee to recommend Independent Yashili Shareholders to accept it.

Independent Yashili Shareholders should note that the Share Offer Price represents a slight premium of approximately 0.6% compared to the closing price of the Yashili Shares of HK$3.48 as at the Latest Practicable Date. It should be noted that closing price of Yashili Share exceeded the Share Offer Price as of July 17, 2013. Therefore, it is advisable for the Independent Yashili Shareholders to consider selling their Yashili Shares in the market instead of accepting the Share Offer if the

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

market price of the Yashili Shares exceeds the Share Offer Price during the period while the Share Offer is open, and the sales proceeds, net of transaction costs, exceed the net amount receivable under the Share Offer.

Independent Yashili Shareholders who are attracted by the prospects of Yashili as part of the enlarged Offeror Parent Group after the close of the Offers may consider accepting the Cash and Share Option or retaining their Yashili Shares. However, in the case of accepting the Cash and Share Option, they should bear in mind the comments on reduced liquidity and the associated risks which we mention in sub-section headed “Factors Independent Yashili Shareholders should bear in mind in evaluating the Cash and Share Option” under the section headed “Principal factors and reasons considered” above. Independent Yashili Shareholders’ attention is drawn to (i) the detailed information on the rights as an Offeror Shareholder as set out in various sub-sections in the section headed “Information of the Offeror” and (ii) risks for holding the Offeror Shares as set out in the sub-section headed “Risks relating to the holding of Offeror Shares” in the section headed “Information of the Offeror” in the “Letter from UBS” in the Composite Document. Independent Yashili Shareholders are also recommended to review the New Memorandum and the New Articles as summarised in Appendix V to the Composite Document. Independent Yashili Shareholders are strongly advised to read all such information before considering accepting the Cash and Share Option.

Independent Yashili Shareholders who consider retaining their Yashili Shares should be aware of the possible lack of public float after the close of the Offers which may lead to a temporary suspension of trading in Yashili Shares while the Offeror implements measures to restore the public float of Yashili to the Stock Exchange requirements as set out in “Discussion and analysis” section above. Moreover, as set out in the “Letter from UBS” contained in the Composite Document, it is the intention of the Offeror, if it receives valid acceptances of the Share Offer for not less than 90% voting rights in Yashili, to exercise any rights it may have under the provisions of the Cayman Islands Companies Law to acquire compulsorily any outstanding Yashili Shares and to apply for a withdrawal of listing of the Yashili Shares from the Stock Exchange.

(ii)	Whether to accept the Cash Option or the Cash and Share Option under the Share Offer

We recommend Independent Yashili Shareholders to accept the Cash Option of HK$3.50 per Yashili Share in cash, and not to take the Cash and Share Option, which we consider has been tailored for a large sophisticated investor. In our opinion, only those Independent Yashili Shareholders who are attracted by the prospects of Yashili as described in the sub-section above headed “Financial information and prospects of Yashili Group” under the section headed “Principal factors and reasons considered” above and have carefully studied the specific features of the Cash and Share Option and the associated risks of holding the Offeror Shares (discussed in the sub-sections above headed “Factors Independent Yashili Shareholders should bear in mind in evaluating the Cash and Share Option” and “Compulsory acquisition and status” under the section headed “Principal

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

factors and reasons considered” above), should consider taking the Cash and Share Option. Independent Yashili Shareholders’ attention is also drawn to the risks for holding the Offeror Shares as set out in the sub-section headed “Risks relating to the holding of Offeror Shares” in the section headed “Information of the Offeror” in the “Letter from UBS” in the Composite Document. Independent Yashili Shareholders are strongly advised to read such information before considering accepting the Cash and Share Option.

(iii)	The Option Offer

We consider the terms of the Option Offer, which are based on the “see through” principle, to be fair and reasonable and strongly recommend Yashili Optionholders to accept it, bearing in mind particularly the substantial value involved and that the Yashili Options will be cancelled in due course if the Share Offer becomes unconditional, which we believe is likely to happen.

Should the market price of Yashili Shares exceed the Share Offer Price during the Offer Period, Yashili Optionholders should consider exercising their Yashili Options in accordance with the Pre-IPO Share Option Scheme and/or the Share Option Scheme and selling in the market the Yashili Shares issued to them, if the net proceeds after deducting the expenses from such sale would be greater than the net proceeds receivable pursuant to the Option Offer.

The procedures for acceptance of the Offers are set out in Appendix I to the Composite Document and the accompanying Forms of Acceptance. The latest time for acceptance of the Offers on the first closing date (unless extended by the Offeror) is 4:00 p.m. on August 13, 2013. Independent Yashili Shareholders and the Yashili Optionholders are urged to act according to this timetable if they wish to accept the Offers.

Yours faithfully, for and on behalf of SOMERLEY LIMITED Richard Leung Director

APPENDIX I	FURTHER TERMS OF THE OFFERS

1.	PROCEDURES FOR ACCEPTANCE OF THE OFFERS

1.1	The Share Offer

To accept the Share Offer, you should complete and sign the accompanying WHITE Form of Share Offer Acceptance in accordance with the instructions printed thereon, which instructions form part of the terms of the Share Offer.

If the share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) in respect of your Yashili Shares is/are in your name and you wish to accept the Share Offer, you must send the duly completed and signed WHITE Form of Share Offer Acceptance together with the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) to the Registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong in any event no later than 4:00 p.m. on the Closing Date or such later time and/or date as the Offeror may determine and announce with the consent of the Executive.

If the share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) in respect of your Yashili Shares is/are in the name of a nominee company or a name other than your own and you wish to accept the Share Offer in full or in part, you must either:

(a)	lodge your share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) with the nominee company, or other nominee, and with instructions authorising it to accept the Share Offer on your behalf and requesting it to deliver the WHITE Form of Share Offer Acceptance duly completed together with the relevant share certificate(s) and/or transfer receipt(s) and/or other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) for the number of Yashili Shares in respect of which you intend to accept the Share Offer to the Registrar; or

(b)	arrange for the Yashili Shares to be registered in your name by Yashili, through the Registrar, and send the duly completed WHITE Form of Share Offer Acceptance together with the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) to the Registrar; or

APPENDIX I	FURTHER TERMS OF THE OFFERS

(c)	if your Yashili Shares have been lodged with your licensed securities dealer/registered institution in securities/custodian bank through CCASS, instruct your licensed securities dealer/registered institution in securities/custodian bank to authorise HKSCC Nominees to accept the Share Offer on your behalf on or before the deadline set by HKSCC Nominees. In order to meet the deadline set by HKSCC Nominees, you should check with your licensed securities dealer/registered institution in securities/custodian bank for the timing on processing your instruction, and submit your instruction to your licensed securities dealer/registered institution in securities/custodian bank as required by them; or

(d)	if your Yashili Shares have been lodged with your Investor Participant’s account maintained with CCASS, authorise your instruction via the CCASS Phone System or CCASS Internet System before the deadline set by HKSCC Nominees.

If the share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title in respect of your Yashili Shares is/are not readily available and/or is/are lost, as the case may be, and you wish to accept the Share Offer, the WHITE Form of Share Offer Acceptance should nevertheless be completed and delivered to the Registrar together with a letter stating that you have lost one or more of your share certificates and/or transfer receipt(s) and/or other document(s) of title in respect of your Yashili Shares or that it/they is/are not readily available. If you find such document(s) or if it/they become(s) available, it/they should be forwarded to the Registrar as soon as possible thereafter.

If you have lost your share certificate(s) and/or transfer receipt(s) and/or other document(s) of title in respect of your Yashili Shares, you should also write to the Registrar requesting a letter of indemnity which, when completed in accordance with the instructions given, should be returned to the Registrar.

If you have lodged transfer(s) of any of your Yashili Shares for registration in your name and have not received your share certificate(s) and you wish to accept the Share Offer, you should nevertheless complete and sign the WHITE Form of Share Offer Acceptance and deliver it to the Registrar together with the transfer receipt(s) duly signed by you. Such action will be deemed to be an irrevocable authority to the Offeror to collect from Yashili or the Registrar on your behalf the relevant share certificate(s) when issued and to deliver such share certificate(s) to the Registrar and to authorise and instruct the Registrar to hold such share certificate(s), subject to the terms and conditions of the Share Offer, as if it/they were delivered to the Registrar with the WHITE Form of Share Offer Acceptance.

APPENDIX I	FURTHER TERMS OF THE OFFERS

An acceptance of the Share Offer may not be counted as valid unless:

(a)	it is received by the Registrar on or before 4:00 p.m. on the Closing Date or such time and/or date as the Offeror may determine and announce in accordance with the Takeovers Code, and the Registrar has recorded that such acceptance and any relevant documents required under paragraph (b) below have been so received; and

(b)	the WHITE Form of Share Offer Acceptance is duly completed and signed and is:

(i)	accompanied by the relevant share certificate(s) and/or transfer receipt(s) and/or other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) and, if that/those share certificate(s) is/are not in your name, such other documents (e.g. a duly stamped transfer of the relevant Yashili Shares in blank or in favour of the acceptor executed by the registered holder) in order to establish your right to become the registered holder of the relevant Yashili Shares; or

(ii)	from a registered Yashili Shareholder or his personal representatives (but only up to the amount of the registered holding and only to the extent that the acceptance relates to the Yashili Shares which are not taken into account under the other sub-paragraphs of this paragraph (b)); or

(iii)	certified by the Registrar or the Stock Exchange.

If the WHITE Form of Share Offer Acceptance is executed by a person other than the registered Yashili Shareholder, appropriate documentary evidence of authority (e.g. grant of probate or certified copy of a power of attorney) to the satisfaction of the Registrar must be produced.

No acknowledgment of receipt of any WHITE Form of Share Offer Acceptance, share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given.

1.2	The Option Offer

If you accept the Option Offer, you should complete the PINK Form of Option Offer Acceptance in accordance with the instructions printed thereon, which instructions form part of the terms of the Option Offer. The Yashili Options will be categorised in different categories each called “Option Class” by virtue of the exercise price of each Yashili Option.

The completed PINK Form of Option Offer Acceptance should be forwarded, together with the relevant certificate(s) of the Yashili Options (if applicable) under

APPENDIX I	FURTHER TERMS OF THE OFFERS

the Option Class you intend to tender, stating the number of Yashili Options in respect of which you intend to accept the Option Offer under such Option Class, by post or by hand to the Registrar as soon as possible and in any event so as to reach the Registrar at the aforesaid address no later than 4:00 p.m. on the Closing Date or such later time and/or date as the Offeror may determine and announce with the consent of the Executive.

If the certificate(s) in respect of your Yashili Options (if applicable) is/are not readily available and/or is/are lost, as the case may be, and you wish to accept the Option Offer, the PINK Form of Option Offer Acceptance should nevertheless be completed and delivered to the Registrar together with a letter stating that you have lost one or more of your Option certificate(s) (if applicable) or that it/they is/are not readily available. If you find such document(s) or if it/they become(s) available, it/they should be forwarded to the Registrar as soon as possible thereafter. If you have lost your Option certificate(s) (if applicable), you should also write to the Registrar requesting a letter of indemnity which, when completed in accordance with the instructions given, should be returned to the Registrar.

If the certificate(s) in respect of your Yashili Options (if applicable) is/are not readily available and/or is/are lost, as the case may be, and you wish to accept the Share Offer, you must exercise the Yashili Options to the extent exercisable as indicated in section 3 in this Appendix I below, but so that the relevant exercise notice, cheque for the subscription monies and the WHITE Form of Share Offer Acceptance must reach the Registrar on or before the first Closing Date. You should also write to Yashili requesting a letter of indemnity which, when completed in accordance with the instructions given, should be returned to Yashili with a copy delivered to the Registrar.

No stamp duty will be deducted from the amount paid or payable to Yashili Optionholders who accept the Option Offer.

No acknowledgment of receipt of any PINK Form of Option Offer Acceptance and/or certificate(s) of the Yashili Options (if applicable) will be given.

2.	SETTLEMENT

2.1	The Share Offer

If you accept the Share Offer, settlement of the consideration (or part of the consideration in the case of accepting the Share Offer via the Cash and Share Option) (less seller’s ad valorem stamp duty) will be made by cheque as soon as possible, but in any event within seven Business Days of the date of receipt of a complete and valid acceptance of the Share Offer, or of the date on which the Offers become or are declared unconditional in all respects, whichever is the later. Each cheque will be despatched by ordinary post to the address specified on the relevant Yashili Shareholder’s WHITE Form of Share Offer Acceptance at his/her own risk.

No fractions of a cent will be payable and the amount of cash consideration payable to a Yashili Shareholder who accepts the Share Offer will be rounded up to the nearest cent.

APPENDIX I	FURTHER TERMS OF THE OFFERS

If you accept the Share Offer via the Cash and Share Option, share certificates of the Offeror Shares will be sent by ordinary post to the address specified on the relevant Yashili Shareholders WHITE Form of Share Offer Acceptance at his/her own risk and the register of members of the Offeror will be updated accordingly.

The Offeror Shares to be issued to you if you opt for the Cash and Share Option will not be listed on the Stock Exchange (or any other stock exchange). Accordingly, such Offeror Shares will not be accepted as eligible securities by HKSCC for deposit, clearance or settlement in CCASS. Beneficial Owners should note that if you hold Yashili Shares through a nominee (including but not limited to HKSCC Nominees), the Offeror Shares received by any of such persons will initially be held in the name of the Registered Owner. HKSCC will not however provide any transfer services in respect of any Offeror Shares. Any person holding any Offeror Shares through HKSCC Nominees wishing to transfer any Offeror Shares must first arrange for withdrawal of such Offeror Shares from CCASS and the registration of the Offeror Shares in his own name. A fee of HK$1.00 will be charged by HKSCC for each withdrawal.

Yashili Shareholders are recommended to consult their professional advisers if they are in doubt as to the above procedures.

2.2	The Option Offer

If you accept the Option Offer, settlement of the consideration will be made by cheque as soon as possible, but in any event within seven Business Days of the date of receipt of a complete and valid acceptance of the Option Offer, or of the date on which the Offers become or are declared unconditional in all respects, whichever is the later. Each cheque will be despatched by ordinary post at the own risk of the relevant Yashili Optionholder to the office of Yashili Group in Hong Kong at Room 1614, 16th Floor, Times Square Tower 2, 1 Matheson Street, Causeway Bay, Hong Kong for collection.

No fractions of a cent will be payable and the amount of cash consideration payable to a Yashili Optionholder who accepts the Option Offer will be rounded up to the nearest cent.

APPENDIX I	FURTHER TERMS OF THE OFFERS

3.	EXERCISE OF OPTIONS

A Yashili Optionholder who wishes to accept the Share Offer may exercise his/her Yashili Options (to the extent exercisable) by completing, signing and delivering a notice for exercising the Yashili Options together with a cheque for payment of the subscription monies and the related certificates (if applicable) for the Yashili Options to Yashili at Room 1614, 16th Floor, Times Square Tower 2, 1 Matheson Street, Causeway Bay, Hong Kong on or before the first Closing Date, or such other time and/or date as the Offeror may, subject to the Takeovers Code, decide and announce. Yashili Optionholder should at the same time complete and sign the WHITE Form of Share Offer Acceptance and deliver it to the Registrar together with a copy of the set of documents delivered to Yashili for exercising the Yashili Options. Exercise of the Yashili Options is subject to the terms and conditions of the Pre-IPO Share Option Scheme or the Share Option Scheme (as applicable) and the terms attaching to the grant of the relevant Yashili Options. Delivery of the completed and signed WHITE Form of Share Offer Acceptance to the Registrar will not serve to complete the exercise of the Yashili Options but will only be deemed to be an irrevocable authority to the Offeror and/or UBS and/or any of their respective agent(s) or such other person(s) as they may direct to collect from Yashili or the Registrar on his/her behalf the relevant share certificate(s) when issued on exercise of the Yashili Options as if it was/they were delivered to the Registrar with the WHITE Form of Share Offer Acceptance. If a Yashili Optionholder fails to exercise his/her Yashili Options as aforesaid, there is no guarantee that Yashili may issue the relevant share certificate in respect of the Yashili Shares allotted pursuant to his/her exercise of the Yashili Option(s) to such Yashili Optionholder in time for him/her to accept the Share Offer as a Yashili Shareholder of such Yashili Shares under the terms of the Share Offer.

4.	LAPSE OF OPTIONS

Nothing in this Composite Document or the Option Offer will serve to extend the life of any Yashili Option which lapses under the Pre-IPO Share Option Scheme or the Share Option Scheme (as applicable). No exercise of Yashili Options or acceptance of the Option Offer may be made in relation to any Yashili Option that has lapsed.

5.	ACCEPTANCE PERIOD AND REVISIONS

Unless the Offers have previously been revised or extended with the consent of the Executive, to be valid, the WHITE Form of Share Offer Acceptance and the PINK From of Option Offer Acceptance must be received by the Registrar in accordance with the instructions printed thereon by 4:00 p.m. on the Closing Date.

If the Offers are extended, the announcement of such extension will state the next Closing Date or a statement that the Offers will remain open until further notice. In the latter case, at least 14 days’ notice in writing must be given to Yashili Shareholders and Yashili Optionholders before the Offers are closed. If, in the course of the Offers, the Offeror revises the terms of the Offers, all Yashili Shareholders and Yashili Optionholders, whether or not they have already accepted the Share Offer and the Option Offer, respectively, will be entitled to accept the revised Share Offer and the revised Option Offer, respectively, under the revised terms. The revised Offers must be kept open for at least 14 days following the date on which the revised offer document is posted and shall not be closed earlier than the Closing Date.

APPENDIX I	FURTHER TERMS OF THE OFFERS

If the Closing Date is extended, any reference in this Composite Document and in the Forms of Acceptance to the Closing Date shall, except where the context otherwise requires, be deemed to refer to the subsequent closing date.

6.	ANNOUNCEMENTS

By 6:00 p.m. on the Closing Date (or such later time and/or date as the Executive may in exceptional circumstances permit), the Offeror must inform the Executive and the Stock Exchange of its decision in relation to the revision and extension of the Offers. The Offeror must publish an announcement in accordance with the Listing Rules on the Stock Exchange’s website by 7:00 p.m. on the Closing Date stating the results of the Offers and whether the Offers have been revised, extended or expired. The announcement will state the following:

(i)	the total number of Yashili Shares and rights over Yashili Shares for which acceptances of the Offers have been received;

(ii)	the total number of Yashili Shares and rights over Yashili Shares held, controlled or directed by the Offeror and its Concert Parties before the Offer Period;

(iii)	the total number of Yashili Shares and rights over Yashili Shares acquired or agreed to be acquired during the Offer Period by the Offeror and its Concert Parties; and

(iv)	details of any relevant securities (as defined in Note 4 to Rule 22 of the Takeover Code) in Yashili which the Offeror and any of its Concert Parties have borrowed or lent, save for any borrowed Yashili Shares which have been either on-lent or sold.

The announcement will specify the percentages of the relevant classes of share capital, and the percentages of voting rights represented by these numbers of Yashili Shares.

In computing the total number of Yashili Shares and Yashili Options represented by acceptances, only valid acceptances that are complete, in good order and fulfill the acceptance conditions set out in this Appendix I, and which have been received by the Registrar no later than 4:00 p.m. on the Closing Date, being the latest time and date for acceptance of the Offers, shall be included.

As required under the Takeovers Code, all announcements in relation to the Offers will be made in accordance with the requirements of the Listing Rules.

7.	NOMINEE REGISTRATION

To ensure equality of treatment of all Yashili Shareholders, those Yashili Shareholders who hold Yashili Shares as nominee on behalf of more than one beneficial owner should, as far as practicable, treat the holding of each beneficial owner separately.

APPENDIX I	FURTHER TERMS OF THE OFFERS

In order for beneficial owners of Yashili Shares, whose investments are registered in the names of nominees, to accept the Share Offer, it is essential that they provide instructions of their intentions with regard to the Share Offer to their nominees.

All documents and remittances sent to Yashili Shareholders and Yashili Optionholders by post will be sent to them by ordinary post at their own risk. Such documents and remittances will be sent to Yashili Shareholders and Yashili Optionholders at their addresses, in the case of Yashili Shareholders, specified on the relevant Yashili Shareholder’s WHITE Form of Share Offer Acceptance, and in the case of Yashili Optionholders to the office of Yashili Group in Hong Kong at Room 1614, 16th Floor, Times Square Tower 2, 1 Matheson Street, Causeway Bay, Hong Kong. None of the Offeror Parent, the Offeror, Yashili, UBS, the Registrar or any of their respective directors or any other person involved in the Offers will be responsible for any loss or delay in transmission or any other liabilities that may arise as a result thereof.

8.	RIGHT OF WITHDRAWAL

The Share Offer is conditional upon fulfilment of the Conditions set out in the “Letter from UBS” in this Composite Document and the Option Offer is conditional upon the Share Offer becoming and being declared unconditional in all respects. Acceptance of the Share Offer and the Option Offer tendered by Yashili Shareholders and Yashili Optionholders, respectively, shall be irrevocable and cannot be withdrawn, except in the circumstances set out in the following paragraph or in compliance with Rule 17 of the Takeovers Code, which provides that an acceptor of the Share Offer or the Option Offer shall be entitled to withdraw his/her acceptance within 21 days from the first Closing Date (being September 3, 2013) and if the Offers have not by then become unconditional as to acceptances. An acceptor of the Share Offer or the Option Offer may withdraw his/her acceptance by lodging a notice in writing signed by the acceptor (or his/her agent duly appointed in writing and evidence of whose appointment is produced together with the notice) to the Registrar.

Under Rule 19.2 of the Takeovers Code, if the Offeror is unable to comply with any of the requirements of making announcements relating to the Offers set out in section 6 of this Appendix I, the Executive may require that acceptors be granted a right of withdrawal, on terms acceptable to the Executive, until such requirements can be met.

9.	SHARES

Acceptance of the Share Offer or the Option Offer by Yashili Shareholders or Yashili Optionholders, respectively, will be deemed to constitute a warranty by such person(s) to the Offeror that such Yashili Shares acquired under the Share Offer or Yashili Options tendered under the Option Offer (as the case may be) are sold or tendered by Yashili Shareholders or Yashili Optionholders (as the case may be) free from all third party rights, liens, claims, charges, equities and encumbrances and together with all rights accruing or attaching thereto on the Closing Date or subsequently becoming attached to it, including, without limitation, in the case of the Yashili Shares, the rights to receive all future dividends and/or other distributions declared, paid or made, if any, on or after the Closing Date.

APPENDIX I	FURTHER TERMS OF THE OFFERS

10.	HONG KONG STAMP DUTY

Sellers’ ad valorem stamp duty arising in connection with acceptance of the Share Offer will be payable by each Yashili Shareholder at the rate of HK$1.00 for every HK$1,000 or part thereof of (i) the market value of the Yashili Shares; or (ii) the consideration payable by the Offeror for such person’s Yashili Shares, whichever is higher, and will be deducted from the cash amount due to such accepting Yashili Shareholder. The Offeror will pay the buyer’s ad valorem stamp duty on its own behalf and, subject to such deduction aforesaid will be responsible to account to the Stamp Office of Hong Kong for all the stamp duty payable for the sale and purchase of the Yashili Shares which are validly tendered for acceptance under the Share Offer.

11.	GENERAL

(a)	All communications, notices, the Forms of Acceptance, share certificates, transfer receipts, other documents of title (and/or any satisfactory indemnity or indemnities required in respect thereof) and remittances to be delivered by or sent to or from Yashili Shareholders and Yashili Optionholders will be delivered by or sent to or from them, or their designated agents, through post at their own risk, and none of the Offeror Parent, the Offeror, Yashili, the Registrar or any of their respective directors or agents accepts any liability for any loss in postage or any other liabilities that may arise as a result thereof.

(b)	The provisions set out in the WHITE Form of Share Offer Acceptance and the PINK Form of Option Offer Acceptance form part of the terms of the Share Offer and the Option Offer, respectively.

(c)	The accidental omission to despatch this Composite Document and/or the Forms of Acceptance or any of them to any person to whom the Offers are made will not invalidate either of the Share Offer or the Option Offer in any way.

(d)	The Share Offer and the Option Offer and all acceptances thereof will be governed by and construed in accordance with the laws of Hong Kong.

(e)	Due execution of a WHITE Form of Share Offer Acceptance will constitute an authority to the Offeror, any Offeror Director, UBS or such person or persons as the Offeror may direct, to complete and execute any document on behalf of the person or persons accepting the Share Offer and to do any other act that may be necessary or expedient for the purposes of vesting in the Offeror, or such person or persons as it may direct, the Yashili Shares in respect of which such person or persons has/have accepted the Share Offer.

APPENDIX I	FURTHER TERMS OF THE OFFERS

(f)	The settlement of the consideration to which any Yashili Shareholder or Yashili Optionholder is entitled under the Share Offer and the Option Offer, respectively, will be implemented in full in accordance with the terms of the Share Offer and the Option Offer, respectively, without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against such Yashili Shareholder or Yashili Optionholder.

(g)	Any Yashili Shareholders or Yashili Optionholders accepting the Share Offer or the Option Offer respectively will be responsible for payment of any transfer or cancellation or other taxes or duties payable in respect of the relevant jurisdiction due by such persons.

(h)	In making their decision, Yashili Shareholders and Yashili Optionholders must rely on their own examination of Yashili Group and the terms of the Share Offer and the Option Offer, respectively, including the merits and risks involved. The contents of this Composite Document, including any general advice or recommendation contained herein together with the Forms of Acceptance, shall not be construed as any legal or business advice on the part of the Offeror Parent, the Offeror, Yashili, UBS, or their respective professional advisers. Yashili Shareholders and Yashili Optionholders should consult their own professional advisers for professional advice.

(i)	References to the Share Offer or the Option Offer in this Composite Document and in the Forms of Acceptance shall include any extension and/or revision thereof.

(j)	This Composite Document has been prepared for the purposes of compliance with the legislative and regulatory requirements applicable in respect of the Share Offer and the Option Offer in Hong Kong and the operating rules of the Stock Exchange.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

1.	FINANCIAL SUMMARY

The following summary financial information for each of the three financial years ended December 31, 2010, December 31, 2011 and December 31, 2012 is extracted from the audited consolidated financial statements of the Yashili Group as set forth in the annual reports of Yashili for the three financial years ended December 31, 2010, December 31, 2011 and December 31, 2012. The auditor’s reports issued by KPMG in respect of the Yashili Group’s audited consolidated financial statements for each of the three financial years ended December 31, 2010, December 31, 2011 and December 31, 2012 did not contain any qualifications.

CONSOLIDATED FINANCIAL INFORMATION OF THE YASHILI GROUP

(a)	Consolidated income statement

	2010	2011	2012
	RMB’000	RMB’000	RMB’000

Turnover	2,954,370	2,957,818	3,655,143
Cost of sales	(1,272,624)	(1,419,512)	(1,693,452)

Gross profit	1,681,746	1,538,306	1,961,691
Other revenue	61,234	28,714	37,631
Other net loss	(585)	(252)	(392)
Selling and distribution expenses	(957,468)	(1,061,861)	(1,222,745)
Administrative expenses	(182,823)	(185,454)	(202,104)
Other expenses	(11,536)	(6,457)	(14,702)

Profit from operations	590,568	312,996	559,379

Finance income	11,909	65,123	89,749
Finance costs	(13,024)	(2,730)	(2,804)

Net finance income/(costs)	(1,115)	62,393	86,945

Profit before taxation	589,453	375,389	646,324
Income tax expenses	(86,312)	(66,964)	(175,856)

Profit for the year	503,141	308,425	470,468

Attributable to:
Equity shareholders of Yashili	502,354	306,258	468,482
Non-controlling interests	787	2,167	1,986

Profit for the year	503,141	308,425	470,468

Earnings per share
Basic (RMB cents)	16.6	8.7	13.3

Diluted (RMB cents)	16.3	8.6	13.2

Final dividends proposed after the balance sheet date	234,692	200,103	400,285

Dividends per share (RMB cents)	7.00	5.68	11.31

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(b)	Consolidated statement of comprehensive income

	2010	2011	2012
	RMB’000	RMB’000	RMB’000

Profit for the year	503,141	308,425	470,468

Other comprehensive income for the year
Exchange differences on translation of financial statements of overseas subsidiaries	(19,480)	(3,667)	(494)

Total comprehensive income for the year	483,661	304,758	469,974

Attributable to:
Equity shareholders of Yashili	482,874	302,591	467,988
Non-controlling interests	787	2,167	1,986

Total comprehensive income for the year	483,661	304,758	469,974

No exceptional items were recorded in the financial statements of the Yashili Group for the three financial years ended December 31, 2010, December 31, 2011 and December 31, 2012.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

2.	AUDITED CONSOLIDATED ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2012

The following financial information has been derived from the audited consolidated financial statements of the Yashili Group for the year ended December 31, 2012 as set forth in the annual report of Yashili for the year ended December 31, 2012.

CONSOLIDATED FINANCIAL INFORMATION OF THE YASHILI GROUP

(a)	Consolidated income statement

		2011	2012
	Note	RMB’000	RMB’000

Turnover	5	2,957,818	3,655,143
Cost of sales		(1,419,512)	(1,693,452)

Gross profit		1,538,306	1,961,691
Other revenue	6(a)	28,714	37,631
Other net loss		(252)	(392)
Selling and distribution expenses		(1,061,861)	(1,222,745)
Administrative expenses		(185,454)	(202,104)
Other expenses	6(b)	(6,457)	(14,702)

Profit from operations		312,996	559,379

Finance income	7(a)	65,123	89,749
Finance costs	7(a)	(2,730)	(2,804)

Net finance income		62,393	86,945

Profit before taxation	7	375,389	646,324
Income tax expenses	8	(66,964)	(175,856)

Profit for the year		308,425	470,468

Attributable to:
Equity shareholders of Yashili		306,258	468,482
Non-controlling interests		2,167	1,986

Profit for the year		308,425	470,468

		RMB Cents	RMB Cents

Earnings per share
Basic	12(a)	8.7	13.3

Diluted	12(b)	8.6	13.2

Details of dividends payable and proposed to equity shareholders of Yashili attributable to the profit for the year are set out in Note 29(b).

The accompanying notes form part of the consolidated financial information of the Yashili Group.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(b)	Consolidated statement of comprehensive income

	2011	2012
	RMB’000	RMB’000

Profit for the year	308,425	470,468

Other comprehensive income for the year
Exchange differences on translation of financial statements of overseas subsidiaries	(3,667)	(494)

Total comprehensive income for the year	304,758	469,974

Attributable to:
Equity shareholders of Yashili	302,591	467,988
Non-controlling interests	2,167	1,986

Total comprehensive income for the year	304,758	469,974

The accompanying notes form part of the consolidated financial information of the Yashili Group.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

3.	CONSOLIDATED BALANCE SHEET

		2011	2012
	Note	RMB’000	RMB’000

Non-current assets
Property, plant and equipment	13	729,525	743,863
Investment properties	14	76,334	112,004
Lease prepayments	15	133,367	130,432
Intangible assets	16	5,346	3,937
Deferred tax assets	17(b)	77,048	80,015
Prepayments and other receivables	21	11,016	184,170
Long-term bank deposits	23	—	306,142
Other non-current assets		6,875	8,285

		1,039,511	1,568,848

Current assets
Inventories	19	577,731	652,922
Trade and bills receivables	20	52,344	26,779
Prepayments and other receivables	21	138,148	135,667
Amounts due from related parties	32(b)	1,816	911
Restricted bank deposits	22	72,456	299,609
Cash and cash equivalents	23	2,581,563	2,073,161
Short-term bank deposits	23	—	611,972
Other investments	24	180,000	200,000

		3,604,058	4,001,021

Current liabilities
Trade and other payables	25	720,118	1,028,573
Loans and borrowings	26	31,359	330,912
Amounts due to related parties	32(b)	1,722	2,188
Income tax payables	17(a)	53,102	89,223

		806,301	1,450,896

Net current assets		2,797,757	2,550,125

Total assets less current liabilities		3,837,268	4,118,973

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

		2011	2012
	Note	RMB’000	RMB’000

Non-current liabilities
Deferred income	28	30,669	18,627
Deferred tax liabilities	17(b)	2,600	18,000

		33,269	36,627

Net assets		3,803,999	4,082,346

Capital and reserves
Capital	29	301,463	302,601
Reserves		3,501,235	3,776,458

Total equity attributable to equity shareholders of Yashili		3,802,698	4,079,059
Non-controlling interests		1,301	3,287

Total equity		3,803,999	4,082,346

The accompanying notes form part of the consolidated financial information of the Yashili Group.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

4.	BALANCE SHEET

		2011	2012
	Note	RMB’000	RMB’000

Non-current assets
Interests in subsidiaries	18	3,231,411	3,203,523

Current assets
Prepayments and other receivables	21	233	96,458
Cash and cash equivalents	23	13,600	348

		13,833	96,806

Current liabilities
Other payables	25	10,788	9,245
Loans and borrowings	26	—	80,912

		10,788	90,157

Net current assets		3,045	6,649

Net assets		3,234,456	3,210,172

Capital and reserves
Capital	29	301,463	302,601
Reserves	29	2,932,993	2,907,571

Total equity		3,234,456	3,210,172

The accompanying notes form part of the consolidated financial information of the Yashili Group.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

5.	CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

		Attributable to equity shareholders of Yashili
		Capital	Share premium	Capital redemption reserve	PRC statutory reserves	Equity settled share based payment	Other capital reserve	Translation reserve	Merger reserve	Retained earnings	Total	Non- controlling interests	Total equity
	Note	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note 29(c)	Note 29(d)	Note 29(c)(iv)	Note 29(f)	Note 29(g)		Note 29(h)	Note 29(e)

At January 1, 2011		300,685	1,680,849	—	52,756	7,389	(18,279)	(19,482)	1,367,204	359,693	3,730,815	(866)	3,729,949
Profit for the year		—	—	—	—	—	—	—	—	306,258	306,258	2,167	308,425
Other comprehensive income		—	—	—	—	—	—	(3,667)	—	—	(3,667)	—	(3,667)

Total comprehensive income		—	—	—	—	—	—	(3,667)	—	306,258	302,591	2,167	304,758

Dividends approved in respect of the previous year	29(b)(ii)	—	—	—	—	—	—	—	—	(234,692)	(234,692)	—	(234,692)
Purchase of own shares	29(c)(iv)
– Par value paid		(818)	—	—	—	—	—	—	—	—	(818)	—	(818)
– Premium paid		—	(15,538)	—	—	—	—	—	—	—	(15,538)	—	(15,538)
– Transfer between reserves		—	—	818	—	—	—	—	—	—	818	—	818
Shares issued for exercise of shares option	29(c)(v)	1,596	15,126	—	—	(7,360)	—	—	—	—	9,362	—	9,362
Equity-settled share-based payment transactions		—	—	—	—	10,160	—	—	—	—	10,160	—	10,160
Appropriation to statutory reserves		—	—	—	22,167	—	—	—	—	(22,167)	—	—	—

Balance at December 31, 2011		301,463	1,680,437	818	74,923	10,189	(18,279)	(23,149)	1,367,204	409,092	3,802,698	1,301	3,803,999

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

		Attributable to equity shareholders of Yashili
		Capital	Share premium	Capital redemption reserve	PRC statutory reserves	Equity settled share based payment	Other capital reserve	Translation reserve	Merger reserve	Retained earnings	Total	Non- controlling interests	Total equity
	Note	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note 29(c)	Note 29(d)	Note 29(c)(iv)	Note 29(f)	Note 29(g)		Note 29(h)	Note 29(e)

Balance at December 31, 2011 and January 1, 2012		301,463	1,680,437	818	74,923	10,189	(18,279)	(23,149)	1,367,204	409,092	3,802,698	1,301	3,803,999
Profit for the year		—	—	—	—	—	—	—	—	468,482	468,482	1,986	470,468
Other comprehensive income		—	—	—	—	—	—	(494)	—	—	(494)	—	(494)

Total comprehensive income		—	—	—	—	—	—	(494)	—	468,482	467,988	1,986	469,974

Dividends approved in respect of the previous year	29(b)(ii)	—	—	—	—	—	—	—	—	(200,103)	(200,103)	—	(200,103)
Shares issued for exercise of shares option	29(c)(v)	1,138	1,904	—	—	(1,499)	—	—	—	—	1,543	—	1,543
Equity-settled share-based payment transactions		—	—	—	—	6,933	—	—	—	—	6,933	—	6,933
Appropriation to statutory reserves		—	—	—	32,553	—	—	—	—	(32,553)	—	—	—

Balance at December 31, 2012		302,601	1,682,341	818	107,476	15,623	(18,279)	(23,643)	1,367,204	644,918	4,079,059	3,287	4,082,346

The accompanying notes form part of the consolidated financial information of the Yashili Group.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

6.	CONSOLIDATED CASH FLOW STATEMENT

		2011	2012
	Note	RMB’000	RMB’000

Operating activities
Profit before taxation		375,389	646,324
Adjustments for:
– Depreciation and amortisation		79,157	81,811
– Net loss on disposal of property, plant and equipment		252	392
– Impairment loss for property, plant and equipment		—	6,410
– Impairment loss/(write back) for trade and other receivables		(55)	66
– Write-down of inventories		3,171	142
– Equity-settled share-based transactions		19,522	8,476
– Interest income		(44,017)	(42,587)
– Interest expense		2,730	2,804
– Net realised and unrealised gain on financial assets carried at fair value		(18,278)	(47,006)

Operating profit before changes in working capital		417,871	656,832
Change in inventories		(190,087)	(75,333)
Change in trade and bills receivables		140,023	25,499
Change in prepayment and other receivables		(36,148)	2,970
Change in restricted bank deposits excluding the part related to bank loans		(6,347)	(2)
Change in trade and other payables		230,817	299,975
Change in deferred income		(12,259)	(12,042)
Change in amounts due from related parties		(360)	905
Change in amounts due to related parties		(2,844)	466

Cash generated from operations		540,666	899,270
Income tax paid		(82,394)	(127,302)

Net cash generated from operating activities		458,272	771,968

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

		2011	2012
	Note	RMB’000	RMB’000

Investing activities
Interest received		44,017	26,484
Proceeds from disposal of property, plant and equipment		944	2,809
Proceeds from sales of other investments		173,278	1,396,006
Increase in other bank deposits		—	(902,500)
Acquisition of property, plant and equipment		(106,536)	(208,161)
Acquisition of intangible assets		(226)	(509)
Deposit for acquisition of land use right		—	(90,630)
Acquisition of other non-current assets		(5,096)	(4,014)
Acquisition of other investments		(335,000)	(1,369,000)
Other effect from investing activities		(795)	4,648

Net cash used in investing activities		(229,414)	(1,144,867)

		2011	2012
	Note	RMB’000	RMB’000

Financing activities
Payment for repurchase of shares		(15,538)	—
Proceeds from loans and borrowings		36,223	361,340
Change in restricted bank deposits in relation to bank loans		(23,799)	(227,151)
Repayments of loans and borrowings		(163,304)	(61,787)
Interest paid		(2,586)	(2,660)
Dividends paid		(234,692)	(200,103)

Net cash used in financing activities		(403,696)	(130,361)

Net decrease in cash and cash equivalents		(174,838)	(503,260)
Cash and cash equivalents at January 1	23	2,759,273	2,581,563
Effect of foreign exchange rate changes		(2,872)	(5,142)

Cash and cash equivalents at December 31	23	2,581,563	2,073,161

The accompanying notes form part of the consolidated financial information of the Yashili Group.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

B	NOTES TO CONSOLIDATED FINANCIAL INFORMATION

(Expressed in Renminbi Yuan unless otherwise indicated)

1	GENERAL INFORMATION AND BASIS OF PRESENTATION

Yashili International Holding Limited (“Yashili”) was incorporated in the Cayman Islands on June 3, 2010 as an exempted company with limited liability under the Companies Law, Chapter 22, (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. The address of its registered office is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

The consolidated financial statements for the year ended December 31, 2012 comprise Yashili and its subsidiaries (together referred to as “Yashili Group”). The Yashili Group is primarily engaged in the manufacturing and sales of diary and nourishment products.

2	SIGNIFICANT ACCOUNTING POLICIES

(a)	Statement of compliance

These financial statements have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards and interpretations issued by the International Accounting Standards Board (“IASB”), and disclosure requirements of the Hong Kong Companies Ordinance. These financial statements also comply with the applicable disclosure provisions of the Rules Governing the Listing of Securities on the Stock Exchange (“the Listing Rules”). A summary of the significant accounting policies adopted by the Yashili Group is set out below.

The IASB has issued a few amendments to IFRSs that are first effective for the current accounting period of the Yashili Group and Yashili. Note 3 provides information on adoption of new accounting policies to the extent that they are relevant to the Yashili Group for the current and prior accounting periods reflected in these financial statements.

(b)	Basis of preparation of the financial statements

The financial statements are presented in Renminbi (“RMB”), rounded to the nearest thousands except per share data (“presentation currency”), which is the reporting currency of the Yashili Group.

The measurement basis used in the preparation of the financial statements is the historical cost basis except that financial assets at fair value through profit or loss are stated at fair value as explained in Note 2(f).

(c)	Use of estimates and judgements

The preparation of financial statements in conformity with IFRSs requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of IFRSs that have significant effect on the financial statements and major sources of estimation uncertainty are discussed in Note 35.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(d)	Basis of consolidation

(i)	Subsidiaries and non-controlling interests

Subsidiaries are entities controlled by the Yashili Group. Control exists when the Yashili Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable are taken into account.

An investment in a subsidiary is consolidated into the consolidated financial statements from the date that control commences until the date that control ceases. Intra-group balances and transactions and any unrealised profits arising from intra-group transactions are eliminated in full in preparing the consolidated financial statements. Unrealised losses resulting from intra-group transactions are eliminated in the same way as unrealised gains but only to the extent that there is no evidence of impairment.

Non-controlling interests represent the equity in a subsidiary not attributable directly or indirectly to Yashili, and in respect of which the Yashili Group has not agreed any additional terms with the holders of those interests which would result in the Yashili Group as a whole having a contractual obligation in respect of those interests that meets the definition of a financial liability.

Non-controlling interests are presented in the consolidated balance sheet within equity, separately from total equity attributable to the equity shareholders of Yashili. Non-controlling interests in the results of the Yashili Group are presented on the face of the consolidated income statement and the consolidated statement of comprehensive income as an allocation of the total profit or loss and total comprehensive income for the year between non-controlling interests and the equity shareholders of Yashili.

Changes in the Yashili Group’s interests in a subsidiary that do not result in a loss of control are accounted for as equity transactions, whereby adjustments are made to the amounts of controlling and non-controlling interests within consolidated equity to reflect the change in relative interests, but no adjustments are made to goodwill and no gain or loss is recognised.

In Yashili’s balance sheet, an investment in a subsidiary is stated at cost less impairment losses (Note 2(l)(ii)).

(ii)	Business combination

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Yashili Group.

Under the acquisition method of accounting, subsidiaries are fully consolidated from the date on which control is transferred to the Yashili Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business consolidation are measured initially at their fair values at the acquisition date. Transaction costs in connection with a business consolidation are expensed as incurred.

(e)	Foreign currency

(i)	Functional currency

Items included in the financial statements of each entity in the Yashili Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to the entity.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(ii)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of group entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date.

Foreign currency differences arising on retranslation are recognised in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

(iii)	Foreign operations

The assets and liabilities of foreign operations are translated to RMB at exchange rates at the reporting date. The income and expenses of foreign operations are translated to RMB at exchange rates at the dates of the transactions.

Foreign currency differences arising on translation are recognised in other comprehensive income. For the purposes of foreign currency translation, the net investment in a foreign operation includes foreign currency intra-group balances for which settlement is neither planned nor likely in the foreseeable future and foreign currency differences arising from such a monetary item is recognised in the consolidated statement of comprehensive income.

When a foreign operation is disposed of, in whole or in part, the relevant amount of the currency translation reserve is transferred to the profit or loss as part of the gain or loss on disposal.

(f)	Financial instruments

(i)	Non-derivative financial assets

All financial assets (including assets designated at fair value through profit or loss) are recognised initially on the trade date at which the Yashili Group becomes a party to the contractual provisions of the instrument.

The Yashili Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

The Yashili Group has the following non-derivative financial assets:

Financial assets at fair value through profit or loss

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the Yashili Group manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Yashili Group’s documented risk management or investment strategy. Upon initial recognition attributable transaction costs are recognised in profit or loss as incurred. Financial assets at fair value through profit or loss are measured at fair value, and changes therein are recognised in profit or loss.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

Receivables

Receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition receivables are measured at amortised cost using the effective interest method, less any impairment losses (Note 2(l)(i)).

Receivables comprise trade receivables and prepayments and other receivables.

Cash and cash equivalent

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition. Bank overdrafts that are repayable on demand and form an integral part of the Yashili Group’s cash management are also included as a component of cash and cash equivalents for the purpose of the consolidated cash flow statement.

(ii)	Non-derivative financial liabilities

All financial liabilities (including liabilities designated at fair value through profit or loss) are recognised initially on the trade date at which the Yashili Group becomes a party to the contractual provisions of the instrument. The Yashili Group derecognises a financial liability when its contractual obligations are discharged or cancelled or expire.

The Yashili Group’s non-derivative financial liabilities include loans and borrowings and trade and other payables. Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

(iii)	Derivative financial instruments

The Yashili Group holds derivative financial instruments to manage its foreign currency exposure. Derivative financial instruments are recognised initially at fair value. At each balance sheet date the fair value is remeasured. The gain or loss on remeasurement to fair value is recognised immediately in profit or loss, except where the derivatives qualify for cash flow hedge accounting in which case recognition of any resultant gain or loss depends on the nature of the item being hedged. Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk of a committed future transaction, the effective portion of any gains or losses on remeasurement of the derivative financial instrument to fair value are recognised in other comprehensive income and accumulated separately in equity in the hedging reserve. The ineffective portion of any gain or loss is recognised immediately in profit or loss.

During the years ended December 31, 2011 and 2012, the Yashili Group’s derivative has not been qualified as effective cash flow hedging. The gain or loss on remeasurement to fair value is recognised immediately to profit or loss. Related financial assets/liabilities were recognised/derecognised on the date the Yashili Group commits to purchase/sell the contract or they expire.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(g)	Property, plant and equipment

(i)	Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment losses (Note 2(l)(ii)).

Cost includes expenditures that are directly attributable to the acquisition of an asset. The cost of self-constructed assets includes the cost of materials and direct labour, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Construction in progress represents property, plant and equipment under construction, and is stated at cost less impairment losses (Note 2(l)(ii)).

Cost comprises direct costs of construction during the construction period. Capitalisation of these costs ceases and the construction in progress is transferred to property, plant and equipment when all of the activities necessary to prepare the assets for their intended use are substantially complete.

(ii)	Reclassification to investment properties

When the use of a property changes from owner-occupied to investment property, the property is reclassified as investment property.

(iii)	Subsequent costs

The cost of replacing part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Yashili Group and its cost can be measured reliably. The costs of the day-to-day serving of property, plant and equipment are recognised in profit and loss as incurred.

(iv)	Depreciation

Depreciation is based on the cost of an asset less its residual value. Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Buildings held for own use which are situated on leasehold land are depreciated over the shorter of the unexpired term of the lease and their estimated useful lives.

The estimated useful lives of other property, plant and equipment are as follows:

• Plant and buildings	13–20 years
• Machinery and equipment	5–10 years
• Motor vehicle	5 years
• Office equipment and other equipment	5 years

Depreciation methods, useful life and residual value are reassessed at each reporting date.

(h)	Intangible assets

Intangible assets comprise purchased and customised software which are stated at cost less any impairment losses and amortised on the straight-line basis over its estimated useful life of five years.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(i)	Investment properties

Investment properties are properties held either to earn rental income or for capital appreciation or for both, but not for sale in the ordinary course of business, use in the production or supply of goods or services or for administrative purposes.

(i)	Recognition and measurement

Items of investment properties are measured at cost less accumulated depreciation and impairment losses (Note 2(l)(ii)).

Cost includes expenditures that are directly attributable to the acquisition of an asset.

(ii)	Depreciation

Depreciation is based on the cost of an asset less its residual value. Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of investment properties. The estimated useful lives range from 27.5 to 50 years.

Depreciation methods, useful life and residual value are reassessed at each reporting date.

(j)	Lease prepayments

Lease prepayments represent cost of land use rights paid to the PRC government authorities. Land use rights are stated as cost less accumulated amortisation and impairment losses (Note 2(l)(ii)). Amortisation is recognised in profit or loss on a straight-line basis over the respective period of the rights.

(k)	Inventories

Inventories are carried at the lower of cost and net realisable value.

Cost is calculated using the weighted average cost formula and comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

When inventories are sold, the carrying amount of those inventories is recognised as an expense in the period in which the related revenue is recognised. The amount of any write-down of inventories to net realisable value and all losses of inventories are recognised as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories is recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs.

(l)	Impairment of assets

(i)	Financial assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is considered to be impaired if objective evidence indicates that a loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against receivables. When a subsequent event causes the amount of impairment loss to decrease, impairment loss is reversed through profit or loss.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

The Yashili Group considers evidence of impairment of receivables at both specific asset and collective level. Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

(ii)	Non-financial assets

The carrying amounts of the Yashili Group’s non-financial assets, other than inventories and deferred tax asset, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated.

The recoverable amount of assets or cash-generating unit is the greater of its value in use and its fair value less cost to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the assets.

An impairment loss is recognised if the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro-rata basis.

Impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(m)	Employee benefits

(i)	Short term employee benefits

Salaries, wages, annual bonuses and staff welfare are accrued in the year in which the associated services are rendered by employees of the Yashili Group.

(ii)	Defined contribution retirement plans

Obligations for contributions to local defined contribution retirement schemes pursuant to the relevant labour rules and regulations in the PRC are recognised as an expense in profit or loss when they are due, except to the extent that they are included in the cost of inventories not yet recognised as an expense.

(iii)	Termination benefits

Termination benefits are recognised when, and only when, the Yashili Group demonstrably commits itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(iv)	Share-based payment transactions

The fair value of share options granted to employees is recognised as an employee cost with a corresponding increase in a equity-settled share-based payment reserve within equity. The fair value is measured at grant date by using the binomial option pricing model, taking into account the terms and conditions upon which the options were granted. Where the employees have to meet vesting conditions before becoming unconditionally entitled to the options, the total estimated fair value of the options is spread over the vesting period, taking into account the probability that the options will vest.

During the vesting period, the number of share options that is expected to vest is reviewed. Any adjustment to the cumulative fair value recognised in prior years is charged/credited to the profit or loss for the year/period of the review, unless the original employee expenses qualify for recognition as an asset, with a corresponding adjustment to the equity-settled share-based payment reserve. On vesting date, the amount recognised as an expense is adjusted to reflect the actual number of options that vest (with a corresponding adjustment to the equity-settled share-based payment reserve) except where forfeiture is only due to not achieving vesting conditions that relate to the market price of Yashili’s shares. The equity amount is recognised in the equity-settled share-based payment reserve until either the option is exercised (when it is transferred to the share premium account) or the option expires (when it is released directly to retained earnings).

(n)	Provisions and contingent liabilities

Provisions are recognised if, as a result of a past event, the Yashili Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

(o)	Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Provided it is probable that the economic benefits will flow to the Yashili Group and the revenue and costs, if applicable, can be measured reliably, revenue is recognised in profit or loss as follows:

(i)	Sale of goods

Revenue is recognised when the significant risks and rewards of ownership have been transferred to the buyer. Revenue excludes value added tax or other sales taxes and is after deduction of any trade discounts.

(ii)	Rental income

Rental income from investment properties is recognised in profit or loss on a straight-line basis over the term of the lease.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(iii)	Dividends

•	Dividend income from unlisted investments is recognised when the shareholder’s right to receive payment is established.

•	Dividend income from listed investments is recognised when the share price of the investment goes ex-dividend.

(p)	Government grants

Government grants are recognised in the balance sheet initially when there is reasonable assurance that they will be received and that the Yashili Group will comply with the conditions attaching to them. Grants that compensate the Yashili Group for expenses incurred are recognised as revenue in profit or loss on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Yashili Group for the cost of an asset are deducted from the carrying amount of the asset and consequently are effectively recognised in profit or loss over the useful life of the asset by way of reduced depreciation expense.

(q)	Operating lease payment

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expenses, over the term of the lease.

(r)	Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset which necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of that asset. Other borrowing costs are expensed in the period in which they are incurred.

The capitalisation of borrowing costs as part of the cost of a qualifying asset commences when expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. Capitalisation ceases when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are interrupted or complete.

(s)	Finance income and expenses

Finance income comprises interest income and increase in fair value of financial assets at fair value through profit or loss. Interest income is recognised as it accrues, using the effective interest method.

Finance expenses comprise interest expense on borrowings, decreases in fair value financial assets at fair value through profit or loss.

Foreign currency gains and losses are reported on a net basis.

(t)	Research and development costs

Expenditures on an internal research and development project are classified into expenditures on the research phase and expenditures on the development phase. Research is original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding. Development is the application of research findings or other knowledge to a plan or design for the production of new or substantially improved materials, devices, products or processes before the start of commercial production or use.

Expenditures on research phase are recognised in profit or loss when incurred. Expenditures on development phase are capitalised if development costs can be measured reliably, the product or process is technically and commercially feasible, and the Yashili Group intends to and has

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

sufficient resources to complete development. Capitalised development costs are stated at cost less impairment losses (see Note 2(l)(ii)). Other development expenditures are recognised as expenses in the period in which they are incurred.

(u)	Income tax

Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except to the extent that they relate to items recognised in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognised in other comprehensive income or directly in equity, respectively.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets also arise from unused tax losses and unused tax credits.

Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilised, are recognised. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilised.

The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary differences relating to investments in subsidiaries to the extent that, in the case of taxable differences, the Yashili Group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, unless it is probable that they will reverse in the future.

The amount of deferred tax recognised is measured based on the expected manner of realisation or settlement of the carrying amount of the assets and liabilities, using tax rates enacted or substantively enacted at the end of the reporting period. Deferred tax assets and liabilities are not discounted. The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilised. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available. Additional income taxes that arise from the distribution of dividends are recognised when the liability to pay the related dividends is recognised.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if Yashili or the Yashili Group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met:

•	in the case of current tax assets and liabilities, Yashili or the Yashili Group intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously; or

•	in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either:

•	the same taxable entity; or

•

different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realise the current tax assets and settle the current tax liabilities on a net basis or realise and settle simultaneously.

(v)	Related parties

For the purpose of these financial statements, a party is considered to be related to the Yashili Group if:

(a)	A person, or a close member of that person’s family, is related to the Yashili Group if that person:

(i)	has control or joint control over the Yashili Group;

(ii)	has significant influence over the Yashili Group; or

(iii)	is a member of the key management personnel of the Yashili Group or the Yashili Group’s parent.

(b)	An entity is related to the Yashili Group if any of the following conditions applies:

(i)	The entity and the Yashili Group are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

(iii)	Both entities are joint ventures of the same third party.

(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

(v)	The entity is a post-employment benefit plan for the benefit of employees of either the Yashili Group or an entity related to the Yashili Group.

(vi)	The entity is controlled or jointly controlled by a person identified in (a).

(vii)	A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(w)	Segment reporting

Operating segments, and the amounts of each segment item reported in the these financial statements, are identified from the financial information provided regularly to the Yashili Group’s most senior executive management for the purposes of allocating resources to, and assessing the performance of, the Yashili Group’s various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria.

3	ADOPTION OF NEW ACCOUNTING POLICIES

The IASB has issued a few amendments to IFRSs that are first effective for the year ended December 31, 2012. None of the developments are relevant to the Yashili Group’s financial statements.

The Yashili Group has not applied any new standard or interpretation that is not yet effective for the year ended December 31, 2012.

4	SEGMENT REPORTING

The Yashili Group manages its business by product lines. In a manner consistent with the way in which information is reported internally to the Yashili Group’s senior executive management which has been identified as the chief operating decision-maker for the purpose of resource allocation and performance assessment, the Yashili Group has presented the following four reportable segments. No operating segments have been aggregated to form the following reportable segments:

•

Production and sale of Yashily paediatric milk formula products: this segment includes development, manufacture and sale of Yashily paediatric milk formula products and milk formula for pregnant women in the PRC.

•

Production and sale of Scient paediatric milk formula products: this segment includes development, manufacture and sale of Scient paediatric milk formula products and milk formula for pregnant women in the PRC.

•	Production and sale of nutrition products: this segment includes development, manufacture and sale of milk powder for adults and teenagers, soymilk powder, rice flour and cereal products in the PRC.

•

Other operations include the production and sales of packing materials, which mainly serve the Yashili Group’s internal use, and sale of surplus raw materials. The results of these operations are included in the “others” column.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

For the purpose of assessing segment performance and allocating resources among segments, the senior executive management team assesses the performance of the operating segments based on a measure of “reportable segment profit” i.e. “revenue less cost of sales and selling and distribution expenses”. The Yashili Group does not allocate other revenue, other net income or loss, net finance costs, expenses other than certain selling and distribution expenses to its segments, as the senior executive management does not use this information to allocate resources to or evaluate the performance of the operating segments. Segment assets and liabilities are not regularly reported to the Yashili Group’s senior executive management and therefore information of reportable segment assets and liabilities are not presented in these financial statements.

(a)	Information about reportable segments

	Year ended December 31, 2011
	Yashily paediatric milk formula products	Scient paediatric milk formula products	Nutrition products	Others	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Revenue from external customers	1,825,525	608,627	473,627	50,354	2,957,818
Inter-segment revenue	—	—	—	136,067	136,067

Reportable segment revenue	1,825,525	608,627	473,312	186,421	3,093,885

Reportable segment profit	424,678	57,461	137,015	(6,258)	612,896

Segment depreciation and amortisation	31,181	19,259	5,168	2,770	58,378

	Year ended December 31, 2012
	Yashily paediatric milk formula products	Scient paediatric milk formula products	Nutrition products	Others	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Revenue from external customers	2,478,269	653,426	489,445	34,003	3,655,143
Inter-segment revenue	—	—	—	141,823	141,823

Reportable segment revenue	2,478,269	653,426	489,445	175,826	3,796,966

Reportable segment profit	722,604	97,859	133,985	(12,300)	942,148

Segment depreciation and amortisation	34,582	22,158	4,550	3,273	64,563

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(b)	Reconciliations of reportable segment revenue and profit or loss

	2011	2012
	RMB’000	RMB’000

Total reportable segment revenue	3,093,885	3,796,966
Elimination of inter-segment revenue	(136,067)	(141,823)

Turnover	2,957,818	3,655,143

Reportable segment profit	612,896	942,148
Other revenue and other net loss	28,462	37,239
Unallocated amounts:
Selling and distribution expenses	(136,451)	(203,202)
Administrative expenses	(185,454)	(202,104)
Net finance income	62,393	86,945
Other expenses	(6,457)	(14,702)

Profit before taxation	375,389	646,324

(c)	Geographical information

The Yashili Group’s revenue is solely from domestic sales during the year. No export sales were recorded in the years ended December 31, 2011 and 2012. The Yashili Group’s senior executive management periodically review the geographic analysis of the revenue derived from Yashily and Scient paediatric milk formula products, which summarises the revenue by different tiers of cities where the Yashili Group’s customers operate. The classification of the tiers is set out below:

•

First-tier cities generally include direct-controlled municipalities, the highest level of cities under the direct administration of the PRC central government, and provincial capital cities, including but not limited to Beijing, Shanghai, Nanchang, Chongqing, Shijiazhuang and Guangzhou. As there is no official classification, such classification is determined based on our directors’ knowledge and experience;

•

Second-tier cities generally refer to prefecture-level cities, the administrative division of the PRC, ranking below a province and above a county in China’s administrative structure, including but not limited to Dongguan, Nanyang, Jiujiang and Foshan. As there is no official classification, such classification is determined based on our directors’ knowledge and experience;

•

Third-tier cities generally refer to county-level cities, the county-level administrative divisions of the PRC, including but not limited to Jinjiang, Yunmeng, Bozhou, Kunshan and Luohe. As there is no official classification, such classification is determined based on our directors’ knowledge and experience.

	2011	2012
	RMB’000	RMB’000

Yashily paediatric milk formula products
Revenue derived from
– First-tier cities	263,214	313,625
– Second-tier cities	930,782	1,108,857
– Third-tier cities and others	631,529	1,055,787

Total	1,825,525	2,478,269

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

	2011	2012
	RMB’000	RMB’000

Scient paediatric milk formula products
Revenue derived from
– First-tier cities	64,494	65,996
– Second-tier cities	437,459	437,142
– Third-tier cities and others	106,674	150,288

Total	608,627	653,426

5	TURNOVER

The Yashili Group is principally engaged in the manufacturing and sales of dairy and nourishment products. Turnover represents the sales value of goods supplied to customers. Turnover excludes sales taxes and is after deduction of any trade discounts.

The Yashili Group’s customer base is diversified and no revenue from transactions with a single customer amounted to 10% or more of the Yashili Group’s total turnover during the year.

6	OTHER REVENUE AND OTHER EXPENSES

(a)	Other revenue

	2011	2012
	RMB’000	RMB’000

Government grants (i)	13,919	25,810
Compensation income (ii)	8,860	5,100
Rental income	4,967	4,937
Others	968	1,784

	28,714	37,631

(i)	Government grants in form of cash subsidies were received from the local government and they are as follows:

	2011	2012
	RMB’000	RMB’000

Compensation for expenses incurred	6,860	8,850
Compensation for acquisition of assets	6,759	6,542
Taxes refund	300	10,418

	13,919	25,810

(ii)	Compensation income mainly represented forfeiture received from distributor customers for cross territorial sales that breached the terms of distribution agreements during the year.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(b)	Other expenses

	2011	2012
	RMB’000	RMB’000

Loss on disposal of inventory (i)	393	2,091
Impairment for property, plant and equipment (Note 13)	—	6,410
Others (ii)	6,064	6,201

	6,457	14,702

(i)	Loss on disposal of inventory mainly represented losses arising from stocktake loss, disposal of dampened or deteriorated.
(ii)	Others in 2012 include charitable donation amounted RMB3,897,000 (2011: RMB1,972,000) mainly to primary schools and other charitable organizations.

7	PROFIT BEFORE TAXATION

Profit before taxation is arrived at after charging:

(a)	Finance (income)/costs

	2011	2012
	RMB’000	RMB’000

Finance income
Interest income	(44,017)	(42,587)
Net foreign exchange gain	(2,828)	(156)
Net realised and unrealised gains on trading assets	(18,278)	(47,006)

Sub-total	(65,123)	(89,749)

Finance costs
Interest expense	2,730	2,804

Sub-total	2,730	2,804

Net finance income	(62,393)	(86,945)

(b)	Staff costs

	2011	2012
	RMB’000	RMB’000

Salaries, wages and other benefits	221,310	276,887
Contributions to defined contribution retirement schemes	14,866	29,856
Equity-settled share based payment expenses (Note 27)	10,160	6,933

	246,336	313,676

Staff costs included directors’ and senior management’s remuneration.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

Pursuant to the relevant labour rules and regulations in the PRC, the PRC subsidiaries of Yashili have participated in a defined contribution retirement benefit scheme (the “Scheme”) organised by the local authority whereby the PRC subsidiaries are required to make contributions to the Scheme based on certain percentages of the eligible employee’s salaries. The local government authority is responsible for the entire pension obligations payable to the retired employees. The Yashili Group has no other obligations for payments of retirement and other post- retirement benefits of employees other than the contributions described above.

(c)	Other items:

	2011	2012
	RMB’000	RMB’000

Cost of inventories (i) (Note 19)	1,569,494	1,859,234

Depreciation:
– Property, plant and equipment (i) (Note 13)	71,156	72,681
– Investment properties (Note 14)	1,449	1,673

Amortisation:
– Lease prepayments (Note 15)	2,935	2,935
– Intangible assets (Note 16)	2,054	1,918
– Other non-current assets	1,563	2,604

Operating lease charges
– Hire of plant, machinery and properties	13,252	10,593

Auditors’ remuneration
– Audit and review services	2,530	2,380

Net loss on disposal of plant and equipment	252	392

Impairment loss/(write-back)
– On trade receivables (Note 20)	(55)	66
– On inventories	3,171	142
– On property, plant and equipment (Note 13)	—	6,410
– Rentals receivable from investment properties less direct outgoings (ii)	(4,851)	(4,932)

(i)	Cost of inventories includes RMB111,706,000 for the year ended December 31, 2012 relating to staff costs and depreciation (2011: RMB96,708,000), which amounts are also included in the respective total amounts disclosed above or in Note 7(b) for each of these types of expenses.
(ii)	Direct outgoing of investment properties are RMB5,000 for the year ended December 31, 2012 (2011: RMB117,000).

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

8	INCOME TAX EXPENSES

(a)	Taxation in the consolidated statement of comprehensive income represents:

	2011	2012
	RMB’000	RMB’000

Current tax – PRC income tax
Provision for the year	102,791	163,833
Over provision in respect of prior years	(495)	(410)
Deferred tax – PRC income tax	(35,332)	12,433

Total income tax expenses	66,964	175,856

(b)	Reconciliation between tax expenses and accounting profit at applicable tax rates:

	2011	2012
	RMB’000	RMB’000

Profit before taxation	375,389	646,324

Notional tax on profit before taxation, calculated at the rates applicable to profits in the tax jurisdictions concerned (i) to (iii)	90,606	158,537
Over provision in prior year	(495)	(410)
Effect of non-deductible expenses	4,618	4,379
Effect of preferential tax rates on current tax payable (iii)	(3,785)	(1,962)
Effect of tax rate differential (iii)	(1,859)	(688)
Change in unrecognised temporary differences and tax losses	(5,835)	(183)
Effect of utilisation of temporary differences and tax losses	(19,002)	(289)
Effect of withholding income tax (iv)	3,436	20,400
Effect of non-taxable income	(720)	(3,928)

Income tax expenses	66,964	175,856

(i)	Pursuant to the rules and regulations of the Cayman Islands and the BVI, the Yashili Group is not subject to any income tax in the Cayman Islands and the BVI.
(ii)	The provision for Hong Kong Tax for 2012 is calculated at 16.5% of the estimated assessable profit for the year.
(iii)	Pursuant to the Corporate Income Tax Law of the PRC passed by the Tenth National People’s Congress on March 16, 2007 (the “New Tax Law”), the statutory income tax rate of the Yashili Group’s PRC subsidiaries is 25% from January 1, 2008. There are transitional preferential tax treatments available under the New Tax Law and its relevant regulations.

Except for Yashili (Zhengzhou) Nourishment Co., Ltd (“Yashili (Zhengzhou)”), all PRC subsidiaries of the Yashili Group are subject to a unified income tax rate of 25% in 2012.

Yashili (Zhengzhou), being a manufacturing FIE established in Zhengzhou Economic and Technological Development Zone, was entitled to both the 2+3 tax holiday and a preferential tax rate of 15%. Yashili (Zhengzhou) started its tax holiday in 2008 and is exempted from income tax for 2009 and subject to income tax at 11%, 12%, 12.5% and 25% for 2010, 2011, 2012 and from 2013 onwards, respectively.

The effect of tax rate differential mainly represented the effect of the difference in tax rates among Yashili and its subsidiaries and the tax effect arising from difference between the tax rate of 25% being applied in the computation of expected income tax and the rate for recognising the deferred tax.

(iv)	Pursuant to the New Tax Law and its relevant regulations, PRC-resident enterprises are levied withholding tax at 10% on dividends to their non-PRC-resident corporate investors for profits earned since January 1, 2008. Under the Sino-Hong Kong Double Tax Arrangement and its relevant regulations, a qualified Hong Kong tax resident which is the “beneficiary owner” and holds 25% equity interests or more of a PRC enterprise is entitled to a reduced withholding tax rate of 5%. On this basis, the Yashili Group has made provision of withholding income tax on the distributable profits generated by PRC subsidiaries.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

9	DIRECTORS’ REMUNERATION

Directors’ remuneration disclosed pursuant to section 161 of the Hong Kong Companies Ordinance is as follows:

	Directors’ fees	Salaries, allowances and benefits in kind	Discretionary bonuses	Retirement schemes contributions	Equity- settled share- based payment expenses	2011 Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive directors:
– Mr. Zhang Likun	—	480	420	8	—	908
– Mr. Zhang Liming	—	384	416	8	—	808
– Mr. Zhang Lidian	—	412	588	8	311	1,319
– Mr. Zhang Libo	—	384	416	8	—	808
– Mr. Zhang Yanpeng (ii)	—	420	80	3	47	550

Sub-total	—	2,080	1,920	35	358	4,393

Non-executive directors:
– Mr. Luo Yi (iii)	—	—	—	—	—	—
– Mr. Zhang Chi	—	—	—	—	—	—
– Mr. Chang Herman Hsiu Guo (iv)	—	—	—	—	—	—

Sub-total	—	—	—	—	—	—

Independent non-executive directors:
– Mr. Chen Yongquan	64	—	—	—	—	64
– Mr. Yu Shimao	65	—	—	—	—	65
– Mr. Samuel King On Wong	341	—	—	—	—	341

Sub-total	470	—	—	—	—	470

Total	470	2,080	1,920	35	358	4,863

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

	Directors’ fees	Salaries, allowances and benefits in kind	Discretionary bonuses	Retirement schemes contributions	Equity- settled share- based payment expenses	2012 Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive directors:
– Mr. Zhang Likun	—	480	420	10	—	910
– Mr. Zhang Liming	—	420	380	10	—	810
– Mr. Zhang Lidian	—	588	420	10	237	1,255
– Mr. Zhang Libo	—	420	380	10	—	810
– Mr. Zhang Yanpeng (ii)	—	420	180	7	36	643

Sub-total	—	2,328	1,780	47	273	4,428

Non-executive directors:
– Mr. Zhang Chi	—	—	—	—	—	—
– Mr. Chang Herman Hsiu Guo (iv)	—	—	—	—	—	—

Sub-total	—	—	—	—	—	—

Independent non- executive directors:
– Mr. Chen Yongquan	64	—	—	—	—	64
– Mr. Yu Shimao	65	—	—	—	—	65
– Mr. Samuel King On Wong	341	—	—	—	—	341
– Mr. Liu Jinting (v)	—	—	—	—	—	—

Sub-total	470	—	—	—	—	470

Total	470	2,328	1,780	47	273	4,898

(i)	Mr. Wu Xiaonan, an executive director, resigned on April 19, 2011.
(ii)	Mr. Zhang Yanpeng was appointed as executive director at the annual general meeting on June 2, 2011.
(iii)	Mr. Luo Yi, a non-executive director, resigned on November 23, 2011.
(iv)	Mr. Chang Herman Hsiu-Guo was appointed as non-executive director on November 23, 2011.
(v)	Mr. Liu Jinting was appointed as independent non-executive director on November 28, 2012.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

10	INDIVIDUALS WITH HIGHEST EMOLUMENTS

Of the five individuals with the highest emoluments, one of them (2011: two) is director whose emolument is disclosed in note 9. The aggregate of the emoluments in respect of the other four (2011: three) individuals are as follows:

	2011	2012
	RMB’000	RMB’000

Salaries and other emoluments	2,768	2,940
Discretionary bonuses	1,254	2,428
Retirement schemes contributions	21	107

	4,043	5,475

The emoluments of the four (2011: three) individuals with the highest emoluments are within the following band:

	Number of individuals
	2011	2012

HKD1,000,000 to HKD2,000,000	3	4

11	PROFIT ATTRIBUTABLE TO EQUITY SHAREHOLDERS OF YASHILI

The consolidated profit attributable to equity shareholders of Yashili includes a profit of RMB202,009,000 (2011: RMB233,334,000), which has been dealt with in the financial statements of Yashili.

Details of dividends payable to equity shareholders of Yashili are set out in Note 29(b).

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

12	EARNINGS PER SHARE

(a)	Basic earnings per share

The calculation of basic earnings per share is based on the consolidated profit attributable to equity shareholders of Yashili of RMB468,482,000 (2011: RMB306,258,000), and the weighted average of 3,521,758,133 (2011: 3,513,399,533) ordinary shares in issue during the years 2011 and 2012, calculated as follows:

Weighted average number of ordinary shares

	2011	2012
	No. of shares	No. of shares

Share issued upon incorporation (Note 29(c)(i))	1	1
Share issued upon reorganisation (Note 29(c)(i))	99,999	99,999
Capitalisation issue (Note 29(c)(ii))	2,925,900,000	2,925,900,000
Effect of issuance of shares by share offer (Note 29(c)(iii))	574,000,000	574,000,000
Accumulated share options exercised	18,920,081	31,758,133
Shares repurchased in 2011 (Note 29(c)(iv))	(5,520,548)	(10,000,000)

Weighted average number of ordinary shares during the year ended December 31	3,513,399,533	3,521,758,133

(b)	Diluted earnings per share

The calculation of diluted earnings per share is based on the consolidated profit attributable to equity shareholders of Yashili of RMB468,482,000 (2011: RMB306,258,000), and the weighted average of 3,557,288,466 (2011: 3,565,287,966) ordinary shares (diluted), calculated as follows:

Weighted average number of ordinary shares

	2011	2012
	No. of shares	No. of shares

Weighted average number of ordinary shares during the year ended December 31 before dilution	3,513,399,533	3,521,758,133
Effect of deemed issue of shares under Yashili share option scheme for nil consideration (Note 27)	51,888,433	35,530,333

Weighted average number of ordinary shares during the year ended December 31 after dilution	3,565,287,966	3,557,288,466

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

13	PROPERTY, PLANT AND EQUIPMENT

The Yashili Group

			Machinery		Office and
	Construction	Plant and	and	Motor	other
	in progress	buildings	equipment	vehicles	equipment	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cost:

At January 1, 2011	58,487	411,805	335,917	50,290	57,756	914,255
Additions	68,253	1,889	19,117	4,458	7,539	101,256
Transfer from/(out) construction in progress	(14,208)	459	6,244	38	1,227	(6,240)
Transfer from intangible assets (Note 16)	103	—	—	—	—	103
Disposals	—	(333)	(1,163)	(2,226)	(280)	(4,002)
Transfer to investment properties (Note 14)	—	(6,456)	—	—	—	(6,456)

At December 31, 2011	112,635	407,364	360,115	52,560	66,242	998,916

At January 1, 2012	112,635	407,364	360,115	52,560	66,242	998,916
Additions	112,072	807	9,136	6,421	5,537	133,973
Transfer from/(out) construction in progress	(100,433)	97,823	(43)	—	677	(1,976)
Disposals	—	—	(3,245)	(461)	(838)	(4,544)
Transfer to investment properties (Note 14)	—	(37,768)	—	—	—	(37,768)

At December 31, 2012	124,274	468,226	365,963	58,520	71,618	1,088,601

Accumulated depreciation

At January 1, 2011	—	(49,460)	(102,251)	(29,759)	(26,235)	(207,705)
Charge for the year	—	(17,735)	(35,083)	(6,831)	(11,507)	(71,156)
Written back on disposal	—	58	573	2,032	142	2,805
Transfer to construction in progress	—	—	6,155	—	85	6,240
Transfer to investment properties (Note 14)	—	425	—	—	—	425

At December 31, 2011	—	(66,712)	(130,606)	(34,558)	(37,515)	(269,391)

At January 1, 2012	—	(66,712)	(130,606)	(34,558)	(37,515)	(269,391)
Charge for the year	—	(19,014)	(35,440)	(7,199)	(11,028)	(72,681)
Written back on disposal	—	—	863	257	223	1,343
Transfer from construction in progress	—	—	1,926	—	50	1,976
Transfer to investment properties (Note 14)	—	425	—	—	—	425
Impairment loss	—	(561)	(5,750)	(98)	(1)	(6,410)

At December 31, 2012	—	(85,862)	(169,007)	(41,598)	(48,271)	(344,738)

Net book value:

At December 31, 2012	124,274	382,364	196,956	16,922	23,347	743,863

At December 31, 2011	112,635	340,652	229,509	18,002	28,727	729,525

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

As at 31 December 2012, the building ownership certificate of Scient (Guangzhou) Baby Nourishment Co., Ltd (“Scient (Guangzhou)”) and Shanxi Yashili Dairy Co., Ltd (“Yashili (Shanxi)”)’s plant and buildings with carrying amount totalling RMB70,857,000 (2011: RMB15,667,000) have not yet been issued. The directors of Yashili do not foresee any substantial obstacle in obtaining the ownership certificate of the above mentioned plant and buildings.

Due to the change of usage in a certain of production lines in 2012, the Yashili Group assessed the recoverable amounts of the machines in Yashili (Shanxi) and Heilongjiang Yashili Dairy Co., Ltd (“Yashili (Heilongjiang)”) and as a result the carrying amount of the machines was written down by RMB6,410,000 (included in “Other expenses”). The estimates of recoverable amount were based on the machines’ fair values less costs to sell, determined by reference to the recent observable market prices for similar assets within the same industry.

The Yashili Group’s plant and buildings are located in the PRC under medium-term leases.

The carrying amount of property, plant and equipment pledged to secure the advances from local governments (Note 25(ii)) and certain bank loans (Note26) are set out as below:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Carrying amount of pledged property, plant and equipment	20,025	17,366

14	INVESTMENT PROPERTIES

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Cost:
As at the beginning of the year	76,146	82,602
Transfer from plant and buildings (note 13)	6,456	37,768

As at the end of the year	82,602	120,370

Accumulated amortisation:
As at the beginning of the year	(4,394)	(6,268)
Charge for the year	(1,449)	(1,673)
Transfer from plant and buildings (note 13)	(425)	(425)

As at the end of the year	(6,268)	(8,366)

Carrying amount:
As at the end of the year	76,334	112,004

The fair value of the investment properties, as determined based on the valuation analysis on an open market value basis with reference to market transactions of similar properties, are estimated to be approximately RMB173,393,000 and RMB219,841,000 for the years ended December 31, 2011 and 2012.

As of December 31, 2012, the building ownership certificate of Scient (Guangzhou)’s plant and buildings with carrying amount totally RMB37,343,000 have not yet been issued (2011: nil). The directors of Yashili do not foresee any substantial obstacle in obtaining the ownership certificate of the above mentioned plant and buildings.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

The carrying value of investment properties comprises properties:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

In the PRC under a medium-term lease	74,683	110,475
In the United States of America on a self- owned land	1,651	1,529

Total	76,334	112,004

The carrying amount of investment properties pledged to secure the Yashili Group’s certain bank loans as at December 31, 2012 is nil (2011: nil).

15	LEASE PREPAYMENTS

	The Yashili Group
	2011	2012
	RMB’000	RMB’000
Cost:
As at the beginning of the year	146,460	146,460

Accumulated amortisation:
As at the beginning of the year	(10,158)	(13,093)
Charge for the year	(2,935)	(2,935)

As at the end of the year	(13,093)	(16,028)

Carrying amount:
As at the end of the year	133,367	130,432

Interests in leasehold land represent prepayments of land use rights premium to the PRC authorities by the Yashili Group. The Yashili Group’s leasehold land is located in the PRC, on which its manufacturing plants were built. The Yashili Group is granted land use rights for a period of 50 years.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

16	INTANGIBLE ASSETS

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Cost:
As at the beginning of the year	10,923	10,707
Addition during the year	225	509
Transfer to construction in progress (Note 13)	(441)	—

As at the end of the year	10,707	11,216

Accumulated amortisation:
As at the beginning of the year	(3,645)	(5,361)
Charge for the year	(2,054)	(1,918)
Transfer to construction in progress (Note 13)	338	—

As at the end of the year	(5,361)	(7,279)

Carrying amount:
As at the end of the year	5,346	3,937

The intangible assets represented purchased and customised software held by the Yashili Group. Amortisation of the intangible assets is included in “Administrative expenses”.

17	INCOME TAX IN THE CONSOLIDATED BALANCE SHEET

(a)	Current taxation in the balance sheet represents:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Provision for PRC income tax for the year	102,791	163,833
PRC income tax paid	(49,689)	(74,610)

Represented by:
Income tax payables	53,102	89,223

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(b)	Deferred tax assets and liabilities recognised:

The Yashili Group

The components of deferred tax assets/(liabilities) recognised in the consolidated balance sheet and the movements during the year are as follows:

	Inventory provision	Deferred income	Tax losses	Expense accruals	Arising from undistributed earnings of PRC	Others	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Deferred tax arising from:

At January 1, 2011	42	6,613	8,685	30,327	(11,664)	5,113	39,116
Credited/(charged) to profit or loss	751	(1,555)	11,012	10,683	9,064	5,377	35,332

At December 31, 2011	793	5,058	19,697	41,010	(2,600)	10,490	74,448

At January 1, 2012	793	5,058	19,697	41,010	(2,600)	10,490	74,448
(Charged)/credited to profit or loss	(757)	(402)	(19,505)	22,394	(15,400)	1,237	(12,433)

At December 31, 2012	36	4,656	192	63,404	(18,000)	11,727	62,015

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Represented by:
Deferred tax assets	77,048	80,015

Deferred tax liabilities	(2,600)	(18,000)

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(c)	Deferred tax assets not recognised

In accordance with the accounting policy set out in Note 2(u) the Yashili Group has not recognised the following deductible temporary differences and unused tax losses as deferred tax assets as it is not probable that future taxable income against which the temporary differences and unused tax losses can be utilised will be available.

	2011	2012
	RMB’000	RMB’000

Temporary difference	39,680	34,567
Tax losses
– due in 2014	57,874	56,848
– due in 2015	—	—
– due in 2016	5,119	4,544
– due in 2017 and afterwards	1,172	5,685

Total	103,845	101,644

(d)	Deferred tax liabilities not recognised

The undistributed profits of some of the Yashili Group’s PRC subsidiaries amounted to RMB502,379,000 and RMB774,817,000 as at December 31, 2011 and 2012 respectively. Temporary differences relating to the undistributed profits of the Yashili Group’s certain subsidiaries in the Mainland China amounted to RMB280,047,000 and RMB323,040,000 as at December 31, 2011 and 2012 respectively. Deferred tax liabilities of RMB14,002,000 and RMB16,152,000 have not been recognised in respect of the withholding tax that would be payable on the distribution of these retained profits as at December 31, 2011 and 2012 respectively, as Yashili controls the dividend policy of these subsidiaries in the Mainland China and the Directors have determined that these profits are not likely to be distributed in the foreseeable future.

18	INTERESTS IN SUBSIDIARIES

Yashili

	2011	2012
	RMB’000	RMB’000

Unlisted shares at cost	17,549	24,482
Amounts due from subsidiaries	3,213,862	3,179,041

Total	3,231,411	3,203,523

The balances with subsidiaries are unsecured, interest-free, and repayable on demand. These balances are expected to be recovered after more than one year.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

At the date of this report, Yashili has direct or indirect interests in the following subsidiaries. The class of shares held is ordinary. The particular of those subsidiaries are set out below:

	Place of Incorporation/ establishment	Particulars of registered/ issued capital		Yashili Group’s effective interest	Proportion of ownership interest
Name of company					Held by Yashili	Held by a subsidiary	Principal activity

Yashili International Ltd. (“Yashili (BVI)”)	British Virgin Islands (“BVI”)	USD	1	100%	100%	—	Investment holding

Yashili International Group Limited (“Yashili (HK)”)	Hong Kong	HKD	1	100%	—	100%	Investment holding

Yashili Hong Kong International Trading Co., Limited (“Yashili Trading”)	Hong Kong	HKD	1	100%	—	100%	Import and export of dairy products and related materials

Big World International (Hongkong) Limited	Hong Kong	HKD	1	100%	—	100%	Investment holding

Heatel Limited	British Virgin Islands (“BVI”)	USD	1	100%	—	100%	Investment holding

Next Talent Limited	Hong Kong	HKD	1	100%	—	100%	Investment holding

New Zealand Dairy International Holdings Limited	New Zealand	NZD	1	100%	—	100%	Investment holding

Yashili New Zealand Dairy Co., Limited (“Yashili New Zealand”)	New Zealand	NZD	1,000,000	100%	—	100%	Production and sales of dairy products

Yashili (China) Co., Ltd (“Yashili (China)”) (i) & (ii)	PRC	RMB	100,000,000	100%	—	100%	Production and sales of dairy products

Guangdong Yashili Group Company Limited (“Yashili (Guangdong)”) (i) & (ii)	PRC	RMB	826,105,300	100%	—	100%	Production and sales of dairy products

Scient International Group Limited	Hong Kong	HKD	1	100%	—	100%	Investment holding

Scient (Guangzhou) (ii)	PRC	RMB	155,000,000	95%	—	95%	Production and sales of dairy products

Yashili (Heilongjiang) (ii)	PRC	RMB	20,080,000	100%	—	100%	Production and sales of dairy products

Yashili (Zhengzhou) (ii)	PRC	RMB	250,000,000	100%	—	100%	Production and sales of dairy products

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

	Place of Incorporation/ establishment	Particulars of registered/ issued capital		Yashili Group’s effective interest	Proportion of ownership interest
Name of company					Held by Yashili	Held by a subsidiary	Principal activity

Yashili (Shanxi) (ii)	PRC	RMB	300,000,000	100%	—	100%	Production and sales of dairy products

Chaoan Bisheng Decoration and Printing Co., Ltd. (ii)	PRC	RMB	10,800,000	100%	—	100%	Production and sales of packing materials

Guangzhou Yuqian Import and Export Trading Co., Ltd. (ii)	PRC	RMB	5,000,000	100%	—	100%	Import and export of dairy products and related materials

Shanghai Yashili Food Co., Ltd (ii)	PRC	RMB	2,000,000	100%	—	100%	Sales of food products

Scient International (USA), Inc.	United States of America	USD	620,000	100%	—	100%	Investment holding

Chaoan Victory Trading Limited (ii)	PRC	RMB	5,000,000	100%	—	100%	Import and export of dairy products and related materials

(i)	The company is wholly foreign-owned enterprise established in the PRC.
(ii)	These companies are limited liability companies established in the PRC. The official names of these companies are in Chinese and the English translation of the names is for reference only.

19	INVENTORIES

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Raw materials	303,468	350,315
Finished goods	156,579	204,590
Work in progress	78,274	65,522
Packing materials	31,172	25,349
Low value consumables	8,238	7,146

	577,731	652,922

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

Amounts of inventories recognised as expenses and included in the income statement are analysed as follows:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Carrying amount of inventories recognised as
– cost of sales	1,379,171	1,655,178
– selling and distribution expenses (i)	186,122	195,506
– administrative expenses	637	6,317
Write down of inventories	3,171	142
Disposal of inventories	393	2,091

	1,569,494	1,859,234

(i)	Inventories recognised as selling and distribution expenses represented the cost of purchased baby products which are given away as gift items together with the Yashili Group’s products sold.

20	TRADE AND BILLS RECEIVABLES

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Bills receivables	1,021	1,022
Trade receivables	52,863	26,640
Less: Allowance for doubtful debts	(1,540)	(883)

	52,344	26,779

An ageing analysis of trade and bills receivables (net of allowance) by due date is as follows:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Current	49,456	19,892

Less than 3 months past due	1,100	4,417
More than 3 months but less than 6 months past due	246	736
More than 6 months but less than 12 months past due	992	1,522
More than 12 months but less than 24 months past due	550	212

	2,888	6,887

	52,344	26,779

The Yashili Group’s credit policy is set out in Note 30(a).

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

The movement in the allowance for doubtful debts during the year is as follows:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

At January 1	1,563	1,540
Impairment loss recognised	129	66
Written off	(152)	(723)

At December 31	1,540	883

The ageing analysis of trade and bills receivables that are neither individually nor collectively considered to be impaired are as follows:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Current	49,456	19,892

Less than 3 months past due	1,100	4,417
More than 3 months but less than 6 months past due	246	736
More than 6 months but less than 12 months past due	992	1,522
More than 12 months but less than 24 months past due	364	49

	2,702	6,724

	52,158	26,616

Receivables that were past due but not impaired relate to a number of independent customers that have a good trading record with the Yashili Group. Based on past experience, management believes that no impairment allowance is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable. The Yashili Group does not hold any collateral over these balances.

21	PREPAYMENTS AND OTHER RECEIVABLES

Current assets	The Yashili Group		Yashili
	2011	2012	2011	2012
	RMB’000	RMB’000	RMB’000	RMB’000

Prepaid advertising expenses	27,109	20,339	—	—
Prepayments for purchase of raw materials	4,017	10,012	—	—
Advances to sales offices	2,444	2,102	—	—
VAT recoverable	73,940	72,412	—	—
Amount due from subsidiaries	—	—	—	95,998
Others	30,638	30,802	233	460

At December 31	138,148	135,667	233	96,458

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

Non-current assets	The Yashili Group		Yashili
	2011	2012	2011	2012
	RMB’000	RMB’000	RMB’000	RMB’000

Prepayment for acquisition of property, plant and equipment	11,016	93,540	—	—
Deposit of acquisition of land use right (i)	—	90,630	—	—

At December 31	11,016	184,170	—	—

(i)	As at December 31, 2012, the wholly owned subsidiary of the Yashili Group, Yashili (China), paid RMB90,630,000 as the deposit for acquisition of land use right. The related terms of contract are still under negotiations.

22	RESTRICTED BANK DEPOSITS

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Pledged for
– issuing letters of credit	28,331	37,739
– bank loans	34,719	261,870
Frozen deposits	9,406	—

At December 31	72,456	299,609

23	CASH AND CASH EQUIVALENTS AND OTHER BANK DEPOSITS

	The Yashili Group		Yashili
	2011	2012	2011	2012
	RMB’000	RMB’000	RMB’000	RMB’000

Cash and cash equivalents
– Cash on hand	1,472	620	—	—
– Cash at bank	2,580,091	2,072,541	13,600	348

	2,581,563	2,073,161	13,600	348

Short-term bank deposits (i)	—	611,972	—	—
Long-term bank deposits (ii)	—	306,142	—	—

Total	2,581,563	2,991,275	13,600	348

(i)	The effective interest rates on short-term bank deposits as at December 31, 2012 were approximately 3.270% - 3.575% per annum and will be mature in one year.
(ii)	The effective interest rates on long-term bank deposits as at December 31, 2012 were approximately 4.125% - 4.675% per annum and will be mature in 2–3 years.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

24	OTHER INVESTMENTS

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Financial assets designated at fair value through profit or loss	180,000	200,000

The carrying amount of other investment pledged to secure the Yashili Group’s short-term bank loans as at December 31, 2012 is RMB100,000,000.

25	TRADE AND OTHER PAYABLES

	The Yashili Group		Yashili
	2011	2012	2011	2012
	RMB’000	RMB’000	RMB’000	RMB’000

Trade payables (i)	287,807	410,757	—	—
Advances from customers	255,465	398,143	—	—
Accrued payroll	43,274	56,534	—	—
Other taxes payable	29,245	39,597	—	—
Advances from local government (ii)	31,000	33,500	—	—
Pledged deposits from customers	29,625	36,495	—	—
Amount due to a subsidiary	—	—	10,788	9,245
Other payables and accruals (iii)	43,702	53,547	—	—

	720,118	1,028,573	10,788	9,245

(i)	The credit period granted by the suppliers ranges from 30 days to 90 days. An ageing analysis of trade payables by due date is as follows:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Due within 1 month or on demand	81,991	115,126
Due after 1 month but within 3 months	174,375	240,758
Due after 3 months but within 6 months	29,756	50,875
Due after 6 months	1,685	3,998

	287,807	410,757

(ii)	As at December 31, 2011 and 2012, an advance of RMB30,000,000 and RMB30,000,000 respectively was received from the People’s Government of Ying County, which borne a fixed interest rate of 5.76% per annum and was secured by Yashili (Shanxi)’s plant and machinery as disclosed in Note 13. There were no fixed repayment terms for the advances as at December 31, 2012.
(iii)	Other payables and accruals mainly consist of payables for acquisition of non-current assets and other accrued expenses.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

26	LOANS AND BORROWINGS

As at December 31, the bank loans were payable as follows:

	The Yashili Group		Yashili
	2011	2012	2011	2012
	RMB’000	RMB’000	RMB’000	RMB’000

Within 1 year or on demand	31,359	330,912	—	80,912

Bank loans denominated in
– United States dollar (“US dollar”)	31,359	—	—	—
– RMB (i)	—	250,000	—	—
– HK dollar (ii)	—	80,912	—	80,912

	31,359	330,912	—	80,912

(i)	The bank loan carried as a discounted notes rate of 2.6% per annum as at December 31, 2012.
(ii)	The bank loans carried an interest rate of 1.55% per annum as at December 31, 2012.

27	EQUITY-SETTLED SHARE-BASED TRANSACTION

Yashili (Guangdong) adopted a share option scheme on January 1, 2009 (the “2009 Employee Share Option Scheme”), to invite certain eligible participants to take up options (the “2009 Employee Share Options”) to subscribe for the to-be-listed company at an exercise price of RMB0.85 per share. Total 9,360,000 share options were granted and 2 directors of Yashili and 148 employees of the Yashili Group accepted the 2009 Employee Share Options.

On August 1, 2010, Yashili (Guangdong) further granted 3,597,600 share options (the “2010 Employee Share Options”) to 31 eligible employees of the Yashili Group for subscribing shares of Yashili at an exercise price of RMB11 per share (the “2010 Employee Share Option Scheme”). Both the 2009 and 2010 Employee Share Options will be forfeited when the grantee ceases to be an employee of the Yashili Group for reasons other than death, ill-health or retirement.

The 2009 and 2010 Employee Share Options originally granted by Yashili (Guangdong) to the grantees were exchanged into the Pre-IPO Share Options of Yashili on October 8, 2010. Accordingly, 12,957,600 shares options under the 2009 and 2010 Employee Share Option Schemes were converted into 94,975,662 share options of Yashili with substantially the same terms and conditions, except that the respective exercise prices were adjusted on a proportionate basis, being RMB0.11 in respect of the 2009 Employee Share Options and RMB1.84 in respect of the 2010 Employee Share Options. The conversion of the share options was considered as a modification to the 2009 and the 2010 Employee Share Option Schemes. The modification did not result in any incremental value in respect of the fair value of the share options at the date of modification. Each of the Pre-IPO share option has a vesting period of two months to fifty months, commencing from the listing date. Each option gives the holder the right to subscribe for one ordinary share of Yashili and is settled gross in shares.

On August 29, 2011, Yashili further granted 48,148,214 share options (the “2011 Employee Share Options”) to 39 eligible employees of the Yashili Group for subscribing shares of Yashili at an exercise price of HK$1.5 per share (the “2011 Employee Share Option Scheme”). The 2011 Employee Share Options will be forfeited when the grantee ceases to be an employee of the Yashili Group for reasons other that death, ill-health or retirement.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(i)	The terms and conditions of the Share Options are as follows:

Date granted	Vesting date	Expiry date	Number of share options granted			Contractual life of options years
			Director	Employee	Total
2009 and 2010 Employee Share Options

January 1, 2009	two months after November 1, 2010	15 days after vesting date	3,396,367	11,308,644	14,705,011	2.20
August 1, 2010	two months after November 1, 2010	15 days after vesting date	—	4,290,121	4,290,121	0.62
January 1, 2009	fourteen months after November 1, 2010	15 days after vesting date	3,396,367	11,308,644	14,705,011	3.20
August 1, 2010	fourteen months after November 1, 2010	15 days after vesting date	—	4,290,121	4,290,121	1.62
January 1, 2009	twenty-six months after November 1, 2010	15 days after vesting date	3,396,367	11,308,644	14,705,011	4.20
August 1, 2010	twenty-six months after November 1, 2010	15 days after vesting date	—	4,290,121	4,290,121	2.62
January 1, 2009	thirty-eight months after November 1, 2010	15 days after vesting date	3,396,367	11,308,644	14,705,011	5.20
August 1, 2010	thirty-eight months after November 1, 2010	15 days after vesting date	—	4,290,121	4,290,121	3.62
January 1, 2009	fifty months after November 1, 2010	15 days after vesting date	3,396,367	11,308,645	14,705,012	6.20
August 1, 2010	fifty months after November 1, 2010	15 days after vesting date	—	4,290,122	4,290,122	4.62

			16,981,835	77,993,827	94,975,662

2011 Employee Share Options

August 29, 2011	August 29, 2011	October 7, 2020	—	12,037,054	12,037,054	9
August 29, 2011	August 29, 2012	October 7, 2020	—	12,037,054	12,037,054	9
August 29, 2011	August 29, 2013	October 7, 2020	—	12,037,054	12,037,054	9
August 29, 2011	August 29, 2014	October 7, 2020	—	12,037,052	12,037,052	9

			—	48,148,214	48,148,214

			16,981,835	126,142,041	143,123,876

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(ii)	The number and weighted average exercise prices of share options are as follows:

	For the year ended December 31
	2011		2012
	Weighted average exercise price per share	Number options	Weighted average exercise price per share	Number of options
	RMB		RMB
Outstanding at the beginning of the year	0.50	94,601,115	0.78	118,959,988
Granted during the year	1.23	48,148,214	—	—
Forfeited during the year	0.81	(4,869,260)	1.33	(13,923,197)
Exercised during the year	0.50	(18,920,081)	0.11	(14,026,051)

Outstanding at the end of the year	0.78	118,959,988	0.80	91,010,740

The 2009 and 2010 Employee Share Options outstanding at December 31, 2012 weighted average remaining expected life is 0.2 years (2011: 1.2 years).

The Share Option issued in 2011 outstanding at December 31, 2012 weighted average remaining expected life is 7.8 years (2011: 8.8 years).

(iii)	Fair value of share options and assumptions:

The fair value of services received in return for the 2009 and 2010 Employee Share Options is measured by reference to the fair value of 2009 and 2010 Employee Share Options and the 2011 Employee Share Options granted. The estimated fair value of the 2009 and 2010 Employee Share Options and the 2011 Employee Share Options is measured based on a binomial option pricing model. The contractual life of the share option is used as an input into this model.

	2011 employee share options		2010 employee share options	2009 employee share options
Fair value per share at measurement date	HKD	1.42	RMB10.25	RMB2.06
Exercise price per option	HKD	1.50	RMB11.00	RMB0.85
Expected volatility (expressed as weighted average volatility used in the modelling under binomial lattice model)		48.02%	39.1% - 59.90%	61.10%
Option life (expressed as weighted average life used in the modelling under binomial lattice model)		9 years	2.62 years	4.2 years
Expected dividends		3.50%	4.90%	4.90%
Risk-free interest rate		1.66%	1.78% to 2.51%	1.78% to 2.51%

The expected volatility is based on the average of the weekly historical volatility of comparable companies with period commensurate to the option life. Expected dividends are based on management’s best estimation. The risk-free rate is referenced to the yields of Exchange Fund Notes with similar duration as at the grant date.

Except for the conditions mentioned above, there were no other market conditions and service conditions associated with the 2009 and 2010 Employee Share Options and the 2011 Employee Share Options.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

28	DEFERRED INCOME

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

As at the beginning of the year	42,928	30,669
Amortisation for the year	(12,259)	(12,042)

As at the end of the year	30,669	18,627

Deferred income represented the government grants received for acquisition of new plant and for certain technical innovation and production line expansion projects. These grants are deferred over the useful lives of relevant assets and the amount recognised as “Other revenue” in 2011 and 2012 are RMB6,759,000 and RMB6,542,000 respectively and compensation for expenses incurred as “other revenue” in 2011 and 2012 are RMB5,500,000 and RMB5,500,000 respectively.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

29	CAPITAL, RESERVES AND DIVIDENDS

(a)	Movements in components of equity

The reconciliation between the opening and closing balances of each component of the Yashili Group’s consolidated equity is set out in the consolidated statement of changes in equity. Details of the changes in Yashili’s individual components of equity between the beginning and the end of the year are set out below:

Yashili

		Share capital	Share premium	Capital redemption reserve	Merger reserve	Other reserve	Equity- settled share based payment	Accumulated losses	Total equity
	Note	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Balance at January 1, 2011		300,685	1,680,849	—	1,449,863	(64,330)	7,389	(3,975)	3,370,481
Total comprehensive income		—	—	—	—	(138,651)	—	233,334	94,683
Dividends declared and paid during the year	29(b)(ii)	—	—	—	—	—	—	(234,692)	(234,692)
Share issued for exercise of share options	29(c)(v)	1,596	15,126	—	—	—	(7,360)	—	9,362
Purchase of own shares	29(c)(iv)
– Par value paid		(818)	—	—	—	—	—	—	(818)
– Premium paid		—	(15,538)	—	—	—	—	—	(15,538)
– transfer between reserves		—	—	818	—	—	—	—	818
Equity-settle share-based payments	29(c)(v)	—	—	—	—	—	10,160	—	10,160

Balance at December 31, 2011		301,463	1,680,437	818	1,449,863	(202,981)	10,189	(5,333)	3,234,456

Balance at January 1, 2012		301,463	1,680,437	818	1,449,863	(202,981)	10,189	(5,333)	3,234,456
Total comprehensive income		—	—	—	—	(34,666)	—	202,009	167,343
Dividends approved in respect of the previous year	29(b)(ii)	—	—	—	—	—	—	(200,103)	(200,103)
Share issued for exercised of share options	29(c)(v)	1,138	1,904	—	—	—	(1,499)	—	1,543
Equity-settle share-based payments	29(c)(v)	—	—	—	—	—	6,933	—	6,933

Balance at December 31, 2012		302,601	1,682,341	818	1,449,863	(237,647)	15,623	(3,427)	3,210,172

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(b)	Dividends

(i)	Dividends payable and proposed to equity shareholders of Yashili attributable to the profit for the year:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Final dividend proposed after the balance sheet date of RMB5.68 cents and RMB11.31 cents per ordinary share for the years ended December 31, 2011 and 2012 respectively	200,103	400,285

The final dividend proposed after the end of the balance sheet date has not been recognised as a liability at the balance sheet date.

(ii)	Dividends payable to equity shareholders of Yashili attributable to the previous financial year, approved and paid during the year:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Final dividend in respect of the previous financial year, approved and paid during the year of RMB7 cents (distributed at equivalent value of HK$8 cents) and RMB5.68 cents for the years ended December 31, 2011 and 2012	234,692	200,103

(c)	Share capital

Authorised and issued share capital

	2011		2012
	No. of shares		No. of shares
	’000	RMB’000	’000	RMB’000

Authorised:
Ordinary shares of HKD0.1 each (i)	10,000,000	861,600	10,000,000	861,600

Ordinary shares, issued and fully paid:
Shares issued upon the reorganisation (i)	100	9	100	9
Capitalisation issue (ii)	2,925,900	251,364	2,925,900	251,364
Shares issued by share offer (iii)	574,000	49,312	574,000	49,312
Shares repurchased in 2011 (iv)	(10,000)	(818)	(10,000)	(818)
Accumulated share options exercised (v)	18,920	1,596	32,946	2,734

At December 31	3,508,920	301,463	3,522,946	302,601

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(i)	Yashili was incorporated on June 3, 2010 with authorised capital of 3,800,000 shares at HK$0.10 per share. As part of the Reorganisation, the authorised capital of Yashili was increased to HK$1,000,000,000 divided into 10,000,000,000 shares of HK$0.10 each.

(ii)	Pursuant to the resolution of Yashili’s shareholders passed on October 8, 2010, the authorised share capital of the Yashili was increased from HKD380,000 to HKD1,000,000,000; in addition, 2,925,900,000 ordinary shares of HKD0.1 each were issued at par value to the shareholders of Yashili as of October 8, 2010 by way of capitalization of HKD292,590,000 (equivalent to RMB251,364,000) from Yashili’s share premium account.

(iii)	The shares of Yashili were listed on the main board of the Hong Kong Stock Exchange on November 1, 2010, with a total number of 3,500,000,000 shares, among which 644,000,000 shares (18.4% of the total number of shares of Yashili) were issued to the public, comprising 574,000,000 new shares and 70,000,000 sale shares. The gross proceeds received by Yashili from the global offering were approximately HKD2,411 million.

(iv)	Purchase of own shares and cancellation

On June 10 and June 13, 2011, Yashili totally repurchased its own ordinary shares of 10,000,000 shares at aggregate price (including transaction fee and commission) of HKD18,692,000 (equivalent to RMB15,509,000).

The repurchased shares were cancelled and accordingly the issued share capital of Yashili was reduced by the nominal value of these shares. Pursuant to section 49H of the Hong Kong Companies Ordinance, an amount equivalent to the par value of the shares cancelled of HKD1,000,000 (equivalent to RMB818,000) was transferred to the capital redemption reserve. The premium and transaction cost paid on the repurchase and cancellation of the shares of HKD17,728,000 (equivalent to RMB14,720,000) was charged to reserves.

(v)	Share options exercised

During the years 2011 and 2012, pursuant to Yashili’s share option schemes (note 27), options were exercised to subscribe for 18,920,081 and 14,026,051 ordinary shares respectively in Yashili at a consideration of HKD11,098,000 (equivalent to RMB9,362,000) and HKD1,900,000 (equivalent to RMB1,543,000), respectively, of which RMB7,766,000 and RMB404,000 was credited into the share premium account respectively. For the years 2011 and 2012, RMB7,360,000 and RMB1,499,000 has been transferred from the equity-settled share-based payment reserve to share premium account respectively. The total number of shares which may be issued upon the exercise of all options outstanding from Yashili’s share option schemes are 118,959,988 and 91,010,740 as at December 31, 2011 and 2012 respectively.

(d)	Share premium

The excess of the issued price net of any issuance expenses over the par value of the shares issued has been credited to the share premium account of Yashili.

Under the Companies Law (Revised) of the Cayman Islands, the funds in the share premium account of Yashili are distributable to the shareholders of Yashili provided that immediately following the date on which the dividend is proposed to be distributed, Yashili will be in a position to pay off its debts as they fall due in the ordinary course of business.

(e)	Merger reserve

As part of the reorganisation of the Yashili Group in connection with the global offering, the then shareholders of Yashili (Guangdong) transferred their equity interests in Yashili (Guangdong) to Yashili (HK) on July 2, 2010. A merger reserve of RMB1,367,204,000 was resulted from these transfers for the purposes of the consolidated financial statements.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(f)	PRC statutory reserves

PRC statutory reserves were established in accordance with the relevant PRC rules and regulations and the articles of association of Yashili’s subsidiaries in the PRC. Transfers to the reserves were approved by the board of directors.

(g)	Equity-settled share-based payment reserve

Equity-settled share-based payment reserve represents the fair value of the actual or estimated number if unexercised share options granted to employees of the Yashili Group in accordance with the accounting policy adopted for share-based payments in Note 2(m)(iv).

(h)	Translation reserve

Translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. The reserve is dealt with in accordance with the accounting policy set out in Note 2(e)(iii).

(i)	Distributable reserve

The aggregate amount of distributable reserve of Yashili at December 31, 2011 and 2012 are RMB1,675,104,000 and RMB1,678,914,000 respectively. After the balance sheet date of 2011 and 2012 the directors proposed a final dividend of RMB5.68 cents and RMB11.31 cents per ordinary share, amounting to RMB200,103,000 and RMB400,285,257 respectively. This dividend has not been recognised as a liability at the balance sheet date.

30	FINANCIAL RISK MANAGEMENT AND FAIR VALUE

Exposure to credit, liquidity and market risk arises in normal course of the Yashili Group’s business. The Yashili Group’s exposure to these risks and the financial risk management policies and practices used by the Yashili Group to manage these risks are described below.

(a)	Credit risk

The Yashili Group’s credit risk is primarily attributable to trade and other receivables. Exposure to the credit risks are monitored by management on an ongoing basis.

In respects of trade receivables, the Yashili Group has established a credit policy in place: fixed credits are granted to supermarkets and the periods range from 60 to 90 days; temporary credits are offered on transaction-by- transaction basis to distributor customers who have been trading with the Yashili Group for many years and have a good trading record and the credit periods range from 10 to 90 days. Special credit is granted to credit-worthy distributor customers when the Yashili Group promotes certain line of products. All the credits offered are unsecured. Full advances are required for sales to other customers. The Yashili Group regularly reviews ageing analysis of the trade receivables to monitor the credit exposure.

Majority of the Yashili Group’s customers have been trading with the Yashili Group for years and the Yashili Group did not record significant bad debts losses during 2012. At balance sheet dates, the Yashili Group has a certain concentration of credit risk of the trade receivables, the top five trade debtors represented 27.1% and 48.4% of total trade receivables as at December 31, 2011 and 2012 respectively. All the trade receivables are due from customers with good trade record and no impairment allowance is made against these customers.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the consolidated balance sheets. The Yashili Group does not provide any other guarantees which would expose the Yashili Group to credit risk.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(b)	Liquidity risk

The Yashili Group’s approach to managing liquidity is to ensure, as far as possible, that the Yashili Group, as a whole has always maintained sufficient liquidity to meet its liabilities when they fall due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Yashili Group’s reputation.

The following table presents the earliest contractual settlement dates of the Yashili Group’s and Yashili’s financial liabilities at the balance sheet dates, which are based on contractual undiscounted cash flows and the earliest date the Yashili Group can be required to repay.

The following are the contractual maturities of financial liabilities (excluding advances from customers and derivative financial liabilities), including estimated interest payments and excluding the impact of netting agreements:

The Yashili Group

	2011 Contractual undiscounted cash outflow
	Within 1 year or on demand	More than 1 year but less than 2 years	Total	Carrying amount at December 31
	RMB’000	RMB’000	RMB’000	RMB’000

Loans and borrowings	31,473	—	31,473	31,359
Amounts due to related parties	1,722	—	1,722	1,722
Trade and other payables (excluded advances from customers)	464,653	—	464,653	464,653

At December 31	497,848	—	497,848	497,734

	2012 Contractual undiscounted cash outflow
	Within 1 year or on demand	More than 1 year but less than 2 years	Total	Carrying amount at December 31
	RMB’000	RMB’000	RMB’000	RMB’000

Loans and borrowings	330,981	—	330,981	330,912
Amounts due to related parties	2,188	—	2,188	2,188
Trade and other payables (excluded advances from customers)	630,430	—	630,430	630,430

At December 31	963,599	—	963,599	963,530

Yashili

	2012 Contractual undiscounted cash outflow
	Within 1 year or on demand	More than 1 year but less than 2 years	Total	Carrying amount at December 31
	RMB’000	RMB’000	RMB’000	RMB’000

Loans and borrowings	80,981	—	80,981	80,912

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(c)	Market risk

Increasing market fluctuations may result in significant cash-flow and profit volatility risk for the Yashili Group. The Yashili Group’s income or the values of its holding of financial instruments are affected by changes in commodity price of raw materials, foreign exchange rate and interest rate. The objective of market risk management is to manage and control market risk exposures within the acceptable parameters, while minimising the costs on managing the risk.

The Yashili Group seeks to manage and control the market risks primarily through its regular operating and financial activities. All such transactions are carried out within the guidelines set by the Board of Directors.

(i)	Commodity price risk

Raw materials and packing materials are the major materials of the Yashili Group’s products which accounted for more than 85% of total cost of sales. Fluctuation on commodity price of raw materials and packing materials will have significant impact on the Yashili Group’s earnings, cash flows as well as the value of inventories. The Yashili Group minimises the cost of materials by centralising purchase of raw materials for the Yashili Group and self-production of plastic bags and iron jars. The Yashili Group historically has not entered into any commodity derivative instruments to hedge the potential commodity price changes.

(ii)	Interest rate risk

Interest rate profile

Except for bank deposits and other investments with stable interest rates, the Yashili Group has no other significant interest-bearing assets.

The Yashili Group does not account for any fixed interest rate financial assets or liabilities at fair value in the year, neither does the Yashili Group obtain any loans and borrowings at variable interest rates. Accordingly, the Yashili Group’s finance income and expenses, operating and financing cashflow are substantially independent of changes in market rates.

The interest rates and terms of loans and borrowings are disclosed in Note 26.

Sensitivity analysis

If interest rates on deposits with banks had been 27 basis points higher/lower with all other variables held constant, profit after tax for the year and retained profits would have been RMB6,089,000 and RMB4,028,321 higher/lower mainly as a result of higher/lower interest income on deposits with banks as at December 31, 2011 and 2012 respectively.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(iii)	Foreign currency risk

The Yashili Group is exposed to foreign currency risk primarily on bank deposits, other receivable and bank loan of the operations to which the transactions relate. The currencies giving rise to this risk are primarily Hong Kong dollars and US dollars.

The Yashili Group’s assets and liabilities denominated in US dollars as at December 31 are set out below:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Cash and cash equivalents	32,508	43,803
Prepayment and other receivables	—	111
Trade payables	(6,522)	(58,119)
Bank loans	(31,017)	—

Net exposure arising from recognised assets and liabilities	(5,031)	(14,205)

The Yashili Group received approximately HKD2.4 billion from the global offering. In order to mitigate the exchange risk arising from the appreciation in the value of Renminbi against HK dollars, Yashili converted major into RMB. The following table set out the Yashili Group’s and Yashili’s financial assets and liabilities denominated in HK dollars as at December 31.

	The Yashili Group		Yashili
	2011	2012	2011	2012
	RMB’000	RMB’000	RMB’000	RMB’000

Cash and cash equivalents	7,463	534	2,097	341
Bank loans	—	(80,912)	—	(80,912)
Prepayment and other receivables	153	411	27	286
Other payables	(2)	(58)	—	—

Net exposure arising from recognised assets and liabilities	7,614	(80,025)	2,124	(80,285)

Sensitivity analysis

The foreign currency sensitivity analysis is calculated based on the major net foreign currency exposure of the Yashili Group as at the balance sheets dates, assuming 5% shift of RMB against US dollars and HK dollars.

Results from a 5% strengthening of the RMB against US dollars and HK dollars on the profit after tax and retained profits as at December 31 are shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

	Increase/(decrease) on profit after tax and retained profit
	The Yashili Group		Yashili
	2011	2012	2011	2012
Effect in RMB	RMB’000	RMB’000	RMB’000	RMB’000

US Dollar	252	521	(33)	(6)
HK dollar	(381)	4,001	(86)	4,014

A 5% weakening of the RMB against US dollars and HK dollars as at the same dates would have had the equal but opposite effect.

(d)	Capital management

The Yashili Group’s objectives when managing capital are to safeguard the Yashili Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Yashili Group uses different measures including adjusted net debt-to-equity ratios to monitor its capital. Net debt is calculated as total loans and borrowings, as shown in the consolidated balance sheet less cash and bank deposits (excluding frozen bank deposits). Total capital is calculated as equity holder’s funds (i.e. total equity attributable to equity holders of Yashili), as shown in the consolidated balance sheet.

	The Yashili Group		Yashili
	2011	2012	2011	2012
	RMB’000	RMB’000	RMB’000	RMB’000

Loans and borrowings (Note 26)	31,359	330,912	—	80,912

Less:
Cash and cash equivalents (Note 23)	2,581,563	2,073,161	16,762	348
Short-term bank deposits (Note 23)	—	611,972	—	—
Long-term bank deposits (Note 23)	—	306,142	—	—
Pledged bank deposits (Note 22)	63,050	299,609	—	—

Net debt	(2,613,254)	(2,959,972)	(16,762)	80,546
Total equity attributable to shareholders of Yashili	3,802,698	4,079,059	(3,234,456)	3,210,172

Adjusted net debt-to-equity ratio	(0.69)	(0.73)	—	0.03

Neither Yashili nor any of its subsidiaries are subject to externally imposed capital requirements.

(e)	Fair value

The carrying amounts of all financial assets and liabilities carried at amortised cost approximate their respective fair values as at December 31, 2011 and 2012 due to the short maturities of these instruments.

(f)	Estimation of fair values

The following summaries the major methods and assumptions used in estimating the fair values of financial instruments.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(i)	Fair values of financial instruments

The carrying amounts of the Yashili Group’s and Yashili’s financial instruments carried at cost or amortised cost are not materially different from their fair values as at December 31, 2011 and 2012.

(ii)	Interest-bearing loans and borrowings

The fair value is estimated as the present value of future cash flows, discounted at current market interest rates for similar financial instruments.

(iii)	Financial guarantees

The fair value of financial guarantees issued is determined by reference to fees charged in an arm’s length transaction for similar services, when such information is obtainable, or is otherwise estimated by reference to interest rate differentials, by comparing the actual rates charged by lenders when the guarantee is made available with the estimated rates that lenders would have charged, had the guarantees not been available, where reliable estimates of such information can be made.

31	COMMITMENTS

(a)	Capital commitments, outstanding at December 31 not provided for in the financial statements were as follows:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Contracted for	63,021	124,255
Authorized but not contracted for	—	700,000

	63,021	824,255

(b)	At December 31 the total future minimum lease payments under non-cancellable operating leases in respect of land and properties were payable as follows:

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Within one year	12,125	13,902
After one year but within five years	10,757	11,889
After five years	3,350	670

	26,232	26,461

The Yashili Group leases a number of land and properties under operating leases. The leases run for period from one to twenty-six years, certain of the leases are with an option to renew when all terms are renegotiated. None of the leases includes contingent rentals.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

32	MATERIAL RELATED PARTY TRANSACTIONS

During the year ended December 31, 2012, the directors are of the view that related parties of the Yashili Group include the following individuals/companies.

Name of related party	Relationship

Mr. Zhang Likun, Mr. Zhang Lihui, Mr. Zhang Liming, Mr. Zhang Lidian, Mr. Zhang Libo and Ms. She Lifang (collectively referred to as “Zhang’s Family”)	the Controlling Shareholders

Shantou Zhang’s Investment Co., Ltd. (“Zhang’s Investment”) (i)	Under common control of the Controlling Shareholders

Haoweijia Food Co., Ltd. (“Haoweijia Food”) (i)	Under common control of the Controlling Shareholders

Chaoan County Anbu Yingjia Paper and Plastic Products Factory (“Yingjia”) (i)	Under the control of a close family member of a director of Yashili

(i)	The official name of the entity is in Chinese. The English translation of the name is for reference only.

Particulars of significant transactions between the Yashili Group and the above related parties during the year are as follows:

(a)	Recurring transactions

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Sale of packing materials to Haoweijia Food	2,087	1,608
Purchase of preserved fruit products from Haoweijia Food	4,176	2,669
Rent of property and plant from the Zhang’s Investment	3,031	3,031
Purchase of plastic spoons and covers from Yingjia	7,924	11,735

The directors of Yashili are of the opinion that the above related party transactions were conducted on normal commercial terms in the ordinary course of business. The directors have confirmed that the above transactions will continue in the future.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

(b)	Balances with related parties

(i)	Amounts due from related parties

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Trade related
– Haoweijia Food	1,801	879

Other receivables from
– Haoweijia Food	15	32

	1,816	911

(ii)	Amounts due to related parties

	The Yashili Group
	2011	2012
	RMB’000	RMB’000

Trade related
– Yingjia	815	1,859
– Haoweijia Food	878	300
Other payable to Zhang’s Investment	29	29

	1,722	2,188

The amounts due from/to related parties as at December 31, 2012 were expected to be recovered/repaid within one year.

The amounts due from/to related parties pledged to mortgage as at December 31, 2012 is nil.

33	NON-ADJUSTED POST BALANCE SHEET EVENTS

Final dividend

After the balance sheet date the directors proposed a final dividend. Further details are disclosed in Note 29(b).

Proposed establishment of manufacturing facility in New Zealand

On January 10, 2013, the board of directors (the “Board”) of Yashili has approved the project plan for establishing a manufacturing facility for production of finished products and semi-finished products, including base milk powder in New Zealand (the “New Zealand Facility”). The total investment involved in the establishment of the New Zealand Facility by Yashili is estimated to be RMB1.1 billion, out of which RMB950 million will be for acquisition of land and cost of construction, and RMB150 million will be utilized as working capital of Yashili New Zealand. Yashili New Zealand has entered into a conditional purchase agreement to acquire the land where the New Zealand Facility will be operated.

34	PARENT AND ULTIMATE HOLDING COMPANY

At December 31, 2012, the directors consider the immediate parent and ultimate holding company of the Yashili Group to be Zhang International investment Ltd., which is incorporated in BVI with limited liability and beneficially owned by Zhang’s Family. This entity does not produce financial statements available for public use.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

35	ACCOUNTING JUDGEMENTS AND ESTIMATES

In the process of applying the Yashili Group’s accounting policies, management has made the following accounting judgements:

(i)	Impairment loss for trade and other receivables

As explained in Note 2(l), the Yashili Group makes impairment loss for trade and other receivables based on the Yashili Group’s estimates of the present value of the estimated future cash flow. Given the uncertainties involved in estimating the future cash flow of individual customer, the actual recoverable amount may be higher or lower than that estimated at the balance sheet date.

(ii)	Provision for inventories

As explained in Note 2(k), the Yashili Group’s inventories are stated at the lower of cost and net realisable value. Based on the Yashili Group’s recent experience and the nature of the inventories, the Yashili Group makes estimates of the selling prices, the costs of completion in case for work in progress, and the costs to be incurred in selling the inventories. Uncertainty exists in these estimations.

(iii)	Impairment loss for property, plant and equipment

As explained in Note 2(l), the Yashili Group’s makes impairment loss for property, plant and equipment based on the Yashili Group’s estimates of the recoverable amount. Uncertainty exists in these estimations.

(iv)	Deferred tax assets

Deferred tax assets arising from deductible temporary differences and tax losses are recognised to the extent that it is probable that future taxable income will be available against which deductible temporary differences and tax losses can be utilised. The outcome of their actual utilisation may be different.

36	POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS AND INTERPRETATIONS ISSUED BUT NOT YET EFFECTIVE FOR THE YEAR ENDED DECEMBER 31, 2012

Up to the date of issue of these financial statements, the IASB has issued the a number of amendments and Interpretations and one new standard which are not yet effective for the year ended December 31, 2012 and which have not been adopted in these financial statements. These include the following which may be relevant to the Yashili Group.

Effective for annual periods beginning on or after

IFRS 10, Consolidated financial statements	January 1, 2013
IFRS 13, Fair value measurement	January 1, 2013
Revised IAS 19, employee benefits	January 1, 2013
IAS 27, Separate financial statements (2011)	January 1, 2013
IFRS 9, Financial Instruments	January 1, 2015

The Yashili Group is in the process of making an assessment of what the impact of these amendments is expected to be in the period of initial application. So far it has concluded that the adoption of them is unlikely to have a significant impact on the Yashili Group’s results of operations and financial position.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

3.	INDEBTEDNESS STATEMENT

As at May 31, 2013, the Yashili Group had total secured bank loans of RMB200,148,000 and trade and other payables of RMB30,000,000.

Save as disclosed in the previous paragraph, the Yashili Group had no other debt securities authorised or otherwise created but unissued, loans, or other similar indebtedness, term loans, other borrowing or indebtedness in the nature of borrowing including bank overdrafts, liabilities under acceptance (other than normal trade bills), acceptance credits, hire purchase commitments, mortgages and charges, material contingent liabilities or guarantees as at May 31, 2013.

4.	NO MATERIAL CHANGE

Yashili Directors confirm that there are no material changes in the financial or trading position or outlook of the Yashili Group since December 31, 2012 (being the date to which the latest published audited accounts of the Yashili Group were made up) up to and including the Latest Practicable Date, save as set out in this section below:

(a)	Establishment of manufacturing facility in New Zealand

It was disclosed in the announcement of Yashili dated January 10, 2013 that the Yashili Board approved the project plan for establishing a manufacturing facility for production of finished products and semi-finished products, including base milk powder in New Zealand (the “New Zealand Facility”). The annual production capacity of the plant is expected to be about 52,000 tonnes, and total investment is estimated to be RMB1.1 billion (out of which RMB950 million will be for acquisition of land and cost of construction, and RMB150 million will be utilized as working capital). Yashili New Zealand Dairy Co., Limited (“Yashili New Zealand”), a wholly-owned subsidiary of Yashili, entered into a conditional purchase agreement to acquire the land where the New Zealand Facility will be operating. The acquisition of such land is subject to various conditions, including Yashili New Zealand obtaining an investment approval from the Overseas Investment Office of New Zealand (“OIONZ”) in relation to the proposed investment. As disclosed in the announcement of Yashili dated March 28, 2013, OIONZ has granted such consent.

It is expected that due diligence conducted in respect of the relevant land for the New Zealand Facility will be completed around end of July 2013, and Yashili New Zealand will proceed with the acquisition of the relevant land in accordance with the terms of the conditional purchase agreement. Yashili New Zealand is also in the process of negotiating with suppliers and contractors regarding detailed terms for the acquisition of machinery and equipment for the New Zealand Facility and obtaining other specific consents required for implementing the construction of the New Zealand Facility. The New Zealand Facility is expected to be completed and commence operation in the second half of 2014.

APPENDIX II	FINANCIAL INFORMATION OF YASHILI GROUP

As disclosed in Yashili’s 2012 annual report, the Yashili Group included an amount of RMB700 million (being part of the capital expenditure budget for the New Zealand Facility authorised by the Yashili Board but not contracted) in its capital commitment as at December 31, 2012. Since then and up to the Latest Practicable Date, Yashili New Zealand had entered into the conditional purchase agreement but no material payment has been made by the Yashili Group for the acquisition of the relevant land, and there is no other material capital commitment with respect to machinery and equipment for the New Zealand Facility as at the Latest Practicable Date.

Further details with respect to the establishment of the New Zealand Facility are set out in the announcements of Yashili dated January 10 and March 28, 2013.

(b)	Special dividend in respect of the year ended December 31, 2012

It was set out in the announcement of Yashili dated May 5, 2013 that Yashili proposed a special dividend of RMB28.25 cents per Yashili Share for the year ended December 31, 2012, in addition to the proposed final dividend of RMB11.31 cents per Yashili Share as set out in Yashili’s 2012 annual report. In early July 2013, an aggregate amount of approximately HK$1,769 million in respect of both special dividend and final dividend has been paid to Yashili Shareholders in cash.

(c)	Recent industry development

Recently, National Development and Reform Commission of the PRC, the PRC’s top economic planning body, probes certain foreign makers of infant formula for possible price fixing and anticompetitive activity. Following this investigation, certain foreign producers announce to cut prices of their respective infant milk formula in the PRC. A subsidiary of Biostime International Holdings Limited (“Biostime”) (stock code: 1112) is also under this investigation. In light of the investigation, Biostime offers discount to customers through customers reward activities. Yashili is monitoring the situation and may take appropriate action to address subsequent industry development.

APPENDIX III	FINANCIAL INFORMATION OF THE OFFEROR

The Offeror was incorporated on June 4, 2013 in the British Virgin Islands by the Offeror Parent for the sole purpose of making the Offers and holding Yashili Shares. Assuming the Share Offer becomes unconditional in all respects, the Offeror will be the new holding company of Yashili upon close of the Offers.

As of the Latest Practicable Date, there is one (1) Offeror Share in issue, which was the Subscriber Share, and the Offeror is a wholly-owned subsidiary of the Offeror Parent. In order to facilitate acceptance of the Share Offer, the sole shareholder of the Offeror, being the Offeror Parent, has resolved to increase the maximum number of shares the Offeror is authorized to issue to 200,000,000,000 Offeror Shares of HK$1.00 par value each.

The Offeror has not carried on any business since incorporation, other than matters in connection with the Offers. The Offeror will not engage in any business other than acting as the holding company of Yashili. As at the Latest Practicable Date, no accounts have been prepared by the Offeror in respect of its assets and liabilities.

In order to satisfy the cash portion of the total consideration to be paid for the Share Offer, the Offeror Parent will inject into the Offeror, by way of a share subscription, an amount of cash that is equivalent to the cash payable to the Accepting Yashili Shareholders. The Offeror will issue such number of Offeror Shares to the Offeror Parent so as to ensure that Zhang International will have an indirect 10% interest in the entire issued share capital of Yashili through the Offeror. For those Accepting Yashili Shareholders who opt for the Cash and Share Option, the Offeror will directly issue such number of Offeror Shares that they are entitled to pursuant to the Cash and Share Option.

In order to satisfy the total consideration to be paid by the Offeror to the Accepting Yashili Optionholders, the Offeror Parent will inject into the Offeror, by way of a share subscription, an amount of cash that is equivalent to the cash payable to the Accepting Yashili Optionholders and the Offeror will issue one Offeror Share in consideration.

If any Yashili Shareholder becomes an Offeror Shareholder, the intention is for the Subscriber Share to be repurchased by the Offeror at US$1.00 as and when appropriate prior to the Closing Date.

Immediately after the Offers, the Offeror’s principal asset will be Yashili Shares acquired pursuant to the Share Offer.

If the Share Offer becomes unconditional in all respects, the Offeror will become the new holding company of Yashili Group and, provided that remains the position, the Offeror Parent Group will consolidate the assets and liabilities of the Yashili Group into its accounts.

At the close of business on the Latest Practicable Date, save for the Offeror Share Pledge, the Offeror has no other bank overdraft or loan, or other similar indebtedness, mortgages, charges, or guarantees or other material contingent liabilities.

– III-1 –

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

1.	THREE-YEAR FINANCIAL SUMMARY

The following is a summary of the financial results of the Offeror Parent Group for each of the three years ended December 31, 2010, 2011 and 2012. The auditors of the Offeror Parent Group for the three years ended December 31, 2012, Ernst & Young, did not issue any qualified opinion on the financial statements of the Offeror Parent Group for any of the three years ended December 31, 2012. There are no exception items for the three years ended December 31, 2010, 2011 and 2012.

Consolidated Income Statement

For the year ended 31 December 2012, 2011 and 2010

	2012	2011	2010
	RMB’000	RMB’000	RMB’000

REVENUE	36,080,353	37,387,844	30,265,415
Cost of sales	(27,025,786)	(27,795,692)	(22,478,979)

GROSS PROFIT	9,054,567	9,592,152	7,786,436
Other income and gains	257,054	296,265	193,472
Selling and distribution expenses	(6,425,842)	(6,694,705)	(5,429,141)
Administrative expenses	(1,195,416)	(1,110,089)	(1,036,039)
Other expenses	(196,046)	(187,162)	(59,745)

PROFIT FROM OPERATING ACTIVITIES	1,494,317	1,896,461	1,454,983
Interest income	218,616	173,052	87,884
Finance costs	(41,754)	(60,942)	(45,203)
Share of profits and losses of associates	13,855	52,059	40,438

PROFIT BEFORE TAX	1,685,034	2,060,630	1,538,102
Income tax expense	(245,476)	(276,081)	(182,185)

PROFIT FOR THE YEAR	1,439,558	1,784,549	1,355,917

Attributable to:
Owners of the Offeror Parent	1,257,148	1,589,274	1,237,273
Non-controlling interests	182,410	195,275	118,644

	1,439,558	1,784,549	1,355,917

EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE OFFEROR PARENT (EXPRESSED IN RMB PER SHARE)
– Basic	0.711	0.908	0.712
– Diluted	0.711	0.905	0.711

DIVIDENDS
Proposed final – RMB0.16 (2011: 0.198; 2010: 0.16) per ordinary share	282,917	349,953	278,078

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Comprehensive Income

For the year ended 31 December 2012, 2011 and 2010

	2012	2011	2010
	RMB’000	RMB’000	RMB’000

PROFIT FOR THE YEAR	1,439,558	1,784,549	1,355,917

OTHER COMPREHENSIVE INCOME
Available-for-sale investments:
Changes in fair value	61,504	(108,536)	145,366
Income tax effect	(10,221)	17,035	(39,865)

	51,283	(91,501)	105,501

Exchange differences on translation of foreign operations	474	(196,303)	(150,885)

OTHER COMPREHENSIVE INCOME FOR THE YEAR, NET OF TAX	51,757	(287,804)	(45,384)
TOTAL COMPREHENSIVE INCOME FOR THE YEAR	1,491,315	1,496,745	1,310,533

Attributable to:
Owners of the Offeror Parent	1,306,848	1,304,899	1,183,864
Non-controlling interests	184,467	191,846	126,669

	1,491,315	1,496,745	1,310,533

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Financial Position

As at 31 December 2012, 2011 and 2010

	2012	2011	2010
	RMB’000	RMB’000	RMB’000

NON-CURRENT ASSETS
Property, plant and equipment	7,891,914	6,806,539	5,380,385
Construction in progress	596,812	887,103	535,104
Land use rights	807,443	585,007	484,572
Long term prepayments	299,947	243,942	—
Goodwill	482,436	482,436	451,613
Other intangible assets	225,977	224,887	221,508
Investments in associates	77,921	153,352	113,857
Available-for-sale investments	509,788	295,206	301,681
Deferred tax assets	72,093	66,749	81,060
Other financial assets	53,521	69,961	71,754
Biological assets	211,686	—	—

	11,229,538	9,815,182	7,641,534

CURRENT ASSETS
Available-for-sale investments	240,000	—	—
Inventories	1,419,898	1,685,247	1,176,423
Bills receivable	176,386	261,024	20,539
Trade receivables	625,087	574,734	554,933
Prepayments and deposits	949,956	774,907	942,303
Other receivables	359,877	289,427	169,897
Investment deposits	160,000	102,800	—
Pledged deposits	51,602	175,289	102,399
Cash and bank balances	5,778,390	6,523,075	6,697,813

	9,761,196	10,386,503	9,664,307

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

	2012	2011	2010
	RMB’000	RMB’000	RMB’000

CURRENT LIABILITIES
Trade payables	2,381,955	2,543,405	2,061,193
Bills payable	1,296,910	1,141,141	1,487,302
Deferred income	19,056	18,912	15,082
Other payables	1,632,144	1,581,781	1,061,253
Accruals and customers’ deposits	993,460	1,180,720	880,142
Interest-bearing bank loans	573,777	537,544	550,786
Other loans	24,915	119,094	140,018
Income tax payable	58,426	103,228	42,513

	6,980,643	7,225,825	6,238,289

NET CURRENT ASSETS	2,780,553	3,160,678	3,426,018

TOTAL ASSETS LESS CURRENT LIABILITIES	14,010,091	12,975,860	11,067,552

NON-CURRENT LIABILITIES
Interest-bearing bank loans	—	—	150,000
Long term payables	144,593	188,739	14,102
Deferred income	215,740	234,940	226,049
Deferred tax liabilities	33,051	22,830	39,865
Other financial liabilities	544,858	480,531	420,027

	938,242	927,040	850,043

NET ASSETS	13,071,849	12,048,820	10,217,509

EQUITY
Equity attributable to owners of the
Offeror Parent
Issued capital	181,151	181,087	178,679
Retained earnings	3,745,840	3,074,337	2,050,216
Other reserves	8,516,301	8,215,634	7,529,169

	12,443,292	11,471,058	9,758,064
Non-controlling interests	628,557	577,762	459,445

TOTAL EQUITY	13,071,849	12,048,820	10,217,509

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Changes in Equity

For the year ended 31 December 2010

	Attributable to owners of the Offeror Parent
	Issued capital	Other reserves	Retained earnings	Total	Non- controlling interests	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2010	178,611	7,102,301	1,294,766	8,575,678	336,016	8,911,694

Profit for the year	—	—	1,237,273	1,237,273	118,644	1,355,917
Other comprehensive income for the year:
Changes in fair value of available-for-sale investments, net of tax	—	97,476	—	97,476	8,025	105,501
Exchange difference on translation of foreign operations	—	(150,885)	—	(150,885)	—	(150,885)

Total comprehensive income for the year	—	(53,409)	1,237,273	1,183,864	126,669	1,310,533
Shares issued under equity-settled share option arrangements	68	13,343	—	13,411	—	13,411
Equity-settled share option arrangements	—	366,183	—	366,183	—	366,183
Transfer to statutory reserves	—	236,378	(236,378)	—	—	—
Final 2009 dividend declared	—	—	(245,445)	(245,445)	—	(245,445)
Dividends paid to non-controlling shareholders	—	—	—	—	(27,228)	(27,228)
Acquisition of a subsidiary	—	—	—	—	221,287	221,287
Derecognition of puttable non-controlling interests	—	(135,627)	—	(135,627)	(197,299)	(332,926)

At 31 December 2010	178,679	7,529,169	2,050,216	9,758,064	459,445	10,217,509

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Changes in Equity

For the year ended 31 December 2011

	Attributable to owners of the Offeror Parent
	Issued capital	Other reserves	Retained earnings	Total	Non- controlling interests	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2011	178,679	7,529,169	2,050,216	9,758,064	459,445	10,217,509

Profit for the year	—	—	1,589,274	1,589,274	195,275	1,784,549
Other comprehensive income for the year:
Changes in fair value of available-for-sale investments, net of tax	—	(88,072)	—	(88,072)	(3,429)	(91,501)
Exchange difference on translation of foreign operations	—	(196,303)	—	(196,303)	—	(196,303)

Total comprehensive income for the year	—	(284,375)	1,589,274	1,304,899	191,846	1,496,745
Shares issued under equity-settled share option arrangements	2,408	518,208	—	520,616	—	520,616
Equity-settled share option arrangements	—	173,541	—	173,541	—	173,541
Transfer to statutory reserves	—	285,920	(285,920)	—	—	—
Final 2010 dividend declared	—	—	(279,233)	(279,233)	—	(279,233)
Dividends paid to non-controlling shareholders	—	—	—	—	(51,047)	(51,047)
Acquisition of a subsidiary	—	—	—	—	21,635	21,635
Derecognition of puttable non-controlling interests	—	(6,829)	—	(6,829)	(44,117)	(50,946)

At 31 December 2011	181,087	8,215,634	3,074,337	11,471,058	577,762	12,048,820

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Changes in Equity

For the year ended 31 December 2012

	Attributable to owners of the Offeror Parent
	Issued capital	Other reserves	Retained earnings	Total	Non- controlling interests	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2012	181,087	8,215,634	3,074,337	11,471,058	577,762	12,048,820

Profit for the year	—	—	1,257,148	1,257,148	182,410	1,439,558
Other comprehensive income for the year:
Changes in fair value of available-for-sale investments, net of tax	—	49,226	—	49,226	2,057	51,283
Exchange difference on translation of foreign operations	—	474	—	474	—	474

Total comprehensive income for the year	—	49,700	1,257,148	1,306,848	184,467	1,491,315
Shares issued under equity-settled share option arrangements	64	12,063	—	12,127	—	12,127
Equity-settled share option arrangements	—	19,172	—	19,172	—	19,172
Transfer to statutory reserves	—	235,636	(235,636)	—	—	—
Final 2011 dividend declared	—	—	(350,009)	(350,009)	—	(350,009)
Dividends paid to non-controlling shareholders	—	—	—	—	(79,363)	(79,363)
Acquisition of non-controlling interests	—	(2,346)	—	(2,346)	(8,367)	(10,713)
Derecognition of puttable non-controlling interests	—	(13,558)	—	(13,558)	(45,942)	(59,500)

At 31 December 2012	181,151	8,516,301	3,745,840	12,443,292	628,557	13,071,849

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Cash Flows

For the year ended 31 December 2012, 2011 and 2010

	2012	2011	2010
	RMB’000	RMB’000	RMB’000

Cash flows from operating activities
Profit before tax	1,685,034	2,060,630	1,538,102
Adjustments for:
Interest income	(218,616)	(173,052)	(87,884)
Finance costs	41,754	60,942	45,203
Depreciation of items of property, plant and equipment	993,853	839,264	697,996
Amortisation of land use rights	14,863	12,538	9,172
Amortisation of other intangible assets	8,156	11,735	5,608
Loss on disposal of items of property, plant and equipment	6,035	8,502	18,661
Loss on disposal of biological assets	428	—	—
Share-based payment expense	19,172	173,541	366,183
Provision for trade receivables and other receivables	31,198	12,973	(1,013)
Share of profits and losses of associates	(13,855)	(52,059)	(40,438)
Write-down of inventories to net realisable value	2,637	1,522	865
Government grants	(103,493)	(55,771)	—
Amortisation of deferred income	(19,056)	(17,257)	(14,857)
Foreign exchange differences, net	289	(143,693)	(57,338)
Gain on deemed disposal of an associate	(4,384)	(21,566)	(6,256)
Gain on disposal of associates	(50,635)	—	—
Unrealised fair value losses on derivative financial instruments	—	6,731	—

	2,393,380	2,724,980	2,474,004
Decrease/(increase) in other financial assets	20,974	(26,230)	(58,552)
Decrease/(increase) in inventories	252,085	(512,744)	(425,877)
Increase in trade and bills receivables	(11,728)	(272,752)	41,417
Decrease/(increase) in pledged deposits	(11,278)	57,175	57,389
Increase in prepayments, deposits and other receivables	(143,577)	(167,288)	(632,163)
Decrease/(increase) in trade and bills payables	(137,781)	252,847	1,053,248
Decrease/(increase) in accruals and other payables	(36,288)	706,936	116,273

Cash generated from operations	2,325,787	2,762,924	2,625,739
Interest paid	(19,183)	(46,420)	(38,864)
Income taxes paid	(299,708)	(196,447)	(101,758)

Net cash flows from operating activities	2,006,896	2,520,057	2,485,117

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

	2012	2011	2010
	RMB’000	RMB’000	RMB’000

Cash flows from investing activities
Proceeds from disposal of items of property, plant and equipment	14,738	12,371	3,740
Proceeds from disposal of biological assets	300	—	—
Purchase of items of property, plant and equipment	(770,678)	(586,726)	(218,080)
Purchase of biological assets	(143,893)	—	—
Purchase of construction in progress	(1,189,527)	(1,705,881)	(865,743)
Purchase of other intangible assets	(3,750)	(6,796)	(1,678)
Purchase of land use rights	(195,146)	(94,110)	(54,166)
Purchase of available-for-sale investments	(370,258)	(106,491)	(129,776)
Disposal of available-for-sale investments	400	3,870	—
Acquisition of subsidiaries	(5,200)	3,268	(281,639)
Capital injection to associates	(1,871)	(738)	(4,374)
Capital injection to a jointly-controlled entity	—	(20,000)	—
Receipt of government grants	—	20,630	10,713
Withdrawal/(Purchase) of time deposits with original maturity of more than three months	(671,297)	759,355	(759,161)
Interest received	175,552	167,721	82,020
Dividends received from associates	22,398	11,163	12,559
Dividends received from an available-for-sale investment	153	144	867
Disposal of associates	101,810	—	250
Advances to a jointly-controlled entity	(135,000)	—	—
Purchase of investment deposits	(2,800,960)	(102,800)	—
Withdrawal of investment deposits	2,743,760	—	—
Acquisition of non-controlling interests	(10,713)	—	—

Net cash flows used in investing activities	(3,239,182)	(1,645,020)	(2,204,468)

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

	2012	2011	2010
	RMB’000	RMB’000	RMB’000

Cash flows from financing activities
Proceeds from interest-bearing bank loans	549,925	404,186	139,246
Repayment of interest-bearing bank loans	(421,895)	(723,682)	(311,694)
Repayment of other loans	—	(2,646)	—
Decrease/(Increase) in pledged deposits for bank loans	134,965	(130,065)	81,180
Dividends paid to owners of the Offeror Parent	(350,009)	(279,233)	(245,445)
Dividends paid to non-controlling shareholders	(71,397)	(51,970)	(27,228)
Proceeds from other loans	18,500	42,493	42,356
Repayment of long term payables	(53,712)	(37,886)	(87,407)
Capital contribution by a joint venture partner	—	20,000	—
Shares issued under equity-settled share option arrangements	12,127	520,616	13,411

Net cash flows from financing activities	(181,496)	(238,187)	(395,581)

Net increase/(decrease) in cash and cash equivalents	(1,413,782)	636,850	(114,932)

Cash and cash equivalents at beginning of year	4,359,872	3,775,255	3,986,624
Effect of foreign exchange rate changes, net	(2,200)	(52,233)	(96,437)

Cash and cash equivalents at end of year	2,943,890	4,359,872	3,775,255

Analysis of balances of cash and cash equivalents
Cash and bank balances as stated in the consolidated statement of financial position	5,778,390	6,523,075	6,697,813
Time deposits with original maturity more than three months	(2,834,500)	(2,163,203)	(2,922,558)

Cash and cash equivalents as stated in the consolidated statement of cash flows	2,943,890	4,359,872	3,775,255

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

2.	AUDITED FINANCIAL INFORMATION

The following financial information has been extracted from the annual report of the Offeror Parent Group for the year ended December 31, 2012.

Consolidated Income Statement

For the year ended 31 December 2012

		2012	2011
	Notes	RMB’000	RMB’000

REVENUE	4	36,080,353	37,387,844
Cost of sales		(27,025,786)	(27,795,692)

GROSS PROFIT		9,054,567	9,592,152
Other income and gains	4	257,054	296,265
Selling and distribution expenses		(6,425,842)	(6,694,705)
Administrative expenses		(1,195,416)	(1,110,089)
Other expenses	5	(196,046)	(187,162)

PROFIT FROM OPERATING ACTIVITIES		1,494,317	1,896,461
Interest income		218,616	173,052
Finance costs	8	(41,754)	(60,942)
Share of profits and losses of associates	20	13,855	52,059

PROFIT BEFORE TAX	6	1,685,034	2,060,630
Income tax expense	9	(245,476)	(276,081)

PROFIT FOR THE YEAR		1,439,558	1,784,549

Attributable to:
Owners of the Offeror Parent		1,257,148	1,589,274
Non-controlling interests		182,410	195,275

		1,439,558	1,784,549

EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE OFFEROR PARENT (EXPRESSED IN RMB PER SHARE)	11
– Basic		0.711	0.908
– Diluted		0.711	0.905

Details of the dividends payable and proposed for the year are disclosed in note 10 to the financial statements.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Comprehensive Income

For the year ended 31 December 2012

		2012	2011
	Notes	RMB’000	RMB’000

PROFIT FOR THE YEAR		1,439,558	1,784,549

OTHER COMPREHENSIVE INCOME

Available-for-sale investments:
Changes in fair value	22	61,504	(108,536)
Income tax effect	22	(10,221)	17,035

		51,283	(91,501)

Exchange differences on translation of foreign operations		474	(196,303)

OTHER COMPREHENSIVE INCOME FOR THE YEAR, NET OF TAX		51,757	(287,804)

TOTAL COMPREHENSIVE INCOME FOR THE YEAR		1,491,315	1,496,745

Attributable to:
Owners of the Offeror Parent		1,306,848	1,304,899
Non-controlling interests		184,467	191,846

		1,491,315	1,496,745

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Financial Position

As at 31 December 2012

		2012	2011
	Notes	RMB’000	RMB’000

NON-CURRENT ASSETS
Property, plant and equipment	12	7,891,914	6,806,539
Construction in progress	13	596,812	887,103
Land use rights	14	807,443	585,007
Long term prepayments	29	299,947	243,942
Goodwill	15	482,436	482,436
Other intangible assets	16	225,977	224,887
Investments in associates	20	77,921	153,352
Available-for-sale investments	22	509,788	295,206
Deferred tax assets	23	72,093	66,749
Other financial assets	24	53,521	69,961
Biological assets	25	211,686	—

		11,229,538	9,815,182

CURRENT ASSETS
Available-for-sale investments	22	240,000	—
Inventories	26	1,419,898	1,685,247
Bills receivable	27	176,386	261,024
Trade receivables	28	625,087	574,734
Prepayments and deposits	29	949,956	774,907
Other receivables	30	359,877	289,427
Investment deposits	31	160,000	102,800
Pledged deposits	32	51,602	175,289
Cash and bank balances	32	5,778,390	6,523,075

		9,761,196	10,386,503

CURRENT LIABILITIES
Trade payables	33	2,381,955	2,543,405
Bills payable	34	1,296,910	1,141,141
Deferred income	40	19,056	18,912
Other payables	35	1,632,144	1,581,781
Accruals and customers’ deposits	36	993,460	1,180,720
Interest-bearing bank loans	37	573,777	537,544
Other loans	38	24,915	119,094
Income tax payable		58,426	103,228

		6,980,643	7,225,825

NET CURRENT ASSETS		2,780,553	3,160,678

TOTAL ASSETS LESS CURRENT LIABILITIES		14,010,091	12,975,860

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

		2012	2011
	Notes	RMB’000	RMB’000

NON-CURRENT LIABILITIES
Long term payables	39	144,593	188,739
Deferred income	40	215,740	234,940
Deferred tax liabilities	23	33,051	22,830
Other financial liabilities	41	544,858	480,531

		938,242	927,040

NET ASSETS		13,071,849	12,048,820

EQUITY
Equity attributable to owners of the Offeror Parent
Issued capital	42	181,151	181,087
Retained earnings		3,745,840	3,074,337
Other reserves	43(A)	8,516,301	8,215,634

		12,443,292	11,471,058
Non-controlling interests		628,557	577,762

TOTAL EQUITY		13,071,849	12,048,820

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Changes in Equity

For the year ended 31 December 2012

		Attributable to owners of the Offeror Parent
		Issued capital	Other reserves	Retained earnings	Total	Non- controlling interests	Total equity
	Notes	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note 43(A)

At 1 January 2011		178,679	7,529,169	2,050,216	9,758,064	459,445	10,217,509

Profit for the year		—	—	1,589,274	1,589,274	195,275	1,784,549
Other comprehensive income for the year:
Changes in fair value of available-for-sale investments, net of tax		—	(88,072)	—	(88,072)	(3,429)	(91,501)
Exchange difference on translation of foreign operations		—	(196,303)	—	(196,303)	—	(196,303)

Total comprehensive income for the year		—	(284,375)	1,589,274	1,304,899	191,846	1,496,745
Shares issued under equity-settled share option arrangements	45	2,408	518,208	—	520,616	—	520,616
Equity-settled share option arrangements	45	—	173,541	—	173,541	—	173,541
Transfer to statutory reserves		—	285,920	(285,920)	—	—	—
Final 2010 dividend declared	10	—	—	(279,233)	(279,233)	—	(279,233)
Dividends paid to non-controlling shareholders		—	—	—	—	(51,047)	(51,047)
Acquisition of a subsidiary	46	—	—	—	—	21,635	21,635
Derecognition of puttable non-controlling interests	41	—	(6,829)	—	(6,829)	(44,117)	(50,946)

At 31 December 2011		181,087	8,215,634	3,074,337	11,471,058	577,762	12,048,820

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

		Attributable to owners of the Offeror Parent
		Issued capital	Other reserves	Retained earnings	Total	Non- controlling interests	Total equity
	Notes	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note 43(A)

At 1 January 2012		181,087	8,215,634	3,074,337	11,471,058	577,762	12,048,820

Profit for the year		—	—	1,257,148	1,257,148	182,410	1,439,558
Other comprehensive income for the year:
Changes in fair value of available-for-sale investments, net of tax		—	49,226	—	49,226	2,057	51,283
Exchange difference on translation of foreign operations		—	474	—	474	—	474

Total comprehensive income for the year		—	49,700	1,257,148	1,306,848	184,467	1,491,315
Shares issued under equity-settled share option arrangements	45	64	12,063	—	12,127	—	12,127
Equity-settled share option arrangements	45	—	19,172	—	19,172	—	19,172
Transfer to statutory reserves		—	235,636	(235,636)	—	—	—
Final 2011 dividend declared	10	—	—	(350,009)	(350,009)	—	(350,009)
Dividends paid to non-controlling shareholders		—	—	—	—	(79,363)	(79,363)
Acquisition of non-controlling interests		—	(2,346)	—	(2,346)	(8,367)	(10,713)
Derecognition of puttable non-controlling interests	41	—	(13,558)	—	(13,558)	(45,942)	(59,500)

At 31 December 2012		181,151	8,516,301	3,745,840	12,443,292	628,557	13,071,849

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Consolidated Statement of Cash Flows

For the year ended 31 December 2012

		2012	2011
	Notes	RMB’000	RMB’000

Cash flows from operating activities
Profit before tax		1,685,034	2,060,630
Adjustments for:
Interest income		(218,616)	(173,052)
Finance costs	8	41,754	60,942
Depreciation of items of property, plant and equipment	6	993,853	839,264
Amortisation of land use rights	6	14,863	12,538
Amortisation of other intangible assets	6	8,156	11,735
Loss on disposal of items of property, plant and equipment	5	6,035	8,502
Loss on disposal of biological assets	5	428	—
Share-based payment expense	45	19,172	173,541
Provision for trade receivables and other receivables	6	31,198	12,973
Share of profits and losses of associates	20	(13,855)	(52,059)
Write-down of inventories to net realisable value	5	2,637	1,522
Government grants		(103,493)	(55,771)
Amortisation of deferred income	4	(19,056)	(17,257)
Foreign exchange differences, net	5	289	(143,693)
Gain on deemed disposal of an associate	4	(4,384)	(21,566)
Gain on disposal of associates	4	(50,635)	—
Unrealised fair value losses on derivative financial instruments		—	6,731

		2,393,380	2,724,980
Decrease/(increase) in other financial assets		20,974	(26,230)
Decrease/(increase) in inventories		252,085	(512,744)
Increase in trade and bills receivables		(11,728)	(272,752)
Decrease/(increase) in pledged deposits		(11,278)	57,175
Increase in prepayments, deposits and other receivables		(143,577)	(167,288)
Decrease/(increase) in trade and bills payables		(137,781)	252,847
Decrease/(increase) in accruals and other payables		(36,288)	706,936

Cash generated from operations		2,325,787	2,762,924
Interest paid		(19,183)	(46,420)
Income taxes paid		(299,708)	(196,447)

Net cash flows from operating activities		2,006,896	2,520,057

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

		2012	2011
	Notes	RMB’000	RMB’000

Cash flows from investing activities
Proceeds from disposal of items of property, plant and equipment		14,738	12,371
Proceeds from disposal of biological assets		300	—
Purchase of items of property, plant and equipment		(770,678)	(586,726)
Purchase of biological assets		(143,893)	—
Purchase of construction in progress	13	(1,189,527)	(1,705,881)
Purchase of other intangible assets	16	(3,750)	(6,796)
Purchase of land use rights		(195,146)	(94,110)
Purchase of available-for-sale investments		(370,258)	(106,491)
Disposal of available-for-sale investments		400	3,870
Acquisition of subsidiaries		(5,200)	3,268
Capital injection to associates		(1,871)	(738)
Capital injection to a jointly-controlled entity		—	(20,000)
Receipt of government grants		—	20,630
Withdrawal/(Purchase) of time deposits with original maturity of more than three months		(671,297)	759,355
Interest received		175,552	167,721
Dividends received from associates		22,398	11,163
Dividends received from an available-for-sale investment		153	144
Disposal of associates		101,810	—
Advances to a jointly-controlled entity		(135,000)	—
Purchase of investment deposits		(2,800,960)	(102,800)
Withdrawal of investment deposits		2,743,760
Acquisition of non-controlling interests		(10,713)	—

Net cash flows used in investing activities		(3,239,182)	(1,645,020)

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

		2012	2011
	Notes	RMB’000	RMB’000

Cash flows from financing activities
Proceeds from interest-bearing bank loans		549,925	404,186
Repayment of interest-bearing bank loans		(421,895)	(723,682)
Repayment of other loans		—	(2,646)
Decrease/(Increase) in pledged deposits for bank loans		134,965	(130,065)
Dividends paid to owners of the Offeror Parent	10	(350,009)	(279,233)
Dividends paid to non-controlling shareholders		(71,397)	(51,970)
Proceeds from other loans		18,500	42,493
Repayment of long term payables		(53,712)	(37,886)
Capital contribution by a joint venture partner		—	20,000
Shares issued under equity-settled share option arrangements	45	12,127	520,616

Net cash flows from financing activities		(181,496)	(238,187)

Net increase/(decrease) in cash and cash equivalents		(1,413,782)	636,850

Cash and cash equivalents at beginning of year	32	4,359,872	3,775,255
Effect of foreign exchange rate changes, net		(2,200)	(52,233)

Cash and cash equivalents at end of year	32	2,943,890	4,359,872

Analysis of balances of cash and cash equivalents
Cash and bank balances as stated in the consolidated statement of financial position	32	5,778,390	6,523,075
Time deposits with original maturity more than three months	32	(2,834,500)	(2,163,203)

Cash and cash equivalents as stated in the consolidated statement of cash flows	32	2,943,890	4,359,872

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Statement of Financial Position

As at 31 December 2012

		2012	2011
	Notes	RMB’000	RMB’000

NON-CURRENT ASSETS
Property, plant and equipment	12	342	28
Available-for-sale investments	22	89,642	69,008
Loans to a subsidiary	18	2,657,176	2,656,684
Investments in subsidiaries	19	5,108,191	5,043,682

		7,855,351	7,769,402

CURRENT ASSETS
Other receivables	30	802,202	647,991
Cash and bank balances	32	751,922	622,766

		1,554,124	1,270,757

CURRENT LIABILITIES
Other payables		1,629	1,133
Interest-bearing bank loans	37	405,425	—

		407,054	1,133

NET CURRENT ASSETS		1,147,070	1,269,624

NET ASSETS		9,002,421	9,039,026

EQUITY
Issued capital	42	181,151	181,087
Reserves	43(B)	8,821,270	8,857,939

TOTAL EQUITY		9,002,421	9,039,026

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

NOTES TO FINANCIAL STATEMENTS

1.	CORPORATE INFORMATION

The Offeror Parent was incorporated as an exempted company with limited liability in the Cayman Islands. The Offeror Parent is an investment holding company and its subsidiaries are engaged in the manufacture and distribution of dairy products mainly in the People’s Republic of China (the “PRC”).

2.1	BASIS OF PREPARATION

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”) and the disclosure requirements of the Hong Kong Companies Ordinance. They have been prepared on a historical cost basis except for share options, certain available-for-sale equity investments, biological assets and derivative financial instruments, which have been measured at fair value. They are presented in Renminbi (“RMB”) and all values are rounded to the nearest thousand except when otherwise indicated.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Offeror Parent and its subsidiaries (collectively referred to as the “Offeror Parent Group”) for the year ended 31 December 2012. The financial statements of the subsidiaries are prepared for the same reporting period as the Offeror Parent, using consistent accounting policies. The results of subsidiaries are consolidated from the date of acquisition, being the date on which the Offeror Parent Group obtains control, and continue to be consolidated until the day that such control ceases. All intra-group balances, transactions, unrealised gains and losses resulting from intra-group transactions and dividends are eliminated on consolidation in full.

Total comprehensive income within a subsidiary is attributed to the non-controlling interest even if that results in a deficit balance.

A change in the ownership of a subsidiary, without a loss of control, is accounted for as an equity transaction.

If the Offeror Parent Group loses control over a subsidiary, it derecognises (i) the assets (including goodwill) and liabilities of the subsidiary, (ii) the carrying amount of any non-controlling interest and (iii) the cumulative translation differences recorded in equity; and recognises (i) the fair value of the consideration received, (ii) the fair value of any investment retained and (iii) any resulting surplus or deficit in the consolidated income statement. The Offeror Parent Group’s share of components previously recognised in other comprehensive income is reclassified to profit or loss or retained earnings, as appropriate.

2.2	IMPACT OF REVISED IFRSs

The Offeror Parent Group has adopted the following revised IFRSs for the first time for the current year’s financial statements.

IFRS 1 Amendments	Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards – Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters
IFRS 7 Amendments	Amendments to IFRS 7 Financial Instruments: Disclosures – Transfers of Financial Assets
IAS 12 Amendments	Amendments to IAS 12 Income Taxes – Deferred Tax: Recovery of Underlying Assets

The adoption of the revised IFRSs has had no significant financial effect on these financial statements.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

2.3	ISSUED BUT NOT YET EFFECTIVE IFRSs

The Offeror Parent Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in these financial statements.

IFRS 1 Amendments	Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards – Government Loans[2]
IFRS 7 Amendments	Amendments to IFRS 7 Financial Instruments: Disclosures – Offsetting Financial Assets and Financial Liabilities[2]
IFRS 9	Financial Instruments[4]
IFRS 10	Consolidated Financial Statements[2]
IFRS 11	Joint Arrangements[2]
IFRS 12	Disclosure of Interests in Other Entities[2]
IFRS 10, IFRS 11 and IFRS 12 Amendments	Amendments to IFRS 10, IFRS 11 and IFRS 12 – Transition Guidance[2]
IFRS 10, IFRS 12 and IAS 27 (Revised) Amendments	Amendments to IFRS 10, IFRS 12 and IAS 27 (Revised) – Investment Entities[3]
IFRS 13	Fair Value Measurement[2]
IAS 1 Amendments	Amendments to IAS 1 Presentation of Financial Statements – Presentation of Items of Other Comprehensive Income[1]
IAS 19 Amendments	Employee Benefits[2]
IAS 27 (Revised)	Separate Financial Statements[2]
IAS 28 (Revised)	Investments in Associates and Joint Ventures[2]
IAS 32 Amendments	Amendments to IAS 32 Financial Instruments: Presentation – Offsetting Financial Assets and Financial Liabilities[3]
IFRIC 20	Stripping Costs in the Production Phase of a Surface Mine[2]
Annual Improvements 2009-2011 Cycle	Amendments to a number of IFRSs issued in May 2012[2]

[1]	Effective for annual periods beginning on or after 1 July 2012
[2]	Effective for annual periods beginning on or after 1 January 2013
[3]	Effective for annual periods beginning on or after 1 January 2014
[4]	Effective for annual periods beginning on or after 1 January 2015

The Offeror Parent Group is in the process of determining whether these new and revised standards and interpretations will have any material impact on the Offeror Parent Group’s results of operations and financial position.

2.4	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Subsidiaries

A subsidiary is an entity whose financial and operating policies the Offeror Parent controls, directly or indirectly, so as to obtain benefits from its activities.

The results of subsidiaries are included in the Offeror Parent’s income statement to the extent of dividends received and receivable. The Offeror Parent’s investments in subsidiaries that are not classified as held-for-sale in accordance with IFRS 5 are stated at cost less any impairment losses.

Jointly-controlled entities

A jointly-controlled entity is a joint venture that is subject to joint control, resulting in none of the participating parties having unilateral control over the economic activity of the jointly-controlled entity.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The Offeror Parent Group’s investments in its jointly-controlled entities are accounted for by the proportionate consolidation method, which involves recognising its share of the jointly-controlled entities’ assets, liabilities, income and expenses with similar items in the consolidated financial statements on a line-by-line basis. Unrealised gains and losses resulting from transactions between the Offeror Parent Group and its jointly-controlled entities are eliminated to the extent of the Offeror Parent Group’s investments in the jointly-controlled entities, except where unrealised losses provide evidence of an impairment of the asset transferred. Adjustments are made to bring into line any dissimilar accounting policies that may exist.

The results of jointly-controlled entities are included in the Offeror Parent’s income statement to the extent of dividends received and receivable. The Offeror Parent’s investments in jointly-controlled entities are treated as non-current assets and are stated at cost less any impairment losses.

Associates

An associate is an entity, not being a subsidiary or a jointly-controlled entity, in which the Offeror Parent Group has a long term interest of generally not less than 20% of the equity voting rights and over which it is in a position to exercise significant influence.

The Offeror Parent Group’s investments in associates are stated in the consolidated statement of financial position at the Offeror Parent Group’s share of net assets under the equity method of accounting, less any impairment losses. Adjustments are made to bring into line any dissimilar accounting policies that may exist. The Offeror Parent Group’s share of the post-acquisition results and reserves of associates is included in the consolidated income statement and consolidated reserves, respectively. Unrealised gains and losses resulting from transactions between the Offeror Parent Group and its associates are eliminated to the extent of the Offeror Parent Group’s investments in the associates, except where unrealised losses provide evidence of an impairment of the asset transferred. Goodwill arising from the acquisition of associates is included as part of the Offeror Parent Group’s investments in associates and is not individually tested for impairment.

The results of associates are included in the Offeror Parent’s income statement to the extent of dividends received and receivable. The Offeror Parent’s investments in associates are treated as non-current assets and are stated at cost less any impairment losses.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The consideration transferred is measured at the acquisition date fair value which is the sum of the acquisition date fair values of assets transferred by the Offeror Parent Group, liabilities assumed by the Offeror Parent Group to the former owners of the acquiree and the equity interests issued by the Offeror Parent Group in exchange for control of the acquiree. For each business combination, the Offeror Parent Group elects whether to measure the non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportional share of net assets in the event of liquidation at fair value or at the proportionate share of the acquiree’s identifiable net assets. All other components of non-controlling interests are measured at fair value. Acquisition-related costs are expensed as incurred.

When the Offeror Parent Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the previously held equity interest is remeasured at the acquisition date fair value and any resulting gain or loss is recognised in the consolidated income statement.

Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IAS 39 is measured at fair value with changes in fair value either recognised in the consolidated income statement or as a change to other comprehensive income. If the contingent

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

consideration is not within the scope of IAS 39, it is measured in accordance with the appropriate IFRS. Contingent consideration that is classified as equity is not remeasured and subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognised for non-controlling interests and any fair value of the Offeror Parent Group’s previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets acquired, the difference is, after reassessment, recognised in the consolidated income statement as a gain on bargain purchase.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Offeror Parent Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Offeror Parent Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Offeror Parent Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (or group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognised. An impairment loss recognised for goodwill is not reversed in a subsequent period.

Where goodwill has been allocated to a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed of in these circumstances is measured based on the relative value of the operation disposed of and the portion of the cash-generating unit retained.

Impairment of non-financial assets

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories, construction contract assets, financial assets, investment properties, goodwill and non-current assets/a disposal group classified as held for sale), the asset’s recoverable amount is estimated. An asset’s recoverable amount is the higher of the asset’s or cash-generating unit’s value in use and its fair value less costs to sell, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the consolidated income statement in the period in which it arises in those expense categories consistent with the function of the impaired asset.

An assessment is made at the end of each reporting period as to whether there is an indication that previously recognised impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognised impairment loss of an asset other than goodwill is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortisation) had no impairment loss been recognised for the asset in prior years. A reversal of such an impairment loss is credited to the consolidated income statement in the period in which it arises.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Related parties

A party is considered to be related to the Offeror Parent Group if:

(a)	the party is a person or a close member of that person’s family and that person

(i)	has control or joint control over the Offeror Parent Group;

(ii)	has significant influence over the Offeror Parent Group; or

(iii)	is a member of the key management personnel of the Offeror Parent Group or of a parent of the Offeror Parent Group;

or

(b)	the party is an entity where any of the following conditions applies:

(i)	the entity and the Offeror Parent Group are members of the same group;

(ii)	one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

(iii)	the entity and the Offeror Parent Group are joint ventures of the same third party;

(iv)	one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v)	the entity is a post-employment benefit plan for the benefit of employees of either the Offeror Parent Group or an entity related to the Offeror Parent Group;

(vi)	the entity is controlled or jointly controlled by a person identified in (a); and

(vii)	a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Property, plant and equipment and depreciation

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. When an item of property, plant and equipment is classified as held for sale or when it is part of a disposal group classified as held for sale, it is not depreciated and is accounted for in accordance with IFRS 5, as further explained in the accounting policy for “Non-current assets and disposal groups held for sale”. The cost of an item of property, plant and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Expenditure incurred after items of property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the consolidated income statement in the period in which it is incurred. In situations where the recognition criteria are satisfied, the expenditure for a major inspection is capitalised in the carrying amount of the asset as a replacement. Where significant parts of property, plant and equipment are required to be replaced at intervals, the Offeror Parent Group recognises such parts as individual assets with specific useful lives and depreciates them accordingly.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Depreciation is calculated on the straight-line basis to write off the cost of each item of property, plant and equipment to its residual value over its estimated useful life. The estimated useful lives of property, plant and equipment are as follows:

Buildings and structures	20 years
Plant and machinery	5 to 10 years
Office equipment	5 years
Motor vehicles	5 years

Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately. Residual values, useful lives and the depreciation method are reviewed, and adjusted if appropriate, at least at each financial year end.

An item of property, plant and equipment including any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss on disposal or retirement recognised in the consolidated income statement in the year the asset is derecognised is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Construction in progress

Construction in progress represents plants and properties under construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalised borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use.

Non-current assets and disposal groups held for sale

Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered principally through a sales transaction rather than through continuing use. For this to be the case, the asset or disposal group must be available for immediate sale in its present condition subject only to terms that are usual and customary for the sale of such assets or disposal groups and its sale must be highly probable. All assets and liabilities of a subsidiary classified as a disposal group are reclassified as held for sale regardless of whether the Offeror Parent Group retains a non-controlling interest in its former subsidiary after the sale.

Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amounts and fair values less costs to sell. Property, plant and equipment and intangible assets classified as held for sale are not depreciated or amortised.

Intangible assets (other than goodwill)

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value at the date of acquisition.

The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year end.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash-generating unit level. Such intangible assets are not amortised. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Patents and licences

Purchased patents and licences are stated at cost less any impairment losses and are amortised on the straight-line basis over their estimated useful lives of 10 years.

Trademarks

Trademarks acquired separately are measured at cost. Trademarks acquired as part of a business combination are valued at fair value based on the royalty relief method.

Trademarks with finite useful lives are amortised on the straight-line basis over their estimated useful lives of 10 years. Trademarks with indefinite useful lives are tested for impairment annually.

Computer softwares

Acquired computer softwares are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised on the straight-line basis over their estimated useful lives of 3 to 10 years.

Research and development costs

All research costs are charged to the consolidated income statement as incurred.

Expenditure incurred on projects to develop new products is capitalised and deferred only when the Offeror Parent Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the project and the ability to measure reliably the expenditure during the development. Product development expenditure which does not meet these criteria is expensed when incurred.

Deferred development costs are stated at cost less any impairment losses and are amortised using the straight-line basis over the commercial lives of the underlying products, commencing from the date when the products are put into commercial production.

Leases

Leases that transfer substantially all the rewards and risks of ownership of assets to the Offeror Parent Group, other than legal title, are accounted for as finance leases. At the inception of a finance lease, the cost of the leased asset is capitalised at the present value of the minimum lease payments and recorded together with the obligation, excluding the interest element, to reflect the purchase and financing. Assets held under capitalised finance leases, including prepaid land lease payments under finance leases, are included in property, plant and equipment, and depreciated over the shorter of the lease terms and the estimated useful lives of the assets. The finance costs of such leases are charged to the consolidated income statement so as to provide a constant periodic rate of charge over the lease terms.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Assets acquired through hire purchase contracts of a financing nature are accounted for as finance leases, but are depreciated over their estimated useful lives.

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Offeror Parent Group is the lessor, assets leased by the Offeror Parent Group under operating leases are included in non-current assets, and rentals receivable under the operating leases are credited to the consolidated income statement on the straight-line basis over the lease terms. Where the Offeror Parent Group is the lessee, rentals payable under operating leases net of any incentives received from the lessor are charged to the consolidated income statement on the straight-line basis over the lease terms.

Prepaid land lease payments under operating lease are initially stated at cost and subsequently recognised as an expense in the consolidated income statement on the straight-line basis over the lease terms of 50 years.

When the lease payments cannot be allocated reliably between the land and buildings elements, the entire lease payments are included in the cost of the land and buildings as a finance lease in property, plant and equipment.

Investments and other financial assets

Initial recognition and measurement

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables and available-for-sale investments, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Offeror Parent Group determines the classifications of its financial assets at initial recognition. When financial assets are recognised initially, they are measured at fair value plus transaction costs, except in the case of financial assets recorded at fair value through profit or loss.

All regular way purchases and sales of financial assets are recognised on the trade date, that is, the date that the Offeror Parent Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of sale in the near term. Derivatives, including separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments as defined by IAS 39.

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with positive net changes in fair value presented as other income and gains and negative net changes in fair value presented as finance costs in the consolidated income statement. These net fair value changes do not include any dividends or interest earned on these financial assets, which are recognised in accordance with the policies set out for “Revenue recognition” below.

Financial assets designated upon initial recognition at fair value through profit or loss are designated at their initial recognition date and only if the criteria under IAS 39 are satisfied.

The Offeror Parent Group evaluates its financial assets held for trading to determine whether the intention to sell them in the near term is still appropriate. When in rare circumstances the Offeror Parent Group is unable to trade these financial assets due to inactive markets and management’s intention to sell them in the foreseeable future significantly changes, the Offeror Parent Group may elect to reclassify them. The reclassification from financial assets at fair value through profit or loss to loans and receivables, available-for-sale financial assets or held-to-maturity investments depends on the nature of the asset. This evaluation does not affect any financial assets designated at fair value through profit or loss using the fair value option at designation, as these instruments cannot be reclassified after initial recognition.

Derivatives embedded in host contracts are accounted for as separate derivatives and recorded at fair value if their economic characteristics and risks are not closely related to those of the host contracts and the host contracts are not held for trading or designated at fair value though profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognised in the consolidated income statement. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables are subsequently measured at amortised cost using the effective interest rate method less any allowance for impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and includes fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation is included in interest income in the consolidated income statement. The loss arising from impairment is recognised in the consolidated income statement in finance costs for loans in other expenses for receivables.

Available-for-sale investments

Available-for-sale investments are non-derivative financial assets in listed and unlisted equity investments and debt securities. Equity investments classified as available for sale are those which are neither classified as held for trading nor designated at fair value through profit or loss. Debt securities in this category are those which are intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or in response to changes in market conditions.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

After initial recognition, available-for-sale investments are subsequently measured at fair value, with unrealised gains or losses recognised as other comprehensive income in the available-for-sale investment revaluation reserve until the investment is derecognised, at which time the cumulative gain and loss is recognised in the consolidated income statement in other income and gains, or until the investment is determined to be impaired when the cumulative gain or loss is reclassified from the available-for-sale investment revaluation reserve to the consolidated income statement in other expenses. Interest and dividends earned while holding the available-for-sale investments are reported as interest income and dividend income, respectively and are recognised in the consolidated income statement as “Other income and gains” in accordance with the policies set out for “Revenue recognition” below.

When the fair value of unlisted equity investments cannot be reliably measured because (a) the variability in the range of reasonable fair value estimates is significant for that investment or (b) the probabilities of the various estimates within the range cannot be reasonably assessed and used in estimating fair value, such investments are stated at cost less any impairment losses.

The Offeror Parent Group evaluates whether the ability and intention to sell its available-for-sale financial assets in the near term are still appropriate. When, in rare circumstances, the Offeror Parent Group is unable to trade these financial assets due to inactive markets and management’s intent to do so significantly changes in the foreseeable future, the Offeror Parent Group may elect to reclassify these financial assets. Reclassification to loans and receivables is permitted when the financial assets meet the definition of loans and receivables and the Offeror Parent Group has the intent and ability to hold these assets for the foreseeable future or to maturity. Reclassification to the held-to-maturity category is permitted only when the Offeror Parent Group has the ability and intent to hold until the maturity date of the financial asset.

For a financial asset reclassified from the available-for-sale category, the fair value carrying amount at the date of reclassification becomes its new amortised cost and any previous gain or loss on that asset that has been recognised in equity is amortised to the consolidated over the remaining life of the investment using the effective interest rate. Any difference between the new amortised cost and the maturity amount is also amortised over the remaining life of the asset using the effective interest rate. If the asset is subsequently determined to the impaired, then the amount recorded in equity is reclassified to the consolidated income statement.

Derecognition of financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognised when:

•	the rights to receive cash flows from the asset have expired; or

•

the Offeror Parent Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass-through” arrangement and either (a) the Offeror Parent Group has transferred substantially all the risks and rewards of the asset, or (b) the Offeror Parent Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Offeror Parent Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Offeror Parent Group’s continuing involvement in the asset. In that case, the Offeror Parent Group also recognises an associated liability. The transferred asset and associated liability are measured on a basis that reflects the rights and obligations that the Offeror Parent Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Offeror Parent Group could be required to repay.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Impairment of financial assets

The Offeror Parent Group assesses at the end of each reporting period whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortised cost

For financial assets carried at amortised cost, the Offeror Parent Group first assesses individually whether objective evidence of impairment exists for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Offeror Parent Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate (i.e., the effective interest rate computed at initial recognition). If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognised in the consolidated income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. Loans and receivables together with any associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the Offeror Parent Group.

If, in a subsequent period, the amount of the estimated impairment loss increases or decreases because of the event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other expenses in the consolidated income statement.

Assets carried at cost

If there is objective evidence that an impairment loss has been incurred on an unquoted equity instrument that is not carried at fair value because its fair value cannot be reliably measured, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset. Impairment losses on these assets are not reversed.

Available-for-sale investments

For available-for-sale investments, the Offeror Parent Group assesses at the end of each reporting period whether there is objective evidence that an investment or a group of investments is impaired.

If an available-for-sale financial asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortisation) and its current fair value, less any impairment loss previously recognised in the consolidated income statement, is removed from other comprehensive income and recognised in the consolidated income statement.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

In the case of equity investments classified as available for sale, objective evidence would include a significant or prolonged decline in the fair value of an investment below its cost. The determination of what is “significant” or “prolonged” requires judgement. “Significant” is evaluated against the original cost of the investment and “prolonged” against the period in which the fair value has been below its original cost. Where there is evidence of impairment, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognised in the consolidated income statement – is removed from other comprehensive income and recognised in the consolidated income statement. Impairment losses on equity instruments classified as available for sale are not reversed through the consolidated income statement. Increases in their fair value after impairment are recognised directly in other comprehensive income.

In the case of debt instruments classified as available for sale, impairment is assessed based on the same criteria as financial assets carried at amortised cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortised cost and the current fair value, less any impairment loss on that investment previously recognised in the consolidated income statement. Future interest income continues to be accrued based on the reduced carrying amount of the asset and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of interest income. Impairment losses on debt instruments are reversed through the consolidated income statement if the increase in fair value of the instruments can be objectively related to an event occurring after the impairment loss was recognised in the consolidated income statement.

Financial liabilities

Initial recognition and measurement

Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, loans and borrowings or as derivatives designated as hedging instruments in an effective hedge as appropriate. The Offeror Parent Group determines the classification of its financial liabilities at initial recognition.

All financial liabilities are recognised at fair value and, in the case of loans and borrowings, net of directly attributable transaction costs.

The Offeror Parent Group’s financial liabilities include trade and bills payables, other payables, financial guarantee contracts, interest-bearing bank loans, other loans, and other financial liabilities.

Subsequent measurement

The subsequent measurement of financial liabilities depends on their classification as follows:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by the Offeror Parent Group that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognised in the consolidated income statement. The net fair value gain or loss recognised in the consolidated income statement does not include any interest charged on these financial liabilities.

Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the date of initial recognition and only if the criteria in IAS 39 are satisfied.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Loans and borrowings

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost, using the effective interest method unless the effect of discounting would be immaterial, in which case they are stated at cost. Gains and losses are recognised in the consolidated income statement when the liabilities are derecognised as well as through the effective interest rate amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortisation is included in finance costs in the consolidated income statement.

Financial guarantee contracts

Financial guarantee contracts issued by the Offeror Parent Group are those contracts that require a payment to be made to reimburse the holder for a loss it incurs because the specified debtor fails to make a payment when due in accordance with the terms of a debt instrument. A financial guarantee contract is recognised initially as a liability at its fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantee. Subsequent to initial recognition, the Offeror Parent Group measures the financial guarantee contract at the higher of: (i) the amount of the best estimate of the expenditure required to settle the present obligation at the end of the reporting period; and (ii) the amount initially recognised less, when appropriate, cumulative amortisation.

Derecognition of financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled, or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference between the respective carrying amounts is recognised in the consolidated income statement.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Fair value of financial instruments

The fair value of financial instruments that are traded in active financial markets is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs. For financial instruments where there is no active market, fair value is determined using appropriate valuation techniques. Such techniques include using recent arm’s length market transactions; reference to the current market value of another instrument which is substantially the same; a discounted cash flow analysis; and option pricing model.

Derivative financial instruments

Initial recognition and subsequent measurement

The Offeror Parent Group uses derivative financial instruments to hedge certain business risks. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The fair value of commodity purchase contracts that meet the definition of a derivative under IAS 39 are recognised in the consolidated income statement as cost of sales. Commodity contracts that are entered into and continue to be held for the purpose of the receipt or delivery of a non-financial item in accordance with the Offeror Parent Group’s expected purchase, sale or usage requirements are held at cost.

Any gains or losses arising from changes in the fair value of derivatives are taken directly to the consolidated income statement, except for the effective portion of cash flow hedges, which is recognised in other comprehensive income.

Current versus non-current classification

Derivative instruments that are not designated as effective hedging instruments are classified as current or non-current or separated into current and non-current portions based on an assessment of the facts and circumstances (i.e., the underlying contracted cash flows):

•

Where the Offeror Parent Group expects to hold a derivative as an economic hedge (and does not apply hedge accounting) for a period beyond 12 months after the reporting date, the derivative is classified as non-current (or separated into current and non-current portions) consistent with the classification of the underlying item.

•	Embedded derivates that are not closely related to the host contract are classified consistent with the cash flows of the host contract.

•

Derivative instruments that are designated as, and are effective hedging instruments, are classified consistently with the classification of the underlying hedged item. The derivative instruments are separated into current portions and non-current portions only if a reliable allocation can be made.

Biological assets

Dairy cows

Dairy cows, including milkable cows, heifers and calves, are measured on initial recognition and at the end of the reporting period at their fair value less costs to sell, with any resultant gain or loss recognised in the consolidated income statement for the year in which it arises. Costs to sell are the incremental costs directly attributable to the disposal of an asset, mainly transportation cost and excluding finance costs and income taxes. The fair value of dairy cows is determined based on its present location and condition and is determined independently by a professional valuer.

The feeding costs and other related costs including the depreciation charge, utilities cost and consumables incurred for the raising of heifers and calves are capitalised, until such time as the heifers and calves begin to produce milk.

Agricultural produce

Milk

Agricultural produce represents milk. Milk is recognised at the point of harvest at its fair value less costs to sell. The fair value of milk is determined based on market prices in the local area.

Inventories

Inventories are stated at the lower of cost and net realisable value.

Costs incurred in bringing each product to its present location and conditions are accounted for as follows:

Raw materials	–	cost on a weighted average basis;

Finished goods	–	cost of direct materials and labour and a proportion of manufacturing overheads based on the normal operating capacity but excluding borrowing costs on a weighted average basis.

Net realisable value is the estimated selling price less any estimated costs to be incurred to completion and disposal.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Cash and cash equivalents

For the purpose of the consolidated statement of cash flows, cash and cash equivalents comprise cash on hand and demand deposits, and short term highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Offeror Parent Group’s cash management.

For the purpose of the statement of financial position, cash and cash equivalents comprise cash on hand and at banks, including term deposits, and assets similar in nature to cash, which are not restricted as to use.

Provisions

A provisions is recognised when the Offeror Parent Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognised for a provision is the present value at the end of the reporting period of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the consolidated income statement.

A contingent liability recognised in a business combination is initially measured at its fair value. Subsequently, it is measured at the higher of (i) the amount that would be recognised in accordance with the general guidance for provisions above; and (ii) the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with the guidance for revenue recognition.

Income tax

Income tax comprises current and deferred tax. Income tax relating to items recognised outside profit or loss is recognised outside profit or loss, either in other comprehensive income or directly in equity.

Current income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into considerations and practices prevailing in the countries in which the Offeror Parent Group operates.

Deferred income tax

Deferred tax is provided, using the liability method on temporary differences at the end of the reporting period between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

•

when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and a joint venture, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Deferred tax assets are recognised for all deductible temporary differences, the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses can be utilised, except:

•

when the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and a joint venture, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at the end of the reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at the end of the reporting period and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current income tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Government grants

Grants relating to biological assets

An unconditional government grant related to a biological asset measured at its fair value less costs to sell is recognised in the consolidated income statement when, and only when, the government grant becomes receivable. If a government grant related to a biological asset measured at its fair value less costs to sell is conditional, the Offeror Parent Group recognises the government grant in the consolidated income statement when, and only when, the conditions attaching to the government grant are met.

Other grants

Government grants are recognised at their fair value where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognised as income on a systematic basis over the periods that the costs, which it is intended to compensate, are expensed.

Where the grant relates to an asset, the fair value is credited to a deferred income account and is released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments or deducted from the carrying amount of the asset and released to the consolidated income statement by way of a reduced depreciation charge.

Where the Offeror Parent Group receives a non-monetary grant, the asset and the grant are recorded at the fair value of the non-monetary asset and released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments.

Where the Offeror Parent Group receives government loans granted with no or at a below-market rate of interest for the construction of a qualifying asset, the initial carrying amount of the government loans is determined using the effective interest rate method, as further explained in the accounting policy for “Financial liabilities” above. The benefit of the government loans granted with no or at a below-market rate of interest, which is the difference between the initial carrying value of the loans and the proceeds received, is treated as a government grant and released to the consolidated income statement over the expected useful life of the relevant asset by equal annual instalments.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Revenue recognition

Revenue is recognised when it is probable that the economic benefits will flow to the Offeror Parent Group and when the revenue can be measured reliably, on the following bases:

Sale of goods

Revenue is recognised when the significant risks and rewards of ownership of the goods have been transferred to the buyer, provided that the Offeror Parent Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold.

Rental income

Revenue is recognised on a time proportion basis over the lease terms.

Interest income

Revenue is recognised as interest accrues using the effective interest method by applying the rate that exactly discounts estimated future cash receipts over the expected life of the financial instrument or a shorter period, when appropriate, to the net carrying amount of the financial asset.

Dividends

Revenue is recognised when the shareholders’ right to receive the payment has been established.

Employee benefits

Retirement benefits

The Offeror Parent Group’s subsidiaries operating in the People’s Republic of China except for Hong Kong (“Mainland China”) participate in a central defined contribution retirement benefit plan managed by the local municipal government in the locations in which they operate. Contributions are made based on a percentage of the companies’ payroll costs and are charged to the consolidated income statement as they become payable in accordance with the rules of the central defined contribution retirement benefit plan.

The Offeror Parent also participates in the defined contribution Mandatory Provident Fund retirement benefit scheme (the “MPF Scheme”) in Hong Kong under the Mandatory Provident Fund Schemes Ordinance for the its employees. Contributions are made based on a percentage of the employees’ basic salaries and are charged to the consolidated income statement as they become payable in accordance with the rules of the MPF Scheme. The assets of the MPF Scheme are held separately from those of the Offeror Parent Group in an independently administered fund. The Offeror Parent Group’s employer contributions vest fully with the employees when contributed into the MPF Scheme.

Share-based payments

The Offeror Parent operates a share option scheme for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Offeror Parent Group’s operations. Employees (including directors) of the Offeror Parent Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (“equity-settled transactions”).

The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which they are granted. The fair value is determined by an external valuer using a binomial model, further details of which are given in note 45 to the financial statements.

The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period in which the performance and service conditions are fulfilled. The cumulative expense recognised for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Offeror Parent Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated income statement for the period represents the movement in cumulative expense recognised as at the beginning and end of that period.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

No expense is recognised for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition, which are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognised is the expense if the terms had not been modified, if the original terms of the award are met. An additional expense is recognised for any modification that increases the total fair value of the share-based payments or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. This includes any award where non-vesting conditions within the control of either the Offeror Parent Group or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, i.e., assets that necessarily take a substantial period of time to prepare for their intended use, are capitalised as a part of the cost of those assets. The capitalisation of such borrowing costs ceases when the assets are substantially ready for their intended use. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalised.

All other borrowing costs are recognised as expenses in the consolidated income statement in the period in which they are incurred.

Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Dividends

Final dividends proposed by the directors are classified as a separate allocation of retained earnings within the equity section of the statement of financial position, until they have been approved by the shareholders in a general meeting. When these dividends are approved by the shareholders and declared, they are recognised as a liability.

Interim dividends are simultaneously proposed and declared, because the Offeror Parent’s memorandum and articles of association grant the directors the authority to declare interim dividends. Consequently, interim dividends are recognised directly as a liability when they are proposed and declared.

Foreign currencies

Each entity in the Offeror Parent Group determines its own functional currency based on the assessment of its specific facts and circumstances. The Offeror Parent, established in the Cayman Islands, uses the Hong Kong dollar as its functional currency and the subsidiaries, established in the PRC, use the Renminbi (“RMB”) as their functional currency. As the Offeror Parent Group mainly operates in Mainland China, RMB is used as the presentation currency of the Offeror Parent Group. Foreign currency transactions recorded by the entities in the Offeror Parent Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognised in the consolidated income statement.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. The gain or loss arising on translation of a non-monetary item measured at fair value is treated in line with the recognition of the gain or loss on change in fair value of the item (i.e., translation difference on the item whose fair value gain or loss is recognised in other comprehensive income or the consolidated income statement is also recognised in other comprehensive income or the consolidated income statement, respectively).

As at the reporting date, the assets and liabilities of companies whose functional currency differs from the presentation currency are translated into the presentation currency of the Offeror Parent Group at the rates of exchange prevailing at the end of the reporting period and their income statements are translated at the weighted average exchange rates for the reporting period. The resulting exchange differences are recognised in other comprehensive income and accumulated in a separate component of equity. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in the consolidated income statement.

For the purpose of the consolidated statement of cash flows, the cash flows of overseas subsidiaries are translated into RMB at the exchange rates ruling at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the year are translated into RMB at the weighted average exchange rates for the year.

2.5	SIGNIFICANT ACCOUNTING JUDGEMENTS AND ESTIMATES

The preparation of the Offeror Parent Group’s financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amounts of the assets or liabilities affected in the future.

Judgements

In the process of applying the Offeror Parent Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Withholding tax arising from the distribution of dividends

The Offeror Parent Group’s determination as to whether to accrue for withholding taxes arising from the distributions of dividends from certain subsidiaries according to the relevant tax jurisdictions is subject to judgement on the timing of the payment of the dividends or on whether certain companies of the Offeror Parent Group is determined to be a Chinese resident enterprise by the PRC governing tax authorities in the future. Management considered that it is not probable that the Offeror Parent Group’s PRC subsidiaries will distribute profits earned on or after 1 January 2008 till the end of 2012 in the foreseeable future, and accordingly no additional provision for withholding tax was made in 2012. Where the final outcome of these matters is different from the amounts originally rewarded, the difference will impact the deferred tax provision in the period in which the differences realise.

Operating lease commitments – group as lessor

The Offeror Parent Group has entered into commercial leases on certain of its ranch facilities comprising plant and machinery included in the property, plant and equipment account. The Offeror Parent Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it retains all the significant risks and rewards of ownership of these properties which are leased out on operating leases.

Operating lease commitments – group as lessee

The Offeror Parent Group has entered into commercial leases on certain machinery. The Offeror Parent Group has determined, based on an evaluation of the terms and conditions of the arrangements, that it does not bear all the significant risks and rewards of ownership of these machinery and accounts for the contracts as operating leases.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Classification between investment properties and own-occupied properties

The Offeror Parent Group determines whether a property qualified as an investment property, and has developed criteria in making that judgement. Investment property is a property held to earn rentals or for capital appreciation or both. Therefore, the Offeror Parent Group considers whether a property generates cash flows largely independently of the other assets held by the Offeror Parent Group. Some properties comprise a portion that is held to earn rentals or for capital appreciation and another portion that is held for use in the production or supply of goods or services or for administrative purposes. If these portions could be sold separately or leased out separately under a finance lease, the Offeror Parent Group accounts for the portions separately. If the portions could not be sold separately, the property is an investment property only if an insignificant portion is held for use in the production or supply of goods or services or for administrative purposes. Judgement is made on an individual property basis to determine whether ancillary services are so significant that a property does not qualify as an investment property.

Estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below.

Impairment of goodwill

The Offeror Parent Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Offeror Parent Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. Details of goodwill are given in note 17 to the financial statements.

Impairment of non-financial assets (other than goodwill)

The Offeror Parent Group assesses whether there are any indicators of impairment for all non-financial assets at the end of each reporting period. Indefinite life intangible assets are tested for impairment annually and at other times when such an indicator exists. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. An impairment exists when the carrying value of an asset or a cash-generating unit exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The calculation of the fair value less costs to sell is based on available data from binding sales transactions in an arm’s length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash-generating unit and choose a suitable discount rate in order to calculate the present value of those cash flows.

Deferred tax assets

Deferred tax assets are recognised for all deductible temporary differences and all unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the unused tax losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and level of future taxable profits, which affects the probability of utilisation and the tax rate to be used in the calculations. Details of deferred tax assets are contained in note 23 to the financial statements.

Fair value of financial instruments

Where the fair value of financial assets and financial liabilities recorded in the consolidated statement of financial position cannot be derived from active markets, their fair value is determined using valuation techniques including the discounted cash flow model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. The judgements include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Impairment of available-for-sale investments

For available-for-sale financial investments, the Offeror Parent Group assesses at each reporting date whether there is objective evidence that an investment or a group of investments is impaired. In the case of equity investments classified as available-for-sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. The determination of what is ‘significant’ or ‘prolonged’ requires judgement. In making this judgement, the Offeror Parent Group evaluates, among other factors, historical share price movements and the duration or extent to which the fair value of an investment is less than its cost.

Impairment of trade and other receivables

The Offeror Parent Group determines the provision for impairment of trade and other receivables based on an assessment of the recoverability of the receivables. This assessment is based on the credit history of its customers and other debtors and the current market condition. Management reassesses the provisions at the end of each reporting period.

Fair value of contingent considerations

Contingent considerations, resulting from business combinations, are valued at fair value at the acquisition date as part of the business combinations. Where the contingent consideration meets the definition of a derivative and thus, a financial liability, it is subsequently remeasured to fair value at each reporting date. The determination of the fair value is based on discounted cash flows. The key assumptions take into consideration the probability of meeting each performance target and the discount factors.

Share-based payments

The Offeror Parent Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield and making assumptions about them. The assumptions and models used are disclosed in note 45 to the financial statements.

Useful lives, residual values and depreciation of property, plant and equipment

The Offeror Parent Group determines the estimated useful lives and related depreciation charges for its property, plant and equipment. This estimate is based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. The Offeror Parent Group will revise the depreciation charges where useful lives are different to those previously estimated, or it will write-off or write-down technically obsolete or non-strategic assets that have been abandoned or sold. Actual economic lives may differ from estimated useful lives; actual residual values may differ from estimated residual values. Periodic review could result in a change in depreciable lives and residual values and therefore depreciation expenses in the future periods.

Fair value of dairy cows

The Offeror Parent Group’s dairy cows are valued at fair value less costs to sell. The fair value of dairy cows is determined based on either the market-determined prices as at the end of the reporting period adjusted with reference to the species, age, growing condition, costs incurred and expected yield of the milk to reflect differences in characteristics and/or stages of growth of the dairy cows; or the present value of expected net cash flows from the dairy cows discounted at a current market-determined rate, when market-determined prices are unavailable; or the cost when appropriate. Any change in the estimates may affect the fair value of the dairy cows significantly. The independent qualified professional valuer and management review the assumptions and estimates periodically to identify any significant change in the fair value of dairy cows. Details of assumptions used are disclosed in note 25.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

3.	OPERATING SEGMENT INFORMATION

For management purposes, the Offeror Parent Group is organised into business units based on their products and services and has three reportable operating segments as follows:

•	Liquid milk products segment – manufacture and distribution of ultra-high temperature milk (“UHT milk”), milk beverages and yogurt;

•	Ice cream products segment – manufacture and distribution of ice cream; and

•	Other dairy products segment – mainly manufacture and distribution of milk powder.

Management monitors the results of the Offeror Parent Group’s operating segments separately for the purpose of making decisions about resources allocation and performance assessment. Segment performance is evaluated based on reportable segment profit/(loss), which is a measure of adjusted profit/(loss) before tax. The adjusted profit/(loss) before tax is measured consistently with the Offeror Parent Group’s profit/(loss) before tax except that interest income, finance costs, dividend income, as well as head office and corporate expenses are excluded from such measurement.

Segment assets exclude equity investments and other unallocated head office and corporate assets as these assets are managed on a group basis.

Segment liabilities exclude other unallocated head office and corporate liabilities as these liabilities are managed on a group basis.

Intersegment sales and transfers are transacted with reference to the selling prices used for sales made to third parties at the then prevailing market prices.

Year ended 31 December 2012

	Liquid		Other
	milk	Ice cream	dairy
	products	products	products	Total
	RMB’000	RMB’000	RMB’000	RMB’000

Segment revenue:
Sales to external customers	32,336,980	3,171,482	571,891	36,080,353
Intersegment sales	245,591	27,153	223,935	496,679

	32,582,571	3,198,635	795,826	36,577,032
Reconciliation:
Elimination of intersegment sales				(496,679)

Revenue				36,080,353

Segment results	1,830,740	39,048	(144,035)	1,725,753
Reconciliation:
Interest income				218,616
Finance costs				(41,754)
Share of profits and losses of associates				13,855
Unallocated corporate expenses				(231,436)

Profit before tax				1,685,034
Income tax expense				(245,476)

Profit for the year				1,439,558

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

	Liquid milk products	Ice cream products	Other dairy products	Total
	RMB’000	RMB’000	RMB’000	RMB’000

Segment assets	16,458,513	1,405,014	599,990	18,463,517
Reconciliation:
Elimination of intersegment receivables				(5,392,320)
Unallocated corporate assets				7,919,537

Total assets				20,990,734

Segment liabilities	10,988,647	816,066	675,978	12,480,691
Reconciliation:
Elimination of intersegment payables				(5,392,320)
Unallocated corporate liabilities				830,514

Total liabilities				7,918,885

Other segment information:
Depreciation and amortisation	851,104	90,441	27,085	968,630
Unallocated amounts				48,242

Total depreciation and amortisation				1,016,872

Capital expenditure	1,819,585	334,865	8,789	2,163,239
Unallocated amounts				103,291

Total capital expenditure				2,266,530

Impairment losses recognised in the consolidated income statement	31,396	418	2,021	33,835
Other non-cash expenses	21,273	3,277	(380)	24,170
Unallocated amounts				(4,998)

Total non-cash expenses				53,007

*	Capital expenditure consists of additions to property, plant and equipment, construction in progress, intangible assets, land use rights, biological assets, and assets from the acquisition of associates and subsidiaries.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Year ended 31 December 2011

	Liquid milk products	Ice cream products	Other dairy products	Total
	RMB’000	RMB’000	RMB’000	RMB’000

Segment revenue:
Sales to external customers	33,701,215	3,258,602	428,027	37,387,844
Intersegment sales	185,099	17,057	89,761	291,917

	33,886,314	3,275,659	517,788	37,679,761
Reconciliation:
Elimination of intersegment sales				(291,917)

Revenue				37,387,844

Segment results	2,026,108	31,181	(21,188)	2,036,101
Reconciliation:
Interest income				173,052
Finance costs				(60,942)
Share of profits and losses of associates				52,059
Unallocated corporate expenses				(139,640)

Profit before tax				2,060,630
Income tax expense				(276,081)

Profit for the year				1,784,549

Segment assets	14,940,212	1,613,604	343,248	16,897,064
Reconciliation:
Elimination of intersegment receivables				(4,756,443)
Unallocated corporate assets				8,061,064

Total assets				20,201,685

Segment liabilities	10,814,233	1,016,822	261,879	12,092,934
Reconciliation:
Elimination of intersegment payables				(4,756,443)
Unallocated corporate liabilities				816,374

Total liabilities				8,152,865

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

	Liquid		Other
	milk	Ice cream	dairy
	products	products	products	Total
	RMB’000	RMB’000	RMB’000	RMB’000

Other segment information:
Depreciation and amortisation	706,532	85,752	23,113	815,397
Unallocated amounts				48,140

Total depreciation and amortisation				863,537

Capital expenditure	2,393,609	230,444	7,260	2,631,313
Unallocated amounts				64,951

Total capital expenditure				2,696,264	*

Impairment losses recognised in the consolidated income statement	1,868	12,596	31	14,495
Other non-cash expenses	66,420	6,357	652	73,429
Unallocated amounts				100,112

Total non-cash expenses				188,036

*	Capital expenditure consists of additions to property, plant and equipment, construction in progress, intangible assets, land use rights, and assets from the acquisition of associates and subsidiaries.

Geographical information

a.	Revenue from external customers

Over 90% of the revenue is contributed by customers in Mainland China.

b.	Non-current assets

Over 90% of the Offeror Parent Group’s non-current assets are located in Mainland China.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

4.	REVENUE, OTHER INCOME AND GAINS

Revenue, being the turnover of the Offeror Parent Group, represents the net invoiced value of goods sold, after allowances for goods returns and trade discounts, and after eliminations of all significant intra-group transactions.

An analysis of the Offeror Parent Group’s revenue, other income and gains is as follows:

		2012	2011
	Notes	RMB’000	RMB’000

Revenue:
Sale of goods		36,080,353	37,387,844

Other income and gains:
Government grants related to
– Biological assets	(a)	7,000	—
– Other assets	(b)	19,056	17,257
– Income	(c)	136,544	59,488
Gain on deemed disposal of an associate		4,384	21,566
Gain on disposal of associates		50,635	—
Foreign exchange gains, net		—	143,693
Others		39,435	54,261

		257,054	296,265

		36,337,407	37,684,109

Notes:

(a)	These government grants are unconditional government subsidies paid in the form of cash by relevant government agencies for the purpose of supporting the Offeror Parent Group to purchase dairy cows.
(b)	The Offeror Parent Group has received certain government grants in the form of property, plant and equipment donations or cash donations to purchase items of property, plant and equipment. The grants are initially recorded as deferred income and amortised to match the depreciation charge of the underlying property, plant and equipment in accordance with the assets’ estimated useful lives (note 40).
(c)	The government grants in the form of cash donations have been received for the Offeror Parent Group’s contribution to the development of the local dairy products industry. There are no unfulfilled conditions or contingencies attaching to these grants.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

5.	OTHER EXPENSES

	2012	2011
	RMB’000	RMB’000

Write-off of inventories	4,828	6,258
Write-down of inventories to net realisable value	2,637	1,522
Loss on disposal of items of property, plant and equipment	6,035	8,502
Loss on disposal of biological assets	428	—
Donations	6,046	7,924
Provision for trade receivables and other receivables	31,198	12,973
Educational surcharges and city construction tax	134,944	143,005
Foreign exchange losss, net	289	—
Others	9,641	6,978

	196,046	187,162

6.	PROFIT BEFORE TAX

The Offeror Parent Group’s profit before tax is arrived at after charging:

	2012	2011
	RMB’000	RMB’000

Cost of inventories sold	27,024,074	27,788,961
Realised and unrealised fair value losses of derivative financial instruments, net (a)	1,712	6,731

Cost of sales	27,025,786	27,795,692

Employee benefit expense (excluding directors’ and chief executive’s remuneration as disclosed in note 7)
– Wages, salaries, housing benefits and other allowances	1,738,773	1,471,455
– Retirement benefit contributions	174,963	137,049
– Share-based payment expense (note 45)	16,508	136,620

	1,930,244	1,745,124

Depreciation of items of property, plant and equipment	993,853	839,264
Amortisation of land use rights	14,863	12,538
Amortisation of other intangible assets	8,156	11,735
Research and development costs – current year expenditure	55,401	54,787
Provision for trade receivables and other receivables	31,198	12,973
Minimum lease payments under operating leases on buildings and certain production equipment	212,739	153,082
Display space leasing fees	590,251	593,090
Auditors’ remuneration	4,220	4,140

(a)	Since 2011, the Offeror Parent Group has entered into various commodity futures contracts to manage its price exposure to future purchases of white sugar. A net fair value loss on derivative financial instruments of RMB1,712,000 (2011: RMB6,731,000) was charged to the consolidated income statement.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

7.	DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION

Directors’ and chief executive’s remuneration for the year, disclosed pursuant to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and Section 161 of the Hong Kong Companies Ordinance, is as follows:

	2012	2011
	RMB’000	RMB’000

Fees	1,062	1,010

Other emoluments
– Basic salaries, housing benefits, other allowances and benefits in kind	8,887	7,224
– Retirement benefit contributions	334	249

	10,283	8,483

		Fees	Basic salaries, housing benefits, other allowances and benefits in kind	Retirement benefit contributions	Total remuneration
	Notes	RMB’000	RMB’000	RMB’000	RMB’000

2012

Executive directors
– Ms. Sun Yiping	(a)	20	2,064	50	2,134
– Mr. Yang Wenjun	(a)	17	1,375	46	1,438
– Mr. Wu Jingshui		30	1,062	46	1,138
– Mr. Bai Ying		30	2,181	73	2,284
– Mr. Ding Sheng		30	1,845	73	1,948

Non-executive directors
– Mr. Ning Gaoning		100	—	—	100
– Mr. Yu Xubo		100	—	—	100
– Mr. Niu Gensheng		100	360	46	506
– Mr. Ma Jianping		100	—	—	100
– Mr. Fang Fenglei	(a)	58	—	—	58
– Mr. Ma Wangjun	(a)	33	—	—	33
– Mr. Tim Řrting Jřrgensen	(a)	42	—	—	42
– Mr. Finn S. Hansen	(a)	42	—	—	42

Independent non-executive directors
– Mr. Jiao Shuge	(b)	—	—	—	—
– Mr. Julian Juul Wolhardt	(b)	—	—	—	—
– Mr. Zhang Xiaoya		120	—	—	120
– Mr. Liu Fuchun		120	—	—	120
– Mr. Xie Tao	(a)	120	—	—	120

		1,062	8,887	334	10,283

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

		Fees	Basic salaries, housing benefits, other allowances and benefits in kind	Retirement benefit contributions	Total remuneration
	Notes	RMB’000	RMB’000	RMB’000	RMB’000

2011

Executive directors
– Mr. Yang Wenjun	(a)	30	2,425	43	2,498
– Mr. Wu Jingshui		30	1,069	43	1,142
– Mr. Bai Ying		30	2,108	53	2,191
– Mr. Ding Sheng		30	1,185	67	1,282

Non-executive directors
– Mr. Ning Gaoning		100	—	—	100
– Mr. Niu Gensheng		30	437	43	510
– Mr. Jiao Shuge	(b)	—	—	—	—
– Mr. Julian Juul Wolhardt	(b)	—	—	—	—
– Mr. Yu Xubo		100	—	—	100
– Mr. Ma Jianping		100	—	—	100
– Mr. Fang Fenglei	(a)	100	—	—	100
– Mr. Ma Wangjun	(a)	100	—	—	100

Independent non-executive directors
– Mr. Zhang Julin	(a)	50	—	—	50
– Mr. Zhang Xiaoya		120	—	—	120
– Mr. Liu Fuchun		120	—	—	120
– Mr. Xie Tao	(a)	70	—	—	70

		1,010	7,224	249	8,483

Notes:

a.	Mr. Zhang Julin and Mr. Ma Wangjun resigned as directors on 10 June 2011 and 12 April 2012, respectively. Mr. Yang Wenjun and Mr. Fang Fenglei resigned as directors on 30 July 2012. Mr. Xie Tao and Ms. Sun Yiping were appointed as directors on 10 June 2011 and 12 April 2012, respectively. Mr. Tim Ørting Jørgensen and Mr. Finn S. Hansen were appointed as directors on 30 July 2012.
b.	During 2012, the two directors agreed to waive their entitlements to directors’ fees totalling RMB230,000 (2011: RMB200,000) for the year. Other than the aforementioned, there was no arrangement under which a director waived or agreed to waive any remuneration during the year.
c.

During the year, certain directors were granted share options in respect of their services to the Offeror Parent Group under the share option scheme of the Offeror Parent, further details of which are set out in note 45 to the financial statements. In accordance with IFRS 2, share option benefits represent the fair value at the grant date of the share options issued under the share option scheme of the Offeror Parent amortised to the consolidated income statement during the year disregarding whether the options have been vested/exercised or not. During the year, the share option benefits relating to the share options granted to Mr. Wu Jingshui, Mr. Bai Ying and

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Mr. Ding Sheng were approximately RMB2,787,000 (2011: RMB4,298,000), RMB3,035,000 (2011: RMB8,448,000) and RMB3,832,000 (2011: RMB5,223,000), respectively. In addition, there was a reversal of share-based payment expenses of RMB6,990,000 relating to the share options granted to Mr. Yang Wenjun in prior years but lapsed in the current year as a result of his resignation in July 2012 (2011: expenses charged in the consolidated income statement: RMB18,952,000). Share option benefits relating to the share options granted to the directors are not included in the above analysis.

Four (2011: four) of the five highest paid individuals were directors whose emoluments have been shown above. Details of emoluments paid to the remaining one (2011: one) non-director, highest paid individual, who is a senior executive, for the year was as follows:

	2012	2011
	RMB’000	RMB’000

Basic salaries, housing benefits, other allowances and benefits in kind	1,788	1,715
Retirement scheme contributions	73	67

	1,861	1,782

The number of non-director, highest paid employees whose remuneration fell within the following band is as follows:

	Number of employees
	2012	2011

HK$2,000,001 to HK$2,500,000	1	1

	1	1

During the year, share options were granted to one (2011: one) non-director, highest paid employee in respect of her services to the Offeror Parent Group, further details of which are set out in note 45 to the financial statements. During the year, the share option benefits relating to the share options granted to the non-director, highest paid employee was approximately RMB1,942,000 (2011: RMB2,319,000) in aggregate. The share option benefits relating to the share options granted to this non-director, highest paid employee is not included in the above analysis.

8.	FINANCE COSTS

An analysis of finance costs is as follows:

	2012	2011
	RMB’000	RMB’000

Interest on long term payables	15,913	9,846
Interest on bank loans wholly repayable within five years	21,014	46,540
Increase in discounted amounts of contingent consideration arising from the passage of time	4,827	4,556

	41,754	60,942

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

9.	INCOME TAX EXPENSE

Hong Kong profits tax has not been provided as the Offeror Parent Group had no assessable profits arising in Hong Kong during the year. The tax charge represents the provision for the PRC corporate income tax (“CIT”) and deferred tax for the year.

Under the Law of the People’s Republic of China on Corporate Income Tax (“PRC CIT law”), except for certain preferential treatment available to eighteen (2011: sixteen) of the Offeror Parent Group’s subsidiaries and a jointly-controlled entity, the entities within the Offeror Parent Group are subject to CIT at a rate of 25% (2011: 25%) on the taxable income as reported in their statutory accounts which are prepared in accordance with the PRC accounting standards and financial regulations.

	2012	2011
	RMB’000	RMB’000

Current income tax
Current income tax charge	255,739	260,330
Adjustments recognised in the year for current tax of prior years	(4,919)	1,440
Deferred income tax
Relating to origination and reversal of tax losses and temporary differences (note 23)	(5,344)	14,311

	245,476	276,081

A reconciliation of the income tax expense applicable to profit before tax at the statutory income tax rate to the income tax expense at the Offeror Parent Group’s effective income tax rate for the year is as follows:

		2012	2011
	Notes	RMB’000	RMB’000

Profit before tax		1,685,034	2,060,630

At CIT rate of 25% (2011: 25%)		421,259	515,157

Non-deductible items and others, net		4,645	17,352
Adjustment recognised in the year for current tax of prior years		(4,919)	1,440
Effect of preferential tax rates	(a)	(65,011)	(102,931)
Effect of tax exemptions	(a)	(124,537)	(132,691)
Tax losses not recognised		34,821	13,566
Utilisation of previously unrecognised tax credits		(20,782)	(35,812)

At the effective income tax rate of 14.6% (2011: 13.4%)		245,476	276,081

Notes:

(a)

Eighteen (2011: sixteen) subsidiaries and a jointly-controlled entity were subject to tax concessions in 2012. The total taxable profits of the subsidiaries that are subject to tax concessions amounted to approximately RMB723,966,000 (2011: RMB541,960,000) in aggregate. Out of the eighteen subsidiaries, nine (2011: six) were granted tax concessions by the state tax bureau in accordance with the PRC CIT law and the corresponding transitional tax concession policy and “The notice of tax policies relating to the implementation of the western China development

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

strategy.” Fifteen (2011: thirteen) subsidiaries were granted tax concessions in accordance with the policy of “The notice of preferential tax policy for preliminary processing of agriculture products”.
(b)	The share of tax attributable to associates amounting to approximately RMB8,613,000 (2011: RMB17,447,000) is included in the share of profits and losses of associates on the face of the consolidated income statement.

10.	DIVIDENDS

		2012	2011
	Notes	RMB’000	RMB’000

Declared and paid during the year

Equity dividends on ordinary shares		350,009	279,233

Proposed for approval at the AGM

Equity dividends on ordinary shares: Proposed final – RMB0.16 (2011: 0.198) per ordinary share	(a)/(b)	282,917	349,953

Notes:

a.	The proposed final dividend for the year is subject to the approval of the Offeror Parent’s shareholders at the forthcoming Annual General Meeting (the “AGM”). This dividend was not recognised as a liability in the consolidated financial statements as at 31 December 2012 but was reflected as an appropriation of retained earnings for the year ending 31 December 2013.
b.	The proposed final dividend for the year is appropriated from the undistributed profit earned before 1 January 2008.

11.	EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE OFFEROR PARENT

The basic earnings per share for the year is calculated by dividing the profit for the year attributable to ordinary equity holders of the Offeror Parent by the weighted average number of ordinary shares outstanding during the year.

The diluted earnings per share was calculated by dividing the profit for the year attributable to ordinary equity holders of the Offeror Parent by the weighted average number of ordinary shares in issue during that year, as used in the basic earnings per share calculation, and the weighted average number of ordinary shares assumed to have been issued at no consideration on the deemed exercise of all share options during the year pursuant to the contingent ordinary share provision in IAS 33 Earnings per Share.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

A reconciliation of the weighted average number of shares used in calculating the basic and diluted earnings per share amount is as follows:

	2012 Number of shares	2011 Number of shares
	’000	’000

Weighted average number of ordinary shares for the purpose of the basic earnings per share calculation	1,767,801	1,750,820

Weighted average number of ordinary shares, assuming issued at no consideration on the deemed exercise of all share options during the year	165	5,728

Weighted average number of ordinary shares for the purpose of the diluted earnings per share calculation	1,767,966	1,756,548

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

12.	PROPERTY, PLANT AND EQUIPMENT

Movements of the Offeror Parent Group’s property, plant and equipment during the year are as follows:

	Buildings and structures	Plant and Machinery	Office equipment	Motor vehicles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2012, net of accumulated depreciation	2,326,945	4,245,648	195,909	38,037	6,806,539
Acquisition of a subsidiary (note 46)	8,323	5,784	148	15	14,270
Additions	192,498	307,299	107,273	20,977	628,047
Transfers from construction in progress (note 13)	457,579	998,385	12,835	5,598	1,474,397
Disposals	(1,066)	(33,584)	(1,862)	(974)	(37,486)
Depreciation provided during the year	(158,273)	(753,963)	(68,749)	(12,868)	(993,853)

At 31 December 2012, net of accumulated depreciation	2,826,006	4,769,569	245,554	50,785	7,891,914

At 1 January 2012
Cost	2,937,279	7,547,572	427,662	88,157	11,000,670
Accumulated depreciation	(610,334)	(3,301,924)	(231,753)	(50,120)	(4,194,131)

Net carrying amount	2,326,945	4,245,648	195,909	38,037	6,806,539

At 31 December 2012
Cost	3,598,090	8,768,330	533,117	101,762	13,001,299
Accumulated depreciation	(772,084)	(3,998,761)	(287,563)	(50,977)	(5,109,385)

Net carrying amount	2,826,006	4,769,569	245,554	50,785	7,891,914

At 1 January 2011, net of accumulated depreciation	1,722,074	3,468,268	157,939	32,104	5,380,385
Acquisition of a subsidiary (note 46)	16,065	25,850	1,521	244	43,680
Additions	102,097	693,933	79,876	12,833	888,739
Transfers from construction in progress (note 13)	603,541	722,168	15,063	3,721	1,344,493
Disposals	(561)	(9,539)	(923)	(471)	(11,494)
Depreciation provided during the year	(116,271)	(655,032)	(57,567)	(10,394)	(839,264)

At 31 December 2011, net of accumulated depreciation	2,326,945	4,245,648	195,909	38,037	6,806,539

At 1 January 2011
Cost	2,207,809	6,139,155	347,408	72,540	8,766,912
Accumulated depreciation	(485,735)	(2,670,887)	(189,469)	(40,436)	(3,386,527)

Net carrying amount	1,722,074	3,468,268	157,939	32,104	5,380,385

At 31 December 2011
Cost	2,937,279	7,547,572	427,662	88,157	11,000,670
Accumulated depreciation	(610,334)	(3,301,924)	(231,753)	(50,120)	(4,194,131)

Net carrying amount	2,326,945	4,245,648	195,909	38,037	6,806,539

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

(a)	All of the Offeror Parent Group’s buildings are located in Mainland China.
(b)	Certain property, plant and equipment of the Offeror Parent Group with a net book value of approximately RMB271,327,000 (2011: RMB345,261,000) and RMB8,047,000 (2011: RMB31,958,000) have been pledged to secure the long term payables and short term bank loans, respectively, details of which are set out in notes 39 and 37 to the financial statements.
(c)	The Offeror Parent Group leases its ranch facilities included in property, plant and equipment with a net book value of approximately RMB233,971,000 (2011: RMB185,243,000) to certain dairy farm companies under operating lease arrangements, with lease terms ranging from five to six years (note 49(a)).

Movements of the Offeror Parent’s property, plant and equipment during the year, which comprise only office equipment, are as follows:

	Offeror Parent
	2012	2011
	RMB’000	RMB’000

At 1 January, net of accumulated depreciation	28	17
Additions	363	21
Depreciation provided during the year	(49)	(10)

At 31 December, net of accumulated depreciation	342	28

At 1 January
Cost	188	167
Accumulated depreciation	(160)	(150)

Net carrying amount	28	17

At 31 December
Cost	463	188
Accumulated depreciation	(121)	(160)

Net carrying amount	342	28

13.	CONSTRUCTION IN PROGRESS

Movements of the Offeror Parent Group’s construction in progress, all of which are located in Mainland China, are as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Carrying amount at beginning of year	887,103	535,104
Acquisition of a subsidiary (note 46)	45	10,994
Additions during the year	1,189,527	1,705,881
Transfers to property, plant and equipment (note 12)	(1,474,397)	(1,344,493)
Transfers to land use rights (note 14)	—	(15,003)
Transfers to other intangible assets (note 16)	(5,466)	(5,380)

Carrying amount at end of year	596,812	887,103

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

14.	LAND USE RIGHTS

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Carrying amount at beginning of year	597,806	495,052
Acquisition of a subsidiary (note 46)	5,448	6,179
Additions during the year	236,696	94,110
Transfers from construction in progress (note 13)	—	15,003
Amortisation provided during the year	(14,863)	(12,538)

Carrying amount at end of year	825,087	597,806

Current portion included in prepayments and deposits undercurrent assets (note 29)	17,644	12,799
Non-current portion	807,443	585,007

	825,087	597,806

(a)	The leasehold land is held under a long term lease of 50 years and is situated in Mainland China.
(b)	Certain land use rights of the Offeror Parent Group with a net book value of approximately RMB2,530,000 (2011: RMB2,595,000) have been pledged to secure the short term bank loans of the Offeror Parent Group, details of which are set out in note 37 to the financial statements.

15.	GOODWILL

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Carrying amount at 1 January	482,436	451,613
Acquisition of a subsidiary (note 46)	—	30,823

Carrying amount at 31 December	482,436	482,436

During 2012, the Offeror Parent Group acquired a 100% equity interest in Shijiazhuang Taihang Dairy Co., Ltd. (“Taihang”). The business acquisition did not give rise to any goodwill.

During 2011, the Offeror Parent Group acquired an additional 41.66% equity interest in Shijiazhuang Junlebao Leshi Dairy Co., Ltd. (“Leshi”). The business acquisition gave rise to goodwill of RMB30,823,000. Further details of the acquisition are included in note 46 to the financial statements.

As at 31 December 2012 and 2011, the goodwill was tested for impairment (note 17).

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

16.	OTHER INTANGIBLE ASSETS

Movements of the Offeror Parent Group’s other intangible assets are as follows:

	Patents
	and		Computer
	licences	Trademarks	software	Others	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(a)		(b)

Cost at 1 January 2012, net of accumulated amortisation	3,819	182,499	35,952	2,617	224,887
Acquisition of a subsidiary (note 46)	—	—	30	—	30
Additions	251	—	3,499	—	3,750
Transfers from construction inprogress (note 13)	—	—	5,466	—	5,466
Amortisation provided during the year	(522)	(1,560)	(5,413)	(661)	(8,156)

At 31 December 2012	3,548	180,939	39,534	1,956	225,977

At 31 December 2012
Cost	6,664	189,909	58,843	9,503	264,919
Accumulated amortisation	(3,116)	(8,970)	(19,309)	(7,547)	(38,942)

Net carrying amount	3,548	180,939	39,534	1,956	225,977

Cost at 1 January 2011, net of accumulated amortisation	1,062	184,059	27,936	8,451	221,508
Acquisition of a subsidiary (note 45)	2,938	—	—	—	2,938
Additions	—	—	6,796	—	6,796
Transfers from construction inprogress (note 13)	—	—	5,380	—	5,380
Amortisation provided during the year	(181)	(1,560)	(4,160)	(5,834)	(11,735)

At 31 December 2011	3,819	182,499	35,952	2,617	224,887

At 31 December 2011
Cost	6,413	189,909	49,904	9,503	255,729
Accumulated amortisation	(2,594)	(7,410)	(13,952)	(6,886)	(30,842)

Net carrying amount	3,819	182,499	35,952	2,617	224,887

(a)	There were two trademarks: a trademark acquired in 2007 at a cost of RMB15,690,000, which was stated at cost less any impairment losses and was amortised on the straight-line basis over its estimated useful life of 10 years; a trademark acquired as part of a business combination in 2010 at RMB174,219,000, which was regarded as having an indefinite useful life because the trademarked product is expected to generate net cash inflows indefinitely. As at 31 December 2012 and 2011, the trademark was tested for impairment (note 17).
(b)	Others mainly represented the exclusive right of milk supply, distribution channels and a right to receive dividends acquired as part of a business combination in 2010 at RMB5,982,000, RMB2,195,000 and RMB1,326,000, respectively. Their useful lives ranged from six months to 10 years.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

17.	IMPAIRMENT TESTING OF GOODWILL AND TRADEMARKS WITH INDEFINITE LIVES

Goodwill acquired through business combinations and trademarks with indefinite lives have been allocated to the following cash-generating units (the “CGUs”) for impairment testing:

•	liquid milk products excluding CGU of Shijiazhuang Junlebao Dairy Co., Ltd. (“Junlebao”);

•	ice cream products CGU;

•	other dairy products CGU; and

•	Junlebao CGU.

The carrying amounts of goodwill and trademarks with indefinite useful lives allocated to each of the cash generating units are as follows:

	Liquid milk products excluding Junlebao		Ice cream products		Other dairy products		Junlebao		Total
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Goodwill	167,433	167,433	23,865	23,865	7,845	7,845	283,293	283,293	482,436	482,436
Trademarks	—	—	—	—	—	—	174,219	174,219	174,219	174,219

	167,433	167,433	23,865	23,865	7,845	7,845	457,512	457,512	656,655	656,655

The recoverable amount of each CGU has been determined based on a value in use calculation using cash flow projections based on financial budgets or forecasts approved by senior management covering a five-year period. The growth rates used to extrapolate the cash flows beyond the five-year period are based on the estimated growth rate of each unit taking into account the industry growth rate, past experience and the medium or long term growth target of each CGU. The growth rates for these CGUs are higher than the respective average industry growth rates. Senior management believes such growth rates are justified because:

•	the growth rates of these CGUs have significantly exceeded those in the market in the past years;

•	the new product launch and new market expansion have been successful in the past;

•	market share grew continuously in the past years due to strong brand equity and marketing capability; and

•	expertise on product innovation, portfolio enhancement and marketing will be further leveraged.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The discount rates applied to cash flow projections and the growth rates used to extrapolate cash flows beyond the five-year period are as follows:

	Discount rate		Growth rate
	2012	2011	2012	2011

Liquid milk products excluding Junlebao CGU	13.18%	13.93%	4.0%	4.0%
Ice cream products CGU	13.19%	14.03%	3.0%	3.0%
Other dairy products CGU	13.06%	13.82%	4.0%	4.0%
Junlebao CGU	15.74%	15.44%	4.0%	4.0%

Assumptions were used in the value in use calculation of each CGU. The following describes each key assumption on which management has based its cash flow projections to undertake impairment testing of goodwill:

a)	Budgeted gross margins – The basis used to determine the value assigned to the budgeted gross margins is the average gross margin achieved in the year immediately before the budget year, adjusted for expected efficiency improvements and expected increase in production costs.

b)	Discount rates – The discount rates used are before tax and reflect specific risks relating to the relevant CGUs.

c)	Raw materials price fluctuation – Reference is made to the actual data of the past year of countries from where raw materials are sourced.

The values assigned to key assumptions are consistent with external information sources.

In the opinion of the Offeror Parent’s directors, any reasonably possible change in the key assumptions on which the recoverable amount is based would not cause the cash-generating unit’s carrying amount to exceed its recoverable amount.

18.	LOANS TO A SUBSIDIARY

The loans to a subsidiary included in the Offeror Parent’s non-current assets of RMB2,657,176,000 (2011: RMB2,656,684,000) are unsecured and repayable within twenty years. The annual interest rates had been made by reference to the Hong Kong Interbank Offered Rate. The carrying amount of the loans to a subsidiary approximates to their fair value.

19.	INVESTMENTS IN SUBSIDIARIES

	Offeror Parent
	2012	2011
	RMB’000	RMB’000

Unlisted shares, at cost	4,366,994	4,302,622
Loans to a subsidiary	741,197	741,060

	5,108,191	5,043,682

Loans to a subsidiary included in the investments in subsidiaries above are unsecured, interest-free and have no fixed terms of repayment. In the opinion of the directors, the loans are considered as quasi-equity loans to the subsidiary. The carrying amount of the loans to a subsidiary approximates to their fair value.

APPENDIX IV FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

Details of the Offeror Parent's principal subsidiaries at 31 December 2012 are set out below:

Name	Date of incorporation/ registration and operations*	Issued/ registered share capital	Percentage of equity interest attributable to the Offeror Parent		Principal activities
			Direct	Indirect	
China Dairy Holdings (i)	5 June 2002	US$214	100%	–	Investment holding
China Dairy (Mauritius) Limited (i)	15 June 2002	US$100	–	100%	Investment holding
China Mengniu Investment Company Limited (i) (中國蒙牛投資有限公司)	11 April 2011	HK$1,000	100%	–	Investment holding
Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu") (iii) (內蒙古蒙牛乳業(集團)股份有限公司)	18 August 1999	RMB1,504,290,870	8.97%	84.32%	Manufacture and sale of dairy products
Beijing Mengniu Dairy Co., Ltd. (i) (ii) (iv) (北京蒙牛乳製品有限責任公司)	4 July 2000	RMB500,000	–	48.51%	Packaging and sale of dairy products
Inner Mongolia Mengniu Founding Industry Management Co., Ltd. (i) (ii) (內蒙古蒙牛方鼎產業管理有限責任公司)	9 February 2002	RMB45,000,000	–	93.29%	Investment holding
Mengniu Dairy (Wulanhaote) Co., Ltd. (i) (ii) (蒙牛乳業(烏蘭浩特)有限責任公司)	18 June 2002	RMB60,000,000	–	93.29%	Manufacture and sale of dairy products
Inner Mongolia Mengniu Dairy Keerqin Co., Ltd. (i) (ii) (內蒙古蒙牛乳業科爾沁有限責任公司)	19 June 2002	RMB100,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy (Dangyang) Co., Ltd. (i) (ii) (蒙牛乳業(當陽)有限責任公司)	7 November 2002	RMB42,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy (Beijing) Co., Ltd. (i) (iii) (蒙牛乳業(北京)有限責任公司)	11 November 2002	RMB120,000,000	26.70%	68.38%	Manufacture and sale of dairy products
Jinhua Mengniu Fronzen Food Co., Ltd. (Former name: Jinhua Mengniu Dairy Co., Ltd.) (i) (ii) (iv) (金華蒙牛冷凍食品有限公司(原名：金華蒙牛乳業有限公司))	19 February 2003	RMB500,000	–	47.58%	Manufacture and sale of dairy products
Mengniu Dairy (Shenyang) Co., Ltd. (i) (iii) (蒙牛乳業(瀋陽)有限責任公司)	4 December 2003	RMB100,000,000	26.05%	68.99%	Manufacture and sale of dairy products
Beijing Mengniu Hongda Dairy Co., Ltd. (i) (ii) (iv) (北京蒙牛宏達乳製品有限責任公司)	12 September 2002	RMB20,000,000	–	48.51%	Packaging and sale of dairy products
Inner Mongolia Mengniu Dairy Baotou Co., Ltd. (i) (iii) (內蒙古蒙牛乳業包頭有限責任公司)	9 January 2003	RMB30,000,000	26.40%	68.66%	Manufacture and sale of dairy products
Mengniu Dairy (Dengkou Bayan Gaole) Co., Ltd. (i) (ii) (蒙牛乳業(磴口巴彥高勒)有限責任公司)	13 July 2003	RMB70,000,000	–	93.29%	Manufacture and sale of dairy products
Inner Mongolia Mengniu Dairy (Group) Shanxi Dairy Co., Ltd. (i) (ii) (內蒙古蒙牛乳業(集團)山西乳業有限公司)	14 July 2003	RMB10,000,000	–	83.96%	Manufacture and sale of dairy products
Mengniu Dairy (Jiaozuo) Co., Ltd. (i) (ii) (蒙牛乳業(焦作)有限公司)	6 November 2003	RMB170,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy Taian Co., Ltd. (i) (iii) (蒙牛乳業泰安有限責任公司)	18 November 2003	RMB110,000,000	26.03%	69.01%	Manufacture and sale of dairy products
Mengniu Dairy (Luannan) Co., Ltd. (i) (iii) (蒙牛乳業(灤南)有限責任公司)	31 March 2004	RMB56,000,000	26.06%	68.98%	Manufacture and sale of dairy products

– IV-60 –

APPENDIX IV

FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

Name	Date of incorporation/ registration and operations*	Issued/ registered share capital	Percentage of equity interest attributable to the Offeror Parent Direct	Percentage of equity interest attributable to the Offeror Parent Indirect	Principal activities
Mengniu Dairy (Tangshan) Co., Ltd. (i) (iii) (蒙牛乳業（唐山）有限責任公司)	31 March 2004	RMB70,000,000	26.05%	68.99%	Manufacture and sale of dairy products
Mengniu Dairy (Maanshan) Co., Ltd. (i) (ii) (蒙牛乳業（馬鞍山）有限責任公司)	4 February 2005	RMB355,000,000	–	93.29%	Manufacture and sale of dairy products
Hubei Frealth Dairy Co., Ltd. (i) (iii) (蒙牛（武漢）友芝友乳業有限公司)	6 January 2006	RMB120,000,000	–	93.29%	Manufacture and sale of dairy products
Inner Mongolia Mengniu Hi-tech Dairy Co., Ltd. (i) (ii) (內蒙古蒙牛高科乳業有限公司)	2 August 2006	RMB150,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy (Tai Yuan) Co., Ltd. (i) (ii) (蒙牛乳業（太原）有限公司)	13 April 2006	RMB116,670,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy (Shangzhi) Co., Ltd. (i) (ii) (蒙牛乳業（尚志）有限責任公司)	10 June 2005	RMB80,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy (Chabei) Co., Ltd. (i) (ii) (蒙牛乳業（察北）有限公司)	15 June 2005	RMB30,000,000	–	72.77%	Manufacture and sale of dairy products
Mengniu Dairy (Baoji) Co., Ltd. (i) (iii) (蒙牛乳業（寶雞）有限公司)	1 November 2005	RMB96,840,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy (Baoding) Co., Ltd. (i) (ii) (蒙牛乳業（保定）有限公司)	22 January 2007	RMB62,000,000	–	93.29%	Manufacture and sale of dairy products
Beijing Mengniu Cheese Co., Ltd. (i) (ii) (北京蒙牛奶酪有限公司)	23 May 2007	RMB5,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy Meishan Co., Ltd. (i) (ii) (蒙牛乳業眉山有限公司)	29 August 2007	RMB60,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Saibei Dairy Co., Ltd. (i) (iii) (蒙牛塞北乳業有限公司)	29 August 2007	RMB67,121,418	26%	69.03%	Manufacture and sale of dairy products
Mengniu Dairy (Qiqihaer) Co., Ltd. (i) (iii) (蒙牛乳業（齊齊哈爾）有限公司)	23 November 2007	RMB75,000,000	26%	69.03%	Manufacture and sale of dairy products
Mengniu Dairy (Qingyuan) Co., Ltd. (i) (ii) (蒙牛乳業（清遠）有限公司)	25 September 2009	RMB120,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy (Suqian) Co., Ltd. (i) (ii) (蒙牛乳業（宿遷）有限公司)	20 September 2010	RMB110,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy (Tianjin) Co., Ltd. (i) (iii) (蒙牛乳業（天津）有限公司)	9 July 2010	RMB134,000,000	26%	69.03%	Manufacture and sale of dairy products
Mengniu Dairy (Yinchuan) Co., Ltd. (i) (ii) (蒙牛乳業（銀川）有限公司)	27 July 2010	RMB210,000,000	–	93.29%	Manufacture and sale of dairy products
Mengniu Dairy Hehe Investment Co., Ltd. (i) (ii) (蒙牛乳業（禾和）有限公司)	29 November 2010	RMB200,000,000	–	93.29%	Investment holding
Mengniu Dairy (Hengshui) Co., Ltd. (i) (iii) (蒙牛乳業（衡水）有限公司)	16 May 2011	RMB150,000,000	26%	69.03%	Manufacture and sale of dairy products
Baoding Mengniu Beverage Co., Ltd. (i) (iii) (保定蒙牛飲料有限公司)	17 May 2011	RMB80,000,000	26%	69.03%	Manufacture and sale of dairy products
Mengniu Dairy (Jinhua) Co., Ltd. (i) (iii) (蒙牛乳業（金華）有限公司)	31 December 2011	RMB172,458,007	26.06%	68.98%	Research and development of dairy products
Sichuan Mengniu Dairy Co., Ltd. (i) (ii) (四川蒙牛乳業有限公司)	1 April 2012	RMB5,000,000	–	93.29%	Manufacture and sale of dairy products
Xinjiang Mengniu Dairy Co., Ltd. (i) (ii) (新疆蒙牛乳業有限公司)	13 February 2012	RMB10,000,000	–	93.29%	Packaging and sale of dairy products
Beijing Fangshan Mengniu Dairy Co., Ltd. (i) (ii) (北京房山蒙牛乳業有限公司)	5 September 2012	RMB50,000,000	–	93.29%	Technology development

– IV-61 –

APPENDIX IV | FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

Name	Date of incorporation/ registration and operations*	Issued/ registered share capital	Percentage of equity interest attributable to the Offeror Parent Direct	Indirect	Principal activities
Arla Foods Dairy Products Imp. & Exp. Co., Ltd. (i) (ii) (愛氏晨曦乳製品進出口有限公司)	16 August 2012	RMB50,000,000	–	93.29%	Packaging and sale of dairy products
Chengdu Founding Sales Dairy Co., Ltd. (i) (ii) (成都方鼎乳品銷售有限公司)	25 November 2012	RMB7,000,000	–	93.29%	Packaging and sale of dairy products
Inner Mongolia Fuyuan Farming Co., Ltd. (i) (ii) (內蒙古富源牧業有限責任公司)	17 February 2012	RMB100,000,000	–	93.29%	Dairy farming
Wuzhong Nuogan Farming Co., Ltd. (i) (ii) (吳忠市諾幹養殖有限責任公司)	24 July 2012	RMB20,000,000	–	93.29%	Dairy farming
Inner Mongolia Saihan Fuyuan Huasheng Farming Co., Ltd. (i) (ii) (內蒙古賽罕區富源華聖牧業有限責任公司)	23 August 2012	RMB25,000,000	–	93.29%	Dairy farming
Inner Mongolia Tuoketuo Fuyuan Huatai Farming Co., Ltd. (i) (ii) (內蒙古托克托縣富源華泰牧業有限責任公司)	23 August 2012	RMB50,000,000	–	93.29%	Dairy farming
Suqian Nuogan Farming Co., Ltd. (i) (ii) (宿遷諾幹牧業有限責任公司)	29 July 2011	RMB55,000,000	–	93.29%	Dairy farming
Xing'anmeng Nuogan Farming Co., Ltd. (i) (ii) (興安盟諾幹牧業有限責任公司)	15 June 2012	RMB10,000,000	–	93.29%	Dairy farming
Zhangjiakou Saibei Nuogan Farming Co., Ltd. (i) (ii) (張家口塞北諾幹牧業有限責任公司)	29 June 2012	RMB20,000,000	–	93.29%	Dairy farming
Shijiazhuang Junlebao Dairy Co., Ltd. (ii) (iv) (石家莊君樂寶乳業有限公司)	21 April 2000	RMB53,251,700	–	47.58%	Manufacture and sale of dairy products
Shijiazhuang Yongsheng Dairy Co., Ltd. (i) (ii) (iv) (石家莊永盛乳業有限公司)	25 September 2007	RMB80,000,000	–	47.58%	Manufacture and sale of dairy products
Baoding Junlebao Dairy Co., Ltd. (i) (ii) (iv) (保定君樂寶乳業有限公司)	25 August 2003	RMB32,540,000	–	24.23%	Manufacture and sale of dairy products
Hebei Guanwei Dairy Co., Ltd. (i) (ii) (iv) (河北冠維乳業有限公司)	30 July 1996	RMB9,650,000	–	24.26%	Manufacture and sale of dairy products
Jiangsu Junlebao Dairy Co., Ltd. (i) (ii) (iv) (江蘇君樂寶乳業有限公司)	8 March 2004	RMB20,617,666	–	24.26%	Manufacture and sale of dairy products
Xuzhou Junlebao Guorun Dairy Co., Ltd. (i) (ii) (iv) (徐州君樂寶國潤乳業有限公司)	20 June 2008	RMB10,000,000	–	24.26%	Manufacture and sale of dairy products
Shijiazhuang Junlebao Leshi Dairy Co., Ltd. (i) (ii) (iv) (石家莊君樂寶樂時乳業有限公司)	20 June 2008	RMB29,000,300	–	34.21%	Manufacture and sale of dairy products
Shijiazhuang Taihang Dairy Co., Ltd. (i) (ii) (iv) (石家莊太行乳業有限公司)	12 September 2006	RMB20,637,500	–	47.58%	Manufacture and sale of dairy products

* *Except for China Dairy Holdings and China Dairy (Mauritius) Limited, which were incorporated in the Cayman Islands and Mauritius, respectively, all subsidiaries were established in the PRC.*

(i) Not audited by Ernst & Young, Hong Kong or another member firm of the Ernst & Young global network.

– IV-62 –

APPENDIX IV FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

(ii) The subsidiaries are registered as companies with limited liability under PRC law.

(iii) The subsidiaries are registered as Sino-foreign equity joint ventures under PRC law.

(iv) Since more than 50% of the equity interest of the subsidiaries was held by either Inner Mongolia Mengniu Dairy (Group) Company Limited ("Inner Mongolia Mengniu") or Inner Mongolia Hehe Investment Co., Ltd. ("Hehe") in which the Offeror Parent held a 93.29% equity interest, the Offeror Parent had control over the subsidiaries even with less than 50% of equity interest held indirectly as at the end of the reporting period.

20. INVESTMENTS IN ASSOCIATES

Details of the Offeror Parent Group's principal associates at 31 December 2012 are set out below:

Name	Particulars of issued shares held	Place of incorporation/ registration and operations	Percentage of equity interest attributable to the Offeror Parent Group (indirect) 2012	2011	Principal activities
Xinjiang Tianxue Food Co., Ltd. (i) (新疆天雪食品有限公司)(i)	Registered capital	Mainland China	23%	23%	Trading of dairy products
Fuzhou Mengxin Trading Co., Ltd. (i) (福州蒙鑫貿易有限公司)(i)	Registered capital	Mainland China	43%	43%	Trading of dairy products
Shijiazhuang Mengniu Ice Cream Sales Co., Ltd. (i) (石家莊蒙牛冰淇淋銷售有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Tianjin Mengniu Ice Cream Sales Co., Ltd. (i) (天津蒙牛冰淇淋銷售有限責任公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Guangzhou Mengniu Dairy Trading Co., Ltd. (i) (廣州市蒙牛乳業貿易有限公司)(i)	Registered capital	Mainland China	–	37%	Trading of dairy products
Wuhan Mengniu Dairy Co., Ltd. (i) (武漢蒙牛乳業有限公司)(i)	Registered capital	Mainland China	26%	26%	Trading of dairy products
Guilin Mengniu Dairy Sales Co., Ltd. (i) (桂林蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Tianjin Mengniu Dairy Sales Co., Ltd. (i) (天津市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Wenzhou Mengniu Dairy Co., Ltd. (i) (溫州蒙牛乳業有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Heilongjiang Mengniu Dairy Sales Co., Ltd. (i) (黑龍江蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Chengdu Mengniu Dairy Sales Co., Ltd. (i) (成都蒙牛乳業銷售有限責任公司)(i)	Registered capital	Mainland China	34%	34%	Trading of dairy products
Nanjing Mengniu Dairy Sales Co., Ltd. (i) (南京蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Jinan Mengniu Dairy Co., Ltd. (i) (濟南蒙牛乳業有限公司)(i)	Registered capital	Mainland China	46%	46%	Trading of dairy products

– IV-63 –

APPENDIX IV FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

Name	Particulars of issued shares held	Place of incorporation/ registration and operations	Percentage of equity interest attributable to the Offeror Parent Group (indirect) 2012	2011	Principal activities
Taiyuan Mengniu Dairy Co., Ltd. (i) (太原市蒙牛乳業有限公司)(i)	Registered capital	Mainland China	46%	46%	Trading of dairy products
Nanchang Mengniu Dairy Sales Co., Ltd. (i) (南昌蒙牛乳業銷售有限責任公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Chongqing Mengniu Dairy Sales Co., Ltd. (i) (重慶市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	46%	46%	Trading of dairy products
Hefei Mengniu Dairy Sales Co., Ltd. (i) (合肥市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	43%	43%	Trading of dairy products
Shijiazhuang Jinmengyuan Trading Co., Ltd. (i) (石家莊金蒙源貿易有限責任公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Beijing Mengniu Technical Development Co., Ltd. (i) (ii) (北京蒙牛科技發展有限公司)(i) (ii)	Registered capital	Mainland China	19%	19%	Technology development
Wulumuqi Mengniu Dairy Sales Co., Ltd. (i) (烏魯木齊蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Kunming Deluxe Commercial Trading Co., Ltd. (i) (昆明特侖蘇商貿有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Changsha Mengniu Dairy Co., Ltd. (i) (長沙市蒙牛乳業有限責任公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Xi'an Mengniu Dairy Sales Co., Ltd. (i) (西安蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	43%	43%	Trading of dairy products
Changchun Mengniu Dairy Sales Co., Ltd. (i) (長春蒙牛乳品銷售有限公司)(i)	Registered capital	Mainland China	46%	46%	Trading of dairy products
Xuzhou Mengniu Dairy Sales Co., Ltd. (i) (徐州蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Foshan Mengniu Dairy Sales Co., Ltd. (i) (佛山市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	37%	46%	Trading of dairy products
Guiyang Mengniu Dairy Trading Co., Ltd. (i) (貴陽蒙牛乳業貿易有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Shengyang Mengniu Dairy Sales Co., Ltd. (i) (ii) (瀋陽蒙牛乳業銷售有限公司)(i) (ii)	Registered capital	Mainland China	19%	19%	Trading of dairy products
Xiangfan Mengniu Dairy Sales Co., Ltd. (i) (襄樊市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	46%	46%	Trading of dairy products
Hangzhou Mengniu Dairy Trading Co., Ltd. (i) (杭州蒙牛貿易有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Suzhou Mengniu Dairy Sales Co., Ltd. (i) (蘇州蒙牛乳製品銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Guangzhou Mengniu Dairy Sales Co., Ltd. (i) (廣州市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	29%	29%	Trading of dairy products
Shanghai Mengniu Food Sales Co., Ltd. (i) (上海蒙牛食品銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Hohhot Menglai Trading Co., Ltd. (i) (呼和浩特市蒙萊商貿有限責任公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Cangzhou Mengniu Dairy Sales Co., Ltd. (i) (滄州市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products

– IV-64 –

APPENDIX IV FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

Name	Particulars of issued shares held	Place of incorporation/ registration and operations	Percentage of equity interest attributable to the Offeror Parent Group (indirect) 2012	2011	Principal activities
Changsha Mengniu Frealth Dairy Sales Co., Ltd. (i) (長沙蒙牛友芝友乳業銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Changsha Mengniu Ice Cream Sales Co., Ltd. (i) (長沙蒙牛冰淇淋銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Wuhan Mengniu Hongtai Sales Co., Ltd. (i) (武漢蒙牛宏泰食品銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Nanjing Wanjiahao Mengniu Ice Cream Sales Co., Ltd. (i) (南京萬家好蒙牛冰淇淋銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Hefei Mengniu Ice Cream Sales Co., Ltd. (i) (合肥蒙牛冰淇淋銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Nanjing Mengniu Low Temperature Dairy Products Sales Co., Ltd. (i) (南京蒙牛乳業低溫乳品銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Changsha Mengniu Low Temperature Dairy Products Sales Co., Ltd. (i) (長沙蒙牛乳業低溫乳製品銷售有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Guangzhou Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (廣州市蒙牛乳業低溫奶銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Jinhua Mengniu Ice Cream Sales Co., Ltd. (i) (金華蒙牛冰淇淋銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Dalian Mengniu Ice Cream Sales Co., Ltd. (i) (大連蒙牛冰淇淋銷售有限公司) (i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Nanchang Mengniu Ice Cream Sales Co., Ltd. (i) (南昌蒙牛冰淇淋銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Taiyuan Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (太原蒙牛乳業低溫乳品銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Xi'an Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (西安蒙牛乳業低溫乳品銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Zhanjiang Mengniu Dairy Sales Co., Ltd. (i) (湛江市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	46%	42%	Trading of dairy products
Dezhou Mengniu Dairy Sales Co., Ltd. (i) (德州市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Zhaoqing Mengniu Dairy Sales Co., Ltd. (i) (肇慶市蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	46%	29%	Trading of dairy products
Liuzhou Mengniu Dairy Sales Co., Ltd. (i) (柳州蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	33%	33%	Trading of dairy products
Quanzhou Mengniu Hongtai Sales Co., Ltd. (i) (泉州市蒙牛乳業鴻泰銷售有限公司)(i)	Registered capital	Mainland China	23%	23%	Trading of dairy products
Harbin Mengniu Frozen Food Sales Co., Ltd. (i) (哈爾濱蒙牛冷凍食品銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products

– IV-65 –

APPENDIX IV FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

Name	Particulars of issued shares held	Place of incorporation/ registration and operations	Percentage of equity interest attributable to the Offeror Parent Group (indirect) 2012	2011	Principal activities
Harbin Mengniu Trading Co., Ltd. (i) (哈爾濱蒙牛商貿有限公司)(i)	Registered capital	Mainland China	28%	37%	Trading of dairy products
Jiaxing Mengniu Dairy Sales Co., Ltd. (i) (嘉興蒙牛乳品銷售有限公司)(i)	Registered capital	Mainland China	46%	46%	Trading of dairy products
Hengshui Guangyuanjuxing Trading Co., Ltd. (i) (衡水市廣源聚鑫商貿有限公司)(i)	Registered capital	Mainland China	46%	46%	Trading of dairy products
Kunming Mengniu Sales Co., Ltd. (i) (昆明蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Inner Mongolia Saikexing Reproductive Biotechnology Co., Ltd. ("Saikexing") (i) (iii) (內蒙古賽科星繁育生物技術股份有限公司)(i) (iii)	Registered capital	Mainland China	4%	20%	Cultivation and sale of cattle embryos
Xianyang Mengniu Sales Co., Ltd. (i) (咸陽蒙牛乳業銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Wuhan Mengniu Frealth Dairy Sales Co., Ltd. (i) (武漢蒙牛友芝友乳業銷售有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Tianjin Mengniu Trading Co., Ltd. (i) (天津市開元蒙牛商貿有限公司)(i)	Registered capital	Mainland China	45%	45%	Trading of dairy products
Shenzhen Mengniu Trading Co., Ltd. (i) (深圳蒙牛貿易有限公司)(i)	Registered capital	Mainland China	37%	37%	Trading of dairy products
Changzhou Mengniu Dairy Sales Co., Ltd. (i) (常州蒙牛乳品銷售有限公司)(i)	Registered capital	Mainland China	42%	42%	Trading of dairy products
Beijing Mengniu Dairy Trading Co., Ltd. (i) (北京蒙牛貿易有限公司)(i)	Registered capital	Mainland China	45%	45%	Trading of dairy products
Chengdu Mengniu Low Temperature Dairy Sales Co., Ltd. (i) (成都蒙牛低溫乳品銷售有限公司)(i)	Registered capital	Mainland China	46%	46%	Trading of dairy products
Zhengzhou Mengyuan Trading Co., Ltd. (i) (鄭州蒙源貿易有限公司)(i)	Registered capital	Mainland China	33%	–	Trading of dairy products
Shijiazhuang Junelebao Langsheng Food Sales Co., Ltd. (i) (石家莊君樂寶朗盛食品銷售有限公司)(i)	Registered capital	Mainland China	23%	–	Trading of dairy products

(i) Not audited by Ernst & Young, Hong Kong or another member firm of the Ernst & Young global network.

(ii) Since more than 20% of the equity interest of the associates was held by Inner Mongolia Mengniu,the Offeror Parent had significant influence over the associates even with less than 20% of equity interest held indirectly as at the end of the reporting period.

(iii) Saikexing ceased to be accounted as an associate of the Offeror Parent Group after the Offeror Parent Group disposed of certain ordinary share in Saikexing in 2012.

– IV-66 –

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The following table illustrates the summarised financial information of the Offeror Parent Group’s associates extracted from their unaudited management accounts:

	2012	2011
	RMB’000	RMB’000

Share of the associates’ assets and liabilities:
Current assets	275,868	415,951
Non-current assets	5,517	49,137
Current liabilities	(203,464)	(300,035)
Non-current liabilities	—	(11,701)

Net assets	77,921	153,352

Share of the associates’ revenues and profits and losses:
Revenues	1,769,294	2,150,137
Profits and losses	13,855	52,059

All the above associates have been accounted for using the equity method in these financial statements. The Offeror Parent Group has discontinued the recognition of its share of losses of certain associates because the share of losses of the associates exceeded the Offeror Parent Group’s interests in the associates. The amounts of the Offeror Parent Group’s unrecognised share of losses of these associates for the current year and cumulatively were RMB22,378,000 (2011: RMB6,607,000) and RMB53,502,000 (2011: RMB33,142,000), respectively.

21.	INVESTMENT IN A JOINTLY-CONTROLLED ENTITY

Details of the Offeror Parent’s jointly-controlled entity are set out below:

Name	Particulars of issued shares held	Place of establishment and operations	Percentage of equity interest attributable to the Offeror Parent Group (indirect)		Principal activities
			2012	2011

Mengniu Arla (Inner Mongolia) Dairy Products Co., Ltd. (“Mengniu Arla”)	Registered capital	Mainland China	46.65%	46.65%	Manufacture and sale of dairy products

The share of the assets, liabilities, income and expenses of the jointly-controlled entity at 31 December 2012 and for the year then ended, which is included in the consolidated financial statements, is as follows:

	2012	2011
	RMB’000	RMB’000

Share of the assets and liabilities:
Current assets	104,757	110,090
Non-current assets	169,921	190,659
Current liabilities	(315,185)	(222,736)

Net assets	(40,507)	78,013

Share of the revenue and loss:
Revenue	79,355	286,595
Cost of sales and operating expenses	(197,865)	(321,543)

Loss	(118,510)	(34,948)

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

22.	AVAILABLE-FOR-SALE INVESTMENTS

		Offeror Parent Group
		2012	2011
	Notes	RMB’000	RMB’000

Non-current assets:
Listed equity investments, at fair value: Hong Kong	(a)	89,642	69,008

Unlisted equity investments, at fair value	(a)	144,201	103,319
Unlisted equity investments, at cost	(b)	275,945	122,879

		420,146	226,198

		509,788	295,206

Current assets:
Unlisted equity investments, at cost	(c)	240,000	—

		Offeror Parent
		2012	2011
		RMB’000	RMB’000

Listed equity investments, at fair value: Hong Kong	(a)	89,642	69,008

Notes:

(a)	The holding company of an unlisted company, in which the Offeror Parent Group held a 2.13% equity interest at the cost of RMB12,000,000 at that time, was listed in 2010. Accordingly, the fair value of the unlisted equity investment has been estimated by reference to the quoted market share price of its holding company, taking into account the liquidity factors.

In addition, the Offeror Parent invested cash of approximately HK$151,512,000 (equivalent to RMB128,926,000) into the aforementioned holding company upon its listing, representing a 1.08% equity interest in the holding company at that time. The fair value of the listed equity securities is determined by reference to published quotations in an active market.

The above equity investments have no fixed maturity date or coupon rate and were designated as available-for-sale financial assets.

Changes in fair value of the Offeror Parent Group’s above available-for-sale investments recognised in other comprehensive income amounted to RMB51,283,000 (2011: loss of RMB91,501,000), net of tax of RMB10,221,000 (2011: RMB17,035,000) (note 23).

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

(b)	As at 31 December 2012, certain unlisted equity investments with a carrying amount of RMB145,687,000 (2011: RMB122,879,000) were stated at cost less impairment because the range of reasonable fair value estimates is so significant that the directors are of opinion that their fair value cannot be measured reliably. The Offeror Parent Group does not intend to dispose of them in the near future.

In addition, during the year of 2012, the Offeror Parent Group, as one of the beneficiaries, purchased 130,000,000 units in certain unit trusts set up and managed by an affiliate of a substantial shareholder and connected party of the Offeror Parent, at a consideration of RMB130,258,000. According to the trust documents, the trust shall apply the entire amount of trust fund invested by its beneficiaries to finance certain specific projects owned and operated by an independent third party. The investments in unit trusts were unsecured with no guaranteed return amount and with original maturity of more than one year, which were measured at costs less impairment under non-current assets because the range of reasonable fair value estimates is so significant that the directors are of opinion that their fair value cannot be measured reliably.

(c)	As at 31 December 2012, the available-for-sale investments of approximately RMB240,000,000 with original maturity of less than one year, which were measured at costs less impairment under current assets because the range of reasonable fair value estimates is so significant that the directors are of opinion that their fair value cannot be measured reliably, represented certain investment instruments acquired from domestic financial institutions. The investment instruments were unsecured with no guaranteed return amount.

23.	DEFERRED TAX

The movements in the deferred tax assets and liabilities during the year are as follows:

Deferred tax assets:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

At 1 January	66,749	81,060
Deferred tax debited to the consolidated income statement during the year (note 9)	5,344	(14,311)

Gross deferred tax assets at 31 December	72,093	66,749

Deferred tax liabilities:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

At 1 January	22,830	39,865
Deferred tax credited to the consolidated statement of comprehensive income arising from fair value changes of available-for-sale investments during the year (note 22(a))	10,221	(17,035)

Gross deferred tax liabilities at 31 December	33,051	22,830

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Deferred income tax assets at 31 December 2012 related to the following:

	Consolidated statement of financial position		Consolidated income statement
	2012	2011	2012	2011
	RMB’000	RMB’000	RMB’000	RMB’000

Tax losses available for offsetting against future taxable profits	26,268	10,244	16,024	(46,321)
Write-down of inventories to net realisable value	224	257	(33)	154
Un-invoiced accruals	21,797	30,859	(9,062)	30,859
Deferred income	23,804	25,389	(1,585)	997

Deferred tax assets	72,093	66,749
Deferred income tax expense (note 9)			5,344	(14,311)

Management expects it is probable that taxable profits will be available against which the above tax losses and deductible temporary differences can be utilised in the coming years.

Deferred tax assets have not been recognised in respect of the following items:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Tax losses arising in Mainland China (i)	278,673	160,102
Tax credits related to purchases of domestic equipment (ii)	2,100	20,749
Deductible temporary differences	134,474	132,379

	415,247	313,230

(i)	The above tax losses are available for offsetting against future taxable profits of the companies in which the losses arose for a maximum of five years.
(ii)	Tax credits can be carried forward for five to seven years to offset the tax payables if the future year tax exceeded the base year tax.

Deferred tax assets have not been recognised in respect of the above items as it is not considered probable that tax profits will be available against which the above items can be utilised or tax authorities should approve the Offeror Parent Group to utilise the above tax credits or deductible temporary differences.

Pursuant to the PRC CIT Law, a 10% withholding tax is levied on dividends declared to foreign investors from the foreign investment enterprises established in Mainland China. The requirement is effective from 1 January 2008 and applies to earnings after 31 December 2007. A lower withholding tax rate may be applied if there is a tax treaty between China and the jurisdiction of the foreign investors. For the Offeror Parent Group, the applicable rate is 5% or 10%. The Offeror Parent Group is therefore liable for withholding taxes on dividends distributed by those subsidiaries established in Mainland China in respect of earnings generated from 1 January 2008.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

At 31 December 2012, no deferred tax liabilities (2011: Nil) have been recognised for the withholding taxes that would be payable on the unremitted earnings that are subject to withholding tax of Inner Mongolia Mengniu and other subsidiaries located in Mainland China whose equity interests were directly held by the Offeror Parent. The directors of the Offeror Parent represented that there was no plan to distribute the earnings generated in 2009, 2010, 2011 and 2012.

At 31 December 2012, there were no significant unrecognised deferred tax liabilities (2011: Nil) for taxes that would be payable on the unremitted earnings of certain of Inner Mongolia Mengniu’s subsidiaries and associates, as Inner Mongolia Mengniu has no liability to additional tax should such amount be remitted.

There are no income tax consequences attaching to the payment of dividends by the Offeror Parent to its shareholders.

Except for the amount disclosed above, the Offeror Parent Group and the Offeror Parent did not have any material unrecognised deferred tax liabilities or deferred tax assets at 31 December 2012 (2011: Nil).

24.	OTHER FINANCIAL ASSETS

Other financial assets represented entrusted loans to certain dairy farmers via banks. A maturity analysis of the entrusted loans of the Offeror Parent Group is as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within 1 year	41,377	45,911
1 to 2 years	45,318	41,564
2 to 3 years	7,051	24,666
Over 3 years	1,152	3,731

Total entrusted loans	94,898	115,872
Less: Amount due within one year included in current assets under other receivables (note 30)	(41,377)	(45,911)

	53,521	69,961

The above entrusted loans are unsecured, with annual interest rates ranging from 5% to 9.98% (2011: 5.40% to 6.90%).

The above entrusted loans are neither past due nor impaired and have no recent history of default.

As the Offeror Parent Group’s entrusted loans related to a large number of diversified suppliers, there is no significant concentration of credit risk.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

25.	BIOLOGICAL ASSETS

(A)	Nature of activities

Certain subsidiaries of the Offeror Parent are milk production companies that principally engaged in the production and sales of milk. Dairy cows are primarily held to produce milk. The quantity of dairy cows owned by the Offeror Parent Group and the output of milk during the year at end of the reporting period are shown below.

	Offeror Parent Group
	2012	2011
	head of dairy cows	head of dairy cows

Milkable cows	86	—
Heifers and calves	8,923	—

Total dairy cows	9,009	—

Milkable cows are those dairy cows that are held for milk production. Heifers and calves are those dairy cows that have not reached the age that can produce milk.

In general, the heifers are inseminated with semen when heifers reached approximately 14 months old. After an approximately 9 month pregnancy term, a calf is born and the dairy cow begins to produce raw milk and the lactation period begins. A milkable cow is typically milked for approximately 340 days before a dry period of approximately 60 days.

When a heifer begins to produce milk, it would be transferred to the category of milkable cows based on the estimated fair value on the date of transfer. The sales of dairy cows is not one of the Offeror Parent Group’s principal activities and is not included as revenue. The sales of dairy cows are determined based on the actual selling price.

	Offeror Parent Group
	2012	2011
	KG	KG

Volume of sales of milk produced	24,320	—

The Offeror Parent Group is exposed to fair value risks arising from changes in price of the dairy products. The Offeror Parent Group does not anticipate that the price of the dairy products will decline significantly in the foreseeable future and the directors of the Offeror Parent are of the view that there is no available derivative or other contracts which the Offeror Parent Group can enter into to manage the risk of a decline in the price of the dairy products.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

(B)	Value of dairy cows

The value of dairy cows at the end of the reporting period was:

	Offeror Parent Group
	Heifers and calves	Milkable cows	Total
	RMB’000	RMB’000	RMB’000

At 1 January 2012	—	—	—
Increases due to purchase	193,639	—	193,639
Increase due to raising (Feeding cost and others)	18,775	—	18,775
Transfer	(2,007)	2,007	—
Decrease due to sales	(728)	—	(728)
Gains (loss) arising from changes in fair value less costs to sell	—	—	—

At 31 December 2012	209,679	2,007	211,686

The Offeror Parent Group’s dairy cows in the PRC were valued by an independent qualified professional valuer. The fair value of dairy cows approximates to their purchase costs plus raising costs at the end of the reporting period.

26.	INVENTORIES

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Raw materials	865,596	1,155,840
Finished goods	554,302	529,407

Total inventories at the lower of cost and net realisable value	1,419,898	1,685,247

The amount of write-down of inventories recognised as an expense was RMB2,637,000 (2011: RMB1,522,000). This was recognised in other expenses (note 5).

27.	BILLS RECEIVABLE

An aged analysis of the bills receivable as at the end of the reporting period, based on the invoice date, is as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within 3 months	123,024	224,987
4 to 6 months	53,362	36,037

	176,386	261,024

The amount due from associates of approximately RMB45,838,000 (2011: RMB66,316,000) is included in the above balances.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

None of the bills receivable is either past due or impaired, for which there were no recent history of default.

Certain bills receivable of the Offeror Parent Group amounting to approximately RMB13,800,000 (2011: Nil) have been pledged to secure the bills payable of the Offeror Parent Group, details of which are set out in note 34 to the financial statements.

28.	TRADE RECEIVABLES

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Trade receivables	641,788	576,578
Impairment	(16,701)	(1,844)

	625,087	574,734

The Offeror Parent Group normally allows a credit limit to its customers which is adjustable in certain circumstances. The Offeror Parent Group closely monitors overdue balances. In view of the aforementioned and the fact that the Offeror Parent Group’s trade receivables relate to a large number of diversified customers, there is no significant concentration of credit risk. The Offeror Parent Group does not hold any collateral or other credit enhancements over its trade receivables. The trade receivables are non-interest-bearing.

An aged analysis of the trade receivables as at the end of the reporting period, based on the invoice dated and net of provision, is as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within 3 months	488,313	465,053
4 to 6 months	129,015	86,195
7 to 12 months	6,811	15,347
Over 1 year	948	8,139

	625,087	574,734

The movements in the provision for impairment of trade receivables are as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

At 1 January	1,844	1,489
Impairment losses recognised	31,212	14,818
Amount written-off as uncollectible	(16,341)	(12,541)
Impairment losses reversed	(14)	(1,922)

At 31 December	16,701	1,844

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The aged analysis of the trade receivables that are not individually nor collectively considered to be impaired is as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Neither past due nor impaired	591,009	573,220
Past due but not impaired
– Within 3 months	10	249
– Over 3 months	—	—

	591,019	573,469

Receivables that were neither past due nor impaired relate to a large number of diversified customers for whom there was no recent history of default.

Receivables that were past due but not impaired relate to a number of independent customers that have a good track record with the Offeror Parent Group. Based on past experience, the directors of the Offeror Parent are of the opinion that no provision for impairment is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.

The amounts due from associates of approximately RMB300,303,000 (2011: RMB259,948,000) and due from a jointly-controlled entity of approximately RMB48,770,000 (2011: Nil) are included in the above balances. These balances are unsecured, non-interest-bearing and are repayable on credit terms similar to those offered to other major customers of the Offeror Parent Group.

29.	PREPAYMENTS AND DEPOSITS

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Deposits	8,271	11,406
Prepayments	708,221	644,627
Value-added tax recoverable	161,870	82,204
Corporate income tax recoverable	12,101	10,357
Land use rights – current portion (note 14)	17,644	12,799
Long term prepayments (note a)	341,796	257,456

Total prepayments and deposits	1,249,903	1,018,849
Less: Long term prepayments – non-current portion (note a)	(299,947)	(243,942)

	949,956	774,907

Notes:

(a)	During the year, the Offeror Parent Group has entered into various long term raw milk supply contracts with certain milking cow raising companies. In accordance with these contracts, the Offeror Parent Group prepaid for raw milk supplies for the next two to five years.
(b)	The amount due from associates of approximately RMB12,886,000 (2011: RMB32,215,000) is included in the above balances. As at 31 December 2011, an amount due from a jointly-controlled entity of approximately RMB20,689,000 is included in the above balances. These balances are unsecured, non-interest-bearing and are repayable on credit terms similar to those offered to other major customers of the Offeror Parent Group.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

30.	OTHER RECEIVABLES

The balance of other receivables can be analysed as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Dividends receivable	7,391	13,302
Other financial assets (note 24)	41,377	45,911
Others	311,109	230,214

Total	359,877	289,427

The amount due from associates of approximately RMB30,000 (2011: RMB29,000) is included in the above balances. These balances are unsecured, non-interest-bearing and are repayable on demand.

In addition, during the year of 2012, the Offeror Parent Group lent an amount of RMB270,000,000 (2011: Nil) to a jointly-controlled entity and accordingly when applying the proportionate consolidation method, an amount due from a jointly-controlled entity of approximately RMB135,000,000 (2011: Nil) is included in the above balances.

	Offeror Parent
	2012	2011
	RMB’000	RMB’000

Dividends receivable	729,756	595,820
Loans to a subsidiary	72,306	52,034
Others	140	137

Total	802,202	647,991

The loans to a subsidiary included in other receivables above are unsecured, interest-bearing and repayable within one year. The carrying amount of the loans to a subsidiary approximates to their fair value.

31.	INVESTMENT DEPOSITS

As at 31 December 2012, the Offeror Parent Group’s investment deposits were purchased from a domestic bank with good credit rating and were stated at amortised cost. The investment deposits were acquired with original maturity of three months or one year and were not allowed to be withdrawn prior to the maturity date without the bank’s consent. The investment deposits were unsecured with guaranteed return amount and had an expected annual interest rate of 5.05% (2011: 5.9%).

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

32.	CASH AND BANK BALANCES AND PLEDGED DEPOSITS

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Cash and cash equivalents	2,943,890	4,359,872
Pledged deposits	51,602	175,289
Time deposits with original maturity of more than three months	2,834,500	2,163,203

	5,829,992	6,698,364
Less: Deposits pledged for banking facilities (note 34 and 37)	(51,602)	(175,289)

Cash and bank balances	5,778,390	6,523,075

	Offeror Parent
	2012	2011
	RMB’000	RMB’000

Cash and bank balances	751,922	622,766

At the end of the reporting period, cash and bank balances of the Offeror Parent Group and the Offeror Parent denominated in RMB amounted to approximately RMB5,650,315,000 (2011: RMB6,395,613,000) and RMB607,402,000 (2011: RMB402,307,000). The RMB is not freely convertible into other currencies. However, under Mainland China’s Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations, the Offeror Parent Group is permitted to exchange RMB for other currencies through banks authorised to conduct foreign exchange business.

Cash at banks earns interest at the prevailing market interest rates. Short term time deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the Offeror Parent Group and earn interest at the respective short term time deposit rate. The bank balances and pledged deposits are deposited with creditworthy banks with no recent history of default.

33.	TRADE PAYABLES

An aged analysis of the trade payables of the Offeror Parent Group, based on the invoice date, is as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within 3 months	2,282,063	2,350,904
4 to 6 months	72,400	177,669
7 to 12 months	23,501	12,114
Over 1 year	3,991	2,718

	2,381,955	2,543,405

The amount due to an associate of approximately RMB8,000 (2011: RMB1,000) and the amount due to a jointly-controlled entity of approximately RMB7,318,000 (2011: RMB10,000) are included in the above balances. The balance is unsecured, non-interest-bearing and repayable on demand.

The Offeror Parent Group’s trade payables are unsecured and non-interest-bearing.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

34.	BILLS PAYABLE

An aged analysis of the bills payable of the Offeror Parent Group, based on the invoice date, is as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within 3 months	600,589	617,363
4 to 6 months	696,321	523,778

	1,296,910	1,141,141

Except for an aggregate balance of approximately RMB110,081,000 (2011: RMB121,629,000) secured by the pledge of certain of the Offeror Parent Group’s deposits amounting to approximately RMB49,602,000 (2011: RMB37,504,000) (note 32) and certain of the Offeror Parent Group’s bills receivable amounting to approximately RMB13,800,000 (2011: Nil) (note27), bills payable are unsecured. The above balances are non-interest-bearing.

35.	OTHER PAYABLES

As at 31 December 2011, an amount of RMB6,731,000, included in other payables, represents unrealised fair value losses of derivative financial instruments.

The amounts due to associates of approximately RMB12,706,000 (2011: RMB3,675,000) are included in other payables. As at 31 December 2011, an amount due to a jointly-controlled entity of approximately RMB32,000 is included in other payables. These balances are unsecured, non-interest-bearing and repayable on demand.

36.	ACCRUALS AND CUSTOMERS’ DEPOSITS

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Advances from customers	676,231	919,197
Salary and welfare payables	317,229	261,523

	993,460	1,180,720

The amount due to associates of approximately RMB80,642,000 (2011: RMB112,217,000) is included in the above balances. The balances are unsecured, non-interest-bearing and are repayable on demand.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

37.	INTEREST-BEARING BANK LOANS

	Offeror Parent Group
	2012			2011
	Maturity	Fixed rate	Floating rate	Maturity	Fixed rate	Floating rate
		RMB’000	RMB’000		RMB’000	RMB’000
Current
Short term bank loans, secured	2013	16,000	—	2012	128,575	45,000
Short term bank loans, unsecured	2013	77,352	480,425	2012	38,500	175,469
Current portion of long term bank loans – unsecured		—	—	2012	—	150,000

		93,352	480,425		167,075	370,469

The repayment schedule of the bank loans is as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within 1 year	573,777	537,544

	Offeror Parent
	2012			2011
	Maturity	Fixed rate	Floating rate	Maturity	Fixed rate	Floating rate
		RMB’000	RMB’000		RMB’000	RMB’000
Current
Short term bank loans, unsecured	2013	—	405,425	—	—	—

The repayment schedule of the bank loans is as follows:

	Offeror Parent
	2012	2011
	RMB’000	RMB’000

Within 1 year	405,425	—

Notes:

(a)	At 31 December 2012, short term bank loans of approximately RMB16,000,000 (2011: RMB45,000,000) were secured by certain land use rights (note 14) and property, plant and equipment (note 12(b)) of the Offeror Parent Group. At 31 December 2011, short term bank loans of approximately RMB128,575,000 were secured by certain pledged deposits (note 32) of the Offeror Parent Group.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

(b)	As at 31 December 2012, except for a short term bank loan of HK$500,000,000 equivalent to approximately RMB405,425,000 (2011: Nil) denominated in Hong Kong dollars and a short term bank loan of US$6,216,000 (2011: US$41,906,000) equivalent to approximately RMB38,852,000 (2011: RMB264,044,000), all the Offeror Parent Group’s interest-bearing bank loans were denominated in RMB.
(c)	During the year, the annual interest rates of the short term bank loans varied from 1.11% to 7.22% (2011: varied from 1.95% to 9.36%). During 2011, the annual interest rates of the long term bank loans varied from 4.86% to 5.76%.

38.	OTHER LOANS

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Short term loans	24,915	119,094

The Offeror Parent Group’s other loans are unsecured, interest-free, and with no repayment terms.

Other loans were all granted by local government authorities in the PRC for the purpose of supporting the Offeror Parent Group’s establishment of production plants in various locations in the PRC.

39.	LONG TERM PAYABLES

The Offeror Parent Group’s long term payables represent the amortised costs of the outstanding instalments payable for the purchase of production equipment. The effective interest rate used for the amortisation is the prevailing market interest rate. The balances are repayable as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within 1 year	51,536	61,822
1 to 2 years	48,859	47,648
2 to 5 years	95,734	126,111
Over 5 years	—	14,980

Total long term payables	196,129	250,561
Less: Amount due within one year included in current liabilities under other payables	(51,536)	(61,822)

	144,593	188,739

Certain long term payables are secured by the Offeror Parent Group’s property, plant and equipment (note 12(b)).

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

40.	DEFERRED INCOME

Various local government authorities have granted certain property, plant and equipment to the Offeror Parent Group for nil consideration and provided finance to the Offeror Parent Group for the purchase of certain property, plant and equipment by way of a cash donation. Both the property, plant and equipment and grants are recorded initially at fair value. The grants received are regarded as deferred income, which is amortised to match the depreciation charge of the property, plant and equipment granted or purchased in accordance with their estimated useful lives. Movements of the balances during the year are as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

At beginning of year	253,852	241,131
Received during the year	—	29,978
Amortisation during the year (note 4)	(19,056)	(17,257)

At end of year	234,796	253,852

Current portion	19,056	18,912
Non-current portion	215,740	234,940

	234,796	253,852

41.	OTHER FINANCIAL LIABILITIES

		Offeror Parent Group
		2012	2011
	Notes	RMB’000	RMB’000

Contingent consideration	(a)	101,486	96,659
Present value of redemption amount for potential acquisition of puttable non-controlling interests	(b)	443,372	383,872

		544,858	480,531

Notes:

(a)	The fair value of the contingent consideration of RMB100,000,000 arising from the Offeror Parent Group’s acquisition of Junlebao in 2010 was remeasured to RMB95,887,000 as at 31 December 2012 (2011: RMB91,401,000).

The fair value of the contingent consideration of RMB6,025,000 arising from the Offeror Parent Group’s acquisition of Leshi in 2011 was remeasured to RMB5,599,000 as at 31 December 2012 (2011: RMB5,258,000).

(b)	According to the equity purchase agreement entered into among the Offeror Parent Group, Junlebao and the non-controlling shareholders of Junlebao, the Offeror Parent Group granted a put option to the non-controlling shareholders under which the non-controlling shareholders have the right to sell, and the Offeror Parent Group has an obligation to buy the 49% equity interest in Junlebao after 2016. At 31 December 2012, the Offeror Parent Group derecognised the carrying amount of non-controlling interests of RMB276,137,000 (2011: RMB231,170,000) and recognised a financial liability at the present value of the amount payable upon exercise of the option of RMB443,372,000 (2011: RMB383,872,000) and accounted for the difference in equity.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

42.	SHARE CAPITAL

		2012	2011
		RMB’000	RMB’000

Authorised:
3,000,000,000 ordinary shares of HK$0.1 each		319,235	319,235

		Number of ordinary shares
	Note	’000	RMB’000

Issued and fully paid:
At 1 January 2012		1,767,440	181,087
Shares issued under the equity-settled share option scheme	(a)	792	64

At 31 December 2012		1,768,232	181,151

		Number of ordinary shares
	Note	’000	RMB’000

At 1 January 2011		1,737,988	178,679
Shares issued under the equity-settled share option scheme	(a)	29,452	2,408

At 31 December 2011		1,767,440	181,087

Note:

(a)	Details of the Offeror Parent’s share option scheme and the share options issued under the scheme are included in note 45 to the financial statements.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

43.	RESERVES

(A)	Offeror Parent Group

The movements of the Offeror Parent Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page IV-5 to IV-7 of this Appendix.

Movements in the other reserves of the Offeror Parent Group during the year are as follows:

	Share premium	Contributed surplus	Statutory reserves	Currency translation differences	Available- for-sale investment revaluation reserve	Share option reserve	Other reserve	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note (a)	Note (b)		Note 22	Note 45

At 1 January 2011	5,626,570	232,020	1,189,795	(292,866)	97,476	811,801	(135,627)	7,529,169

Other comprehensive income for the year:
Change in fair value of available-for-sale investments, net of tax	—	—	—	—	(88,072)	—	—	(88,072)
Exchange difference on translation of foreign operations	—	—	—	(196,303)	—	—	—	(196,303)

Total comprehensive income for the year	—	—	—	(196,303)	(88,072)	—	—	(284,375)
Shares issued under equity-settled share option arrangements	518,208	—	—	—	—	—	—	518,208
Equity-settled share option arrangements (note 45)	—	—	—	—	—	173,541	—	173,541
Transfer to statutory reserves	—	—	285,920	—	—	—	—	285,920
Derecognition of puttable non-controlling interests (note 41)	—	—	—	—	—	—	(6,829)	(6,829)
Transfer of share option reserve upon exercise of share options	182,813	—	—	—	—	(182,813)	—	—

At 1 January 2012	6,327,591	232,020	1,475,715	(489,169)	9,404	802,529	(142,456)	8,215,634

Other comprehensive income for the year:
Change in fair value of available-for-sale investments, net of tax	—	—	—	—	49,226	—	—	49,226
Exchange difference on translation of foreign operations	—	—	—	474	—	—	—	474

Total comprehensive income for the year	—	—	—	474	49,226	—	—	49,700
Shares issued under equity-settled share option arrangements	12,063	—	—	—	—	—	—	12,063
Equity-settled share option arrangements (note 45)	—	—	—	—	—	19,172	—	19,172
Transfer to statutory reserves	—	—	235,636	—	—	—		235,636
Acquisition of non-controlling interests	—	—	—	—	—	—	(2,346)	(2,346)
Derecognition of puttable non-controlling interests (note 41)	—	—	—	—	—	—	(13,558)	(13,558)
Transfer of share option reserve upon exercise of share options	4,285	—	—	—	—	(4,285)	—	—

At 31 December 2012	6,343,939	232,020	1,711,351	(488,695)	58,630	817,416	(158,360)	8,516,301

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

(B)	Offeror Parent

Movements in the reserves of the Offeror Parent during the year are as follows:

	Share premium	Contributed surplus	Currency translation differences	Available- for-sale investment revaluation reserve	Retained earnings	Share option reserve	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		Note (a)		Note 22		Note 45

At 1 January 2011	7,975,623	387,574	(731,728)	(14,095)	197,553	811,801	8,626,728

Profit for the year (note (d))	—	—	—	—	280,383	—	280,383
Other comprehensive income for the year:
Change in fair value of available-for-sale investments, net of tax	—	—	—	(40,395)	—	—	(40,395)
Exchange difference on translation of foreign operations	—	—	(421,293)	—	—	—	(421,293)

Total comprehensive income for the year	—	—	(421,293)	(40,395)	280,383	—	(181,305)

Shares issued under equity-settled share option arrangements	518,208	—	—	—	—	—	518,208
Equity-settled share option arrangements (note 45)	—	—	—	—	—	173,541	173,541
Transfer of share option reserve upon exercise of share options	182,813	—	—	—	—	(182,813)	—
Final 2010 dividend declared	—	—	—	—	(279,233)	—	(279,233)

At 1 January 2012	8,676,644	387,574	(1,153,021)	(54,490)	198,703	802,529	8,857,939

Profit for the year (note (d))	—	—	—	—	259,846	—	259,846
Other comprehensive income for the year:
Change in fair value of available-for-sale investments, net of tax	—	—	—	20,622	—	—	20,622
Exchange difference on translation of foreign operations	—	—	1,637	—	—	—	1,637

Total comprehensive income for the year	—	—	1,637	20,622	259,846	—	282,105

Shares issued under equity-settled share option arrangements	12,063	—	—	—	—	—	12,063
Equity-settled share option arrangements (note 45)	—	—	—	—	—	19,172	19,172
Transfer of share option reserve upon exercise of share options	4,285	—	—	—	—	(4,285)	—
Final 2011 dividend declared	—	—	—	—	(350,009)	—	(350,009)

At 31 December 2012	8,692,992	387,574	(1,151,384)	(33,868)	108,540	817,416	8,821,270

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Notes:

(a)	Contributed surplus

The balance of the contributed surplus of the Offeror Parent Group represents the difference between the nominal value of the share capital of the subsidiaries acquired pursuant to the group reorganisation over the nominal value of the shares of the Offeror Parent issued in exchange therefor, and the excess of the amount of capital injected by the minority shareholder over its additional interest in the subsidiary’s net assets attributable to the Offeror Parent’s owners was recorded as contributed surplus of the Offeror Parent Group.

The contributed surplus of the Offeror Parent represents the difference between the then combined net assets value of the subsidiaries acquired pursuant to the group reorganisation over the nominal value of the shares of the Offeror Parent issued in exchange therefor.

(b)	Statutory reserves

In accordance with the relevant PRC laws and regulations, the PRC domestic companies are required to transfer 10% of their profit after income tax, as determined under the PRC accounting standards and financial regulations, to the statutory common reserve. Subject to certain restrictions as set out in the relevant PRC laws and regulations, the statutory common reserve may be used to offset against the accumulated losses, if any.

(c)	Distributable reserves

Under the Companies Law (2004 Revision) of the Cayman Islands, the share premium and contributed surplus of the Offeror Parent are distributable to shareholders, provided that immediately following such distributions, the Offeror Parent is able to pay off its debts as and when they fall due in the ordinary course of business.

(d)	The profit attributable to owners of the Offeror Parent for the year ended 31 December 2012 dealt with in the financial statements of the Offeror Parent was RMB259,846,000 (2011: RMB280,383,000), including the dividend income from subsidiaries amounting to approximately RMB266,641,000 (2011: RMB238,573,000).

44.	MAJOR NON-CASH TRANSACTIONS

During 2011, the Offeror Parent Group purchased property, plant and equipment by means of long term payables with a total contractual amount and a total amortised cost of approximately RMB297,457,000 and RMB235,028,000, respectively.

45.	SHARE-BASED PAYMENT PLAN

The Offeror Parent operates a share option scheme (the “Scheme”) for the purpose of providing incentives and rewards to eligible participants who contribute to the success of the Offeror Parent Group’s operations. Eligible participants of the Scheme include the Offeror Parent’s directors, including independent non-executive directors, other employees of the Offeror Parent Group, suppliers of goods or services to the Offeror Parent Group, customers and any person or entity that provides research, development or technological support to the Offeror Parent Group. The Scheme became effective on 28 June 2005 and, unless otherwise cancelled or amended, will remain in force for 10 years from that date.

The maximum number of shares in respect of share options currently permitted to be granted under the Scheme is an amount equivalent, upon their exercise, to 10% of the total number of shares of the Offeror Parent in issue as at the date of approval and adoption of the Scheme provided that the Offeror Parent Group may at any time seek approval from its shareholders to refresh the limit to 10% of the shares in issue as at the date of approval by the shareholders in a general meeting where such limit is refreshed. The maximum number of shares issuable under share options to each eligible participant in the Scheme

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

within any 12-month period is limited to 1% of the total shares of the Offeror Parent in issue at any time. Any further grant of share options in excess of these limits is subject to shareholders’ approval in a general meeting.

Share options granted to a director, chief executive or substantial shareholder of the Offeror Parent , or to any of their associates, are subject to approval in advance by the independent non-executive directors. In addition, any share options granted to a substantial shareholder or an independent non-executive director of the Offeror Parent , or to any of their associates, in excess of 0.1% of the shares of the Offeror Parent in issue at any time or with an aggregate value (based on the closing price of the Offeror Parent’s shares at the date of grant) in excess of HK$5,000,000, within any 12-month period, are subject to shareholders’ approval in advance in a general meeting.

The offer of a grant of share options may be accepted within 20 business days from the date of offer, upon payment of a consideration of HK$1 in total by the grantee. The exercise period of the share options granted is determinable by the directors, and commences after a certain vesting period and ends on a date which is not later than seven years from the date of offer of the share options or the expiry date of the Scheme, if earlier.

The exercise price of share options is determinable by the directors, but may not be less than the highest of (i) The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) closing price of the Offeror Parent’s shares on the offer date of the share options; (ii) the average Stock Exchange closing price of the Offeror Parent’s shares for the five business days immediately preceding the offer date; and (iii) the nominal value of the shares.

Share options do not confer rights on the holders to dividends or to vote at shareholders’ meetings.

Particulars of share options

Date of grant	Exercise period of share options (both dates inclusive)	Exercise price per share option	Weighted average fair value per share option
		(note f)
		(HK$)	(HK$)

26 October 2006	26 October 2007 to 25 October 2012 (note a)	13.40	4.82
9 November 2007	9 November 2009 to 8 November 2013 (note b)	32.24	10.61
18 August 2008	18 August 2010 to 17 August 2014 (note b)	22.03	7.60
23 November 2009	23 November 2011 to 22 November 2015 (note c)	24.40	8.50
6 December 2010	6 December 2012 to 5 December 2016 (note d)	22.80	7.25
10 October 2011	10 October 2011 to 9 October 2018 (note e)	24.10	8.37

(a)	The share options will be vested in four equal batches with 25% of the share options granted vesting on the first, second, third and fourth anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Offeror Parent Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.
(b)	The share options will be vested in two equal batches with 50% of the share options granted vesting on the second and third anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Offeror Parent Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.
(c)

The share options will be vested in three batches with 20%, 40% and 40% of the share options granted vesting on, respectively, the second, third and fourth anniversaries of the date of the grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Offeror Parent Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

Out of the 89,025,000 share options granted, in aggregate, 20,116,500 share options are granted in exchange for and replacement of the outstanding share options previously granted on 9 November 2007 to better achieve the objectives of the Scheme (the “Replacement”).

(d)	The share options will be vested in three batches with 20%, 40% and 40% of the share options granted vesting on, respectively, the second, third and fourth anniversaries of the date of the grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Offeror Parent Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.
(e)	The share options will be vested in two equal batches with 50% of the share options granted vesting on the fourth and fifth anniversaries of the date of grant. In addition, the share options will only be vested if and when the pre-set performance targets of the Offeror Parent Group, the division of the grantee and the grantee are achieved. Unless all of these targets are met, the share options will lapse.
(f)	The exercise price per share option was the average closing share price for the five business days immediately preceding the grant date or the closing price of the share on the grant date.
(g)	Except for the options granted on 10 October 2011, which have a contractual life of seven years, the contractual life of the above options granted is six years. All the above options granted have no cash alternatives.

Movements of share options

2012

	As at 1 January	Granted during the	Exercised during the	Lapsed during the	As at 31 December	Exercisable at 31 December
Date of grant	2012	year	year	year	2012	2012

26 October 2006	212,108	—	(212,108)	—	—	—
18 August 2008	37,870,494	—	(579,590)	—	37,290,904	37,290,904
23 November 2009	74,698,868	—	—	(6,401,473)	68,297,395	41,237,095
6 December 2010	4,370,000	—	—	(300,000)	4,070,000	814,000
10 October 2011	65,000,000	—	—	(12,000,000)	53,000,000	—

Total	182,151,470	—	(791,698)	(18,701,473)	162,658,299	79,341,999

2011

Date of grant	As at 1 January 2011	Granted during the year	Exercised during the year	Lapsed during the year	As at 31 December 2011	Exercisable at 31 December 2011

26 October 2006	1,757,642	—	(1,497,827)	(47,707)	212,108	212,108
18 August 2008	73,125,280	—	(27,435,173)	(7,819,613)	37,870,494	37,870,494
23 November 2009	86,538,000	—	(519,442)	(11,319,690)	74,698,868	12,911,988
6 December 2010	4,470,000	—	—	(100,000)	4,370,000	—
10 October 2011	—	65,000,000	—	—	65,000,000	—

Total	165,890,922	65,000,000	(29,452,442)	(19,287,010)	182,151,470	50,994,590

APPENDIX IV	FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

Subsequent to the end of the reporting period, out of the total outstanding share options of 162,658,299 (2011: 182,151,470) as at 31 December 2012, 28,688,800 (2011:1,058,720) share options had lapsed due to the unfulfilment of vesting conditions.

The fair value of the share options granted during 2011 was estimated to be RMB444,559,000 (RMB6.84 each) at the grant date. The Offeror Parent Group recognised an expense of RMB19,172,000 in 2012 (2011: RMB173,541,000) (note 6 and note 7).

The fair value of the above equity-settled share options was estimated as at the date of grant, using a binomial model, taking into account the terms and conditions upon which the instruments were granted.

The following table lists the inputs to the model used for the option scheme granted in the year of 2011:

Date of grant 10 October 2011

Dividend yield (%)	1
Expected volatility (%)	38
Risk-free interest rate (%)	1.2
Expected life of options (years)	7
Spot price (HK$ per share)	24.1
Exercise price (HK$ per share)	24.1

In light of the lack of a historical exercise record, the expected life of the options is based on the results of empirical studies performed in the United States and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome. The spot price is the closing price of the Offeror Parent’s shares at the grant date.

The 791,698 share options (2011: 29,452,442) exercised during the year resulted in the issue of 791,698 (2011: 29,452,442) ordinary shares of the Offeror Parent and new share capital of RMB64,000 (2011: RMB2,408,000) and share premium of RMB12,063,000 (2011: RMB518,208,000), as further detailed in note 42 to the financial statements. The weighted average share price at the date of exercise of these options was HK$23.40 (2011: HK$26.78).

At the end of the reporting period, the Offeror Parent had 79,341,499 (2011: 50,994,590) vested share options outstanding under the Scheme. The exercise in full of the remaining share options would, under the present capital structure of the Offeror Parent, result in the issue of 79,341,499 (2011: 50,994,590) additional ordinary shares of the Offeror Parent and additional share capital of RMB6,433,000 (2011: RMB4,134,000) and share premium of RMB1,488,948,000 (2011: RMB929,940,000) (before issue expenses).

46.	BUSINESS COMBINATION

(a)	Acquisition of a subsidiary in 2012:

On 11 April 2012, the Offeror Parent Group acquired a 100% interest in Taihang from independent third parties. Taihang is mainly engaged in the production of dairy products. The acquisition was made as part of the Offeror Parent Group’s strategy to expand its market share of dairy products in the PRC. The purchase consideration for the acquisition was in the form of cash, with RMB5,200,000 paid at the acquisition date, and the remaining RMB7,800,000 to pay when Taihang completes certain business administrative registration procedures.

APPENDIX IV	FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

The fair values of the identifiable assets and liabilities of Taihang as at the date of acquisition were as follows:

Fair value recognised on acquisition
RMB’000

Assets
Property, plant and equipment	14,270
Construction in progress	45
Land use rights	5,448
Other intangible assets	30
Trade receivables	391
Prepayments and deposits	1,220
Other receivables	70
Inventories	33

21,507

Liabilities
Trade payables	(3,526)
Accruals and customers’ deposits	(480)
Other payables	(750)
Other loans	(3,416)
Income tax payables	(335)

(8,507)

Total identifiable net assets at fair value	13,000
Goodwill arising on acquisition (note 15)	—

Purchase consideration	13,000

The fair values of the trade receivables and other receivables as at the date of acquisition amounted to RMB391,000 and RMB70,000, respectively. The gross amounts of trade receivables and other receivables were RMB391,000 and RMB70,000, respectively.

The Offeror Parent Group incurred transaction costs of RMB45,000 for this acquisition. These transaction costs have been expensed and are included in administrative expenses in the consolidated income statement.

An analysis of the cash flows in respect of the acquisition of Taihang is as follows:

RMB’000

Cash consideration	5,200
Cash and bank balances acquired	—

Net outflow of cash and cash equivalents included in cash flows from investing activities	5,200
Transaction costs of the acquisition included in cash flows from operating activities	45

5,245

APPENDIX IV	FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

Since its acquisition, Taihang contributed nil to the Offeror Parent Group’s turnover and net losses of RMB3,327,000 to the consolidated profit for the year ended 31 December 2012.

Had the combination taken place at the beginning of the year, the revenue and the profit of the Offeror Parent Group for the year would have been RMB36,080,353,000 and RMB1,438,732,000, respectively.

(b)	Acquisition of a subsidiary in 2011:

On 17 March 2011, the Offeror Parent Group acquired an additional 41.66% equity interest in Leshi, in which the Offeror Parent Group originally had an equity interest of 22.41%, from independent third parties. Leshi is mainly engaged in the production of dairy products. The acquisition was made as part of the Offeror Parent Group’s strategy to expand its market share of yogurt products in the PRC. The acquisition was made in the form of cash, with RMB50,907,000 paid at the acquisition date and the remaining RMB6,025,000 as a contingent consideration, which is to be paid in 2014 if certain operating results criteria can be achieved by Leshi over the three years subsequent to the acquisition date.

The Offeror Parent Group has elected to measure the non-controlling interest in Leshi at the non-controlling interests’ proportionate share of Leshi’s identifiable net assets.

The fair values of the identifiable assets and liabilities of Leshi as at the date of acquisition were as follows:

Fair value recognised on acquisition
RMB’000

Assets
Property, plant and equipment	43,680
Construction in progress	10,994
Land use rights	6,179
Other intangible assets	2,938
Available-for-sale investments	1,000
Cash and bank balances	54,175
Trade receivables	430
Prepayments and deposits	2,714
Other receivables	97
Inventories	7,307

129,514

Liabilities
Trade payables	(21,779)
Accruals and customers’ deposits	(1,409)
Other payables	(26,611)
Interest-bearing bank loans	(19,500)

(69,299)

Total identifiable net assets at fair value	60,215
Non-controlling interests’ proportionate share of identifiable net assets	(21,635)
Acquisition-date fair value of the Offeror Parent Group’s initial 22.41% equity interest in Leshi	(13,494)
Goodwill arising on acquisition (note 15)	30,823

Purchase consideration	55,909

APPENDIX IV	FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

The fair values of the trade receivables and other receivables as at the date of acquisition amounted to RMB430,000 and RMB97,000, respectively. The gross amounts of trade receivables and other receivables were RMB430,000 and RMB97,000, respectively.

The Offeror Parent Group incurred transaction costs of RMB12,000 for this acquisition. These transaction costs have been expensed and are included in administrative expenses in the consolidated income statement.

The goodwill of RMB30,823,000 represents the value of expected synergies from the acquisition. None of the goodwill recognised is expected to be deductible for income tax purposes.

The fair value of the contingent consideration of RMB6,025,000 was recognised at RMB5,002,000 as at the acquisition date and then remeasured to RMB5,599,000 as at 31 December 2012 (2011: RMB5,258,000). This was classified as other financial liabilities (note 41).

An analysis of the cash flows in respect of the acquisition of Leshi is as follows:

RMB’000

Cash consideration	50,907
Cash and bank balances acquired	(54,175)

Net inflow of cash and cash equivalents included in cash flows from investing activities	(3,268)
Transaction costs of the acquisition included in cash flows from operating activities	12

(3,256)

Since its acquisition, Leshi contributed RMB262,824,000 to the Offeror Parent Group’s turnover and RMB20,444,000 to the consolidated profit for the year ended 31 December 2011.

Had the combination taken place at the beginning of the year ended 31 December 2011, the revenue and the profit of the Offeror Parent Group for the year ended 31 December 2011 would have been RMB37,430,289,000 and RMB1,785,271,000, respectively.

47.	CONTINGENT LIABILITIES

Save as the disclosures in note 41 and 51(b), the Offeror Parent Group did not have any significant contingent liabilities at the end of the reporting period.

The Offeror Parent did not have any significant contingent liabilities at the end of the reporting period.

48.	PLEDGE OF ASSETS

Details of the Offeror Parent Group’s bills payable, bank loans and long term payables, which are secured by the assets of the Offeror Parent Group, are included in notes 34, 37 and 39, respectively, to the financial statements.

APPENDIX IV	FINANCIAL INFORMATION OF THE OFFEROR PARENT GROUP

49.	OPERATING LEASE ARRANGEMENTS

(a)	As lessor

At the end of the reporting period, the Offeror Parent Group had total future minimum lease receivables under non-cancellable operating leases with its tenants falling due as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within one year	15,415	762
In the second to fifth years, inclusive	64,442	69,467

	79,857	70,229

(b)	As lessee

At the end of the reporting period, the Offeror Parent Group had total future minimum lease payments under non-cancellable operating leases in respect of buildings and certain production equipment as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Within one year	88,758	71,252
In the second to fifth years, inclusive	190,748	205,406
Over five years	3,425	13,801

	282,931	290,459

50.	COMMITMENTS

In addition to the operating lease commitments detailed in note 49, the Offeror Parent Group had the following outstanding capital commitments in respect of the purchase and construction of property, plant and equipment as at the end of the reporting period:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Contracted, but not provided for	520,464	694,483

Subsequent to the end of the reporting date, the board of directors approved the capital expenditure (not contracted for) amounting to approximately RMB2,276,557,500 (2011: RMB2,500,748,000). As at 31 December 2011, the amount related to the Offeror Parent Group’s share of capital expenditure of a jointly-controlled entity of approximately RMB7,725,000 is included in the above balances.

The Offeror Parent did not have any significant commitments at the end of the reporting period.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

51.	RELATED PARTY TRANSACTIONS

(a)	In addition to the transactions and balances which are disclosed elsewhere in these financial statements, the Offeror Parent Group had the following significant transactions with its associates, a jointly-controlled entity and other related parties.

			Offeror Parent Group
			2012	2011
		Notes	RMB’000	RMB’000

(I)	Sales of liquid milk products to associates	(i)	4,261,668	4,719,948
(II)	Sales of ice cream products to associates	(i)	243,711	336,646
(III)	Sales of other dairy products to associates	(i)	18,479	14,734
(IV)	Sales of raw materials to a jointly-controlled entity	(ii)	169,304	51,908
(V)	Sales of raw materials to affiliates of a substantial shareholder of the Offeror Parent	(i)	—	158
(VI)	Purchase of raw materials from a jointly-controlled entity	(ii)	(112,791)	(84,300)
(VII)	Purchase of ice cream products from an associate	(i)	(8,394)	(56,565)
(VIII)	Purchase of liquid milk products from an associate	(i)	—	(42,445)
(IX)	Purchase of raw materials from affiliates of a substantial shareholder of the Offeror Parent	(i)	(411,311)	(265,832)

Notes:

(i)	The considerations were determined with reference to the then prevailing market prices/rates and the prices charged to third parties.
(ii)	These transactions were conducted at cost, which approximated to the prevailing market prices of the materials.

(b)	Other transactions with related parties

		Offeror Parent Group
		2012	2011
		RMB’000	RMB’000
(I)	Guarantees in connection with interest-bearing bank loans provided for a jointly-controlled entity	—	2,709

(II)	During the year of 2012, Inner Mongolia Mengniu sold 32,000,000 ordinary shares in Saikexing, an associate of Inner Mongolia Mengniu, to a former executive director and chief executive officer of the Offeror Parent at the price of RM101,760,000. The consideration of RMB101,760,000 was arrived at after negotiation taking into consideration the appraised value of the shares prepared by an independent valuer.

(c)	Compensation of key management personnel of the Offeror Parent Group

Key management compensation is detailed in note 7 to the financial statements.

Except for (a.V), (a.IX) and (b.II), the above transactions did not constitute connected transactions as defined in the Listing Rules.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

52.	FINANCIAL INSTRUMENTS BY CATEGORY

The carrying amounts of each of the categories of financial instruments as at the end of the reporting period are as follows:

Financial assets

	Offeror Parent Group
	Loans and receivables	2012 Available- for-sale financial assets	Total	Loans and receivables	2011 Available- for-sale financial assets
						Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Available-for-sale investments	—	749,788	749,788	—	295,206	295,206
Bills receivable	176,386	—	176,386	261,024	—	261,024
Trade receivables	625,087	—	625,087	574,734	—	574,734
Other receivables	359,877	—	359,877	289,427	—	289,427
Other financial assets	53,521	—	53,521	69,961	—	69,961
Investment deposits	160,000	—	160,000	102,800	—	102,800
Pledged deposits	51,602	—	51,602	175,289	—	175,289
Cash and bank balances	5,778,390	—	5,778,390	6,523,075	—	6,523,075

	7,204,863	749,788	7,954,651	7,996,310	295,206	8,291,516

Financial liabilities

		Offeror Parent Group
	2012		2011
	Financial liabilities at fair value	Financial liabilities at amortised cost	Financial liabilities at fair value	Financial liabilities at amortised cost

	RMB’000	RMB’000	RMB’000	RMB’000

Trade payables	—	2,381,955	—	2,543,405
Bills payable	—	1,296,910	—	1,141,141
Other payables	—	1,632,144	6,731	1,575,050
Interest-bearing bank loans	—	573,777	—	537,544
Other loans	—	24,915	—	119,094
Long term payables	—	144,593	—	188,739
Other financial liabilities	—	544,858	—	480,531

	—	6,599,152	6,731	6,585,504

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The carrying amounts of each of the categories of financial instruments as at the end of the reporting period are as follows:

Financial assets

	Offeror Parent
	Loans and receivables	2012 Available- for-sale financial assets	Total	Loans and receivables	2011 Available- for-sale financial assets	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Loans to a subsidiary included in interests in subsidiaries (note 19)	741,197	—	741,197	741,060	—	741,060
Loans to a subsidiary (note 18)	2,657,176	—	2,657,176	2,656,684	—	2,656,684
Financial assets included in other receivables	72,446	—	72,446	52,171	—	52,171
Cash and bank balances	751,922	—	751,922	622,766	—	622,766
Available-for-sale investments	—	89,642	89,642	—	69,008	69,008

	4,222,741	89,642	4,312,383	4,072,681	69,008	4,141,689

Financial liabilities

	Offeror Parent
	2012 Financial liabilities at amortised cost	2011 Financial liabilities at amortised cost
	RMB’000	RMB’000

Other payables	1,629	1,133
Interest-bearing bank loans	405,425	—

53.	FAIR VALUES AND FAIR VALUE HIERARCHY

Fair value

The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following methods and assumptions were used to estimate the fair values:

The fair values of cash and cash equivalents, the current portion of pledged deposits, trade receivables, trade and bills payables, financial assets included in prepayments, deposits and other receivables, financial liabilities included in other payables and accruals, current interest-bearing bank loans, other loans, approximate to their carrying amounts largely due to the short term maturities of these instruments.

The fair values of other financial assets, loans to a subsidiary, the non-current portion of interest-bearing bank loans and long term payables and other financial liabilities have been calculated by discounting the expected future cash flows using rates currently available for instruments on similar terms, credit risk and remaining maturities.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The fair values of listed equity investments are based on quoted market prices. The fair values of unlisted available-for-sale equity investments have been estimated using a valuation technique based on assumptions that are not supported by observable market prices or rates. The directors believe that the estimated fair values resulting from the valuation technique, which are recorded in the consolidated statement of financial position, and the related changes in fair values, which are recorded in other comprehensive income, are reasonable, and that they were the most appropriate values at the end of the reporting period.

The Offeror Parent Group enters into derivative financial instruments with established commodity trading exchanges. Derivative financial instruments are measured using market quoted prices. The carrying amounts of the commodity futures contracts are the same as their fair values.

Fair value hierarchy

The Offeror Parent Group uses the following hierarchy for determining and disclosing the fair value of financial instruments:

Level 1:	fair values measured based on quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2:	fair values measured based on valuation techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

Level 3:	fair values measured based on valuation techniques for which any inputs which have a significant effect on the recorded fair value are not based on observable market data (unobservable inputs)

Assets measured at fair value:

	Offeror Parent Group
	2012
	Level 1	Level 3	Total
	RMB’000	RMB’000	RMB’000

Available-for-sale investments	89,642	144,201	233,843
Biological assets	—	211,686	211,686

	89,642	355,887	445,529

	Offeror Parent
	2012
	Level 1	Level 3	Total
	RMB’000	RMB’000	RMB’000

Available-for-sale investments	89,642	—	89,642

Assets measured at fair value:

	Offeror Parent Group
	2011
	Level 1	Level 3	Total
	RMB’000	RMB’000	RMB’000

Available-for-sale investments	69,008	103,319	172,327

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

	Offeror Parent
	2011
	Level 1	Level 3	Total
	RMB’000	RMB’000	RMB’000

Available-for-sale investments	69,008	—	69,008

The movements in fair value measurements in Level 3 during the year are as follows:

	2012	2011
	RMB’000	RMB’000

Available-for-sale investments - unlisted

At 1 January	103,319	171,461
Total gains/(losses) recognised in other comprehensive income	40,882	(68,142)

At 31 December	144,201	103,319

Liabilities measured at fair value:

Offeror Parent Group
2012
	Level 1	Total
	RMB’000	RMB’000

Other payables - derivative financial instruments at fair value	—	—

Liabilities measured at fair value:

	Offeror Parent Group
	2011
	Level 1	Total
	RMB’000	RMB’000

Other payables - derivative financial instruments at fair value	6,731	6,731

The Offeror Parent did not have any financial liabilities measured at fair value as at 31 December 2012 and 2011.

54.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

Financial risk management

The Offeror Parent Group’s principal financial instruments, other than derivatives, comprise cash and cash equivalents, trade receivables and payables, other receivables and payables, balances with related parties, interest-bearing bank loans, other loans and long term payables. The main purpose of these financial instruments is to raise finance for the Offeror Parent Group’s operations. The Offeror Parent Group has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations.

The Offeror Parent Group also entered into derivative transactions, mainly commodity futures contracts. The purpose is to manage the commodity risks arising from the Offeror Parent Group’s operations.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The main risks arising from the Offeror Parent Group’s financial instruments are interest rate risk, foreign currency risk, credit risk, liquidity risk and equity price risk. The board of directors and senior management meet periodically to analyse and formulate measures to manage the Offeror Parent Group’s exposure to these risks. Generally, the Offeror Parent Group adopts prudent strategies on its risk management.

(i)	Interest rate risk

The Offeror Parent Group’s exposure to the risk of changes in market interest rates relates primarily to the Offeror Parent Group’s borrowings with floating interest rates. The Offeror Parent Group closely monitors its interest rate risk by performing periodic reviews and evaluations of its debt portfolio and gearing ratio. The interest rates and terms of repayment of the bank loans of the Offeror Parent Group are disclosed in note 37 to the financial statements. In the opinion of the directors, the Offeror Parent Group has no significant interest rate risk and has not used any interest rate swaps to hedge its exposure to interest rate risk.

The following table demonstrates the sensitivity to a reasonably possible change in interest rates, with all other variables held constant, of the Offeror Parent Group’s profit before tax (through the impact on floating rate borrowings):

	Offeror Parent Group
	Increase/ (decrease) in basis points	Increase/ (decrease) in profit before tax
		RMB’000

2012
RMB	50	(2,797)
RMB	(50)	2,797

Hong Kong dollars	50	(1,901)
Hong Kong dollars	(50)	1,901

United States dollar	50	—
United States dollar	(50)	—

2011
RMB	50	(3,471)
RMB	(50)	3,471

Hong Kong dollars	50	—
Hong Kong dollars	(50)	—

United States dollar	50	(210)
United States dollar	(50)	210

(ii)	Foreign currency risk

The Offeror Parent Group’s businesses are principally located in Mainland China and substantially all transactions are conducted in RMB, except for the purchases of imported machinery and equipment and sales of dairy products to Hong Kong and Macau. As at 31 December 2012, substantially all of the Offeror Parent Group’s assets and liabilities were denominated in RMB except the cash and bank balances of approximately RMB327,503,000 (2011: RMB139,724,000), RMB12,565,000 (2011: RMB163,027,000) and RMB23,000 (2011: Nil) which were denominated in United States dollars, Hong Kong dollars and European dollars, respectively, the interest-bearing bank loans of approximately RMB405,425,000 (2011: Nil) and approximately RMB38,852,000 (2011: RMB264,044,000) which were denominated in Hong Kong dollars and

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

United States dollars, respectively, and the long term payables of approximately RMB79,867,000 (2011: RMB100,128,000) which were denominated in United States dollars. The fluctuation of the exchange rates of RMB against foreign currencies could affect the Offeror Parent Group’s results of operations. However, in the opinion of the directors, the foreign currency risk exposure is under management’s control.

The following table demonstrates the sensitivity to a reasonably possible change in the RMB exchange rate as compared to United States dollars, Hong Kong dollars, European dollars, Japanese yen, Canadian dollars and Australian dollars with all other variables held constant, of the Offeror Parent Group’s profit before tax (due to changes in the fair value of monetary assets and liabilities) and equity:

		Increase/
	Increase/	(decrease)	Increase/
	(decrease)	in profit	(decrease)
	in RMB rate	before tax	in equity
	%	RMB’000	RMB’000

2012	5	148,648	(191,538)
	(5)	(148,648)	191,538

2011	5	220,456	(218,838)
	(5)	(220,456)	218,838

(iii)	Credit risk

The cash and bank balances, as well as the pledged deposits, of the Offeror Parent Group are mainly deposited with state-owned commercial banks in Mainland China.

The majority of the Offeror Parent Group’s sales are conducted on a cash basis. The Offeror Parent Group has implemented policies to ensure that sales of products are made to distributors, who wish to trade on credit terms, with an appropriate credit history which is subject to periodic reviews. Receivable balances are monitored on an ongoing basis and the Offeror Parent Group’s exposure to bad debts is not significant.

The credit risk of the Offeror Parent Group’s other financial assets, which comprise deposits and other receivables, arises from default of the counterparty, with a maximum exposure equal to the carrying amounts of these assets.

The Offeror Parent Group is also exposed to credit risk through the provision of financial guarantees, further details of which are disclosed in note 51(b) to the financial statements.

Except for the above, the Offeror Parent Group has no significant concentration of credit risk, with exposure spreading over a number of counterparties.

Further quantitative data in respect of the Offeror Parent Group’s exposure to credit risk arising from trade receivables are disclosed in note 28 to the financial statements.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

(iv)	Liquidity risk

The Offeror Parent Group closely monitors its liquidity risk by performing periodic reviews and evaluations of its liquidity with regard to the industry characteristics, market conditions, business strategies and changes in the Offeror Parent Group’s state of affairs and adjusting the current and non-current portions of the Offeror Parent Group’s debt portfolio on a proper and timely basis. In addition, the Offeror Parent Group aims to ensure a continuity of funds and flexibility through the use of various means of financing and by keeping committed credit lines available.

The table below summarises the maturity profile of the Offeror Parent Group’s financial liabilities at 31 December 2012 based on contractual undiscounted payments.

			2012
		Less		More
	On	than	1 to 5	than
	demand	1 year	years	5 years	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Interest-bearing bank loans	—	581,925	—	—	581,925
Other loans	24,915	—	—	—	24,915
Trade and bills payables	—	3,678,865	—	—	3,678,865
Other payables, excluding current portion of long term payables	—	1,580,608	—	—	1,580,608
Long term payables	—	60,330	162,127	—	222,457
Other financial liabilities	—	—	647,113	309,275	956,388

			2011
		Less		More
	On	than	1 to 5	than
	demand	1 year	years	5 years	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Interest-bearing bank loans	—	547,951	—	—	547,951
Other loans	119,094	—	—	—	119,094
Trade and bills payables	—	3,684,546	—	—	3,684,546
Other payables, excluding current portion of long term payables	—	1,519,959	—	—	1,519,959
Long term payables	—	72,216	203,068	15,204	290,488
Other financial liabilities	—	—	363,328	593,060	956,388

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

(v)	Equity price risk

Equity price risk is the risk that the fair values of equity securities decrease as a result of changes in the levels of equity indices and the value of individual securities. The Offeror Parent Group is exposed to equity price risk arising from individual equity investments classified as available-for-sale investments (note 22) as at 31 December 2012.

The following table demonstrates the sensitivity to every 5% change in the fair values of the equity investments, with all other variables held constant and before any impact on tax, based on their carrying amounts at the end of the reporting period. For the purpose of this analysis, for the available-for-sale equity investments, the impact is deemed to be on the available-for-sale investment revaluation reserve and no account is given for factors such as impairment which might impact the consolidated income statement.

	Carrying
	amount of
	equity	Change in
2012	investments	equity
	RMB’000	RMB’000

Investments listed in:
Hong Kong – available-for-sale	89,642	4,482
Unlisted investments at fair value:
Available-for-sale	144,201	7,210

	Carrying
	amount of
	equity	Change in
2011	investments	equity
	RMB’000	RMB’000

Investments listed in:
Hong Kong – available-for-sale	69,008	3,540
Unlisted investments at fair value:
Available-for-sale	103,319	5,166

Capital management

The primary objectives of the Offeror Parent Group’s capital management are to safeguard the Offeror Parent Group’s ability to continue as a going concern and to maintain healthy capital ratios in order to support its business and maximise shareholders’ value.

The Offeror Parent Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Offeror Parent Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2012 and 31 December 2011.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The Offeror Parent Group monitors capital using a gearing ratio, which is net debt divided by the total capital plus net debt. Net debt includes interest-bearing bank loans and other loans, trade, bills and other payables, accruals and customers’ deposits, long term payables, other financial liabilities, less cash and bank balances, and excludes discontinued operations. Capital represents equity attributable to owners of the Offeror Parent. The gearing ratios as at the ends of reporting periods were as follows:

	Offeror Parent Group
	2012	2011
	RMB’000	RMB’000

Interest-bearing bank loans	573,777	537,544
Trade and bills payables	3,678,865	3,684,546
Accruals and customers’ deposits	993,460	1,180,720
Other payables	1,632,144	1,581,781
Other loans	24,915	119,094
Long term payables	144,593	188,739
Other financial liabilities	544,858	480,531
Less: Cash and bank balances	(5,778,390)	(6,523,075)

Net debt	1,814,222	1,249,880
Equity attributable to owners of the Offeror Parent	12,443,292	11,471,058

Capital and net debt	14,257,514	12,720,938

Gearing ratio	12.72%	9.83%

55.	EVENTS AFTER THE REPORTING PERIOD

During 2013, Inner Mongolia Mengniu acquired an additional 49% interest in Mengniu Arla, in which Inner Mongolia Mengniu originally had an equity interest of 50%. The acquisition was made as part of the Offeror Parent Group’s strategy to expand its market share of dairy products in the PRC. The acquisition was made in the form of cash, with RMB60,000,000 paid at the acquisition date, a total of RMB40,000,000 to be paid equally on the first, second, third and fourth anniversaries, and the remaining RMB150,000,000 as a contingent consideration, which is to be paid if certain operating results criteria can be achieved by Mengniu Arla subsequent to the acquisition date.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

3.	MATERIAL ACQUISITION SINCE LATEST PUBLISHED AUDITED ACCOUNTS

Save as disclosed in this section headed “Material Acquisition Since Latest Published Audited Accounts”, there have been no material changes in the financial or trading position or outlook of the Offeror Parent Group since 31 December 2012, being the date to which the last audited consolidated financial results of the Offeror Parent Group were made up, to the Latest Practicable Date.

On May 7, 2013, the Offeror Parent announced its acquisition of 1,296,000,000 shares in Modern Dairy, representing approximately 26.92% of the issued share capital of Modern Dairy as at May 7, 2013. The aggregate consideration for the acquisition of HK$3,177.52 million was funded by a term facility arranged by the Offeror Parent and internal resources of the Offeror Parent and its subsidiaries. The acquisition of Modern Dairy was completed on May 21, 2013. The aggregate of the remuneration payable to and benefits in kind receivable by the Offeror Parent Directors will not be varied in consequence of the acquisition of Modern Dairy.

Modern Dairy is a company incorporated in the Cayman Islands with limited liability, the shares of which are listed on the Main Board of the Stock Exchange (stock code: 1117). Modern Dairy is the largest dairy farming company in terms of herd size as well as the largest raw milk producer in China.

For details of the acquisition of Modern Dairy, please refer to the announcement of the Offeror Parent dated May 7, 2013.

The accountants’ report for the financial statements of Modern Dairy for the years ended June 30, 2011 and 2012 and for the six months ended December 31, 2012 could be found on the website of the Stock Exchange (http://www.hkexnews.hk/).

4	INDEBTEDNESS

Borrowings

As at the close of business on May 31, 2013, the Enlarged Group had the following outstanding borrowings:

	Secured	Unsecured	Total
	RMB’000	RMB’000	RMB’000

Bank loans	602,208	3,370,987	3,973,195
Other borrowings and payables	191,375	23,915	215,290

	793,583	3,394,902	4,188,485

Other borrowings and payables of RMB191,375,000 were secured by certain property, plant and equipment of the Enlarged Group.

APPENDIX IV	FINANCIAL INFORMATION OF
THE OFFEROR PARENT GROUP

The secured bank loans of RMB602,208,000 were secured by certain restricted bank deposits, other investments, land use rights and property, plant and equipment of the Enlarged Group.

Mortgages and charges

As at May 31, 2013, certain bank loans, other borrowings and payables and other banking facilities of the Enlarged Group were secured by the pledge of the followings:

Total
RMB’000

Pledged deposits	678,157
Other investments	100,000
Property, plant and equipment	257,504
Land use rights	2,669

1,038,330

Guarantees

As at May 31, 2013, the Enlarged Group provided guarantees of approximately RMB163,000,000 to certain banks relating to the bank loans borrowed by certain raw milk suppliers of the Enlarged Group.

Contingencies

As at May 31, 2013, the Enlarged Group did not have any significant contingent liabilities.

Save as aforesaid or as otherwise mentioned herein, and apart from intra-group liabilities, none of the companies in the Enlarged Group had, at the close of business on May 31, 2013, any outstanding loan capital issued and outstanding or agreed to be issued, bank overdrafts, charges or debentures, mortgages, loans or other similar indebtedness or any finance lease commitments, hire purchase commitments, liabilities under acceptances, acceptance credits or any guarantees or other material contingent liabilities.

The Offeror Parent Directors have confirmed that there have been no material changes in the indebtedness and contingent liabilities of the Enlarged Group since May 31, 2012.

For the purpose of the above indebtedness statement, foreign currency amounts have been translated into RMB at the exchange rates of US$1.00 to RMB6.1796 and HK$1.00 to RMB0.796 prevailing at the close of business on May 31, 2013.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF
THE OFFEROR AND BRITISH VIRGIN ISLANDS
COMPANY LAW

Set out below is a summary of certain provisions of the New Memorandum and New Articles and of certain aspects of the British Virgin Islands Law.

1.	MEMORANDUM OF ASSOCIATION

The New Memorandum is to be adopted upon the Offers becoming unconditional.

The New Memorandum states that the Offeror is limited by the shares issued by the Offeror. Subject to the British Virgin Islands Companies Law and any other British Virgin Islands legislation, the Offeror has, irrespective of corporate benefit: (a) full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and (b) for the purposes of (a), full rights, powers and privileges. For the purposes of section 9(4) of the British Virgin Islands Business Companies Act 2004, there are no limitations on the business that the Offeror may carry on.

Each Offeror Share confers upon the Offeror Shareholder: (a) the right to one vote at a meeting of the Offeror Shareholders or any Resolution of Shareholders; (b) the right to an equal share in any dividend paid by the Offeror; and (c) the right to an equal share in the distribution of the surplus assets of the Offeror on its liquidation.

Any change in the number of issued shares or the number of shares of the Offeror is authorised to issue may only be made with the approval of a Special Resolution of the Shareholders.

The rights conferred upon the Offeror Shareholders of any class shall not, unless otherwise expressly provided by the terms of issue of the Offeror Shares of that class, be deemed to be varied by the creation or issue of further Offeror Shares ranking pari passu therewith.

The New Memorandum and the New Articles may only be amended by a Special Resolution of the Shareholders.

2.	ARTICLES OF ASSOCIATION

The New Articles are to be adopted upon the Offers becoming unconditional. The following is a summary of certain provisions of the New Articles:

(a)	Offeror Shares

Shares, other securities and the options or rights to subscribe for or to convert or exchange any instrument into such shares or securities may be issued, allotted or created at such times, to such person for such consideration and on such terms as the Offeror Shareholders may by Special Resolution of the Shareholders determine from time to time.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

In accordance with and subject to section 59(1) of the British Virgin Islands Business Companies Act 2004, the New Articles empowers the Offeror, with the approval of a Special Resolution of the Shareholders, to purchase, redeem or otherwise acquire and hold its own shares or securities in such manner and upon such terms as the directors may agree with the relevant Offeror Shareholder(s) save that (a) the Offeror may not purchase, redeem or otherwise acquire its own shares or securities without the consent of the Offeror Shareholders whose Offeror Shares or the Offeror Securities are to be purchased, redeemed or otherwise acquired unless the Offeror is permitted by the British Virgin Islands Business Companies Act 2004 or any other provision in the New Articles to purchase, redeem or otherwise acquire the Offeror Shares or the Offeror Securities without their consent and (b) the prior approval of a Special Resolution of Shareholders shall be required, other than in the case of the Re-listing Exchange Option, the Yashili Share Exchange Right, the General Repurchase Option and the Change of Control Repurchase Option (please see below). Offeror Shares that the Offeror purchases, redeems or otherwise acquires pursuant to these New Articles may be cancelled or held as Treasury Shares.

The Offeror may only offer to purchase, redeem or otherwise acquire Offeror Shares or Offeror Securities if the Special Resolution of the Shareholders authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Offeror’s assets will exceed its liabilities and the Offeror will be able to pay its debts as they fall due.

(b)	Mortgages and Charges Over Shares

An Offeror Shareholder may create a charge over any of the Offeror Shares pursuant to an instrument of writing only with the approval of a Special Resolution of the Shareholders.

(c)	Transfer of Shares

For a period of three years following the Unconditional Date, the Offeror Shareholders holding Shares issued to them under the Offers may not transfer, dispose of, or enter into any agreement to transfer, dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of such Offeror Shares unless otherwise approved by a Resolution of the Directors in writing.

The abovementioned lock-up restrictions do not apply in the following circumstances:

(i)	the exercising and completion of the Re-listing Exchange Option;

(ii)	the exercising and completion of the Yashili Share Exchange Right;

(iii)	the exercising and completion of the Change of Control Repurchase Option;

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

(iv)	the sale of the Offeror Shares under the Tag-Along Rights; and

(v)	the charging or pledging in relation to the financing of the Offers but only to the extent that such charge or security is created over such number of Offeror Shares as represents the Offeror Parent’s attributable interest in the issued share capital of Yashili.

The abovementioned lock-up restrictions will lapse if either (i) the Change of Control Repurchase Option, (ii) the Re-listing Exchange Option or (iii) the Yashili Share Exchange Right is not permitted by the then applicable laws or regulations, or there is a Change of Control of the Offeror or Yashili. In such circumstances, an Offeror Shareholder shall be at liberty to sell any of its Offeror Shares to any party or choose to remain as an Offeror Shareholder.

(d)	Tag-Along Rights

(i)	Subject to (ii) below, for a period of ten years from the Unconditional Date, the Offeror Parent may only sell part or all of its Offeror Shares to a third party provided that the other Offeror Shareholders may elect to sell, and the third party acquires from such electing Offeror Shareholders, such amount of the Offeror Shares as is pro rata to the proportion of the Offeror Shares being sold by the Offeror Parent. Any such sale by an electing shareholder of the Offeror shall be at the same price and otherwise on no less favourable terms as those proposed between the Offeror Parent and the third party, and the sale by the Offeror Parent shall take place simultaneously as any such sale by the electing Offeror Shareholder.

(ii)	So long as the Offeror Parent remains as a controlling shareholder of the Offeror, to the extent that any sale of the Offeror Shares by the Offeror Parent would result in a Change of Control in the Offeror, the Offeror Parent shall only be permitted to sell such Offeror Shares provided that the other Offeror Shareholders may elect to sell and the third party acquires from the other electing shareholders of the Offeror all of their Offeror Shares at the same price and otherwise on no less favourable terms as those proposed between such Offeror Parent and the third party, and the sale by the Offeror Parent shall take place simultaneously as any such sale by the electing Offeror Shareholder.

(e)	Directors

(i)	Retirement, appoint and removal

The minimum number of Offeror Directors shall be one and there shall be no maximum number.

Each Offeror Director holds office for the term, if any, fixed by the Resolution of Shareholders or the Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

An Offeror Director may be removed from office:

(A)	with cause, by Resolution of Shareholders passed at a meeting of Offeror Shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75 percent of the votes of the Offeror Shareholders entitled to votes;

(B)	with cause, by Resolution of Directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director; or

(C)	in the case of the New Offeror Director (please see below), with or without cause, by the Offeror Shareholder who nominated the New Offeror Director, nominating such New Offeror Director for removal, as effected by a Resolution of Shareholders or a Resolution of Directors passed in accordance with (A) and (B) above, as applicable.

(ii)	Nomination of Directors

An Offeror Shareholder holding 8% or more of the issued shares of the Offeror is entitled, from time to time, to nominate for appointment one director to the board of directors of the Offeror by notice to the Offeror (the “New Offeror Director”) and each Offeror Shareholder or Offeror Director (as the case may be) shall exercise its rights to procure the appointment of the New Director as director of the Offeror.

The Offeror Directors shall exercise their rights as Offeror Directors to procure the Offeror to exercise its rights as a shareholder of Yashili to procure the New Offeror Director is also appointed to the Yashili Board.

(iii)	Remuneration

The Offeror Directors may, by Resolution of Directors, fix the emoluments of the Offeror Directors with respect to services to be rendered in any capacity to the Offeror.

(iv)	Powers of Directors

The business and affairs of the Offeror shall be managed by, or under the direction or supervision of, the Offeror Directors. The Offeror Directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Offeror. The Offeror Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Offeror and may exercise all such powers of the Offeror as are not by the British Virgin Islands Companies Law and the New Articles required to be exercised by the Offeror Shareholders.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

Subject to certain provisions of the New Articles, the Offeror Directors may by Resolution of Directors exercise all the powers of the Offeror to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Offeror or of any third party. Nothwithstanding this provision, the incurrence of any indebtedness other than ordinary course expenses, taxes, salaries and bonuses that are incurred solely for the purposes of the Offeror’s holding of Yashili Shares shall be resolved by a Special Resolution of the Shareholders.

(v)	Conflict of interests

An Offeror Director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Offeror, disclose the interest to all other Offeror Directors.

An Offeror Director who is interested in a transaction entered into or to be entered into by the Offeror may:

(A)	vote on a matter relating to the transaction;

(B)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(C)	sign a document on behalf of the Offeror, or do any other things in his capacity as a director, that relates to the transaction,

And subject to compliance with the British Virgin Islands Companies Law shall not, by reason of his office be accountable to the Offeror for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

(vi)	Loans and provision of security for loans to Offeror Directors

There are no provisions in the New Articles relating to the making of loans to Offeror Directors.

(f)	Meeting of Offeror Shareholders

Any of the Offeror Directors may convene meetings of the Offeror Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the Offeror Director considers necessary or desirable.

Upon the written request of the Offeror Shareholders entitled to exercise 8 percent or more of the voting rights in respect of the matter for which the meeting is requested the Offeror Directors shall convene a meeting of the Offeror Shareholders.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

The Offeror Directors convening a meeting shall give not less than 7 days’ notice of a meeting of the Offeror Shareholders to:

(i)	those Offeror Shareholders whose names on the date the notice is given appear as the Offeror Shareholders in the register of members and are entitled to vote at the meeting; and

(ii)	the other Offeror Directors.

The Offeror Directors convening a meeting of the Offeror Shareholders may fix as the record date for determining those Offeror Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

An Offeror Shareholder shall be deemed to be present at a meeting of the Offeror Shareholders if he participates by telephone or other electronic means and all and all Offeror Shareholders participating in the meeting are able to hear each other.

A meeting of the Offeror Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the Offeror Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Offeror Shareholder or proxy and then such person may, if it holds the requisite number of votes, pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

At every meeting of the Offeror Shareholders, the chairman of the Offeror’s board of directors shall preside as chairman of the meeting.

At any meeting of the Offeror Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution.

An action that may be taken by the Offeror Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Offeror Shareholders, a copy of such resolution shall forthwith be sent to all Offeror Shareholders not consenting to such resolution.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

(g)	Connected Transactions

(i)	For so long as the Offeror remains as a holding company of Yashili and Yashili maintains its listing status on the Stock Exchange, the Offeror may only enter into any transaction with the Yashili Group which constitutes a connected transaction for Yashili as prescribed under Chapter 14A of the Listing Rules with the approval of a Special Resolution of Shareholders. For the avoidance of doubt, approval by a Special Resolution of the Shareholders is not required if all the applicable disclosure and/or approval requirements (if applicable) under Chapter 14A of the Listing Rules in respect of such transaction have been compiled with;

(ii)	For so long as the Offeror remains as a holding company of Yashili and Yashili has withdrawn its listing status from the Stock Exchange, the Offeror may only enter into any transaction with the Yashili Group which would have constituted a connected transaction for Yashili as prescribed under Chapter 14A of the Listing Rules had Yashili been a company listed on the Stock Exchange with the approval of a Special Resolution of Shareholders. For the avoidance of doubt, approval by a Special Resolution of the Shareholders is not required if a financial adviser (independent from both the Offeror Parent Group and the Yashili Group) has concluded that such transaction has been conducted on “normal commercial terms” in the “ordinary course of business” of the Yashili Group (as those terms are defined under Chapter 14A of the Listing Rules); and

(iii)	The Offeror may only enter into any transaction with any person (other than a member of the Yashili Group) which would have constituted a connected transaction for the Offeror as prescribed under Chapter 14A of the Listing Rules had the Offeror been a company listed on the Stock Exchange with the approval of a Special Resolution of Shareholders. For the avoidance of doubt, approval by a Special Resolution of the Shareholders is not required if a financial adviser (independent from both the Offeror Parent Group and any such person with whom the Offeror has entered into such transaction with) has concluded that such transaction has been conducted on “normal commercial terms” in the “ordinary course of business” of the Offeror (as those terms are defined under Chapter 14A of the Listing Rules).

(h)	Disposal of Assets

(i)

Subject to the provisions relating to the Offeror Shares Lock-Up Restrictions, the Offeror may only dispose of any Yashili Shares or other assets of the Offeror, with the approval of a Special Resolution of

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

Shareholders, other than any disposal for the purposes of (i) giving security permitted in relation to the financing of the Offers but only to the extent that such charge or security is created over such number of Yashili Shares as represents the Offeror Parent’s attributable interest in the issued share capital of Yashili or (ii) any disposal by the chargee holding the benefit of the security provided under (i) pursuant to the exercise of its power of sale, provided that such disposal under (ii) shall be deemed to be a Change of Control of Yashili;

(ii)	For so long as the Offeror is a shareholder of Yashili, the Offeror may only authorise or approve the disposal of all or substantially all of the assets of Yashili or any other member of the Yashili Group with the approval of a Special Resolution of Shareholders.

(i)	Exchange options

(i)	Re-listing Exchange Option

Subject to the British Virgin Islands Business Companies Act 2004 and notwithstanding other provisions of the New Articles, if Yashili withdraws its listing status on the Stock Exchange and there is to be a re-listing of Yashili Group’s business (whether alone or together with any other assets or businesses), then prior to the listing of the New Listco, the Offeror shall give the Offeror Shareholders the opportunity (by delivering a notice to the Offeror Shareholders) to exchange all (but not part only) of the Relevant Offeror Shares held by such shareholders with such number of shares in New Listco as represent a fair valuation of the Relevant Offeror Shares, subject to the listing rules and guidance in force at that time; provided that, if there is a pre-IPO restructuring in which the Offeror Shares held by the Offeror Parent are exchanged for shares in New Listco, then each of such shareholder shall have the right to exchange all (but not part only) of its Relevant Offeror Shares for shares in New Listco at the same exchange ratio as the Offeror Parent and that shall be deemed to be a fair valuation of the Relevant Offeror Shares, subject to the listing rules and guidance in force at that time. The Offeror Shareholders who would like to exercise such option shall do so by delivering a notice to the Offeror. Any such exchange shall be effected by way of a repurchase of the shares to be exchanged and the issue of new shares representing the exchange consideration.

(ii)	Yashili Share Exchange Right

Subject to the British Virgin Islands Business Companies Act 2004 and notwithstanding other provisions of the New Articles, if Yashili continues to maintain its listing status on the Stock Exchange, following the close of the Offers and after Yashili has restored its public float to comply with the requirements under the Listing Rules, each Offeror Shareholder (other than

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

the Offeror Parent) will have an option to require the Offeror to (by delivering a notice to the Offeror), and upon exercise of such option by any such Offeror Shareholder the Offeror shall, repurchase the Offeror Shares held by such Offeror Shareholder by exchanging all (but not part only) of the Offeror Shares to be repurchased with such Offeror Shareholder’s proportionate interest in Yashili held through the Offeror provided that such Offeror Shareholder undertakes in writing to the Offeror that the Yashili Shares exchanged shall be subject to a lock-up period of three years following the Unconditional Date. For the avoidance of doubt, the Yashili Share Exchange Right is subject (a) to the then applicable laws and regulations and (b) to the Offeror having an option to either issue or procure the issue of new Yashili Shares or transfer existing Yashili Shares (which shall, in each case, be free from any encumbrance(s)) held by the Offeror for the purpose of such exchange. Such Offeror Shareholder’s proportionate interest in Yashili upon exchange will be calculated by multiplying the total number of the Yashili Shares held by the Offeror by the percentage of such Offeror Shareholder’s shareholding in the issued share capital of the Offeror. To the extent that the Offeror disposes of any Yashili Shares, the net proceeds of such disposal shall be paid promptly by the Offeror to the Offeror Shareholders according to such Offeror Shareholders’ proportionate interest in the Offeror immediately before the disposal. Fractions of Yashili Shares are to be rounded up to the nearest whole number and the Offeror Shareholder and the Offeror shall equally bear all the costs related to such exchange including stamp duty costs.

(j)	Repurchase options

(i)	General Repurchase Option

Subject to the British Virgin Islands Business Companies Act 2004 and notwithstanding any other provisions in the New Articles, if Yashili has withdrawn its listing in the Stock Exchange, then for a period from the expiry of the Lock-Up Period until the earlier of (i) ten years from the date of the expiry of the Lock-up Period; and (ii) the date of the listing of New Listco, each shareholder of the Offeror shall have the right to, upon the expiry of the Lock-Up Period at any time require the Offeror to (by delivering a notice to the Offeror), and the Offeror shall, repurchase all (but not part only) of the Offeror Shares such shareholder holds at a price per Offeror Share which is equivalent to twenty times of the earnings per Offeror Share for the financial year immediately preceding the shareholder’s exercise of such right subject to the then applicable laws and regulations in relation to repurchase of its own shares by the Offeror.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

Such earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding the relevant shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period.

(ii)	Change of Control Repurchase Option

Subject to the British Virgin Islands Business Companies Act 2004 and notwithstanding any other provisions in the New Articles, in the event of a Change of Control of the Offeror or Yashili (other than a Change of Control triggering the Tag-Along Rights), the Offeror Shares Lock-up Restrictions shall immediately not apply and each of the Offeror Shareholders (other than the shareholder whose change in shareholding in the Offeror or Yashili leads to the Change in Control) shall have the right to (by delivering a notice to the Offeror), for a period from the date of the Change of Control until the earlier of (i) ten years from the Unconditional Date; and (ii) the date of the New Listing, require the Offeror to, and the Offeror shall, repurchase all (but not part only) of the Offeror Shares it holds at a price per Offeror Share which is equivalent to twenty times of the earnings per Offeror Share for the financial year immediately preceding the relevant shareholder’s exercise of such right subject to the then applicable laws and regulations in relation to repurchase of its own shares by the Offeror.

Such earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding the relevant shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period.

(k)	Distributions

The Offeror will adopt a dividend policy pursuant to which it will distribute, on a pro-rata basis and subject to the then applicable laws and regulations, all of its distributable profits (after deducting the administrative expenses incurred and withholding taxes (if required by applicable laws)) as of the end of each financial year.

In accordance with this general principle, the Offeror Directors may, by a Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Offeror’s assets will exceed its liabilities and the Offeror will be able to pay its debts as they fall due. Notwithstanding this provision, the Offeror may by a Special Resolution of the Shareholders declare, make or pay any dividends other than dividends payable to all the Offeror Shareholders on a pro-rata basis, provided that any such dividend is agreed to by all the Offeror Shareholders of the relevant class of Offeror Shares prior to its declaration or payment, as applicable.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

(l)	Accounts and Audits

The Offeror shall keep records that are sufficient to show and explain the Offeror’s transactions and that will, at any time, enable the financial position of the Offeror to be determined with reasonable accuracy.

The Offeror shall prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Offeror for a financial period and a true and fair view of the assets and liabilities of the Offeror as at the end of a financial period.

The Offeror shall ensure all financial statements of the Offeror for every financial year to be audited by auditors.

Each Offeror Shareholder shall have access to the audited financial statements of the Offeror in respect of every financial year which ends after the Closing Date (in paper or electronic form at the request of the Offeror Shareholders) at no charge, subject to compliance with the applicable laws and regulations including the applicable requirements under the Listing Rules in respect of disclosure of inside information by the Offeror Parent and Yashili.

(m)	Voluntary Liquidation

The Offeror may by Special Resolution of the Shareholders, appoint a voluntary liquidator.

The filing of any petition for the winding-up of the Offeror or any of its subsidiaries, a resolution being passed for the winding-up of the Offeror or any of its subsidiaries, or the appointment of a liquidator, receiver or administrator over any of the Offeror’s assets or undertakings or any of its subsidiaries’ assets of undertakings shall require the approval of a Special Resolution of the Shareholders.

For the purposes of the sections headed “Memorandum of Association” and “Articles of Association” of this Appendix V:

“Offeror Securities” means the Offeror Shares and debt obligations of every kind of the Offeror and including without limitation, options, warrants and rights to acquire the Offeror Shares or debt obligations.

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Offeror Directors by the affirmative vote of a majority of the Offeror Directors present at the meeting who voted except that where an Offeror Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing or by telex, telegram, cable or other written electronic communication by a majority of the Offeror Directors. A written resolution consented to in such manner may consist of several documents including written electronic communication, in like form each signed or assented to by one or more Offeror Directors.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

“Resolution of Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Offeror Shareholders of the Offeror by the affirmative vote of a majority of in excess of 50 percent of the votes of the Offeror Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of 50 percent of the votes of Offeror Shares entitled to vote thereon.

“Treasury Shares” means an Offeror Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Offeror and not cancelled.

“Special Resolution of the Shareholders” means either:

(a)	a resolution approved at a duly convened and constituted meeting of the Offeror Shareholders by the affirmative vote of a majority of in excess of 92 per cent of the votes of the Offeror Shares entitled to vote thereon; or

(b)	a resolution consented to in writing by a majority of in excess of 92 per cent of the votes of Offeror Shares entitled to vote thereon.

3.	BRITISH VIRGIN ISLANDS COMPANY LAW

Summary of British Virgin Islands Company Law

1.	Introduction

The British Virgin Islands Business Companies Act (“Companies Act”) is derived, to a large extent, from English corporate legislation, although there are significant differences between the Companies Act and English corporate legislation. Set out below is a summary of certain provisions of the Companies Act, although this summary does not purport to be a complete review of all matters of corporate law and taxation which may differ from equivalent provisions in jurisdictions with which interested parties may be more familiar.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

2.	Shares

Instead, a company limited by, or otherwise authorised to issue shares, can now simply state in its memorandum of association the maximum number and classes of shares that the company is authorised to issue. Companies may also divide their shares (including those shares already in issue) into a larger number of shares or combine them into a smaller number of shares in the same class or series, provided that the maximum number of shares the company is permitted to issue is not exceeded. On any such division or combination of shares the aggregate par value (if any) of the new shares must be equal to the aggregate par value of the original shares.

The directors of a company can, at their discretion, issue shares in registered or bearer form (although in order to issue bearer shares there must be an express authorisation in the memorandum of association and such bearer shares must be held by an approved custodian) for such consideration and on such terms as they may determine.

Shares can be issued for consideration in any form, provided such consideration is not less than par value where the share is a par value share.

If so authorised by its memorandum of association, a company can issue more than one class of shares and, if so, the memorandum of association must also specify the rights, privileges, restrictions and conditions which attach to each class.

The Companies Act provides that companies may issue redeemable shares, shares with no rights, limited rights or preferential rights to share in distributions, or shares with no or special or limited or conditional voting rights. They may also, subject to their memorandum of association and articles of association, issue bonus shares, partly or nil paid shares, and fractional shares.

The Companies Act provides that a company may purchase, redeem or otherwise acquire its own shares, either in accordance with the procedure set out in the Companies Act, or any other procedure as provided for in the memorandum of association and articles of association of the company.

Under the provisions in the Companies Act, the directors may make an offer for the company to purchase, redeem or otherwise acquire shares in the company provided that the offer is either (a) to all shareholders and would, if successful, leave the relative voting and distribution rights unaffected, or (b) to one or more shareholders and consented to in writing by all shareholders, or is otherwise permitted by the memorandum of association or articles of association. Where the offer is to one or more shareholders, the directors must pass a resolution to the effect that in their opinion the purchase, redemption or other acquisition would benefit the remaining shareholders, and the proposed offer is fair and reasonable to the company and the remaining shareholders.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

Where an acquisition by a company of its own shares would be treated as a distribution, the conditions imposed on distributions (detailed in paragraph 4 below) must be met. The purchase, redemption or other acquisition by a company of its own shares is not deemed to be a distribution where it is effected pursuant to, inter alia, a right of a shareholder to have his shares redeemed or exchanged for money or other property of the company or where the share is redeemable at the option of the company.

3.	Financial Assistance

There is no statutory restriction in the BVI on the provision of financial assistance by a company for the purchase of, or subscription for, its own or its holding company’s shares. Accordingly, a company may provide financial assistance if the directors of the company consider, in discharging their duties of due care, skill and diligence that they are acting in good faith, for a proper purpose and in the interests of the company, that such assistance can be given.

4.	Dividends and Distributions

The directors of a company may only declare a distribution by the company if they are satisfied, on reasonable grounds that the company will, immediately after the distribution, satisfy the solvency test set out in section 57(1) of the Companies Act. A company satisfies the solvency test if the value of its assets exceeds its liabilities and it is able to pay its debts as they fall due.

5.	Shareholders’ Remedies

The Companies Act has introduced a series of remedies available to shareholders. Where a company engages in activity which breaches the Companies Act or the company’s memorandum of association and articles of association, the court can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for shareholders’ remedies has also been incorporated into the Companies Act — where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order on such conduct.

6.	Mergers and Consolidations

Under the Companies Act two or more companies, each a “constituent company”, may merge or consolidate.

A merger involves merging two or more companies into one of the constituent companies that will remain as the surviving company and a consolidation involves two or more companies consolidating into a new company. Subject to the memorandum of association and articles of the company a merger or consolidation must be authorised by a resolution of shareholders of every class of shares entitled to vote on the merger.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

There are differing procedures depending on the type of merger that is taking place. Under the Companies Act a merger may occur between any of the following:

(a)	Two or more companies incorporated under the Companies Act;

(b)	One or more companies incorporated under the Companies Act and one or more companies incorporated under the laws of a jurisdiction outside the BVI where the BVI company is the surviving entity;

(c)	One or more companies incorporated under the Companies Act and one or more companies incorporated under the laws of a jurisdiction outside the BVI where the foreign company is the surviving entity;

(d)	A parent company and one or more of its subsidiaries where the companies are incorporated under the Companies Act;

(e)	A parent company and one or more of its subsidiaries where one or more of the companies are incorporated under the Companies Act, one or more are incorporated under the laws of a jurisdiction outside the BVI and where the BVI company is the surviving company; or

(f)	A parent company and one or more if its subsidiaries where one or more of the companies are incorporated under the Companies Act, one or more are incorporated under the laws of a jurisdiction outside the BVI and where the foreign company is the surviving entity.

Under the Companies Act, a shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from:

(a)	A merger, if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares;

(b)	A consolidation, if the company is a constituent company.

The Companies Act sets out the procedure that must be followed in effecting dissenters’ rights. Ultimately, if the company and the dissenter fail to agree on the price to be paid for the shares owned by the dissenter, then the statutory procedure provides that the fair value of the shares owned by the dissenter is fixed by three appraisers.

7.	Redemption of Minority Shares

Under the Companies Act and subject to the memorandum of association or articles of association of a company, shareholders of a company holding 90 per cent of the votes of the outstanding shares entitled to vote; and shareholders of a

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

company holding 90 per cent of the votes of the outstanding shares of each class of shares entitled to vote as a class, may give a written instruction to the company directing it to redeem the shares held by the remaining shareholders. Upon receiving this direction, the company must redeem the shares it has been directed to redeem and must give written notice to each shareholder stating the redemption price and the manner by which the redemption will be effected.

The shareholders having their shares compulsorily redeemed are entitled to receive fair value for their shares and may dissent from the compulsory redemption. The Companies Act sets out the procedure that must be followed in effecting dissenters’ rights. Ultimately, if the company and the dissenter fail to agree on the price to be paid for the shares owned by the dissenter, then the statutory procedure provides that the fair value of the shares owned by the dissenter is fixed by three appraisers.

8.	Disposal of Assets

Under the Companies Act and subject to the memorandum of association or articles of association of a company, any sale, transfer, lease, exchange or other disposition, other than a mortgage, charge or other encumbrance or the enforcement thereof, of more than 50 per cent in value of the assets of the company, if not made in the usual or regular course of the business carried on by the company, requires the approval of the shareholders.

The Companies Act sets out the procedure that must be followed in relation to effecting such a disposal.

9.	Accounting and Auditing Requirements

The Companies Act requires that a company shall cause to be kept proper books of account that (a) are sufficient to show and explain the company’s transactions; and (b) will, at any time, enable the financial position of the company to be determined with reasonable accuracy.

10.	Register of Shareholders

A BVI Business Company may, subject to the provisions of its articles of association, maintain its principal register of members and any branch registers at such locations, whether within or outside of the BVI, as its directors may, from time to time, think fit. However either the register of members or a copy of the register of members of the BVI Business Company has to be kept at the office of its registered agent in the BVI.

There is no mandatory requirement under the Companies Act for a company to make any filings of shareholder information to the Registrar of Corporate Affairs in the BVI. The names and addresses of the shareholders are, accordingly, not a matter of public record and are not available for public inspection.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

11.	Inspection of Books and Records

Subject to the Companies Act, a shareholder of a company will have general right under the Companies Act to inspect or obtain copies of the register of members, the register of directors and minutes of meetings and resolutions of members and of those classes of members of which he is a member. However, subject to the company’s memorandum of association and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document (or part of a document) refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

12.	Special Resolutions

The Companies Act does not define “special resolution”. However a company’s memorandum of association and articles of association may make provisions for varying threshold levels of votes required to pass a resolution and require that certain matters may only be approved if passed by a certain percentage of votes.

13.	Subsidiary Owning Shares in Parent

The Companies Act does not prohibit a BVI company acquiring and holding shares in its parent company. The directors of any subsidiary making such acquisition must discharge their duties of care and to act honestly and in good faith and in what the director believes to be in the best interests of the company.

Under the Companies Act:-

(a)	a director of a company that is a wholly-owned subsidiary may, when exercising powers or performing duties as a director, if expressly permitted to do so by the memorandum of association and articles of association of the company, act in a manner which he believes is in the best interests of that company’s holding company even though it may not be in the best interests of the company.

(b)	a director of a company that is a subsidiary, but not a wholly-owned subsidiary, may, when exercising powers or performing duties as a director, if expressly permitted to do so by the memorandum of association or articles of association of the company and with the prior agreement of the shareholders, other than its holding company, act in a manner which he believes is in the best interests of that company’s holding company even though it may not be in the best interests of the company.

(c)	a director of a company that is carrying out a joint venture between the shareholders may, when exercising powers or performing duties as a director in connection with the carrying out of the joint venture, if expressly permitted to do so by the memorandum of association or articles of association of the company, act in a manner which he believes is in the best interests of a shareholder or shareholders, even though it may not be in the best interests of the company.

APPENDIX V	SUMMARY OF THE CONSTITUTION OF THE OFFEROR AND BRITISH VIRGIN ISLANDS COMPANY LAW

14.	Indemnification

BVI law in general does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, subject to the conditions set out in the Companies Act (e.g. the officer or director has acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, that officer or director had no reasonable cause to believe that his conduct was unlawful).

15.	Liquidation

A company is placed in liquidation either by an order of the court or by a resolution of directors or shareholders. A liquidator is appointed whose duties are to collect the assets of the company (including the amount (if any) due from the contributories (shareholders)), settle the list of creditors and discharge the company’s liability to them, rateably if insufficient assets exist to discharge the liabilities in full, and to settle the list of contributories and divide the surplus assets (if any) amongst them in accordance with the rights attaching to the shares.

16.	Stamp Duty on Transfers

No stamp duty is payable in the BVI on transfers of shares of BVI companies.

17.	Taxation

Companies incorporated or registered under the Companies Act are currently exempt from income and corporate tax. In addition, the British Virgin Islands currently does not levy capital gains tax on companies incorporated or registered under the Companies Act.

18.	Exchange Control

There are no exchange control regulations or currency restrictions in the BVI.

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

UBS AG
Hong Kong Branch
2 International Finance Centre
52/F, 8 Finance Street
Central, Hong Kong
Tel. +852-2971-8888
www.ubs.com
The Directors
China Mengniu International Company Limited
P.O. Box 957
Offshore Incorporations Centre
Road Town, Tortola
British Virgin Islands

23 July 2013

VOLUNTARY GENERAL OFFER BY UBS AG ON BEHALF OF

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED FOR

YASHILI INTERNATIONAL HOLDINGS LTD

ESTIMATES OF VALUE OF OFFEROR SHARES

Dear Sirs,

Pursuant to the requirements of the Takeovers Code, you have requested us to provide you with an estimate of value of the Offeror Shares (the “Estimates of Value”). Under the terms of the Share Offer, Yashili Shareholders may elect to receive: (i) cash of HK$3.50 for each Yashili Share; or (ii) cash of HK$2.82 and 0.681 Offeror Share in the Offeror for each Yashili Share. The Offeror was established for the sole purpose of the Offer. The Offeror Shares are unlisted and therefore do not have a publicly traded price.

Capitalised terms used in this letter will, unless otherwise stated, have the same meaning given to them in the composite document dated 23 July 2013 in relation to the Offers (the “Composite Document”).

PURPOSE

The Estimates of Value have been provided to the Offeror Directors solely for the purposes of Paragraph 30 of Schedule I of the Takeovers Code, and shall not be used or relied upon for any other purpose whatsoever. It is to be emphasised that the Estimates of Value contained herein are an estimated value of each Offeror Share based on certain assumptions and therefore do not necessarily reflect the actual value of Offeror Shares. This letter is not addressed to any third party and the contents of it may not be relied upon by any third party for any purpose whatsoever and UBS expressly disclaims any duty or liability to any third party with respect to the contents of this letter.

This letter sets out Estimates of Value of each Offeror Share assuming the Offers have become or been declared wholly unconditional and such share is in issue as at the date of this letter.

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

The Estimates of Value do not represent the value that a holder of an Offeror Share may realise on any future sale – and such a value may be higher or lower than the figure in this letter. UBS assumes no obligation to reaffirm, update or revise the Estimates of Value based upon circumstances or events occurring after the date hereof. Additionally the Estimates of Value are based on the announced value of HK$3.50 per Yashili Share under the Cash Option on which UBS expresses no opinion or representation.

We have not taken into account any future listing of the Offeror Shares as there can be no certainty as to whether a subsequent listing of the Offeror Shares will occur. The Estimates of Value do not constitute an opinion as to the price at which the Offeror Shares may trade at any point in the future.

In providing the Estimates of Value, UBS expresses no opinion or recommendation to any person as to whether they should accept the Offers or whether they should make any election to choose the Cash Option or the Cash and Share Option. Further, UBS expresses no opinion as to the fairness of the financial terms of the Offers.

ASSUMPTIONS

For the purposes of our analysis, we have made the following major assumptions:

i.	There exists a willing buyer and seller, neither being under any compulsion to buy or sell, dealing on an arm’s length basis, each having knowledge of all relevant facts;

ii.	As at the date of this letter, the Offers have become or been declared wholly unconditional and Yashili is a subsidiary of the Offeror, which in turn is a subsidiary of the Offeror Parent, and its turnover, profits, assets and liabilities on a consolidated basis will be the same as those of the Yashili Group;

iii.	The Offeror Shares issued in connection with the Offers, including those issued to the Offeror Parent comprise the entire issued share capital of the Offeror and no person has any right to acquire or subscribe any share or loan capital of the Offeror other than the Offeror Shares issued in connection with the Offers. Such shares have been issued pursuant to the terms of the Offers free from all encumbrances, credited as fully-paid, non-assessable, and ranking pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue;

iv.	The Offeror was established for the sole purpose of the Offers and acquiring Yashili and any share in the issued share capital of Yashili acquired by the Offeror have been acquired free from all liens, options and third party rights and together with the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of this letter, and all the outstanding Yashili Options have been cancelled;

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

v.	The Yashili Shares that are the subject of the Share Offer comprise the entire issued share capital of Yashili and, assuming the cancellation of the Yashili Options, no person other than the Offeror has any right to acquire or option to subscribe for any share or loan capital of Yashili and no share capital of Yashili is disposed of nor any right granted over or in respect of it at any future date;

vi.	No dividends or other distributions are or have been declared or paid by the Offeror;

vii.	The Offeror and Yashili exist on a continuing basis;

viii.	The Offeror Shares are unlisted and are valued on this basis. It is not possible to give a precise measure of the discount to reflect, among other things, the lack of marketability and the rights of the shareholders of the Offeror, but for the purposes of calculating our range of Estimates of Value we have assumed a range of discounts of 0-30% to an equivalent listed security to reflect, among other things, the lack of marketability and such shareholders’ rights. Whilst no methodological analysis can be undertaken for the purposes of estimating such a discount, based on our experience and academic studies we believe that a 0-30% discount range is an appropriate assumption to use for this purpose;

ix.	We have relied on and assumed, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of the Estimates of Value and we have not assumed and we do not assume any responsibility or liability in relation thereto. We have not made any independent valuation or appraisal of the assets and liabilities of Yashili, nor have we sought or been provided with any such valuation or appraisal. The Estimates of Value are necessarily based on financial, economic, market, regulatory and other conditions in effect, and the information made available to us, as at 23 July 2013 (being the date of this letter). It should be understood that subsequent developments may affect the Estimates of Value contained in this letter;

x.	The taxation of individual shareholders will vary and we have not taken account of the effects of any taxation exemptions, allowances or reliefs available for the purposes of income, capital gains, inheritance or any other applicable tax, duty or levy, notwithstanding these may be significant in the case of some shareholders;

xi.	The Offeror Parent will pay all costs and expenses in connection with the Offers, including the buyer’s ad valorem stamp duty in relation to the Share Offer;

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

xii.	Yashili and its subsidiaries will continue to trade in the ordinary course as a going concern and are not subject to any material adverse event; the assets and liabilities of Yashili on a consolidated basis are fairly reflected in the company’s consolidated accounts for the year ended 31 December 2012 (“last accounts”); neither Yashili nor any of its subsidiaries disposes of any asset for less than its fair value as reflected in the last accounts nor suffers or incurs any liability other than in the ordinary course of business; and

xiii.	An exchange rate of HK$1.266 to RMB1.00.

METHODOLOGY

In our Estimates of Value, we derive ranges of value for Offeror Shares which reflect the estimated value of such shares hypothetically assuming for the purpose of calculating the top end of the range that they are listed and freely tradable, and for the purpose of calculating the bottom end of the range we have assumed a discount of 30% to reflect, among other things, the lack of marketability and shareholders’ rights, particularly around the fact that independent shareholders will not be able to nominate director or approve reserved matters until certain ownership thresholds are reached.

UBS has valued the Offeror Shares based on the value of the Yashili Shares which the Offeror will own. Immediately following the closing of the Offer, the Offeror will not own any other assets except for Yashili Shares. As a result, the estimated value of the Offeror Shares issued in connection with the Offers is equal to the total estimated value of Yashili Shares that are the subject of the Share Offer, prior to any costs and expenses incurred by the Offeror in connection with the Offers.

In deriving a value for the top end of the range, we have used a value of HK$3.50 per Yashili Share which is equivalent to the value per Yashili Share under the Cash Option, before all fees and expenses of the Offeror incurred in connection with the Offers have been paid. Additionally, the Estimates of Value are based on the announced value of HK$3.50 per Yashili Share under the Cash Option on which UBS expresses no opinion or representation.

As stated above, we have derived the lower end of the range for the estimate of value for each Offeror Share, by assuming a 30% discount to the value calculated above to reflect the following factors which are more fully described in the Composite Document:

i.	The Irrevocable Undertakings pursuant to which Zhang International and CA Dairy have committed to opt for the Cash and Share Option and Cash Option, respectively;

ii.	The lack of marketability of the Offeror Shares as they will be unlisted shares;

iii.	The Offeror Shares Lock-Up Restrictions;

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

iv.	The right of a shareholder of the Offeror who beneficially owns 8% or more of the issued share capital of the Offeror to nominate and maintain one director on the board of directors of the Offeror and the Offeror Parent;

v.	Certain reserved matters must be approved by in excess of 92% of votes of the Offeror Shares entitled to vote thereon;

vi.	Offeror Shareholders have certain tag-along rights in the event that the Offeror Parent sells part or all of its Offeror Shares to a third party;

vii.	The right of Offeror Shareholders to exit in the event of Change of Control of the Offeror or Yashili; and

viii.	The right of Offeror Shareholders to require the Offeror to repurchase all of the Relevant Offeror Shares in certain circumstances at a price per Offeror Share which is equivalent to twenty times of the earnings per Offeror Share.

The valuation of non-publicly traded securities is inherently imprecise and is subject to certain uncertainties and contingencies, including, but not limited to, the above qualitative factors, the effects of which are difficult to predict. Consequently, the view expressed in this letter is not necessarily indicative of: (i) the price at which the Offeror Shares might actually trade in a public market as at 23 July 2013 or at any future date; (ii) the amount which might be realised upon a sale of an Offeror Share to a third party; or (iii) the amount that might be realised by a holder of an Offeror Share on liquidation of the Offeror. Our Estimates of Value may differ substantially from estimates available from other sources. In addition, our view would be expected to fluctuate with changes in prevailing market conditions, the financial conditions and prospects of the Offeror and other factors which generally influence the valuation of companies and securities. As a result, there can be no assurance that the actual price of an Offeror Share will not be higher or lower than the Estimates of Value.

At the top end of the range, we derive our values as follows:

i.	Assuming all Yashili Shareholders (other than Zhang International who opts for the Cash and Share Option) opt for the Cash Option, the aggregate value of the Offeror Shares issued in connection with the Offers is equal to approximately HK$12,457 million which is calculated by multiplying the value per Yashili Share under the Cash Option of HK$3.50 by the number of Yashili Shares that are the subject of the Offers of approximately 3,559 million

Based on the number of Offeror Shares in issue of approximately 12,475 million ordinary shares, assuming that all Yashili Shareholders (other than Zhang International who opts for the Cash and Share Option) opt for the Cash Option, this implies a value per Offeror Share of HK$0.9985 at the top end of the range.

Assuming a 30% discount for, among other things, lack of marketability and limited rights of the Offeror Shares implies a value of HK$0.6990 at the bottom end of the range.

ii.	Assuming all Yashili Shareholders (other than CA Dairy) opt for the Cash and Share Option, the aggregate value of Offeror Shares is equal to approximately HK$12,457 million which is calculated by multiplying the value per Yashili Share under the Cash Option of HK$3.50 by the number of Yashili Shares of approximately 3,559 million

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

Based on the number of Offeror Shares in issue of approximately 12,475 million ordinary shares, assuming that all Yashili Shareholders (other than CA Dairy) opt for the Cash and Share Option, this implies a value per Offeror Share of HK$0.9985 at the top end of the range.

Assuming a 30% discount for, among other things, lack of marketability and limited rights of the Offeror Shares implies a value of HK$0.6990 at the bottom end of the range.

Under both scenarios shown above where all Yashili Shareholders (other than Zhang International) opt for the Cash Option or all Yashili Shareholders (other than CA Dairy) opt for the Cash and Share Option, the Offeror Shares have an estimated value of HK$0.9985 at the top end of the range and an estimated value of HK$0.6990 at the bottom end of the range. For all scenarios in between the two shown above, where a proportion of the Yashili Shareholders opt for either of the Cash Option or the Cash and Share Option, the Estimates of Value for the Offeror Shares remain the same at HK$0.9985 per share at the top end of the range and HK$0.6990 at the bottom end of the range.

In determining the Estimates of Value, we have, among other things:

i.	Reviewed certain publicly available financial statements and other business and financial information relating to Yashili, the Offeror Parent and the Offeror;

ii.	Discussed with the senior management of Yashili certain background information relating to the business and its markets;

iii.	Relied on the discussions with the Offeror’s senior management as to the prospects of the Offeror; and

iv.	Considered such other factors and performed such other analysis as we consider appropriate.

In determining the Estimates of Value, we have not taken into account, among other things, any financial projections of Yashili for the entire current fiscal year (year ending 2013) and beyond.

No account has been taken of any potential transaction costs that a holder of Yashili Shares or Yashili Options may incur in regard to acceptance of the Offers.

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

No account has been taken of any potential transaction costs that a holder of Offeror Shares may incur, including any dealing costs and any dealing spread (the difference between a buying and selling price quoted by a market) that may be associated with the trading of Offeror Shares.

No account has been taken of any potential transaction costs that a holder of Offeror Shares may incur, or any potential costs that might be associated with a sale of the Offeror to a third party or a liquidation of the Offeror, which might be expected to reduce any return to a holder of an Offeror Share upon the occurrence of such an event.

We have produced the Estimates of Value using these methodologies and taken into account the information, factors, assumptions and limitations set out above.

ESTIMATES OF VALUE

On the basis of the above assumptions and methodology adopted by us and subject to the foregoing, if an Offeror Share had been issued as at 23 July 2013 (being the date of this letter), the Estimates of Value as defined in this letter are within a range of between HK$0.6990 and HK$0.9985 for each Offeror Share. This Estimates of Value does not represent a formal opinion of the value of an Offeror Share or a Yashili Share by UBS.

Under the Cash and Share Option, each Yashili Shareholder is entitled to receive cash of HK$2.82 and 0.681 Offeror Shares for each Yashili Share. This implies a value of approximately HK$3.30 to HK$3.50 for each Yashili Share, calculated as follows:

i.	At the bottom end of the range:

a.	Approximately HK$0.48, which is equal to 0.681 Offeror Shares multiplied by HK$0.6990, the value per Offeror Share at the bottom end of our value range; plus

b.	HK$2.82, the cash receivable by Yashili Shareholders electing the Cash and Share Option for each Yashili Share.

ii.	At the top end of the range:

a.	Approximately HK$0.68, which is equal to 0.681 Offeror Shares multiplied by HK$0.9985, the value per Offeror Share at the top end of our value range; plus

b.	HK$2.82, the cash receivable by Yashili Shareholders electing the Cash and Share Option for each Yashili Share.

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

As a cross-reference to the repurchase right of twenty times of the earnings per Offeror Share, given we have not taken into account any future projections of the Offeror post acquisition, we have cross-checked the implied value of Offeror Shares using 2012 actual net earnings of Yashili:

Yashili 2012 net earnings	RMB470 million

20x Net earnings multiple	x20

Value of Yashili (in RMB million)	RMB9,400 million

x1.266 RMB/HK$ exchange rate	x1.266

Value of Yashili (in HK$ million)	HK$11,900 million

/Number in Issue	/12,475 million

Value of Offeror Shares	HK$0.9539

Aggregate value of Offeror Shares	HK$2.82 + 0.681 x HK$0.9539 = HK$3.47

This suggests the value determined by 20x multiple is in line with the range of Estimates of Value for Offeror Shares. However the value that a holder of an Offeror Share may realise on any future sale and such a value may be higher or lower than the above illustration depending on the financial condition and prospects of the Offeror and other factors which generally influence the valuation of companies and securities.

GENERAL

UBS is acting as the lead financial adviser to the Offeror Parent Group in relation to the Offers and no one else in connection with the Offerors.

UBS will not be responsible to anyone other than the Offeror Parent Group for providing the protections afforded to clients of UBS, or for providing advice to any other person in relation to the Offers, the contents of the Composite Document or any other matters referred to in the Composite Document.

Yashili Shareholders are urged to read carefully all the information contained in the Composite Document.

The value of an Offeror Share may be impacted by the factors described in this letter.

APPENDIX VI	ESTIMATES OF VALUE OF OFFEROR SHARES

Further, in providing the Estimates of Value, UBS expresses no opinion or recommendation to any person as to whether they should accept the Offers or whether they should make any election to choose the Cash Option or the Cash and Share Option. Yashili Shareholders are recommended to seek their own independent financial advice. Further, UBS expresses no opinion as to the fairness of the financial terms of the Offers.

Yours faithfully,
For and on behalf of
UBS AG, Hong Kong Branch
David Chin	Samson Lo
Managing Director	Managing Director

APPENDIX VII	GENERAL INFORMATION

1.	RESPONSIBILITY STATEMENT

This document includes particulars given in compliance with the Takeovers Code for the purpose of giving information with regard to the Share Offer and the Option Offer, the Offeror Parent Group and the Yashili Group.

The information contained in this Composite Document relating to the Offeror Parent Group has been supplied by the Offeror Parent Group. The issue of this Composite Document has been approved by the Offeror Parent Directors and the Offeror Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this Composite Document (other than that relating to the Yashili Group), and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Composite Document (other than those expressed by the Yashili Board) have been arrived at after due and careful consideration and there are no other facts not contained in this Composite Document, the omission of which would make any statement in this Composite Document misleading.

The information contained in this Composite Document relating to the Yashili Group has been supplied by Yashili. The issue of this Composite Document has been approved by the Yashili Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this Composite Document (other than that relating to the Offeror Parent Group and the Concert Parties of the Offeror), and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Composite Document (other than those expressed by the Offeror Parent Group and the Concert Parties of the Offeror) have been arrived at after due and careful consideration and there are no other facts not contained in this Composite Document, the omission of which would make any statement in this Composite Document misleading.

2.	SHARE CAPITAL OF THE OFFEROR

On June 17, 2013, the Offeror Parent, the sole shareholder of the Offeror passed a resolution to authorize the increase of authorized share capital of the Offeror from 50,000 Offeror Shares of US$1.00 par value to 200,000,000,000 Offeror Shares of HK$1.00 par value each.

As at the Latest Practicable Date, the authorised and issued share capital of the Offeror was as follows:

Authorized:		HK$

200,000,000,000	Offeror Shares of HK$1.00 each	200,000,000,000

Issued and fully paid up:

1	Offeror Share of HK$1.00 each	1.00

– VII-1 –

APPENDIX VII	GENERAL INFORMATION

Since June 4, 2013 (being the date of incorporation of the Offeror) and up to and including the Latest Practicable Date, the Offeror has in issue one (1) Offeror Share that was subscribed by the Offeror Parent upon the incorporation of the Offeror. Save as disclosed above, the Offeror has not undergone any re-organization of capital.

For the rights of shareholders in respect of capital, dividends and voting, please refer to Appendix V — Summary of the Constitution of the Offeror and British Virgin Islands Company Law.

3.	MARKET PRICES OF SHARES OF THE OFFEROR

The Offeror Shares are not listed on any stock exchange. As such, no market price information is available relating to Offeror Shares.

4.	DISCLOSURE OF INTERESTS

(a)	Yashili Director’s interests and short positions in Yashili Shares and shares in Yashili’s associated corporations

As at the Latest Practicable Date, the interests and short positions of the directors and the chief executive of Yashili in the Yashili Shares and underlying shares of Yashili (within the meaning of Part XV of the SFO) as recorded in the register required to be kept under Section 352 of the SFO, or as otherwise notified to Yashili and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Companies contained in the Listing Rules are set out below:

Name	Capacity/ Nature of interest	Number of shares/ underlying shares held	Approximate percentage of interest in Yashili

Zhang Lidian(i)	Beneficial Owner	15,547,248	0.44%
Zhang Yanpeng(ii)	Beneficial Owner	3,124,489	0.09%

Notes:

(i)	Mr. Zhang Lidian was interested in 9,328,344 Yashili Shares as the beneficial owner and 6,218,904 underlying shares of Yashili by virtue of the options granted to him under the Pre-IPO Share Options Scheme. In relation to the 6,218,904 outstanding Yashili Options, 3,109,448 of which will be vested on January 1, 2014 and 3,109,456 of which will be vested on January 1, 2015, each at an exercise price of RMB0.11 and with an exercise period of 15 days from the respective vesting dates, assuming that there is no Option Offer.
(ii)	Mr. Zhang Yanpeng was interested in 2,174,688 Yashili Shares as the beneficial owner and 949,801 underlying shares of Yashili by virtue of the options granted to him under the Pre-IPO Share Options Scheme. In relation to the 949,801 outstanding Yashili Options, 474,896 of which will be vested on January 1, 2014 and 474,905 of which will be vested on January 1, 2015, each at an exercise price of RMB0.11 and with an exercise period of 15 days from the respective vesting dates, assuming that there is no Option Offer.

– VII-2 –

APPENDIX VII	GENERAL INFORMATION

Save for those disclosed under this section 4(a) above, as at the Latest Practicable Date, none of the directors or the chief executive of Yashili had any interests or short positions in the shares, underlying shares or debentures of Yashili or any of its associated corporations (within the meaning of Part XV of the SFO) as recorded in the register required to be kept under Section 352 of the SFO, or as otherwise notified to Yashili and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Companies contained in the Listing Rules.

All of the Yashili Directors who hold any Yashili Shares intend, in respect of their own beneficial shareholdings in Yashili, to reject the Share Offer.

(b)	Interests and short positions of substantial shareholders in Yashili

(i)	Interests in Yashili Shares and underlying Yashili Shares

As at the Latest Practicable Date, other persons’ interests in the shares and underlying shares of Yashili (within the meaning of Part XV of the SFO) as recorded in the register required to be kept under Section 336 of the SFO, or as otherwise notified to Yashili and the Stock Exchange are set out below:

Name	Capacity/Nature of interest	Number of Shares(3)	Approximate percentage of shareholding

Zhang International(1)	Beneficial owner	1,826,808,760	51.32%
CA Dairy(2)	Beneficial owner	853,631,240	23.98%
Carlyle Asia Partners III L.P.	Interests in a controlled corporation	853,631,240	23.98%
Notes:

(1)	Zhang International was held by Zhang’s Family as their wholly-owned investment holding company to hold their shares in Yashili.
(2)	CA Dairy is wholly-owned by Carlyle Asia Partners III L.P. and CAP III Co-Investment L.P.

(ii)	Short positions in Yashili Shares and underlying Yashili Shares

As at the Latest Practicable Date, no persons had any short positions in the shares or underlying shares of Yashili (within the meaning of Part XV of the SFO) as recorded in the register required to be kept under Section 336 of the SFO, or as otherwise notified to Yashili and the Stock Exchange.

– VII-3 –

APPENDIX VII	GENERAL INFORMATION

(c)	Interests of parties acting in concert with the Offeror in the Yashili Shares

As of the Latest Practicable Date, HSBC did not own or control any Yashili Shares or other relevant securities (as defined under Note 4 to Rule 22 of the Takeover Code) of Yashili.

(d)	Interests in the Offeror

Since June 4, 2013 (being the date of incorporation of the Offeror) and up to and including the Latest Practicable Date, the Offeror has in issue one (1) Offeror Share that was subscribed by the Offeror Parent upon the incorporation of the Offeror.

(e)	Other Interests

As at the Latest Practicable Date, save as disclosed in sections 4(a) to (d) above:

i.	none of the Offeror, Offeror Parent, Offeror Directors, the Offeror Parent Directors or any other Concert Parties of the Offeror owned or controlled or had any interest or short positions which they had taken or are deemed to have taken pursuant to Divisions 2 and 3 of Part XV of the SFO in any Yashili Shares or any convertible securities, warrants, options or derivatives in respect of the Yashili Shares;

ii.	none of the subsidiaries of Yashili, any of the pension funds of Yashili Group and any adviser to Yashili as specified in class (2) of the definition of “associate” under the Takeovers Code (excluding exempt principal traders), owned or controlled any Yashili Shares or any other convertible securities, warrants, options or derivatives in respect of Yashili Shares;

iii.	there is no arrangement of the kind referred to in Note 8 of Rule 22 of the Takeovers Code between any person and any member of the Offeror, the Offeror Parent or any of the Offeror;

iv.	there is no arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code between any person and any member of the Yashili Group or with any person who is an associate of Yashili by virtue of classes (1), (2), (3) and (4) of the definition of “associate” under the Takeovers Code;

v.	no fund managers (other than exempt fund managers) connected with Yashili who managed funds on a discretionary basis owned or controlled any Yashili Shares or any other convertible securities, warrants, options or derivatives in respect of the Yashili Shares;

– VII-4 –

APPENDIX VII	GENERAL INFORMATION

vi.	none of Yashili, the Yashili Directors, the Offeror, the Offeror Parent or any of the Offeror (excluding exempt principal traders) had borrowed or lent any Yashili Shares or any Offeror Shares or any other convertible securities, warrants, options or derivatives in respect of the Yashili Shares or the Offeror Shares;

vii.	none of Yashili, the Yashili Directors, the subsidiaries of the Yashili, a pension fund of the Yashili Group and any adviser to the Yashili as specified in class (2) of the definition of “associate” under the Takeovers Code (excluding exempt principal traders), fund managers (other than exempt fund managers) connected with Yashili who managed funds on a discretionary basis owned or controlled any Offeror Share or any other convertible securities, warrants, options or derivatives in respect of the Offeror Share;

viii.	save for the Offeror Parent, no other persons or parties have any interest in the Offeror; and

ix.	none of the Offeror Parent nor the Offeror has any shares in Yashili Group or any other convertible securities, warrants, options or derivatives in respect of shares in Yashili Group.

5.	DEALINGS IN SHARES

(a)	Dealing in Yashili Shares

During the Relevant Period save as disclosed in sections 4(a) to (d) above:

i.	other than pursuant to the Irrevocable Undertakings, none of the Offeror, the Offeror Parent and the Concert Parties of the Offeror (excluding exempt principal traders) and none of the Offeror Directors and the Offeror Parent Directors had dealt for value in any Yashili Shares or any other convertible securities, warrants, options or derivatives in respect of Yashili Shares;

ii.

other than (i) pursuant to the Irrevocable Undertakings; (ii) the issue and allotment of 3,109,448 Yashili Shares to Mr. Zhang Lidian on January 21, 2013 upon the exercise of part of his Yashili Options under the Pre-IPO Share Option Scheme at the exercise price of RMB0.11 per Yashili Share; and (iii) the issue and allotment of 474,896 Yashili Shares to Mr. Zhang Yanpeng on January 21, 2013 upon the exercise of part of

– VII-5 –

APPENDIX VII	GENERAL INFORMATION

his Yashili Options under the Pre-IPO Share Option Scheme at the exercise price of RMB0.11 per Yashili Share, none of the Yashili Directors, Zhang International and CA Dairy had dealt for value in any Yashili Shares or any other convertible securities, warrants, options or derivatives in respect of Yashili Shares.

During the Offer Period and up to the Latest Practicable Date:

i.	none of the subsidiaries of Yashili, or any pension fund of Yashili Group or any of the advisors of Yashili as specified in class (2) of the definition of “associate” under the Takeovers Code (excluding exempt principal traders) had dealt for value in Yashili Shares or any other convertible securities, warrants, options or derivatives in respect of Yashili Shares;

ii.	there is no arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code between any person and any member of the Yashili Group or with any person who is an associate of Yashili by virtue of classes (1), (2), (3) or (4) of the definition of “associate” under the Takeovers Code; and

iii.	no fund managers (other than exempt fund managers) who managed funds on a discretionary basis connected with Yashili had dealt for value in any Yashili Shares, Yashili Options or any other convertible securities, warrants, options or derivatives in respect of the Yashili Shares.

(b)	Dealing in Offeror Shares

No person has dealt for value in any Offeror Shares or any convertible securities, warrants, options or derivatives in respect of the Offeror Shares during the Relevant Period.

6.	SHARE CAPITAL OF YASHILI

As at the Latest Practicable Date, the authorised and issued share capital of Yashili was as follows:

Authorised:		HK$

10,000,000,000	Yashili Shares	1,000,000,000

Issued and fully paid up:

3,559,170,222	Yashili Shares	355,917,022

All of the Yashili Shares currently in issue rank pari passu in all respects with each other, including, in particular, as to dividends, voting rights and capital. The Yashili Shares are listed on the main board of the Stock Exchange and none of the securities of Yashili are listed or dealt in on any other stock exchange and no such listing or permission to deal is being or is proposed to be sought.

– VII-6 –

APPENDIX VII	GENERAL INFORMATION

Since the end of last financial year of Yashili, Yashili has issued 36,224,090 of Yashili Shares.

As at the Latest Practicable Date, the outstanding number of Yashili Options in respect of the Pre-IPO Share Option Scheme were (i) 26,256,211 at an exercise price of RMB0.11 per Yashili Share; and (ii) 6,308,611 at an exercise price of RMB1.84 per Yashili Share; and the number of outstanding Yashili Options in respect of the Share Option Scheme was 19,954,884 at an exercise price of HK$1.50 per Yashili Share. If all of such Yashili Options were exercised, a total of 52,519,756 new Yashili Shares would be issued.

As at the Latest Practicable Date, apart from the Yashili Options, Yashili had no outstanding options, warrants, derivatives or convertible securities in respect of the Yashili Shares.

As at the Latest Practicable Date, there were no outstanding derivatives in respect of the Yashili Shares entered into by the Offeror, the Offeror Parent or any Concert Parties (excluding exempt traders) of the Offeror.

7.	MARKET PRICES OF YASHILI SHARES

(a)	During the Relevant Period, the highest closing price of the Yashili Shares as quoted on the Stock Exchange was HK$3.78 on May 31, 2013 and the lowest closing price of the Yashili Shares as quoted on the Stock Exchange was HK$2.04 on December 31, 2013.

(b)	The table below sets out the closing prices of the Yashili Shares as quoted by the Stock Exchange: (i) on the Latest Practicable Date; (ii) on the Last Trading Date; and (iii) on the last business day of each of the six calendar months immediately preceding the commencement of the Offer Period and ending on the Latest Practicable Date:

Date	Closing price
HK$

December 31, 2012	2.04
January 31, 2013	2.68
February 28, 2013	2.90
March 28, 2013	2.63
April 30, 2013	2.93
May 31, 2013	3.78
June 11, 2013 (Last Trading Date)	3.20
June 28, 2013	3.45
July 19, 2013 (Latest Practicable Date)	3.48

– VII-7 –

APPENDIX VII	GENERAL INFORMATION

8.	YASHILI DIRECTORS’ SERVICE CONTRACTS

Save as disclosed in this section 8, as at the Latest Practicable Date, none of the Yashili Directors had entered into any service contract with Yashili or any of its subsidiaries or associated companies which are fixed term contracts with more than 12 months to run irrespective of notice period, or which has been entered into and amended within six months before the commencement of the Offer Period, or which are continuous contracts with a notice period of 12 months or more.

Director	Date of service contract	Expiry date of the service contract	Amount of fixed remuneration payable under the service contract

Mr. Chang Herman Hsiu-Guo	November 23, 2011	November 23, 2014	nil
Mr. Liu Jinting	November 28, 2012	November 28, 2015	RMB60,000 per year

No variable remuneration (e.g. commission on profit) is payable to the relevant Yashili Directors under the Yashili Directors’ service contracts disclosed in this section 8.

9.	LITIGATION

As at the Latest Practicable Date, none of the members of the Offeror Parent Group were engaged in any litigation or arbitration or claim of material importance and no litigation or claim of material importance is pending or known to the Offeror Directors to be threatened by or against the Offeror.

As at the Latest Practicable Date, none of the members of the Yashili Group were engaged in any litigation or arbitration or claim of material importance and no litigation, arbitration or claim of material importance is known to the Yashili Directors to be pending or threatened by or against any member of the Yashili Group.

10.	MATERIAL CONTRACTS

Saved as disclosed in sections 10(a) to (e) below, the Offeror has not entered into any material contracts, other than contracts entered into in the ordinary course of business carried on or intended to be carried on by the Offeror or any of its subsidiaries after the date two years before June 18, 2013, being the date of the Announcement and up to and including the Latest Practicable Date:

(a)	the subscription agreement entered into by the Offeror and the Offeror Parent dated June 17, 2013 in relation to the agreement that the Offeror Parent shall make payment to the Accepting Yashili Shareholders and the Accepting Yashili Optionholders and in return, the Offeror shall issue and allot Offeror Shares to the Offeror Parent;

– VII-8 –

APPENDIX VII	GENERAL INFORMATION

(b)	the Irrevocable Undertakings;

(c)	the Facility Agreement;

(d)	a share charge, dated June 17, 2013, granted by the Offeror as chargor in favor of HSBC as security agent over Yashili Shares to be acquired by the Offeror pursuant to the Offers which are attributable to the Offeror Parent; and

(e)	the equitable share mortgage over all issued shares in the Offeror owned by the Offeror Parent, dated June 17, 2013, entered into by the Offeror Parent as mortgagor and the Offeror as company in favour of HSBC as security agent.

Yashili has not entered into any material contracts, other than contracts entered into in the ordinary course of business carried on or intended to be carried on by Yashili or any of its subsidiaries after the date two years before June 18, 2013, being the date of the Announcement and up to and including the Latest Practicable Date.

11.	EXPERTS

The following are the qualifications of each of the experts who have been named in this Composite Document or who have given their opinion or advice, which is contained in this Composite Document:

Name	Qualification

UBS	a corporation licensed to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contract), Type 4 (advising on securities) and Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities under the SFO, the lead financial adviser to the Offeror Parent Group in relation to the Offers

HSBC	an institution registered to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contracts), type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities as defined under the SFO and a licensed bank under the Banking Ordinance (Chapter 155 of the Laws of Hong Kong), one of the joint financial advisers to the Offeror Parent Group in relation to the Offers

Standard Chartered	a corporation licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities) and Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO, one of the joint financial advisers to the Offeror Parent Group in relation to the Offers

Somerley	a corporation licensed to carry on Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO, the independent financial adviser to the Independent Board Committee

– VII-9 –

APPENDIX VII	GENERAL INFORMATION

12.	CONSENTS

Each of UBS, HSBC, Standard Chartered and Somerley have given and have not withdrawn their respective consents to the issue of this Composite Document with the inclusion in this Composite Document of the text of their respective letters and references to their names in the form and context in which they are included.

13.	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection (i) on the websites of the Offeror Parent (http://www.mengniuir.com), Yashili (http://www.yashili.hk/html/index.php) and the SFC (http://www.sfc.hk); (ii) at the principal place of the Offeror at Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong and the principal place of Yashili at 1614, 16th Floor, Times Square Tower 2, 1 Matheson Street, Causeway Bay, Hong Kong during normal business hours from 9:00 a.m. to 5:00 p.m., Monday to Friday (except public holidays) from the date of this Composite Document until the Closing Date or the date on which the Offers are withdrawn or lapse, whichever is the earliest:

(a)	the memorandum and articles of association of the Offeror;

(b)	the memorandum and articles of association of the Offeror Parent;

(c)	the memorandum and articles of association of Yashili;

(d)	the annual reports of the Offeror Parent for the two years ended 31 December 2012;

(e)	the annual report of Yashili for the two years ended 31 December 2012;

(f)	the “Letter from UBS”, the text of which is set out on pages 13 to 49 of this Composite Document;

(g)	the letter from the Yashili Board, the text of which is set out on pages 50 to 59 of this Composite Document;

(h)	the letter of recommendation from the Independent Board Committee, the text of which is set out on pages 60 to 61 of this Composite Document;

– VII-10 –

APPENDIX VII	GENERAL INFORMATION

(i)	the letter of advice from the Independent Financial Adviser, the text of which is set out on pages 62 to 100 of this Composite Document;

(j)	the letter from UBS setting out the Estimates of value of Offeror Shares, the text of which is set out on pages VI-1 to VI-9 of this Composite Document;

(k)	the Irrevocable Undertakings;

(l)	Yashili Directors’ service contracts as referred to the section headed “Yashili Directors’ Service Contracts”;

(m)	the letter of written consents as referred to in the section headed “Consents” in this Appendix VII; and

(n)	the material contracts as referred to in the section headed “Material Contracts” in this Appendix VII.

14.	MISCELLANEOUS

(a)	As at the Latest Practicable Date, none of the existing Yashili Directors will be given any benefit as compensation for loss of office or otherwise in connection with the Offers.

(b)	The emoluments of the Offeror Directors will not be affected by the Offers or by any other associated transactions.

(c)	As at the Latest Practicable Date, save for the Irrevocable Undertakings as described in this Composite Document, there is no agreement or arrangement or understanding (including any compensation arrangement) between the Offeror, any person acting in concert with the Offeror and any Yashili Directors, recent Yashili Directors, Yashili Shareholders or recent Yashili Shareholders having any connection with or dependence upon the Offers.

(d)	As at the Latest Practicable Date, save to the extent that Mr. Zhang Lidian, Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Mr. Zhang Yanpeng, each a Yashili Director, being shareholders of Zhang International or associates of other shareholders of Zhang International, are interested in the Zhang Irrevocable Undertaking, there is no agreement or arrangement between any Yashili Director and any other person which is conditional on or dependent upon the outcome of the Offers or otherwise connected with the Offers.

– VII-11 –

APPENDIX VII	GENERAL INFORMATION

(e)	Save as disclosed in the sections headed “Conditions to the Share Offer” and “Irrevocable Undertaking” of the “Letter from UBS” of this Composite Document, there is no agreement or arrangement to which the Offeror Parent or the Offeror is a party which relates to circumstances in which it may or may not invoke or seek to invoke a condition to the Offers.

(f)	The Offeror was incorporated in the British Virgin Islands on June 4, 2013 by the Offeror Parent for the sole purpose of making the Offers and holding the Yashili Shares.

(g)	As at the Latest Practicable Date, save to the extent that Mr. Zhang Lidian, Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Mr. Zhang Yanpeng, each a Yashili Director, being shareholders of Zhang International or associates of other shareholders of Zhang International, are interested in the Zhang Irrevocable Undertaking, there was no material contract entered into by the Offeror or the Offeror Parent in which any of the Yashili Directors has a material personal interest.

(h)	The registered office of the Offeror Parent is at Maples Corporate Services Limited P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. The principal place of business of the Offeror Parent in Hong Kong is Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong.

(i)	The registered office of the Offeror is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and its principal place of business in Hong Kong is Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong.

(j)	The registered office of Yashili is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. The head office and principal place of business of Yashili in the PRC is Yashili Industrial City, Chaoan Avenue, Chaozhou City, Guangdong 515638, the PRC. The principal place of business in Hong Kong of Yashili is 1614, 16th Floor, Times Square Tower 2, 1 Matheson Street, Causeway Bay, Hong Kong.

(k)	The Hong Kong branch share registrar and transfer office of Yashili is Computershare Hong Kong Investor Services Limited, Shops 1712-1716, 17th Floor Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

(l)	As at the Latest Practicable Date, the board of the Offeror Parent comprises: Ms. Sun Yiping, Mr. Bai Ying, Mr. Wu Jingshui and Mr. Ding Sheng as executive directors, Mr. Ning Gaoning, Mr. Yu Xubo, Mr. Niu Gensheng, Mr. Ma Jianping, Mr. Tim Ørting Jørgensen, Mr. Finn S. Hansen and Ms. Liu Ding as non-executive directors, Mr. Jiao Shuge (alias Jiao Zhen), Mr. Julian Juul Wolhardt, Mr. Liu Fuchun, Mr. Zhang Xiaoya, Mr. Andrew Y. Yan and Mr. Wu Kwok Keung Andrew as independent non-executive directors.

– VII-12 –

APPENDIX VII	GENERAL INFORMATION

(m)	As at the Latest Practicable Date, the board of the Offeror comprises Mr. Wu Jingshui and Mr. Kwok Wai Cheong.

(n)	As at the Latest Practicable Date, the executive directors of Yashili are Mr. Zhang Lidian (Chairman), Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Mr. Zhang Yanpeng; the non-executive directors of Yashili are Mr. Chang Herman Hsiu-Guo and Mr. Zhang Chi; and the independent non-executive directors of Yashili are Mr. Yu Shimao, Mr. Chen Yongquan, Mr. Samuel King On Wong and Mr. Liu Jinting.

(o)	The principal place of business of UBS is at 52/F, Two IFC, 8 Finance Street, Hong Kong.

(p)	The principal place of business of HSBC is HSBC Main Building, 1 Queen’s Road Central, Hong Kong.

(q)	The principal place of business of Standard Chartered is 32/F, Standard Chartered Bank Building, 4–4A Des Voeux Road Central, Hong Kong.

(r)	The principal place of business of the Independent Financial Adviser is 20th Floor, Aon China Building, 29 Queen’s Road Central, Hong Kong.

(s)	The English language text of this Composite Document shall prevail over the Chinese language text.

– VII-13 –